As filed with the Securities and Exchange Commission on January 13, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Canoo Inc.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	3713	83-1476189
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

19951 Mariner Avenue
Torrance, California 90503
Tel: (424) 271-2144

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

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Andrew Wolstan
General Counsel
Canoo Inc.
19951 Mariner Avenue
Torrance, California 90503
Tel: (424) 271-2144

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

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Copies to:

Dave Peinsipp
Kristin VanderPas
Dave Young
Cooley LLP
101 California Street, 5th Floor
San Francisco, California 94111
Tel: (415) 693-2177

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	209,147,314	(2)	$14.36	(3)	$3,003,355,429	$327,666
Warrants to purchase Common Stock	1,842,106	(4)	—		—	—	(5)
Total					$3,003,355,429	$327,666

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(1)      Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)      Consists of (i) 186,636,064 shares of Common Stock registered for sale by the selling securityholders named in this registration statement (including the shares referred to in the following clause (ii)), (ii) 1,842,106 shares of Common Stock issuable upon the exercise of 1,842,106 Private Placement Warrants (as defined below) and (iii) 22,511,250 shares of Common Stock issuable upon the exercise of 22,511,250 Public Warrants (as defined below).

(3)      Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $14.36, which is the average of the high and low prices of the Common Stock on January 4, 2021 on The Nasdaq Global Select Market.

(4)      Represents the resale of 1,842,106 Private Placement Warrants, which were issued on February 28, 2019 and will become exercisable on January 21, 2021.

(5)      In accordance with Rule 457(i), the entire registration fee for the Warrants is allocated to the shares of Common Stock underlying the Warrants, and no separate fee is payable for the Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION — DATED JANUARY 13, 2021

Up to 186,636,064 Shares of Common Stock

Up to 24,353,356 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 1,842,106 Warrants

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This prospectus relates to the issuance by us of an aggregate of up to 24,353,356 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 1,842,106 shares of Common Stock that are issuable upon the exercise of 1,842,106 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Hennessy Capital Acquisition Corp. IV (“HCAC”) by the holders thereof and (ii) up to 22,511,250 shares of Common Stock that are issuable upon the exercise of 22,511,250 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of HCAC by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 186,636,064 shares of Common Stock (including up to 1,842,106 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants and up to 11,428,482 shares of Common Stock issuable as Earnout Shares (as defined below)) and (ii) up to 1,842,106 Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Public Warrants are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbols “GOEV” and “GOEVW,” respectively. On January 12, 2021, the closing price of our Common Stock was $16.72 and the closing price for our Public Warrants was $4.78.

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See the section entitled “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2021.

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You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On December 21, 2020 (the “Closing Date”), HCAC, our predecessor company, consummated the previously announced merger pursuant to that certain Merger Agreement and Plan of Reorganization, dated August 17, 2020 (the “Merger Agreement”), by and among HCAC, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, a wholly owned subsidiary of HCAC (“First Merger Sub”), EV Global Holdco LLC) (f/k/a HCAC IV Second Merger Sub, LLC), a Delaware limited liability company and a direct, wholly owned subsidiary of HCAC (“Second Merger Sub”), and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Legacy Canoo”). Pursuant to the terms of the Merger Agreement, a business combination between HCAC and Legacy Canoo was effected through the merger of (a) First Merger Sub with and into Legacy Canoo, with Legacy Canoo surviving as a wholly-owned subsidiary of HCAC (the Company, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) (the “First Merger”) and (b) the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, which ultimately resulted in Legacy Canoo becoming a wholly-owned direct subsidiary of HCAC (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), HCAC changed its name to Canoo Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Canoo,” “we,” “us,” “our” and similar terms refer to Canoo Inc. (f/k/a Hennessy Capital Acquisition Corp. IV) and its consolidated subsidiaries (including Legacy Canoo). References to “HCAC” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Forward-looking statements in this prospectus may include, for example, statements about:

•        our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•        our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        our product development timeline and expected start of production;

•        the implementation, market acceptance and success of our business model;

•        our ability to scale in a cost-effective manner;

•        developments and projections relating to our competitors and industry;

•        the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•        our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•        our future capital requirements and sources and uses of cash;

•        our ability to obtain funding for our future operations;

•        our business, expansion plans and opportunities; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•        the outcome of any legal proceedings;

•        our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•        costs related to the Business Combination;

•        our success in retaining or recruiting, or changes required in, officers, key employees or directors following the Business Combination;

•        changes in applicable laws or regulations;

•        our ability to execute our business model, including market acceptance of our planned products and services;

•        that we have identified a material weakness in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements;

•        the possibility that the COVID-19 pandemic may adversely affect our results of operations, financial position and cash flows; and

•        the possibility that we may be adversely affected by other economic, business or competitive factors.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

The Company

Canoo is a mobility technology company with a mission to revolutionize the electric vehicle (“EV”) and future mobility market, leading a transformation in the way vehicles are designed, engineered and manufactured to capitalize on the true value proposition of an EV. We have developed a breakthrough EV platform, or skateboard, purpose-built to be highly modular and to facilitate rapid development of multiple vehicle programs in both the commercial and consumer markets. Our unique skateboard architecture allows it to easily add different vehicle cabins, or top hats, on top of the skateboard, which significantly reduces the cost and development time for future vehicle models. The skateboard platform uniquely positions us to efficiently allocate capital by allowing us to quickly adjust volumes as well as add new product derivatives to meet current and evolving market demand and margin opportunities. Our skateboard will serve as the foundation for our currently planned future vehicle offerings initially targeted at the last mile delivery markets and the urban consumer.

Our skateboard platform concept has been validated both internally and externally. We successfully designed, developed and produced a Beta prototype of our first vehicle within 19 months and with an investment of approximately $250 million. Since then, we have grown our Beta fleet to 32 properties and 13 drivable prototypes incorporating our skateboard, while completing over 50 physical crash tests. This experience and advanced progress have garnered the attention of prospective collaboration partners, including leading global automotive original equipment manufacturers (“OEMs”). In February 2020, Hyundai Motor Group entered into an agreement with us to co-develop a future EV platform based on our modular and scalable skateboard technology, providing further validation of our technical leadership and external confidence in our commercial prospects. We have developed and continue to develop prototypes to explore demand in new markets and for new product opportunities.

Our vehicle pipeline currently includes three vehicle programs, each built off of our foundational skateboard platform:

•        We currently intend to offer our first B2B offering in 2023, the first in a series of last mile Multi-Purpose Delivery Vehicles offering class-leading cargo volume of up to 13 cubic meters.

•        In mid-2022, we will also launch our first consumer vehicle, the Lifestyle Vehicle, offering a targeted EPA estimated range of 250+ miles, a 300 horsepower electric motor, and a charging time of 20 to 80 percent in 28 minutes. Enabled by our flat skateboard platform, the Lifestyle Vehicle challenges the traditional notions of automotive shape and functionality, comfortably seating seven passengers on a compact footprint comparable to a Volkswagen Golf or a Tesla Model 3.

•        We are also developing a more sedan-like consumer offering, the Sport Vehicle, which is targeting an EPA estimated range of 300+ miles and a more familiar design aesthetic, expected to first become available as soon as 2024 or 2025.

In addition to this current planned vehicle lineup, we have evaluated and continue to evaluate the consumer and commercial vehicle markets, including projected trends and developments, to identify new areas of demand and product opportunities. Our skateboard platform uniquely positions us to efficiently allocate capital to meet current and evolving demand and margin opportunities by allowing us to quickly adjust volumes and add new product derivatives.

Both the Lifestyle Vehicle and the Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. With a single monthly payment, customers will enjoy the benefits of an all-inclusive experience that, in addition to their own Canoo vehicle, also includes standard maintenance, warranty, registration and access to both insurance and vehicle charging. We plan to utilize an asset-light, flexible manufacturing strategy by outsourcing our direct vehicle production operations to a world-class vehicle contract manufacturing partner for our initial vehicle programs. In doing so, we will significantly reduce our up-front capital investment and eliminate the recurring fixed costs and overhead that would be required for us to own and operate our own assembly facility.

Background

We were originally known as Hennessy Capital Acquisition Corp. IV. On December 21, 2020, HCAC consummated the Business Combination with Legacy Canoo pursuant to the Merger Agreement dated as of August 17, 2020 among HCAC, First Merger Sub, Second Merger Sub, and Legacy Canoo. In connection with the Closing of the Business Combination, HCAC changed its name to Canoo Inc. Legacy Canoo was deemed to be the accounting acquirer in the Mergers based on an analysis of the criteria outlined in Accounting Standards Codification 805. While HCAC was the legal acquirer in the Merger, because Legacy Canoo was deemed the accounting acquirer, the historical financial statements of Legacy Canoo became the historical financial statements of the combined company, upon the consummation of the Mergers.

Immediately prior to the effective time of the First Merger (the “Effective Time”), each Legacy Canoo preference share (the “Legacy Canoo Preference Shares”) that was issued and outstanding was automatically converted into a number of Legacy Canoo ordinary shares at the then-effective conversion rate as calculated pursuant to the Second Amended and Restated Memorandum and Articles of Association of Legacy Canoo (the “Legacy Canoo Ordinary Shares”), such that each converted Legacy Canoo Preference Share was no longer outstanding and ceased to exist, and each holder of Legacy Canoo Preference Shares thereafter ceased to have any rights with respect to such securities.

At the Effective Time, by virtue of the First Merger and without any action on the part of HCAC, First Merger Sub, Legacy Canoo or the holders of any of the following securities:

(a)     each Legacy Canoo Ordinary Share (including each Legacy Canoo Ordinary Share subject to forfeiture restrictions or other restrictions (each, a “Legacy Canoo Restricted Share”), and including Legacy Canoo Ordinary Shares from the conversion of Legacy Canoo Preference Shares described above) that was issued and outstanding immediately prior to the Effective Time was canceled and converted into (i) the right to receive the number of shares of Class A Common Stock equal to the Exchange Ratio (as defined below), and (ii) the contingent right to receive a number of shares of HCAC Class A Common Stock, as described further below (such shares, the “Earnout Shares”), (which consideration, collectively, shall hereinafter be referred to as the “Per Share Merger Consideration”); provided, however, that each share of HCAC Class A Common Stock issued in exchange for Legacy Canoo Restricted Shares is subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Legacy Canoo Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Legacy Canoo Restricted Shares;

(b)    each Legacy Canoo Ordinary Share (including Legacy Canoo Restricted Shares, as applicable) and Legacy Canoo Preference Share (collectively, the “Legacy Canoo Shares”) held in the treasury of Legacy Canoo has been cancelled without any conversion thereof and no payment or distribution was made with respect thereto;

(c)     each ordinary share of First Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time was converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(d)    each option to purchase Legacy Canoo Ordinary Shares, whether or not vested, that was outstanding immediately prior to the Effective Time (each, a “Legacy Canoo Option”) was assumed by HCAC and converted into (i) an option to purchase shares of HCAC Class A Common Stock (each, a “Converted Option”), and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted Option is subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Legacy Canoo Option immediately before the Effective Time, except that (A) each Converted Option is exercisable for that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of Legacy Canoo Ordinary Shares subject to Legacy Canoo Options immediately before the Effective Time and (2) the Exchange Ratio; and (B) the per share exercise price for each share of HCAC Class A Common Stock issued upon exercise of the Converted Option is equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Legacy Canoo Ordinary Share of such Legacy Canoo Option immediately before the Effective Time by (2) the Exchange Ratio; and

(e)     each award of restricted share units to acquire Legacy Canoo Ordinary Shares (collectively “Legacy Canoo RSUs”) that was outstanding immediately prior to the Effective Time was assumed by HCAC and converted into (i) an award of restricted stock units to acquire shares of HCAC Class A Common Stock (each, a “Converted RSU Award”), and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted RSU Award is subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such award of Legacy Canoo RSUs immediately before the Effective Time, except that each Converted RSU Award represents the right to acquire that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Legacy Canoo Ordinary Shares subject to the Canoo RSU Award immediately before the Effective Time and (B) the Exchange Ratio.

(f)     “Exchange Ratio” is 1.239434862, which is the quotient obtained by dividing (A) 175,000,000 by (B) the total number of Legacy Canoo Ordinary Shares outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted to Legacy Canoo Ordinary Shares basis, and including, without limitation or duplication, (A) the number of Legacy Canoo Ordinary Shares subject to unexpired, issued and outstanding Legacy Canoo Options, (B) Legacy Canoo Restricted Shares, (C) the number of Legacy Canoo Ordinary Shares issuable upon exercising the Legacy Canoo Ordinary Share purchase warrant, (D) the number of Legacy Canoo Ordinary Shares issuable upon the conversion of Legacy Canoo Preference Shares as described above and (E) the number of Legacy Canoo Ordinary Shares subject to unexpired, issued and outstanding Legacy Canoo RSUs.

Up to 15 million Earnout Shares are payable to the holders as of immediately prior to the Closing of (i) Legacy Canoo Ordinary Shares, including the Legacy Canoo Restricted Shares and the Legacy Canoo Ordinary Shares resulting from the conversion of Legacy Canoo Preference Shares described above, (ii) Legacy Canoo RSUs, and (iii) Legacy Canoo Options upon the occurrence of certain conditions closing share price targets ($18, $25, and $30) of our Common Stock , par value $0.0001 per share (the “Common Stock”), within specified periods of time after the Closing.

At the effective time of the Second Merger (the “Second Effective Time”), by virtue of the Second Merger and without any action on the part of HCAC, Surviving Corporation, Second Merger Sub or the holders of any securities of HCAC or the Surviving Corporation or the Second Merger Sub: (x) each ordinary share of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time was canceled and ceased to exist without any conversion thereof or payment therefor; and (y) each membership interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time was converted into and became one validly issued, fully paid and non-assessable membership interest in the Surviving Entity, which constitutes the only outstanding equity of the Surviving Entity. From and after the Second Effective Time, all certificates, if any, representing membership interests in Second Merger Sub have been deemed for all purposes to represent the number of membership interests of the Surviving Entity which they were converted in accordance with the immediately preceding sentence.

No certificates or scrip or shares representing fractional shares of Common Stock were issued upon the exchange of Legacy Canoo Ordinary Shares. Any fractional shares were rounded up or down to the nearest whole share of Common Stock, with a fraction of 0.5 rounded up. No cash settlements were made with respect to fractional shares eliminated by such rounding.

Pursuant to our prior amended and restated certificate of incorporation, each share of HCAC’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), converted into one share of HCACs Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), at the Closing. After the Closing and following the effectiveness of our second amended and restated certificate of incorporation (“Certificate of Incorporation”), each share of Class A Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by us or any stockholder.

On August 17, 2020, a number of purchasers (each, a “Subscriber”) purchased from HCAC an aggregate of 32,325,000 shares of HCAC Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $323,250,000, pursuant to separate subscription agreements (the “Subscription Agreements”) entered into effective as of August 17, 2020. Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing.

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “GOEV” and “GOEVW,” respectively.

The rights of holders of our Common Stock and Warrants are governed by our Certificate of Incorporation, our amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated February 28, 2019 (the “Warrant Agreement”), between HCAC and the Continental Stock Transfer & Trust Company, as the warrant agent. See the sections entitled “Description of our Securities” and “Certain Relationships and Related Party Transactions.”

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•        We are an early stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•        We may be unable to adequately control the costs associated with our operations.

•        We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

•        Our financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

•        Our operating and financial results forecast relies in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

•        Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

•        Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

•        We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

•        For the year ended December 31, 2019, Legacy Canoo’s independent registered public accounting firm included an explanatory paragraph relating to Legacy Canoo’s ability to continue as a going concern in its report on Legacy Canoo’s audited financial statements included in this prospectus.

•        Our ability to develop and manufacture EVs of sufficient quality and appeal to customers on schedule and on a large scale is unproven and still evolving.

•        We have no experience to date in high volume manufacture of our EVs.

•        We will depend initially on revenue generated from a single EV model and in the foreseeable future will be significantly dependent on a limited number of models.

•        We may experience significant delays in the design, production and launch of our EVs, which could harm our business, prospects, financial condition and operating results.

•        Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, could harm our business.

•        Our consumer subscription model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating our business, operating results and future prospects difficult. In addition, a subscription model has never been tested with a consumer vehicle directly from an OEM and is a novel approach to car offerings. This model may never achieve the level of market acceptance necessary to achieve profitability.

•        The automotive market is highly competitive, and we may not be successful in competing in this industry.

Corporate Information

HCAC, which was incorporated in the State of Delaware in August 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving HCAC and one or more businesses. HCAC completed its initial public offering in March 2019. In December 2020, First Merger Sub merged with and into Legacy Canoo, with Legacy Canoo surviving the merger as a wholly-owned subsidiary of HCAC. In connection with the Mergers, HCAC changed its name to Canoo Inc. Our principal executive offices are located at 19951 Mariner Avenue, Torrance, California 90503. Our telephone number is (424) 271-2144. Our website address is www.canoo.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of HCAC’s IPO, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Securities and Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Issuer	Canoo Inc. (f/k/a Hennessy Capital Acquisition Corp. IV).
Issuance of Common Stock
Shares of Common Stock Offered by us

35,781,838 shares of Common Stock, including shares of Common Stock issuable upon exercise of the Warrants, consisting of (i) 1,842,106 shares of Common Stock that are issuable upon the exercise of 1,842,106 Private Placement Warrants by the holders thereof, (ii) 22,511,250 shares of Common Stock that are issuable upon the exercise of 22,511,250 Public Warrants by the holders thereof and (iii) 11,428,482 shares of Common Stock issuable as Earnout Shares.

Shares of Common Stock Outstanding Prior to Exercise of All Warrants	235,655,503 shares (as of December 21, 2020).
Shares of Common Stock Outstanding Assuming Exercise of All Warrants	260,008,856 shares (based on total shares outstanding as of December 21, 2020).
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds

We will receive up to an aggregate of approximately $280.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section entitled “Use of Proceeds.”

Resale of Common Stock and Warrants
Shares of Common Stock Offered by the Selling Securityholders

186,636,064 shares of Common Stock (including up to 1,842,106 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants and 11,428,482 shares of Common Stock issuable as Earnout Shares)

Warrants Offered by the Selling Securityholders	1,842,106 Private Placement Warrants.
Redemption	The Warrants are redeemable in certain circumstances. See the section entitled “Description of our Securities — Warrants” for further discussion.
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.
Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions” for further discussion.

Market for Common Stock and Warrants	Our Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “GOEV” and “GOEVW,” respectively.
Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Summary of Risks:

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common stock. These risks include, among others, the following:

•        We are an early stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•        We may be unable to adequately control the costs associated with our operations.

•        We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

•        Our financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

•        Our operating and financial results forecast relies in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

•        Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

•        Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

•        We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

•        For the year ended December 31, 2019, Legacy Canoo’s independent registered public accounting firm included an explanatory paragraph relating to Legacy Canoo’s ability to continue as a going concern in its report on Legacy Canoo’s audited financial statements included in this prospectus.

•        Our ability to develop and manufacture EVs of sufficient quality and appeal to customers on schedule and on a large scale is unproven and still evolving.

•        We have no experience to date in high volume manufacture of our EVs.

•        We will depend initially on revenue generated from a single EV model and in the foreseeable future will be significantly dependent on a limited number of models.

•        We may experience significant delays in the design, production and launch of our EVs, which could harm our business, prospects, financial condition and operating results.

•        Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, could harm our business.

•        Our consumer subscription model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating our business, operating results and future prospects difficult. In addition, a subscription model has never been tested with a consumer vehicle directly from an OEM and is a novel approach to car offerings. This model may never achieve the level of market acceptance necessary to achieve profitability.

•        The automotive market is highly competitive, and we may not be successful in competing in this industry.

Risks Related to our Business and Industry

We are an early stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred a net loss of $77.5 million for the nine months ended September 30, 2020 and have incurred a net loss of approximately $378.1 million since Legacy Canoo’s inception through September 30, 2020. We believe we will continue to incur operating and net losses each quarter until at least the time we expand our contract engineering, which is not expected until 2021, and begin deliveries of our EVs, which are not expected to begin until 2022, and may occur later or not at all. Even if we are able to successfully develop our EVs and attract customers for our subscription service or commercial sales, there can be no assurance that we will be financially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our EVs, which may not occur.

We expect the rate at which we will incur losses to be significantly higher in future periods as we:

•        continue to design, develop, manufacture and market our EVs;

•        continue to utilize our third-party partners for design, supply and manufacturing;

•        expand our production capabilities, including costs associated with outsourcing the manufacturing of our EVs;

•        build up inventories of parts and components for our EVs;

•        manufacture an inventory of our EVs;

•        expand our design, development, installation and servicing capabilities;

•        increase our sales and marketing activities and develop our distribution infrastructure; and

•        increase our general and administrative functions to support our growing operations and to operate as a public company.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and producing our EVs, establishing or expanding design, research and development, production, sales and service facilities and building our brand. We have incurred and expect to continue incurring significant expenses which will impact our profitability, including research and development expenses (including related to developing and commercializing our Lifestyle Vehicle, Multi-Purpose Delivery Vehicle and Sport Vehicle), raw material procurement costs, sales and distribution expenses as we build our brand and market our EVs, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company. In addition, we may incur significant costs servicing and maintaining our EVs, and we expect that the cost to repair and service our EVs will increase over time as the fleet of EVs age. Our ability to become profitable in the future will not only depend on our ability to complete the design and development of our EVs to meet projected performance metrics, identify and investigate new areas of demand and successfully market our EVs and consumer subscription model, but also to sell, whether outright or through subscriptions, our EVs at prices needed to achieve our expected margins and control our costs, including the risks and costs associated with operating, maintaining and financing our fleet of EVs. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and service our EVs, our margins, profitability and prospects would be materially and adversely affected.

We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

We have had negative cash flow from operating activities of $171.5 million and $67.2 million for the years ended December 31, 2019 and 2018, respectively. We may continue to have negative cash flow from operating and investing activities for 2020 as we expect to incur research and development, sales and marketing, and general and administrative expenses and make capital expenditures in our efforts to increase sales, engage in development work and ramp up operations. Our business also will at times require significant amounts of working capital to support the growth of additional platforms. An inability to generate positive cash flow for the near term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability. There can be no assurance that we will achieve positive cash flow in the near future or at all.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand and other factors.

We expect our period-to-period financial results to vary based on our operating costs and product demand, which we anticipate will fluctuate as the pace at which we continue to design, develop and manufacture new EVs, increase production capacity and establish or expand design, research and development, production, sales and service facilities. Additionally, our revenue from period to period may fluctuate as we identify and investigate areas of demand, adjust volumes and add new product derivatives based on market demand and margin opportunities, develop and introduce new EVs or introduce existing EVs to new markets for the first time, as well as the introduction of our consumer subscription model. As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our Common Stock could fall substantially, either suddenly or over time.

Our operating and financial results forecast relies in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

The projected financial and operating information appearing elsewhere in this prospectus reflect current estimates of future performance and incorporates certain financial and operational assumptions, including the level of demand for our EVs, the performance of our EVs, the utilization of the EV fleet, the useable vehicle life, vehicle downtime and related maintenance and repair costs. These assumptions are preliminary and there can be no assurance that the actual results upon which our assumptions are based will be in line with our expectations. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of factors, many of which are outside our control, including, but not limited to:

•        whether we can obtain sufficient capital to sustain and grow our business;

•        our ability to manage our growth;

•        whether we can manage relationships with key suppliers and partners;

•        the ability to obtain necessary regulatory approvals;

•        the timing and costs of new and existing marketing and promotional efforts;

•        competition, including from established and future competitors;

•        our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•        the overall strength and stability of domestic and international economies;

•        demand for current products and future derivatives built off of the skateboard platform;

•        regulatory, legislative and political changes; and

•        consumer preferences and spending habits.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations and financial results.

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by customer demand for our EVs. We expect that we will have sufficient capital to fund our currently planned operations for at least the next 12 months. The fact that we have a limited operating history means we have limited historical data on the demand for our EVs. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders.

If we cannot raise additional funds when it needs or want them, our operations and prospects could be negatively affected.

Our outstanding loan under the Paycheck Protection Program may not be forgiven, which could adversely affect our financial condition or otherwise subject us to significant legal and reputational costs.

On July 7, 2020, Legacy Canoo entered into a promissory note for loan proceeds received during the second quarter of 2020 in the amount of $7.0 million under the Paycheck Protection Program (the “PPP”) that accrues interest at 1.0% per annum and matures on July 7, 2025. The PPP was established as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loans and accrued interest are forgivable after twenty-four (24) weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities. The total amount eligible for forgiveness may be adjusted if, at the time of the forgiveness application, the borrower does not maintain employment and wage levels. A forgiveness application may be submitted at any time prior to December 31, 2020. During October 2020, we submitted our application for forgiveness of the PPP loan. We used the PPP loan proceeds for purposes consistent with the provisions of the PPP and believes that such usage will meet the criteria established for forgiveness of the loan. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the Small Business Administration (“SBA”) and may also be subject to further requirements in any regulations and guidelines the SBA may adopt.

In addition, while all or a portion of the PPP loan may be forgiven if the PPP loan is used for qualifying expenses as described in the CARES Act, there is no assurance that we will be able to obtain forgiveness, notwithstanding that we believe we have used the PPP loan for qualifying expenses. The SBA and members of Congress have indicated an intention to provide strong oversight of loans granted under the PPP. If we are audited or reviewed or our records are subpoenaed by the federal government as a result of entering into the PPP loan, it could divert management’s time and attention and we could incur legal and reputational costs, and an adverse finding could lead to the requirement to return the PPP loan, which could reduce our liquidity, or could subject us to fines and penalties.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

You must consider the risks and difficulties we face as an early stage company with a limited operating history. If we do not successfully address these risks, our business, prospects, financial condition and operating results will be materially and adversely harmed. Legacy Canoo was incorporated in November 2017 and we have a very limited operating history on which investors can base an evaluation of our business, prospects, financial condition and operating results. We intend to derive a significant portion of our revenues from our initial vehicle offerings, which are not expected to launch until 2022, and may occur later or not at all. There are no assurances that we will be able to secure future business with customers.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

In connection with the preparation and audit of our consolidated financial statements for the year ended December 31, 2019, material weaknesses were identified in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

•        We did not design and maintain an effective control environment commensurate with our financial reporting requirements. We lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions.

•        We did not effectively design and maintain controls in response to the risks of a material misstatement in our financial reporting. Changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses in the design and maintenance of effective controls contributed to the following material weaknesses:

•        We did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions, specifically for accounting for convertible notes.

•        We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over account reconciliations and journal entries.

•        We did not design and maintain effective controls over certain information technology (IT) general controls for information systems that are relevant to the preparation of our financial statements, specifically, with respect to: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel; (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored, and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements. These IT deficiencies did not result in a material misstatement to the financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

These material weaknesses resulted in audit adjustments to convertible debt and interest expense, which were recorded prior to the issuance of our consolidated financial statements as of and for the year ended December 31, 2019. Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. We have begun implementation of a plan to remediate these material weaknesses described above. Those remediation measures are ongoing and include the following:

•        Hiring additional accounting and IT personnel during 2021, including a new chief financial officer, to bolster our technical reporting, transactional accounting and IT capabilities.

•        Designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing formal controls over segregation of duties.

•        Designing and implementing procedures to identify and evaluate changes in our business and the impact on our internal controls.

•        Formally assessing complex accounting transactions and other technical accounting and financial reporting matters including controls over the preparation and review of accounting memoranda addressing these matters.

•        Designing and implementing formal processes, policies and procedures supporting our financial close process, including creating standard balance sheet reconciliation templates and journal entry controls.

•        Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing.

While we believe these efforts will remediate the material weaknesses, we may not be able to complete our evaluation, testing or any required remediation in a timely fashion, or at all. We cannot assure you that the measures we have taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weakness, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

For the year ended December 31, 2019, Legacy Canoo’s independent registered public accounting firm has included an explanatory paragraph relating to Legacy Canoo’s ability to continue as a going concern in its report on Legacy Canoo’s audited financial statements included in this prospectus.

The report from Legacy Canoo’s independent registered public accounting firm for the year ended December 31, 2019 includes an explanatory paragraph stating that Legacy Canoo’s recurring losses from operations and cash outflows from operating activities raise substantial doubt about Legacy Canoo’s ability to continue as a going concern. Legacy Canoo’s consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Business Combination. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors would lose part or all of their investment. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all, and our business may be harmed.

Our ability to develop and manufacture EVs of sufficient quality and appeal to customers on schedule and on a large scale is unproven and still evolving.

Our future business depends in large part on our ability to execute our plans to design, develop, manufacture, market, deploy and service our EVs. We expect to outsource the manufacturing of our EVs to a contract manufacturing partner. While this arrangement can lower operating costs, it also reduces our direct control over production and manufacturing. Such diminished control may have an adverse effect on the quality or quantity of our EVs, or our flexibility to respond to changing conditions.

We also plan to retain third-party vendors and service providers to engineer, design and test some of the critical systems and components of our EVs. While this allows us to draw from such third parties’ industry knowledge and expertise, there can be no assurance such systems and components will be successfully developed to our specifications or delivered in a timely manner to meet our program timing requirements.

Our continued development and manufacturing of our first volume manufactured EV, the Lifestyle Vehicle and our future EVs are and will be subject to risks, including with respect to:

•        the equipment the contract manufacturing partner plans to use being able to accurately manufacture our EVs within specified design tolerances;

•        the compatibility of our proprietary modular skateboard platform with the Multi-Purpose Delivery Vehicle, Sport Vehicle and any other future vehicle designs;

•        long- and short-term durability of our EVs to withstand day-to-day wear and tear;

•        compliance with environmental, workplace safety and similar regulations;

•        engineering, designing and testing and securing delivery of critical systems and components on acceptable terms and in a timely manner;

•        delays in delivery of final systems and components by our suppliers;

•        shifts in demand for our current products and future derivatives built off the skateboard platform;

•        our ability to attract, recruit, hire and train skilled employees;

•        quality controls, particularly as we plan to expand our production capabilities;

•        delays or disruptions in our supply chain;

•        other delays and cost overruns; and

•        our ability to secure additional funding, if necessary.

We have no experience to date in high volume manufacture of our EVs.

We do not know whether our current or future third-party outsourcing partners will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our EVs. Even if we and our third-party outsourcing partners are successful in developing our high volume production capability and processes and reliably source our component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or in time to meet our EV commercialization schedules or to satisfy the requirements of customers and potential customers. Any failure to develop such production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, financial condition and operating results.

We will depend initially on revenue generated from a single EV model and in the foreseeable future will be significantly dependent on a limited number of models.

Our business will initially depend substantially on the success of our first vehicle release. We currently expect to add our second model, the Multi-Purpose Delivery Vehicle, as early as 2023 and expect to add contract engineering revenue in 2021 and 2022, which may occur later or not at all. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. In order to meet these expectations as well as evolving areas of market demand and margin opportunities, we plan in the future to introduce on a regular basis new EV models as well as enhance versions of existing vehicle models. The introduction of new EV models on the consumer side may limit customers’ willingness to maintain a subscription with respect to older model EVs. To the extent our product variety and cycles do not meet consumer expectations or cannot be manufactured on our projected timelines and in line with cost and volume targets, our future sales may be adversely affected. Given that for the foreseeable future, our business will depend on a limited number of models, to the extent a particular model is not well-received by the market, our sales volume could be materially and adversely affected. This could have a material adverse effect on our business, prospects, financial condition and operating results.

We may fail to attract new customers in sufficient numbers or at sufficient rates or at all or to retain existing customers.

We must continually add new customers both to replace departing customers and to expand our current customer base. We may not be able to attract new customers in sufficient numbers to do so. Even if we are able to attract new customers to replace departing customers, these new customers may not maintain the same level of commitment. In addition, we may incur marketing or other expenses, including referral fees, to attract new customers, which may further offset revenues from customers. For these and other reasons, we could experience a decline in revenue growth, which could adversely affect our results of operations.

If consumers do not perceive our product offerings to be of value or our EV offerings are not favorably received by them, we may not be able to attract and retain customers and customers may fail to renew their subscriptions. If our efforts to satisfy and retain our existing customers are not successful, we may not be able to attract customers, and as a result, our ability to maintain and/or grow our business will be adversely affected. Customers may cancel our service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, competitors provide a better value or experience and customer service issues are not satisfactorily resolved. Customer retention will also be largely dependent on the quality and effectiveness of our customer service and operations, which may be handled internally by our personnel and also by third-party service providers. Outsourcing of certain customer service and claims administration functions may reduce our ability to ensure consistency in our overall customer service processes. If we are unable to successfully compete with current and new competitors in both retaining existing customers and attracting new customers, our business will be adversely affected.

In addition, our results of operations could be adversely affected by declines in demand for our product offerings or failures to effectively respond to changes in customer demand. Demand for our product offerings may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in our reputation and saturation in the markets where we operate. Prevailing general and local economic conditions may also negatively affect the demand for our subscription offering.

Our business and prospects depend significantly on our ability to build the Canoo brand. We may not succeed in continuing to establish, maintain and strengthen the Canoo brand, and our brand and reputation could be harmed by negative publicity regarding Canoo or our EVs.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the Canoo brand. If we do not continue to establish, maintain and strengthen our brand, it may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality EVs and engage with our customers as intended, and we have limited experience in these areas. In addition, our ability to develop, maintain and strengthen the Canoo brand will depend heavily on the success of our customer development and branding efforts. Such efforts mainly include building a community of online and offline users engaged with our mobile application and branding initiatives, such automotive shows and events. Such efforts may be non-traditional and may not achieve the desired results. To promote our brand, we may be required to change our customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print. Many consumers value safety and reliability as important factors in choosing a vehicle and may be reluctant to acquire a vehicle from a new and unproven automotive maker. In addition, our novel technology and design may not align with existing consumer preferences. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in the Canoo brand. Furthermore, there is the risk of potential adverse publicity related to our manufacturing or other partners whether or not such publicity related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles.

In addition, from time to time, our EVs may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our EVs.

If we fail to manage our growth effectively, we may not be able to design, develop, manufacture, market and launch our EVs successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. We expect our future expansion to include:

•        expanding the management team;

•        hiring and training new personnel;

•        forecasting production and revenue;

•        controlling expenses and investments in anticipation of expanded operations;

•        establishing or expanding design, production, sales and service facilities;

•        implementing and enhancing administrative infrastructure, systems and processes; and

•        expanding into new markets.

We intend to continue to hire a significant number of additional personnel, including software engineers, design and production personnel and service technicians for our EVs. Because our EVs are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and EVs may not be available to hire, and as a result, we will need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing, producing and servicing EVs and their software is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel, particularly with respect to software engineers in the Los Angeles, California area. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, prospects, financial condition and operating results.

We may experience significant delays in the design, production and launch of our EVs, which could harm our business, prospects, financial condition and operating results.

Our EVs are still in the development and testing phase, and deliveries of the Lifestyle Vehicle, Multi-Purpose Delivery Vehicle and Sport Vehicle are not expected to begin until 2022, 2023 and 2025, respectively, and may occur later or not at all. Any delay in the financing, design, development, production and release of our EVs, could materially damage our brand, business, prospects, financial condition and operating results. There are often delays in the design, development, production and release of new vehicles, and to the extent we delay the launch of our EVs, our growth prospects could be adversely affected as it may fail to grow our market share. We will rely on our third-party outsourcing partners to manufacture our EVs at scale, and if they are not able manufacture EVs that meet our specifications, we may need to expand our manufacturing capabilities, which would cause us to incur additional costs. Furthermore, we rely on third-party suppliers for the provision and development of many of the key components and materials used in our EVs, and to the extent they experience any delays, we may need to seek alternative suppliers. If we experience delays by our third-party outsourcing partners or suppliers, it could experience delays in delivering on our timelines.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, could harm our business.

We and our suppliers may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. We and our suppliers use various materials in their businesses and products, including for example lithium-ion battery cells and steel, and the prices for these materials fluctuate. The available supply of these materials may be unstable, depending on market conditions and global demand, including as a result of increased production of EVs by our competitors, and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to lithium-ion battery cells. These risks include:

•        an increase in the cost, or decrease in the available supply, of materials used in the cells;

•        disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

•        fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Our business is dependent on the continued supply of battery cells for the battery packs used in our EVs. While we believe several sources of the battery cells are available for such battery packs, we have to date not finally sourced or validated a supplier for the cells used in such battery packs and may have limited flexibility in changing cell suppliers once contracted. Any disruption in the supply of battery cells from such suppliers could disrupt production of our EVs. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and material costs. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell suppliers, would increase our operating costs, and could reduce our margins if the increased costs cannot be recouped through increased subscription offering or commercial vehicle sales prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and therefore materially and adversely affect our brand, image, business, prospects and operating results.

If our EVs fail to perform as expected, our ability to develop, market and deploy our EVs could be harmed.

Our EVs may contain defects in design and production that may cause them not to perform as expected or may require repair. We currently have a limited frame of reference by which to evaluate the performance of our EVs upon which our business prospects depend. There can be no assurance that we will be able to detect and fix any defects in our EVs. We may experience recalls in the future, which could adversely affect our brand and could adversely affect our business, prospects, financial condition and operating results. Our EVs may not perform consistent with customers’ expectations or consistent with other vehicles which may become available. Any product defects or any other failure of our EVs and software to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for our EVs.

Our consumer subscription model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating our business, operating results and future prospects difficult. In addition, a subscription model has never been tested with a consumer vehicle directly from an OEM and is a novel approach to car offerings. This model may never achieve the level of market acceptance necessary to achieve profitability.

Our consumer subscription model is a distinct approach to automotive sales and is one of the first of its kind in the industry. We plan to offer customers direct access to our EVs rather than selling or leasing our EVs through dealerships. This model of vehicle distribution is relatively new and unproven, and subjects us to substantial risk if this model requires significant expenditures and provides for slower expansion than the traditional dealer franchise system. For example, we will not be able to utilize long established sales channels developed through a franchise system to increase our sales volume. Moreover, we will be competing with companies with well-established distribution channels. Our success will depend in large part on our ability to effectively develop our own sales channels and marketing strategies. In addition, as the EV ages, consumers may be unwilling to pay the same subscription price as they are for a new vehicle, and if we are forced to discount our subscription prices, it may limit our ability to become profitable. Implementing our business model is subject to numerous significant challenges, including obtaining permits and approvals from government authorities, and we may not be successful in addressing these challenges. In addition, dealer trade associations may mount challenges to our consumer subscription model by challenging the legality of our operations in court and employing administrative and legislative processes to attempt to prohibit or limit our ability to operate.

As part of our sales and marketing efforts, we must educate customers as to the economical savings of our subscription offering and of EVs in general that we believe they will benefit from during the life of the vehicle. For example, consumers have historically been conditioned to value low-mileage vehicles and may be accustomed to paying lower monthly payments after an initial down payment, and consumer preferences may not adapt to higher mileage vehicles or a subscription model based on an all-inclusive monthly payment. As such, we believe that customers should consider a number of factors when deciding whether to subscribe to our subscription offering, including:

•        the total cost of a subscription compared to leasing or ownership of the vehicle over our expected life;

•        EV quality, performance and safety;

•        the quality and availability of service for the vehicle;

•        the range over which EVs may be driven on a single battery charge;

•        access to charging stations and related infrastructure costs, and standardization of EV charging systems; and

•        electric grid capacity and reliability.

If, in weighing these factors, consumers determine that there is not a compelling reason to switch from the traditional automotive purchasing models or if potential corporate customers determine that there is not a compelling business justification for a subscription to our EVs, then our subscription model may not develop as expected or may develop more slowly than expected, and we may be required to modify (e.g., by adjusting prices, adjusting included services, etc.) or abandon our planned consumer subscription model, which could adversely affect our business, prospects, financial condition and operating results.

Future product recalls could materially adversely affect our business, prospects, financial condition and operating results.

Any product recall in the future, whether it involves our or a competitor’s product, may result in negative publicity, damage our brand and materially adversely affect our business, prospects, financial condition and operating results. In the future, we may voluntarily or involuntarily, initiate a recall if any of our EVs prove to be defective or noncompliant with applicable federal motor vehicle safety standards. In addition, a safety recall could require us to remove recalled vehicles from our consumer subscription offering until it can enact the recall. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, we may not be able to deploy recalled vehicles for a significant period of time. These types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our EVs and could also result in the loss of business to our competitors. Such recalls also involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, prospects, financial condition and operating results.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to subscribe to our consumer subscription offering or purchase our commercial EVs if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our EVs, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, customer unfamiliarity with our EVs, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of hybrid electric and EVs, including our EVs and our production and sales performance compared with market expectations.

We have no experience servicing our EVs and our integrated software. If we or our partners are unable to adequately service our EVs, our business, prospects, financial condition and operating results may be materially and adversely affected.

Because we do not plan to begin production of our EVs until 2022 at the earliest, we have no experience servicing or repairing our EVs. Servicing EVs is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. We plan to partner with a third-party to perform some or all of the servicing on our EVs, and there can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party provider. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing our vehicles. There can be no assurance that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of EVs we deliver increases. In addition, if we are unable to roll out and establish a widespread service network that complies with applicable laws, customer satisfaction could be adversely affected, which in turn could materially and adversely affect our reputation and thus our sales, results of operations and prospects.

Our customers will also depend on our customer support team to resolve technical and operational issues relating to the integrated software underlying our EVs. In addition, because we expect to include standard vehicle maintenance costs in our consumer subscription fee, we will need to accurately predict service costs and customer usage in order to provide customer support and vehicle maintenance in a cost-effective manner. Customer behavior and usage may result in higher than expected maintenance and repair costs, which may negatively affect our financial condition and operating results.

As we continue to grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our operating results. If we are unable to successfully address the service requirements of our customers or establish a market perception that we do not maintain high-quality support, we may be subject to claims from our customers, including loss of revenue or damages, and our business, prospects, financial condition and operating results may be materially and adversely affected.

We are highly dependent on the services of our key employees and senior management and, if we are unable to attract and retain key employees and hire qualified management, technical and EV engineering personnel, our ability to compete could be harmed.

Our success depends, in part, on our ability to retain our key personnel. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business.

Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our global business strategy. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. We are in the process of upgrading our finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact our ability or prevent it from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

We currently rely and will continue to rely on third-party partners to manufacture and warehouse our EVs, and to supply critical components and systems, which exposes us to a number of risks and uncertainties outside our control.

We currently plan to outsource the manufacturing of our EVs to third-party outsourcing partners and expect to outsource the manufacture of our production EVs to our contract manufacturing partner. If our third-party outsourcing partners were to experience delays, disruptions, capacity constraints or quality control problems in our manufacturing operations, product shipments could be delayed or rejected, or our customers could consequently elect to change product demand or cancel an underlying subscription. These disruptions would negatively impact our revenues, competitive position and reputation. In addition, our third-party outsourcing partners may rely on certain state tax incentives that may be subject to change or elimination in the future, which could result in additional costs and delays in production if a new manufacturing site must be obtained. Further, if we are unable to manage successfully our relationship with our third-party outsourcing partners, the quality and availability of our EVs may be harmed. Our third-party outsourcing partners could, under some circumstances, decline to accept new purchase orders from or otherwise reduce their business with us. If our third-party outsourcing partners stopped manufacturing our EVs for any reason or reduced manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact our operations. In addition, we have not entered into a long-term contract with our contract manufacturing partner. As a result, we are subject to price increases due to availability, and subsequent price volatility, in the marketplace of the components and materials needed to manufacture our EVs. If our third-party outsourcing partners were to negatively change the pricing and other terms under which it agrees to manufacture for us and we were unable to locate a suitable alternative manufacturer, our manufacturing costs could increase.

Because we outsource the manufacturing of our EVs, the cost, quality and availability of third-party manufacturing operations is essential to the successful production of our EVs. Our reliance on third-party outsourcing partners exposes it to a number of risks which are outside our control, including:

•        unexpected increases in manufacturing costs;

•        interruptions in shipments if a third-party outsourcing partner is unable to complete production in a timely manner;

•        inability to control quality of finished vehicles;

•        inability to control delivery schedules;

•        inability to control production levels and to meet minimum volume commitments to our customers;

•        inability to control manufacturing yield;

•        inability to maintain adequate manufacturing capacity; and

•        inability to secure adequate volumes of acceptable components at suitable prices or in a timely manner.

The manufacturing facilities of our third-party outsourcing partners and suppliers and the equipment used to manufacture our EVs would be costly to replace and could require substantial lead time to replace and qualify for use. The manufacturing facilities of our third-party outsourcing partners and suppliers may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our EVs for some period of time. The inability to manufacture our EVs or the backlog that could develop if the manufacturing facilities of our third-party outsourcing partners and suppliers are inoperable for even a short period of time may result in the loss of customers or harm our reputation.

Although we promote ethical business practices and our operations personnel periodically visit and monitor the operations of our third-party outsourcing partners, we do not control our third-party outsourcing partners or our labor and other legal compliance practices, including their environmental, health and safety practices. If our contract manufacturing partner, or any other third-party outsourcing partner which it may use in the future, violates U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

The automotive market is highly competitive, and we may not be successful in competing in this industry.

We face intense competition in bringing our EVs to market. Both the automobile industry generally, and the EV segment in particular, are highly competitive, and we will be competing for sales with both EV manufacturers and traditional automotive companies. Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products, including their EVs. Additionally, our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other resources than we do. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our EVs. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors. There are no assurances that customers will choose our EVs over those of our competitors, or over internal combustion engines vehicles. We expect additional competitors to enter the industry as well. In addition, we also compete with companies offering ride-sharing, car-sharing services and other alternatives to car ownership.

We expect competition in our industry to intensify from our existing and future competitors in the future in light of increased demand and regulatory push for alternative fuel and EVs.

If the market for EVs does not develop as we expect or develops more slowly than it expects, our business, prospects, financial condition and operating results will be adversely affected.

Our growth is highly dependent upon the adoption by consumers of EVs. The target demographics for our EVs are highly competitive. If the market for EVs does not develop at the rate or in the manner or to the extent that we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuels, hybrid and EVs is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.

The market for alternative fuel vehicles is rapidly evolving and as a result, the market for our EVs could be affected by numerous factors, such as:

•        perceptions about EV features, quality, safety, performance and cost;

•        perceptions about the limited range over which EVs may be driven on a single battery charge;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid EVs and high fuel-economy internal combustion engine vehicles;

•        fuel prices, including volatility in the cost of fossil fuels;

•        the timing of adoption and implementation of fully autonomous vehicles;

•        government regulations and economic incentives;

•        access to charging facilities and related infrastructure costs and standardization of EV charging systems;

•        electric grid capacity and reliability; and

•        macroeconomic factors.

If we are unable to contract with a contract manufacturing partner, we would need to develop our own manufacturing facilities, which may not be feasible and, if feasible, would significantly increase our capital expenditures and would significantly delay or inhibit production of our EVs.

We do not have a definitive agreement with a contract manufacturing partner to commercially manufacture our EV and may be unable to enter into such agreements with contract manufacturing partners and other key suppliers for manufacturing on terms and conditions acceptable to us. If we are unable to enter into such definitive agreements or is only able to do so on terms that are less commercially favorable to us, we may be unable to timely identify adequate strategic relationship opportunities, or form strategic relationships, and consequently, we may not be able to fully carry out our business plans. There can be no assurance that we would be able to partner with other third parties or establish our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to complete any transition and to assure that EVs manufactured at facilities of new third-party partners comply with our quality standards and regulatory requirements would likely be greater than currently anticipated. If we need to develop our own manufacturing and production capabilities, which may not be feasible, it would significantly increase our capital expenditures and would significantly delay production of our EVs. This may require us to attempt to raise or borrow additional money, which may not be successful. Also, it may require us to change the anticipated pricing of our consumer subscription offering, which would adversely affect our margins and cash flows. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects. Accordingly, investors should not place undue reliance on our statements about our production plans or their feasibility in the timeframe anticipated, or at all. we may not be able to implement our business strategy in the timeframe anticipated, or at all.

We are dependent on our suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of our EVs at prices and volumes, performance and specifications acceptable to us, could have a material adverse effect on our business, prospects, financial condition and operating results.

We rely on third-party suppliers for the provision and development of many of the key components and materials used in our EVs. While we plan to obtain components from multiple sources whenever possible, some of the components used in our EVs will be purchased by us from a single source. Our third-party suppliers may not be able to meet their product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may be unable to obtain required certifications for their products for which we plan to use or provide warranties that are necessary for our solutions. If we are unable to obtain components and materials used in our EVs from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected. We have less negotiating leverage with suppliers than larger and more established automobile manufacturers and may not be able to obtain favorable pricing and other terms. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term, or at all, at prices or quality levels that are favorable to us, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Certain of our strategic, development and operational arrangements could be terminated or may not ultimately result in the anticipated long-term contract partnership arrangements.

We have arrangements with strategic, development and operational partners and collaborators. Some of these arrangements are evidenced by non-binding letters of intent, early stage agreements that are used for design and development purposes but will require renegotiation at later stages of development or production or master agreements that have yet to be implemented under separately negotiated statements of work or binding purchase orders, any of which could be terminated or may not result in next-stage contracts or long-term contract arrangements. If these arrangements are terminated or if we are unable to enter into next-stage contracts or long-term operational contracts, our business, prospects, financial condition and operating results may be materially adversely affected.

We face regulatory uncertainty in how our consumer subscription model will be interpreted under existing law and we may be required to adjust our consumer business model in those jurisdictions as a result.

Our subscription model is novel and may be subject to challenge under foreign, federal, state, local or municipal laws or regulatory restrictions in certain jurisdictions. We may be required to seek regulatory or policy changes to clarify uncertainties in existing law or to comply with certain existing state and local laws and regulations regarding advertising, sales, referrals, contract and pricing disclosures, delivery of EVs to consumers, data collection, vehicle tracking, service and repair, recall or other aspects of our subscription model. If such efforts are not successful, we may be required to adjust our consumer business model in order to comply with laws and significant regulatory restrictions in such jurisdictions or it may be prohibited from operating in such jurisdictions altogether. For customers residing in any jurisdictions in which we will not be allowed to market or directly sell EVs based on our subscription model, we may have to arrange alternate sales and distribution methods or cease sales and marketing efforts altogether in such jurisdictions These workarounds could add significant complexity, and as a result, costs, to our business.

We expect that we will incur significant costs in defending our right to operate in accordance with our subscription model in many jurisdictions, which subjects us to substantial risk as it may provide for slower and more costly expansion of our business model than may be possible by utilizing the traditional dealer franchise system. To the extent that efforts to block or limit our operations are successful, or if we are required to comply with regulatory and other requirements applicable to vehicle leasing, franchise laws or rental car services, our revenue and growth would be adversely affected.

Our EVs are based on the use of complex and novel steer-by-wire technology that is unproven on a commercial scale.

Our true steer-by-wire system, specifically, our proprietary architecture in which all steering, braking and throttle function are controllable via a secure, redundant communication framework, is based on complex technology that has not been introduced to the consumer vehicle market. We are not aware of any EV manufacturers utilizing such technology. Given this technology is unproven on a commercial scale, it may not be successful and may not achieve widespread market acceptance among our prospective customers. This technology must interoperate with other complex EV technology in order to operate as designed and as expected.

Any defects or errors in, or which are attributed to, our steer-by-wire technology, could result in:

•        delayed market acceptance of our EVs;

•        loss of customers or inability to attract new customers;

•        diversion of engineering or other resources for remedying the defect or error;

•        damage to our brand or reputation;

•        increased service and warranty costs;

•        legal action by customers or third parties, including product liability claims; and

•        penalties imposed by regulatory authorities.

Our EVs rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our EVs rely on software and hardware that is highly technical and complex and will require modification and updates over the life of the vehicle. In addition, our EVs depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware may contain, errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within our software and hardware. Although we attempt to remedy any issues we observe in our EVs as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Additionally, if we are able to deploy updates to the software addressing any issues but our over-the-air update procedures fails to properly update the software, our customers would then be responsible for installing such updates to the software and their software will be subject to these vulnerabilities until they do so. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to our reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

We may be subject to risks associated with autonomous driving technology.

Our EVs are being designed with connectivity for an autonomous hardware suite and will offer some autonomous functionality. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

Autonomous driving technology is also subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond our control. Our EVs also may not achieve the requisite level of autonomy required for certification and rollout to consumers or satisfy changing regulatory requirements which could require us to redesign, modify or update our autonomous hardware and related software systems.

The automotive industry and our technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for our EVs.

We may be unable to keep up with changes in EV technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, ethanol, hybrids, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Any failure by us to successfully react to changes in existing technologies could materially harm our competitive position and growth prospects.

We may face challenges providing charging solutions for our EVs.

We have marketed our ability to provide customers with comprehensive charging solutions conveniently accessible using our mobile application. We have very limited experience in providing charging solutions to customers which is subject to challenges, including:

•        the logistics of securing agreements with third-party providers to roll out and support a network of charging solutions in appropriate areas;

•        inadequate capacity or over capacity in certain areas, security risks or risk of damage to vehicles, the potential for lack of customer acceptance of our charging solutions, including the risk that customers may be conditioned to favor or expect proprietary charging solutions;

•        access to sufficient charging infrastructure;

•        obtaining any required permits, land use rights and filings; and

•        the risk that government support for EV and alternative fuel solutions and infrastructure may not continue.

In addition, given our limited experience in providing charging solutions, there could be unanticipated challenges which may hinder our ability to provide charging solutions or make the provision of charging solutions costlier than anticipated. Any real or perceived limitations of our planned third-party sourced charging solutions as compared to the propriety charging systems marketed by certain EV manufacturers may result in reduced demand for our vehicles. To the extent we are unable to meet customer expectations or experience difficulties in providing charging solutions, our reputation and business may be materially and adversely affected.

The demand for EVs depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for our EVs, which would adversely affect our business, prospects, financial condition and operating results.

We believe that much of the present and projected demand for EVs results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that climate change results in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreased significantly, the outlook for the long-term supply of oil to the United States improved, the government eliminated or modified our regulations or economic incentives related to fuel efficiency and alternative forms of energy, or if there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for EVs could be reduced, and our business and revenue may be harmed. In addition, demand for our offerings may be negative impacted if stay at home orders related to the COVID-19 pandemic persist or are adopted by additional markets.

Gasoline and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for EVs may decrease, which would have an adverse effect on our business, prospects, financial condition and operating results.

The unavailability, reduction or elimination of government and economic incentives due to policy changes or government regulation could have a material adverse effect on our business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the EV industry or other reasons may result in the diminished competitiveness of the alternative fuel and EV industry generally or our EVs. While certain tax credits and other incentives for alternative energy production, alternative fuel and EVs have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our financial position could be harmed.

We, our outsourcing partners and our suppliers are subject to substantial regulation and unfavorable changes to, or failure by us, our outsourcing partners or our suppliers to comply with, these regulations could substantially harm our business and operating results.

We and our EVs, and motor vehicles in general, as well as our third-party outsourcing partners and our suppliers are or will be subject to substantial regulation under foreign, federal, state and local laws. We continue to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, deploy or service our EVs in the jurisdictions in which it plans to operate and intends to take such actions necessary to comply. We may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, deploy or service our EVs in any of these jurisdictions. If we, our third-party outsourcing partners or our suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out our operations in the jurisdictions in which they currently operate, or those jurisdictions in which they plan to operate in the future, our business, prospects, financial condition and operating results could be materially adversely affected. We expect to incur significant costs in complying with these regulations. Regulations related to the electric and alternative energy vehicle industry are evolving and we face risks associated with changes to these regulations, including but not limited to:

•        increased support for other alternative fuel systems, which could have an impact on the acceptance of our EVs; and

•        increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent the laws change, our EVs may not comply with applicable foreign, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

Future changes to regulatory requirements may have a negative impact upon our business.

While our EVs are subject to substantial regulation under federal, state and local laws, we believe that our EVs will be compliance with all applicable laws when they are offered to the public. However, to the extent the laws change, new laws are introduced, or if we introduce new EVs in the future, some or all of our EVs may not comply with applicable international federal, state or local laws. Further, certain federal, state and local laws and industry standards currently regulate electrical and electronics equipment. Although standards for EVs are not yet generally available or accepted as industry standards, our EVs may become subject to international, federal, state, and local regulation in the future. Compliance with these regulations could be burdensome, time consuming, and expensive.

Our EVs are subject to environmental and safety compliance with various federal and state regulations, including regulations promulgated by the Environmental Protection Agency, the National Highway Traffic and Safety Administration and various state boards, and compliance certification is required for each new model year. The cost of these compliance activities and the delays and risks associated with obtaining approval can be substantial. The risks, delays and expenses incurred in connection with such compliance could be substantial.

In addition, our EVs involve a novel design and new technology, including side-facing seats and steer-by-wire technology and a street view window, that may not meet existing safety standards or require modification in order to comply with various regulatory requirements. Compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that we will be able to maintain our profitability by offsetting any increased costs of complying with future regulatory requirements.

Developments in alternative technology or improvements in the internal combustion engine may adversely affect the demand for our EVs.

Significant developments in alternative technologies, such as battery cell technology, advanced gasoline, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to our EVs. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel and EVs, which could result in the loss of competitiveness of our EVs, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and EV technology. As technologies change, we plan to upgrade or adapt our EVs with the latest technology. However, our EVs may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our EVs.

We face significant barriers to manufacture our EVs, and if we cannot successfully overcome those barriers our business will be negatively impacted.

The EV industry has traditionally been characterized by significant barriers to entry, including the ability to meet performance requirements or industry specifications, acceptance by end users, large capital requirements, investment costs of design and production, long lead times to bring EVs to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales capabilities. If we are not able to overcome these barriers, our business, prospects, financial condition and operating results will be negatively impacted and our ability to grow our business will be harmed.

Our EVs are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles sold must comply with international, federal and state motor vehicle safety standards. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by us to have our EVs satisfy motor vehicle standards would have a material adverse effect on our business and operating results.

We have been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business, prospects, financial condition and operating results.

We face various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a global decrease in vehicle sales and usage in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities and the production schedule of our EVs. In addition, various aspects of our business cannot be conducted remotely, including the testing and manufacturing of our EVs. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our testing, manufacturing and building plans, sales and marketing activities, business and results of operations.

The spread of COVID-19 has caused us and many of our contractors and service providers to modify their business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in testing activities, meetings, events and conferences), and we and our contractors and service providers may be required to take further actions as may be required by government authorities or that it determines are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce or contractors and service providers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, our severity, the actions to contain the virus or treat our impact and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of our customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in our EVs. We may also experience an increase in the cost of raw materials used in our commercial production of EVs. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of COVID-19’s global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could have a material adverse effect on the demand for EVs. Under difficult economic conditions, potential customers may seek to reduce spending by foregoing EVs for other traditional options, and cancel subscription agreements for our EVs, which could require us to modify or abandon our subscription model. Decreased demand for EVs, particularly in the United States, could negatively affect our business.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of COVID-19’s impact on our business, operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.

We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our EVs and customer data processed by us or third-party vendors.

We are at risk for interruptions, outages and breaches of our: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by us or our third-party vendors or suppliers; (d) the integrated software in our EVs; or (e) customer data that we process or our third-party vendors or suppliers process on our behalf. Such incidents could: materially disrupt our operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our EVs.

We plan to include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance on-the-road performance and for safety and cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We intend to use our in-vehicle services and functionality to log information about each vehicle’s use in order to aid us in vehicle diagnostics and servicing. Our customers may object to the use of this data, which may increase our vehicle maintenance costs and harm our business prospects.

Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, deploy, deliver and service our EVs, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which it relies, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

We intend to retain certain personal information about our vehicles, customers, employees or others that, if compromised, could materially adversely affect our financial performance and results of operations or prospects.

We plan to collect, store, transmit and otherwise process data from vehicles, customers, employees and others as part of our business and operations, which may include personal data or confidential or proprietary information. We also work with partners and third-party service providers or vendors that collect, store and process such data on our behalf and in connection with our EVs. There can be no assurance that any security measures that we or our third-party service providers or vendors have implemented will be effective against current or future security threats. If a compromise of data were to occur, we may become liable under our contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Our systems, networks and physical facilities could be breached or personal information could otherwise be compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce our employees or our customers to disclose information or usernames and/or passwords. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks and/or physical facilities utilized by our service providers and vendors.

Our EVs contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our EVs and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of or to change our EVs’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicle. A significant breach of our third-party service providers’ or vendors’ or our own network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our EVs and harm to our reputation and brand.

We may not have adequate insurance coverage. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security regulations, and our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or otherwise adversely affect our business.

We are subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, California adopted the California Consumer Privacy Act (“CCPA”), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose similar laws. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations.

We publish privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information and/or other confidential information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers or vendors fail to comply with our published policies and documentation. Such failures can subject us to potential local, state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our production facilities.

Our operations are and will be subject to international, federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with them. Moreover, we expect that it will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we will own or operate, we formerly owned or operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results.

Changes in tax laws may materially adversely affect our business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, and failure to appropriately comply with such tax laws, statutes, rules and regulations could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could adversely affect our business, prospects, financial condition and operating results. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service (the “IRS”) with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. The CARES Act has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

Our ability to use net operating loss carryforwards and other tax attributes may be limited.

Our U.S. operating subsidiary has incurred losses during our history and does not expect to become profitable in the near future and may never achieve profitability. To the extent that our U.S. subsidiaries continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all.

Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, the net operating loss carryforwards of our U.S. subsidiaries are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), these federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The ability of our U.S. subsidiaries to utilize net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If our U.S. subsidiaries earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

We will incur increased costs and administrative burden as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”), as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we or our independent registered public accounting firm identifies additional material weaknesses or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our ability to control costs and liability is dependent on developing sufficient screening criteria for our subscription customers.

Our ability to realize revenue and reduce liability related to our subscription model is heavily dependent on our ability to effectively screen customers for high risk behavior that could result in liability for us or a customer’s ability to timely make payments for a subscription. We have limited experience and lack sufficient operating history to develop effective customer screening criteria. We may need to rely on third-party service providers to develop effective screening criteria, which will result in additional cost to us. Our screening criteria may also need to be adjusted over time to satisfy requirements under applicable law, from our insurers or from other third-party service providers. We must balance the need to develop effective screening criteria with our need to attract new customers or market to different segments of the consumer public.

Insufficient reserves to cover future part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and operating results.

Once we begin commercial production of our EVs, we will need to maintain reserves to cover part replacement and other vehicle repair needs, including any potential software upgrades or warranty claims. If our reserves are inadequate to cover future maintenance requirements on our EVs, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected expenses as well as claims from our customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims.

Our consumer subscriptions are short-term commitments and may result in high customer attrition.

We expect to initially generate revenues through the sale of subscriptions with short-term commitments and no upfront payment or fees upon termination, and as a result, expects to experience subscription agreement terminations. Our customers may terminate their subscription agreements at any time upon as little notice as 30 days. Customers may cancel their subscriptions for many reasons, including a perception that they do not make sufficient use of our EVs, that they need to reduce their expenses or that alternative transportation methods or other vehicles may provide better value or a better experience. If we are unable to replace customers who terminate their subscription agreements, or redeploy EVs efficiently enough, our cash flows may be adversely affected.

Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect our business, prospects, financial condition and operating results.

The U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain vehicle parts, which have begun to result in increased costs for goods imported into the United States. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which makes it more costly for us to export our EVs to those countries. If we are unable to pass price increases on to our customer base or otherwise mitigate the costs, or if demand for our exported EVs decreases due to the higher cost, our operating results could be materially adversely affected. In addition, further tariffs have been proposed by the U.S. and our trading partners and additional trade restrictions could be implemented on a broader range of products or raw materials. The resulting environment of retaliatory trade or other practices could have a material adverse effect on our business, prospects, financial condition, operating results, customers, suppliers and the global economy.

We are subject to governmental export and import controls and laws that could subject us to liability if we are not in compliance with such laws.

Our EVs are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of our EVs and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes to our EVs, or changes in applicable export control, import, or economic sanctions laws and regulations may create delays in the introduction and sale of our EVs and solutions or, in some cases, prevent the export or import of our EVs to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons, or technologies targeted by such laws and regulations, could also result in decreased use of our EVs, as well as our decreased ability to export or market our EVs to potential customers. Any decreased use of our EVs or limitation on our ability to export or market our EVs would likely adverse our business, financial condition and results of operations.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Investments in us have been and may be subject to U.S. foreign investment regulations which may impose conditions or limitations on certain investors (including, but not limited to, limits on purchasing our Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, forced divestiture, or other measures).

Certain investments that involve the acquisition of, or investment in, a U.S. business may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”), depending on the structure, beneficial ownership and control of interests in the U.S. business. Investments that result in control of a U.S. business by a foreign person are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, among other things expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” Moreover, other countries continue to strengthen their own foreign investment clearance (“FIC”) regimes, and investments and transactions outside of the U.S. may be subject to review by non-U.S. FIC regulators if such investments are perceived to implicate national security policy priorities. Any review and approval of an investment or transaction by CFIUS or another FIC regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FIC regulatory policies and practices are rapidly evolving, and in the event that CFIUS or another FIC regulator reviews one or more proposed or existing investment by investors in us, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS has or another FIC regulator may seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing our Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business, prospects, financial condition and operating results may be adversely affected.

We anticipate applying for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and EVs and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from federal, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that it will be successful in obtaining any of these additional grants, loans and other incentives or that our subscription model will be eligible for certain tax or other economic incentives.

We and our outsourcing partners and suppliers may rely on complex machinery for our production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We and our third-party outsourcing partners and suppliers may rely on complex machinery, for the production and assembly of our EVs, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our facilities and the facilities of our third-party outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition or operating results.

If any of our suppliers become economically distressed or go bankrupt, we may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase our costs, affect our liquidity or cause production disruptions.

We expect to purchase various types of equipment, raw materials and manufactured component parts from our suppliers. If these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect’s our ability to deliver EVs and could increase our costs and negatively affect our liquidity and financial performance.

We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

We have entered into non-binding memoranda of understanding (“MOUs”) with certain key suppliers and development partners to form strategic alliances with such third parties, and may in the future enter into additional strategic alliances or joint ventures or minority equity investments, in each case with various third parties for the production of our EVs as well as with other collaborators with capabilities on data and analytics and engineering. There is no guarantee that any of our MOUs would lead to any binding agreements or lasting or successful business relationships with such key suppliers and development partners. If these strategic alliances are established, they may subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, We may also suffer negative publicity or harm to our reputation by virtue of our association with any such third-party.

Strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future or our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition and operating results could be materially adversely affected.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We may need to defend against intellectual property infringement claims or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit our ability to commercialize our EVs.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that could prevent or limit our ability to make, use, develop or deploy our EVs, which could make it more difficult for us to operate our business. We may receive inquiries from patent, copyright or trademark owners inquiring whether we infringe upon their proprietary rights. We may also be the subject of more formal allegations that we have misappropriated such parties’ trade secrets or other proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement or misappropriation of such rights. In response to a determination that we have infringed upon or misappropriated a third-party’s intellectual property rights, we may be required to do one or more of the following:

•        cease development, sales or use of our products that incorporate the asserted intellectual property;

•        pay substantial damages;

•        obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or available at all; or

•        re-design one or more aspects or systems of our EVs.

A successful claim of infringement or misappropriation against us could materially adversely affect our business, prospects, financial condition and operating results. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which could adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology.

The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•        as noted below, any patent applications we submit may not result in the issuance of patents (and patents have not yet issued to us based on our pending applications);

•        the scope of our patents that may subsequently issue may not be broad enough to protect our proprietary rights;

•        our issued patents may be challenged or invalidated by third parties;

•        our employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to us;

•        third parties may independently develop technologies that are the same or similar to ours;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

•        current and future competitors may circumvent or otherwise design around our patents.

Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S. Further, policing the unauthorized use of our intellectual property rights in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the U.S.

Also, while we have registered and applied for trademarks in an effort to protect our investment in our brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which we have invested. Such challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark.

Our patent applications for our proprietary technology, including for our skateboard platform, may not issue, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter disclosure or to file a patent application for our proprietary technology, including for our skateboard platform. If another party has filed a patent application to the same or similar subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition and operating results.

Waitlist reservations for subscriptions to our service are cancellable.

Our EVs are still in development and deliveries of the Lifestyle Vehicle, Multi-Purpose Delivery Vehicle and Sport Vehicle are not expected to begin until 2022, 2023 and 2025, respectively, and may occur later or not at all. As a result, we offer waitlist reservations for our consumer subscription offering that do not require financial commitment and will be cancellable without penalty. Given the anticipated lead times between waitlist reservations and the date of delivery of our EVs, there is a heightened risk that customers who join our waitlist may ultimately decide not to convert into binding contracts for our subscription offering due to potential changes in customer preferences, competitive developments and other factors. As a result, no assurance can be made that reservations will not be cancelled or that reservations will result in the subscription to our subscription offering, and any such cancellations could harm our business, prospects, financial condition and operating results.

Our EVs make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs in our EVs use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have taken measures to enhance the safety of our battery designs, a field or testing failure of our EVs could occur in the future, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve our EVs, could seriously harm our business.

In addition, our manufacturing partners and suppliers are expected to store a significant number of lithium-ion cells at their facilities. Any mishandling of battery cells may cause disruption to the operation of such facilities. A safety issue or fire related to the cells could disrupt operations or cause manufacturing delays. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s EV or energy storage product may cause indirect adverse publicity for us and our EVs. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We may also directly and indirectly depend upon other companies with unionized work forces, such as our manufacturing partners, parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results.

We qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock in the IPO. We cannot predict whether investors will find our securities less attractive because it will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor smaller reporting company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Even after we no longer qualify as an “emerging growth company,” we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, presenting only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

Risks Related to Ownership of Our Securities

Concentration of ownership among our existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

At the Closing, our affiliates, executive officers, directors and their respective affiliates as a group beneficially own approximately 57.2% of the outstanding Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of us or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Our Certificate of Incorporation designates specific courts as the exclusive forum for certain stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, other similar actions, any other action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our Certificate of Incorporation or our Bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit our stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, our stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.

There is no guarantee that the Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our Warrants is $11.50 per share of Common Stock. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We may amend the terms of the Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Warrant could be decreased, all without your approval.

Our Warrants are issued in registered form under the Warrant Agreement between the warrant agent and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Common Stock purchasable upon exercise of a Warrant.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making such Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (a) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (c) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

In addition, we may redeem your Warrants after they become exercisable for a number of shares of Common Stock determined based on the redemption date and the fair market value of our Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case, you would lose any potential embedded value from a subsequent increase in the value of our Common Stock had your Warrants remained outstanding.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

A significant portion of our total outstanding shares of our Common Stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock and Public Warrants.

To the extent our Warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by the Selling Securityholders, subject to certain restrictions on transfer until the termination of applicable lock-up periods, could increase the volatility of the market price of our Class A common stock or adversely affect the market price of our Class A common stock.

Furthermore, under the Amended and Restated Registration Rights Agreement, dated December 21, 2020 between us and certain of our stockholders (the “A&R Registration Rights Agreement”), and the subscription agreements that HCAC entered into, effective as of August 17, 2020 (the “Subscription Agreements”), we are required to file a registration statement within 15 business days after the Closing to register the resale of any shares of Common Stock issued to (a) the Subscribers pursuant to the Subscription Agreements and (b) certain of the stockholder parties to the A&R Registration Rights Agreement. See the section entitled “Certain Relationships and Related Party Transactions” for a discussion of the A&R Registration Rights Agreement and the Subscription Agreements.

We may issue additional shares of Common Stock or preferred stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of Common Stock or preferred stock, including under our equity incentive plan. Any such issuances of additional shares of Common Stock or preferred stock:

•        may significantly dilute the equity interests of our investors;

•        may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

•        could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our Common Stock and/or Warrants.

General Risk Factors

Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

We expect the majority of our business to be concentrated in certain targeted jurisdictions, putting it at risk of region-specific disruptions.

We expect to initially launch our consumer subscription offering in limited jurisdictions. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in other markets that may become similarly concentrated. Further, as compared to our competitors who operate on a wider geographic scale, any adverse changes or events in our targeted jurisdictions may expose our business and results of operations to more significant risks.

We may become subject to product liability claims, including possible class action and derivative lawsuits, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or those that do not involve our EVs, could harm our business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and we face inherent risk of exposure to claims in the event our EVs do not perform or are claimed to not have performed as expected. As is true for other EV suppliers, we expect in the future that our EVs will be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect our competitors or suppliers may cause indirect adverse publicity for us and our EVs.

A successful product liability claim against us could require us to pay a substantial monetary award. Our risks in this area are particularly pronounced given we have not deployed our EVs for consumer use to date and the limited field experience of our EVs. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our EVs and business and could have a material adverse effect on our brand, business, prospects, financial condition and operating results. We may self-insure against the risk of product liability claims for vehicle exposure, meaning that any product liability claims will likely have to be paid from company funds, not by insurance.

USE OF PROCEEDS

All of the Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $280.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “GOEVW.”

We cannot currently determine the price or prices at which shares of our Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “GOEV” and “GOEVW,” respectively. Prior to the consummation of the Business Combination, our Common Stock and our Public Warrants were listed on Nasdaq under the symbols “HCAC” and “HCACW,” respectively. As of December 21, 2020, following the completion of the Business Combination, there were 427 holders of record of our Common Stock and three holders of record of our Warrants. We currently do not intend to list the Private Placement Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors (the “Board”) and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

As of September 30, 2020, we did not have any securities authorized for issuance under equity compensation plans. In connection with the Business Combination, our stockholders approved our 2020 Equity Incentive Plan (the “2020 Plan”) on December 21, 2020, which became effective immediately upon the Closing.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the 2020 Plan, the assumed Legacy Canoo options and Legacy Canoo RSUs. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Common Stock underlying the 2020 Plan and the assumed Legacy Canoo options. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LEGACY CANOO

The following tables set forth selected historical consolidated financial information of Legacy Canoo for the periods presented. The consolidated statement of operations information for the years ended December 31, 2019 and 2018 and the other financial information as of December 31, 2019 have been derived from Legacy Canoo’s audited consolidated financial statements included in this prospectus. The condensed consolidated statements of operations information for the nine months ended September 30, 2020 and 2019 and the other financial information as of September 30, 2020 have been derived from Legacy Canoo’s unaudited condensed consolidated financial statements and related notes included in this prospectus. The unaudited condensed consolidated financial statements of Legacy Canoo have been prepared on the same basis as the audited consolidated financial statements of Legacy Canoo. In the opinion of Legacy Canoo’s management, the unaudited condensed consolidated interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Legacy Canoo’s historical consolidated financial statements and the related notes related thereto, included in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
(in thousands, except per share data)	(unaudited)
Statements of Operations Data:
Revenues	$2,550	$—	$—	$—
Operating expenses
Cost of revenue, excluding depreciation and amortization	670	—	—	—
Sales and marketing	2,888	6,529	8,103	3,835
Research and development	52,858	108,817	137,378	47,585
General and administrative	13,009	17,898	23,450	23,599
Depreciation and amortization	5,179	3,094	4,729	1,088
Total operating expenses	74,604	136,338	173,660	76,107
Loss from operations	(72,054)	(136,338)	(173,660)	(76,107)

Other expense
Interest expense	10,465	3,351	9,522	268
Gain on extinguishment of debt	(5,045)	—	—	—
Other expense, net	47	5	(822)	(167)
Net loss	$(77,521)	$(139,694)	$(182,360)	$(76,208)

Cumulative redeemable convertible preference share dividends	16,245	9,863	13,896	285
Deemed dividend related to the exchange of redeemable convertible preference shares	90,495	—	—	—
Net loss attributable to ordinary shareholders	$(184,261)	$(149,557)	$(196,256)	$(76,493)

Per Share Data:
Net loss per share, basic and diluted	$(23.04)	$(36.51)	$(42.46)	$(2.54)
Weighted-average shares outstanding, basic and diluted	7,998	4,096	4,622	30,082

	As of September 30, 2020	As of December 31, 2019
(in thousands)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$148,836	$29,007
Working capital(1)	$139,185	$20,867
Total assets	$197,617	$72,080
Total liabilities	$35,431	$127,948
Total shareholders’ deficit	$(378,064)	$(255,868)

____________

(1)      We define working capital as total current assets minus total current liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF HENNESSY CAPITAL

The following table sets forth selected historical financial information derived from HCAC’S unaudited condensed consolidated financial statements as of September 30, 2020 and for the nine months then ended, and for the nine months ended September 30, 2019 with respect to the statement of operations, and the audited financial statements as of December 31, 2019 and for the year ended December 31, 2019, and as of December 31, 2018 and for the period August 6, 2018 (date of inception) to December 31, 2018, each of which is included elsewhere in this prospectus. Such unaudited interim financial information has been prepared on a basis consistent with HCAC’s audited financial statements and should be read in conjunction with the interim unaudited condensed financial statements and audited financial statements and related notes included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with HCAC’s historical financial statements and the notes related thereto, included elsewhere in this prospectus. In connection with the Business Combination, Legacy Canoo was determined to be the accounting acquirer.

			Year Ended December 31, 2019	For the Period August 6, 2018 (Date of Inception) to December 31, 2018

	Nine Months Ended September 30,
	2020	2019
(in thousands, except share and per share data)	(unaudited)
Statements of Operations Data:
Operating expenses
General and administrative expenses	$3,680	$2,803	$3,253	$3
Loss from operations	$(3,860)	$(2,803)	$(3,253)	$(3)
Other income
Interest income	$1,906	$4,130	$5,523	$—
Income (loss) before provisions for income tax	$(1,774)	$1,327	$2,270	$(3)
Provision for income tax	$369	$835	$1,110	$—
Net income (loss)	$(2,143)	$492	$1,160	$(3)
Two Class Method for Per Share Information:
Weighted-average Class A common shares outstanding – basic and diluted	29,987,000	28,803,000	30,015,000	—
Net income per Class A common share – basic and diluted	$0.05	$0.11	$0.14	$—
Weighted-average Class B common shares outstanding – basic and diluted	7,503,750	7,503,750	7,503,750	7,503,750
Net loss per Class B common share – basic and diluted	$(0.47)	$(0.36)	$(0.41)	$(0.00)
	As of September 30, 2020	As of December 31,
		2019	2018
(in thousands)	(unaudited)
Balance Sheets Data:
Cash	$355	$1,124	$6
Cash and Investments held in Trust Account	$306,566	$307,338	$—
Total assets	$306,971	$308,512	$238
Total liabilities	$15,239	$12,460	$216
Common stock subject to possible redemption	$286,732	$291,052	$—
Total stockholders’ equity	$5,000	$5,000	$22

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Operations prior to the Business Combination will be presented in future financial reports as those of Legacy Canoo. The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, HCAC is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy Canoo is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Legacy Canoo (i.e., a capital transaction involving the issuance of stock by HCAC for the stock of Legacy Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Legacy Canoo will become the historical financial statements of the Company, and HCAC’s assets, liabilities and results of operations will be consolidated with Legacy Canoo beginning on the acquisition date. The net assets of HCAC will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Legacy Canoo was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Legacy Canoo’s business comprises the ongoing operations of the combined company immediately following the consummation of the Business Combination;

•        Legacy Canoo’s senior management serves as senior management;

•        Legacy Canoo’s shareholders have the greatest voting interest in the combined company (holding approximately 67.9% of the total shares outstanding);

•        Legacy Canoo’s directors and individuals designated by, or representing, Legacy Canoo’s shareholders constitute at least five of the six members of the Board;

•        Legacy Canoo’s shareholders have the ability to control decisions regarding election and removal of directors from the Board; and

•        we will continue to operate under the “Canoo” tradename and our headquarters is Legacy Canoo’s existing headquarters.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that Legacy Canoo is the accounting acquirer in the Business Combination.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on us. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 is based upon Legacy Canoo’s and HCAC’s unaudited historical condensed consolidated balance sheets as of September 30, 2020 and was prepared to reflect the Business Combination as if it occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the unaudited historical condensed consolidated results of operations of Legacy Canoo and for HCAC for the nine months ended September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the audited historical consolidated results of operations of Legacy Canoo and the audited historical results of operations for HCAC for the year ended December 31, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it occurred on January 1, 2019, the beginning of the fiscal year presented and carried forward to the subsequent interim period. Legacy Canoo and HCAC had not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was derived from Legacy Canoo’s and HCAC’s unaudited historical condensed consolidated statements of operations for the nine months ended September 30, 2020, each of which is included in this prospectus and incorporated herein by reference. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Legacy Canoo and HCAC, respectively, and should be read in conjunction with the interim unaudited historical financial statements and audited historical financial statements and related notes, each of which is included in this prospectus and incorporated herein by reference. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was derived from Legacy Canoo’s audited consolidated statement of operations for the year ended December 31, 2019 and HCAC’s audited statement of operations for the year ended December 31, 2019, each of which is included in this prospectus and incorporated herein by reference.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. We will incur additional costs after the Closing in order to satisfy our obligations as an SEC-reporting public company. In addition, we have adopted the 2020 Plan and the Canoo Inc. 2020 Employee Stock Purchase Plan. No adjustment to the unaudited pro forma statement of operations has been made for these items as the amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements and notes thereto of Legacy Canoo and HCAC, each of which is included in in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(In Thousands)

	Hennessy Capital Acquisition Corp. IV and subsidiaries	Canoo Holdings Ltd.	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$355	$148,836	$306,468	3a	$736,401
			323,250	3b
			(42,508)	3d
Restricted cash		500			500
Prepaid expenses and other current assets	50	4,940	—		4,990
Total current assets	$405	$154,276	$587,210		$741,891
Cash and investments held in Trust Account	306,566	—	(98)	3a	—
			(306,468)	3a
Property and equipment, net	—	26,168	—		26,168
Operating lease right-of-use asset	—	13,074	—		13,074
Other assets	—	4,099	—		4,099
TOTAL ASSETS	$306,971	$197,617	$280,644		$785,232

LIABILITIES AND STOCKHOLDERS’ EQUITY (Deficit)
Current liabilities
Accounts payable	$6	$3,756	$(175)	3d	$3,587
Accrued and other current liabilities	4,834	11,335	(4,800)	3d	8,644
			(2,725)	3d
Deferred compensation	220	—	(220)	3d	—
Total current liabilities	$5,060	$15,091	$(7,920)		$12,231
Deferred underwriters’ fee	10,179	—	(10,179)	3d	—
Operating lease liabilities	—	13,380	—		13,380
Long term debt	—	6,960	—		6,960
Total liabilities	15,239	35,431	(18,099)		32,571
Common stock subject to possible redemption	286,732	—	(286,732)	3a	—
Redeemable convertible preference shares – A Series	—	445,159	(445,159)	3c	—
Redeemable convertible preference shares – A-1 Series	—	95,091	(95,091)	3c	—
	—	540,250	(540,250)		—

See accompanying notes to unaudited pro forma condensed financial information

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF SEPTEMBER 30, 2020
(In Thousands)

	Hennessy Capital Acquisition Corp. IV and subsidiaries	Canoo Holdings Ltd.	Pro Forma Adjustments		Footnote Reference	Pro Forma Combined
Stockholders’ Equity (Deficit)
Preferred stock	$—	$—	$			$—
Common stock	1	—		3	3a	25
				3	3b
				—	3b
				—	3b
				18	3c
Ordinary shares	—	—		—		—
Additional paid-in-capital	5,985	160		286,729	3a	1,132,690
				(98)	3a
				323,247	3b
				—	3b
				—	3b
				1,749,982	3c
				(1,750,000)	3c
				540,250	3c
				(986)	3e
				(5,479)	3d
				(17,100)	3d
Retained earnings (accumulated deficit)	(986)	(378,224)		(1,830)	3d	(380,054)
				986	3e
Total stockholders’ equity (deficit)	$5,000	$(378,064)		$1,125,725		$752,661
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (Deficit)	$306,971	$197,617		$280,644		$785,232

See accompanying notes to unaudited pro forma condensed financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(In Thousands Except Share and Per Share Amounts)

	Hennessy Capital Acquisition Corp. IV and subsidiaries	Canoo Holdings Ltd.	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
Revenue	$—	$2,550	$—		$2,550
Operating expenses:
Cost of revenue, excluding depreciation and amortization	—	670	—		670
Sales and marketing	—	2,888	—		2,888
Research and development	—	52,858	—		52,858
General and administrative	3,680	13,009	(2,500)	4d	10,629
			(3,560)	4d
Depreciation and amortization	—	5,179	—		5,179
Total operating expenses	3,680	74,604	(6,060)		72,224
Loss from operations	(3,680)	(72,054)	—		(69,674)
Other income (expense):
Interest expense	1,906	—	(1,906)	4a	—
Interest and financing costs	—	(10,465)	10,465	4b	—
Gain on extinguishment of debt	—	5,045	—		5,045
Other income, net		(47)	—		(47)
Total other income (expense)	1,906	(5,467)	8,559		4,998
Income (loss) before income taxes	(1,774)	(77,521)	14,619		(64,676)
Provision for income taxes	(369)	—	369	4a	—
Net income (loss)	(2,143)	(77,521)	14,988		(64,676)

Redeemable convertible preference share dividends	—	(16,245)	16,245	4c	—
Deemed dividend related to the exchange of redeemable convertible preference shares	—	(90,495)	90,495	4c	—
Net loss attributable to ordinary shareholders	$(2,143)	$(184,261)	$121,728		$(64,676)
Two Class Method for Per Share Information:
Net income (loss) per Class A share – basic and diluted	$0.05				$(0.26)
Weighted average Class A shares outstanding – basic and diluted	29,987,000		(183,561)	5a	244,622,618
			7,503,750	5a
			32,325,000	5a
			175,000,000	5a
			(9,571)	5a
Net income (loss) per Class B share – basic and diluted	$(0.47)				$0.00
Weighted average Class B shares outstanding – basic and diluted	7,503,750		(7,503,750)	5a	—

See accompanying notes to unaudited pro forma condensed financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(In Thousands Except Share and Per Share Amounts)

	Hennessy Capital Acquisition Corp. IV	Canoo Holdings Ltd.	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
Revenue	$—	$—	$—		$—
Costs and expenses:
Sales and marketing	—	8,103	—		8,103
Research and development	—	137,378	—		137,378
General and administrative	3,253	23,450	—		26,703
Depreciation and amortization	—	4,729	—		4,729
Total operating expenses	3,253	173,660	—		176,913
Income (loss) from operations	(3,253)	(173,660)	—		(176,913)
Other income (expense):
Interest and other income	5,523	—	(5,523)	4a	—
Interest expense	—	(9,522)	9,522	4b	—
Other income, net	—	822	—		822
Total other income (expense)	5,523	(8,700)	3,999		822
Income (loss) before income taxes	2,270	(182,360)	3,999		(176,091)
Provision for income taxes	(1,110)	—	1,110	4a	—
Net income (loss)	$1,160	$(182,360)	$5,109		$(176,091)
Redeemable convertible preference share dividends	—	(13,896)	13,896	4c	—
Net loss attributable to ordinary shareholders	$1,160	$(196,256)	$19,005		$(176,091)

Two Class Method for Per Share Information:
Net income (loss) per Class A share – basic and diluted	$0.14				$(0.72)
Weighted average Class A shares outstanding – basic and diluted	30,015,000		(211,561)	5a	244,622,618
			7,503,750	5a
			32,325,000	5a
			175,000,000	5a
			(9,571)	5a
Net income (loss) per Class B share – basic and diluted	$(0.41)				$0.00
Weighted average Class B shares outstanding – basic and diluted	7,503,750		(7,503,750)	5a	—

See accompanying notes to unaudited pro forma condensed financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On August, 17, 2020, HCAC, First Merger Sub, Second Merger Sub and Legacy Canoo entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which (a) First Merger Sub would be merged with and into the Legacy Canoo (the “First Merger”), with Legacy Canoo surviving the First Merger as a wholly owned subsidiary of HCAC (Legacy Canoo, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation would be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (steps (a) and (b) collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

In connection with the execution of the Merger Agreement, on August 17, 2020, HCAC entered into separate subscription agreements (the “Subscription Agreements”) with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, and HCAC agreed to sell to the PIPE Investors, an aggregate of 32,325,000 shares of HCAC Class A Common Stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $323,250,000, in a private placement (the “PIPE Financing”). One of the PIPE Investors is an entity controlled by Daniel J. Hennessy, HCAC’s former CEO and Chairman of the Board.

Also in connection with the execution of the Merger Agreement, on August 17, 2020, HCAC entered into a Warrant Exchange and Share Cancellation Agreement (the “Sponsor Warrant Exchange and Share Cancellation Agreement”) with Hennessy Capital Partners IV LLC (the “Sponsor”), which provides that concurrent with, and contingent upon, the consummation of the First Merger, (i) the Sponsor would exchange (the “Sponsor Warrant Exchange”) 11,739,394 outstanding Private Placement Warrants for 2,347,879 newly issued shares of HCAC Class B Common Stock (the “New Sponsor Shares”), (ii) the Sponsor would forfeit 2,347,879 shares of HCAC Class B Common Stock to HCAC for no consideration, and (iii) if certain closing conditions are not met then 500,000 shares of HCAC Class B Common Stock held by the Sponsor (which shares automatically converted into shares of HCAC Class A Common Stock at the Effective Time) (the “Vesting Shares”) would become unvested and subject to certain vesting conditions.

The merger closed on December 21, 2020 (the “Closing”), at which point, among other things, the Company’s name was changed from Hennessy Capital Acquisition Corp. IV to Canoo Inc. The aggregate merger consideration paid to equity holders of Legacy Canoo upon Closing consisted of 175 million newly issued shares of HCAC Class A Common Stock valued at $10.00 per share. In addition, Legacy Canoo equity holders have the right to receive up to an additional 15 million shares of HCAC Class A Common Stock if certain share price thresholds are achieved within five years of the closing date of the Business Combination. At the Closing, all outstanding Legacy Canoo equity, including each outstanding ordinary share of Legacy Canoo, par value of $0.0001 per share (“Legacy Canoo Ordinary Shares”) and including each of the outstanding preference shares of Legacy Canoo, par value $0.0001 per share, designated as A Series Preference Shares and designated as A-1 Series Preference Shares (together, “Legacy Canoo Preference Shares”) that were converted into Legacy Canoo Ordinary Shares immediately prior to the Closing, were cancelled and automatically converted into the right to receive a pro rata portion of (x) the 175 million shares of HCAC Class A Common Stock, that HCAC issued at the Closing and (y) up to 15 million shares of our Common Stock that may be issued if certain share prices of our Common Stock are achieved and other conditions are satisfied.

For additional information regarding the terms of the Business Combination, see the section entitled “The Merger Agreement and Plan of Reorganization” in this prospectus, which is incorporated herein by reference.

2. Basis of Presentation

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, HCAC is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy Canoo is deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Legacy Canoo (i.e., a capital transaction involving the issuance of stock by HCAC for the stock of Legacy Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Legacy Canoo became the historical financial statements of the Company, and HCAC’s assets, liabilities and results of operations were consolidated with Legacy Canoo beginning on the acquisition date. The net assets of HCAC were recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was derived from Legacy Canoo’s and HCAC’s unaudited historical condensed consolidated balance sheets as of September 30, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination was completed on September 30, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was derived from Legacy Canoo’s and HCAC’s unaudited condensed consolidated statements of operations for the nine months ended September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was derived from Legacy Canoo’s audited consolidated statement of operations for the year ended December 31, 2019 and HCAC’s audited statement of operations for the year ended December 31, 2019 and gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019, the beginning of the fiscal year presented and carried forward to the subsequent interim period.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company.

Legacy Canoo and HCAC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

3. Adjustments and Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments to the unaudited combined pro forma balance sheet as of September 30, 2020 consist of the following:

(a)     Reflects the withdrawal of funds from HCAC’s trust account as follows: (i) approximately $98,000 in order to fund redemptions of 9,571 shares of HCAC Class A Common Stock by former HCAC stockholders and (ii) transfer of the remaining approximately $306.5 million at September 30, 2020 (approximately $306.4 million at closing) to the Company. Further, this adjustment reflects the reclassification of approximately $286.732 million of common stock subject to redemption to stockholders’ equity.

(b)    Reflects (i) the proceeds from the PIPE Financing consisting of 32,325,000 shares of HCAC Class A Common Stock at a purchase price of $10.00 for total proceeds of approximately $323.25 million and (ii) the Sponsor’s exchange of its 11,739,394 outstanding Private Placement Warrants for 2,347,879 newly issued shares of HCAC Class B Common Stock and forfeiture of an equivalent number of existing shares of HCAC Class B Common Stock held by the Sponsor for no consideration pursuant to the Sponsor Warrant Exchange and Share Cancellation Agreement.

(c)     Reflects (i) the issuance of 175 million shares of HCAC Class A Common Stock valued at $10.00 per share or $1,750 million in the aggregate for the purchase price of the Legacy Canoo Ordinary Shares and (ii) the conversion of the Legacy Canoo A-Series Preference Shares and A-1 Series Preference Shares into Legacy Canoo Ordinary Shares immediately prior to the Closing of the Business Combination and, in turn, converted into shares of our Common Stock at the Closing.

Note: In addition, Legacy Canoo equity holders have the right to receive up to an additional 15 million shares of HCAC Class A Common Stock if certain share price thresholds are achieved within five years of the closing date of the Business Combination. Since the ultimate disposition of the contingency surrounding these “Earnout Shares” is not known, such shares are not reflected in the unaudited pro forma condensed combined balance sheet.

(d)    Reflects the payment of transaction costs incurred in connection with the Business Combination and the PIPE Financing estimated to be approximately $42.5 million, consisting of (i) approximately $22.5 million of HCAC transaction costs (including approximately $10.2 million of deferred underwriting compensation, approximately $4.8 million of expenses and $0.2 million of deferred compensation already recorded and approximately $5.5 million of fees associated with the PIPE Financing) and (ii) approximately $20.0 million of Legacy Canoo transaction costs, approximately $2.7 million and $0.2 million of which have already been recorded to accrued liabilities and accounts payable, respectively.

(e)     This adjustment reflects the elimination of HCAC’s retained earnings and Legacy Canoo’s par value of common and preferred stock upon consummation of the Business Combination.

4. Adjustments and Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 consist of the following:

(a)     Elimination of interest income, and related federal income taxes, on the HCAC trust account assets that would not have been earned had the Business Combination been consummated on January 1, 2019.

(b)    Reflects the elimination of historical interest expense associated with the Legacy Canoo convertible notes payable that have been converted to equity in accordance with their terms prior to the execution of the Merger Agreement had the Business Combination been consummated on January 1, 2019.

(c)     Reflects the elimination of cumulative redeemable convertible preference share dividends as such Legacy Canoo Preference Shares were converted into Legacy Canoo Ordinary Shares immediately prior to the Closing of the Business Combination and, in turn, were converted into shares of HCAC Class A Common Stock at the Closing had the Business Combination been consummated on January 1, 2019.

Note: The unaudited condensed combined pro forma statements of operations do not contain any adjustment for the related effect on income tax expense for the nine months ended September 30, 2020 and the year ended December 31, 2019 applied to the reduction in interest expense as the Company does not currently believe that a tax deduction would be realizable.

(d)    Reflects the elimination of approximately $2.5 million and $3.6 million of business combination costs for HCAC and Legacy Canoo, respectively, during the period.

5. Loss per Share

Represents the net loss per share for the nine months ended September 30, 2020 and the year ended December 31, 2019 calculated using the historical weighted average HCAC Class A Common Stock and the issuance of additional HCAC Class A Common Stock in connection with the Business Combination, assuming the shares of HCAC Class A Common Stock were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average of the shares of HCAC Class A Common Stock outstanding for basic and diluted net income (loss) per share of HCAC Class A Common Stock assumes that the shares of HCAC Class A Common Stock issuable in connection with the Business Combination have been outstanding for the entire period presented. The pro forma adjustments to the unaudited pro forma condensed combined statements of operations earnings per share for the nine months ended September 30, 2020 and the year ended December 31, 2019 consist of the following:

(a)     Reflects (i) the conversion of 7,503,750 shares of HCAC Class B Common Stock to shares of HCAC Class A Common Stock in connection with the Business Combination (net of 2,347,879 newly issued shares of HCAC Class B Common Stock in exchange for the cancellation of 11,739,394 Private Placement Warrants and 2,347,879 shares of HCAC Class B Common Stock forfeited by the Sponsor pursuant to the Sponsor Warrant Exchange and Share Cancellation Agreement), (ii) the issuance of 32,325,000 shares of HCAC Class A Common Stock issued in connection with the PIPE Financing and (iii) the issuance of 175,000,000 shares of HCAC Class A Common Stock to Legacy Canoo equity holders upon Closing of the Business Combination pursuant to the Merger Agreement and (iv) the redemption of 9,571 shares of HCAC Class A Common Stock by former HCAC stockholders.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical HCAC weighted-average number of shares outstanding as follows:

	Nine Months ended September 30, 2020	Year ended December 31, 2019
Class A shares –
Weighted-average shares – basic and diluted, as reported	29,987,000	30,015,000
Add: PIPE shares	32,325,000	32,325,000
Warrant exchange shares	2,347,879	2,347,879
Closing merger consideration payable in stock	175,000,000	175,000,000
Convert Class B shares to Class A shares	7,503,750	7,503,750
Less: Sponsor Forfeited Shares	(2,347,879)	(2,347,879)
Adjust weighted average to outstanding shares	(183,561)	(211,561)
Shares redeemed	(9,571)	(9,571)
Weighted-average shares – basic and diluted, pro forma	244,622,618	244,622,618

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with the section entitled “Selected Historical Consolidated Financial Information of Canoo” and the audited and unaudited condensed consolidated financial statements and related notes that are included in this prospectus. This discussion and analysis should also be read together with the section entitled “Business” and the unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019 (in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”). In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section entitled “Risk Factors” or elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Canoo is a mobility technology company with a mission to revolutionize the EV and future mobility market, leading a transformation in the way vehicles are designed, engineered and manufactured to capitalize on the true value proposition of an EV. We have developed a breakthrough EV platform, or skateboard, purpose-built to be highly modular and to facilitate rapid development of multiple vehicle programs in both the commercial and consumer markets. Our unique skateboard architecture allows us to easily add different vehicle cabins, or top hats, on top of the skateboard, which significantly reduces the cost and development time for future vehicle models. Our skateboard platform uniquely positions us to efficiently allocate capital to meet current and evolving demand and margin opportunities by allowing us to quickly adjust volumes and add new product derivatives.

Our skateboard will serve as the foundation for our future vehicle offerings: initially expected to be a series of Multi-Purpose Delivery Vehicles initially targeted at the last mile delivery market, and a Lifestyle Vehicle and Sport Vehicle designed for the urban consumer. With our proprietary flat platform architecture, our vehicles will be able to offer class-leading cargo and passenger volume on a small footprint. We successfully designed, developed and produced a Beta prototype of our first vehicle within 19 months and with an investment of approximately $250 million. Since then, we have grown our Beta fleet to 32 properties and 13 drivable prototypes incorporating our skateboard, while completing over 50 physical crash tests. We have developed and will continue to develop prototypes to explore demand in new markets and for new product opportunities.

Both our Lifestyle Vehicle and our Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. With a single monthly payment, customers will enjoy the benefits of an all-inclusive experience that, in addition to their own vehicle, also includes standard maintenance, warranty, registration and access to both insurance and vehicle charging. We plan to utilize an asset-light, flexible manufacturing strategy by outsourcing our direct vehicle production operations to a world-class vehicle contract manufacturing partner for our initial vehicle programs. In doing so, we will significantly reduce our up-front capital investment and eliminate the recurring fixed costs and overhead that would be required for us to own and operate our own assembly facility.

Prior to the Business Combination, Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Legacy Canoo”) financed its operations primarily through private placements of Legacy Canoo Ordinary Shares and Legacy Canoo Preference Shares and the issuances of convertible notes (“Convertible Notes”), raising aggregate gross proceeds of approximately $480.0 million since Legacy Canoo’s inception in November 2017. As of September 30, 2020, Legacy Canoo’s accumulated deficit since inception was $378.2 million, and cash used in operating and investing activities since inception was $338.9 million.

Additionally, we expect that both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•        commercialize our EVs;

•        continue to invest in our technology, research and development efforts;

•        increase our investment in marketing, advertising, sales and distribution infrastructure for our EVs and services;

•        obtain, maintain and improve our operational, financial and management information systems;

•        hire additional personnel;

•        obtain, maintain, expand and protect our intellectual property portfolio; and

•        operate as a public company.

Business Combination and Public Company Costs

In August 2020, Legacy Canoo entered into a merger agreement (the “Merger Agreement”) with Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“HCAC”), HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct wholly owned subsidiary of HCAC (“First Merger Sub”), EV Global Holdco LLC (f/k/a HCAC IV Second Merger Sub, LLC), a Delaware limited liability company and a direct, wholly owned subsidiary of HCAC (“Second Merger Sub”) and Legacy Canoo, pursuant to which (a) First Merger Sub will be merged with and into Legacy Canoo (the “First Merger”), with Legacy Canoo surviving the First Merger as a wholly owned subsidiary of HCAC (Canoo, in our capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (the “Business Combination”). At a special meeting of HCAC stockholders held on December 21, 2020, the Merger Agreement was approved and adopted, and the merger and all other transactions contemplated by the Merger Agreement were approved. On December 21, 2020, we consummated the Business Combination pursuant to the Merger Agreement, HCAC changed its name to Canoo Inc., and our financial statements became those of HCAC.

While the legal acquirer in the Merger Agreement is HCAC, for financial accounting and reporting purposes under GAAP, Legacy Canoo will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Legacy Canoo in many respects. Under this method of accounting, HCAC will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy Canoo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Legacy Canoo (i.e., a capital transaction involving the issuance of stock by HCAC for the stock of Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Legacy Canoo will become the historical financial statements of the combined company, and HCAC’s assets, liabilities and results of operations will be consolidated with Legacy Canoo beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Legacy Canoo in future reports. The net assets of HCAC will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Upon consummation of the Business Combination and the closing of the PIPE Financing, the most significant change in Legacy Canoo’s future reported financial position and results of operations was an increase in cash and cash equivalents (as compared to Legacy Canoo’s balance sheet at September 30, 2020) of approximately $587.2 million, including $323.3 million in gross proceeds from the PIPE Financing by the PIPE Investors. Total direct and incremental transaction costs of HCAC and Legacy Canoo were approximately $41 million and will be treated as a reduction of the cash proceeds and deducted from the combined company’s additional paid-in capital. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, Legacy Canoo became the successor to an SEC-registered and Nasdaq-listed company which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Recent Developments

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which we operate. On March 27, 2020, the CARES Act was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic.

As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on our businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities and the production schedule of our EVs. In addition, various aspects of our business cannot be conducted remotely, including the testing and manufacturing of our EVs. The spread of COVID-19 has also caused us and many of our contractors and service providers to modify our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in testing activities, meetings, events and conferences), and collectively with our contractors and service providers, we may be required to take further actions as required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce or contractors and service providers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted. These factors related to COVID-19 are beyond our knowledge and control and, as a result, at this time, we are unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, we may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

On July 7, 2020, Legacy Canoo entered into a promissory note for loan proceeds received during the second quarter of 2020 in the amount of $7.0 million under the PPP that bears interest at 1.0% and matures on July 7, 2025. The PPP was established as part of the CARES Act and provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loans and accrued interest are forgivable after twenty-four (24) weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities. The total amount eligible for forgiveness may be adjusted if, at the time of the forgiveness application, the borrower does not maintain employment and wage levels. A forgiveness application may be submitted at any time prior to December 31, 2020. During October 2020, we submitted our application for forgiveness of the PPP loan. We used the PPP loan proceeds for purposes consistent with the provisions of the PPP and believe that such usage will meet the criteria established for forgiveness of the loan. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt.

As noted above, on December 21, 2020, we completed the Business Combination, pursuant to which (a) First Merger Sub merged with and into Legacy Canoo, with Legacy Canoo surviving the First Merger as a wholly owned subsidiary of HCAC; and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation was merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. The Business Combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse capitalization treatment. These include an estimated increase in cash (as compared to Legacy Canoo’s balance sheet at September 30, 2020) of approximately $587.2 million.

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed in the section entitled “Risk Factors — Risks Related to our Business and Industry.”

Successful Commercialization our EVs and Subscription Program

We expect to derive significant future revenue from our vehicle offerings including a consumer subscription program for the Lifestyle Vehicle and Sport Vehicle, which are not expected to launch until 2022 and 2025, respectively, as well as through direct sales of our Multi-Purpose Delivery Vehicle, which is currently expected to launch in 2023. In order to reach commercialization, we must achieve several research and development milestones. As a result, we will require substantial additional capital to develop our EVs and services and fund our operations for the foreseeable future. Until we can generate sufficient revenue from our consumer subscription program and Multi-Purpose Delivery Vehicle sales, we expect to primarily finance our operations through commercialization and production with proceeds from the Business Combination, including the proceeds from the PIPE Financing, potential contract engineering or licensing opportunities and, as needed, secondary public offerings or debt financings. The amount and timing of our future funding requirements, if any, will depend on many factors, including the pace and results of our research and development efforts.

Key Components of Statements of Operations

Basis of Presentation

Currently, we conduct business through one operating segment. As of the date of this prospectus, we are an early stage-growth company with no commercial operations, and our activities to date have been limited and are conducted in the United States. For more information about our basis of presentation, refer to Note 2 in our accompanying financial statements included in this prospectus.

Revenue

During 2020, our revenue has been derived from the provision of engineering, development and design consulting services on a project basis. Once we reach commercialization and commence production of our EVs, we expect that the significant majority of our revenue will be derived from our consumer subscription program for our Lifestyle Vehicle and Sport Vehicle, as well as sales of our Multi-Purpose Delivery Vehicle.

Cost of Revenue, excluding Depreciation and Amortization

We have recorded cost of revenue, excluding depreciation and amortization for the consulting services rendered in relation to engineering, development and design services provided on a project basis. Once we reach commercialization and commence production of our vehicles and consumer subscription program, we expect cost of revenue to include vehicle components and parts, including batteries, direct labor costs, amortized tooling costs and costs associated with the consumer subscription services.

Sales and Marketing Expense

Sales and marketing expenses consist primarily of expenses related to our development of marketing vehicles, branding initiatives and other promotional initiatives. Sales and marketing expenses include payroll and related benefit costs for employees involved in marketing activities. In addition, we allocate a portion of overhead costs, which include lease expenses, utilities and worker’s compensation premiums, to the sales and marketing department expenses based on headcount. We expense marketing costs as incurred.

Research and Development Expense

Research and development expenses consist of salaries, employee benefits and expenses for design and engineering personnel as well as materials and supplies used in research and development activities. In addition, research and development expenses include fees for consulting and engineering services from third-party vendors. We allocate a portion of overhead costs, which include lease expenses, utilities and worker’s compensation premiums, to the research and development department expense based on headcount. No depreciation or amortization expenses are allocated to research and development.

We expect our research and development costs to increase for the foreseeable future as we continue to invest in research and development activities to achieve our operational and commercial goals.

General and Administrative Expense

General and administrative expenses consist of personnel related costs (including salaries, bonuses, benefits and share-based compensation) for employees in our executive, finance, human resource and administrative departments and fees for third-party professional services, including consulting, legal and accounting services. In addition, we allocate a portion of overhead costs which include lease expenses, utilities and worker’s compensation premiums to the general and administrative department expense based on headcount. No depreciation or amortization expense is allocated to general and administrative expense.

We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Depreciation and Amortization Expense

Depreciation and amortization are provided on property and equipment over the estimated useful lives on a straight-line basis. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the loss from operations. No depreciation or amortization expense is allocated to research and development, cost of revenue and general and administrative expense.

Interest Expense

Interest expense consists primarily of interest expenses, discount amortization and changes in fair value of our Convertible Notes subject to the fair value election.

Other Expense, Net

Other expense consists primarily of income on interest earning cash balances and foreign exchange loss.

Results of Operations

Comparison of the Nine Months Ended September 30, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated:

	Nine Months Ended September 30,		$ Change	% Change
(in thousands)	2020	2019
Revenue	$2,550	$—	$2,550	—
Costs and operating expenses
Cost of revenues, excluding depreciation and amortization	670	—	670	—
Sales and marketing	2,888	6,529	(3,641)	(55.8)%
Research and development	52,858	108,817	(55,959)	(51.4)%
General and administrative	13,009	17,898	(4,889)	(27.3)%
Depreciation and amortization	5,179	3,094	2,085	67.4%
Loss from operations	(72,054)	(136,338)	64,284	(47.2)%
Interest expense	10,465	3,351	7,114	212.3%
Gain on extinguishment of debt	(5,045)	—	(5,045)	—
Other expense, net	47	5	42	840.0%
Net loss	$(77,521)	$(139,694)	$62,173	(44.5)%

Revenues

Revenue increased by $2.6 million in the nine months ended September 30, 2020. Our revenue has been derived from the provision of engineering, development and design consulting services on a project basis.

Cost of Revenue, excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization expense, increased by $0.7 million in the nine months ended September 30, 2020. The increase in cost of revenue, excluding depreciation and amortization is attributable to the consulting services rendered in relation to engineering, development and design services provided on a project basis for automotive manufacturers.

Sales and Marketing

Sales and marketing expenses decreased by $3.6 million, or 55.8%, from $6.5 million in the nine months ended September 30, 2019 to $2.9 million in the nine months ended September 30, 2020. The decrease was primarily due to a decrease in salaries and wages of $2.0 million due to a decrease in headcount resulting primarily from attrition, a decrease in marketing and events of $1.4 million, which included consulting fees for the redesign of visual brands incurred in 2019 and a decrease in travel and entertainment expense of $0.4 million due to travel restrictions resulting from the COVID-19 pandemic, partially offset by an increase in professional services expense of $0.3 million.

Research and Development

Research and development expenses decreased by $55.9 million, or 51.4%, from $108.8 million in the nine months ended September 30, 2019 to $52.9 million in the nine months ended September 30, 2020. The decrease was primarily due to expenses related to our beta prototype development in 2019 that did not re-occur in 2020 worth approximately $56.7 million, which included engineering, design, parts and consulting expenses, partially offset by an increase in salaries and wages expense of $0.9 million due to increased departmental headcount and an increase in occupancy expenses of $1.5 million.

General and Administrative

General and administrative expenses decreased by $4.9 million, or 27.3%, from $17.9 million in the nine months ended September 30, 2019 to $13.0 million in the nine months ended September 30, 2020. The decrease was primarily due to a decrease in salaries and wages expense of $4.0 million due to a decrease in departmental headcount resulting from attrition, due to normal business attrition rates and a decrease in occupancy expenses of $1.5 million, and a decrease in travel and entertainment expenses both due to our cost-saving efforts in response to the economic conditions resulting from the COVID-19 pandemic, offset by an increase in other operating expenses of $0.5 million.

Depreciation and Amortization

Depreciation and amortization increased by $2.1 million, or 67.4%, from $3.1 million in the nine months ended September 30, 2019 to $5.2 million in the nine months ended September 30, 2020. The increase was primarily due to our significant capital expenditures in the second half of 2019 related to purchases of machinery and equipment and software.

Interest Expense

Interest expense increased by $7.1 million from $3.4 million in the nine months ended September 30, 2019 to $10.5 million in the nine months ended September 30, 2020. The increase was primarily due to interest expense and debt discount related to the Convertible Notes issued in July 2019, March 2020 and April 2020.

Gain on Extinguishment of Debt

We recognized gain on extinguishment of debt of $5.0 million in the nine months ended September 30, 2020, which was a result of the conversion of all of our outstanding convertible notes on August 16, 2020.

Other Expense, Net

Other expense, net increased by approximately $42.0 thousand from $5.0 thousand in the nine months ended September 30, 2019 to $47.0 thousand in the nine months ended September 30, 2020.

Comparison of the Year Ended December 31, 2019 to the Year Ended December 31, 2018

The following table sets forth our historical operating results for the periods indicated:

	Year Ended December 31,		$ Change	% Change
(in thousands)	2019	2018
Revenue	$—	$—	$—	—
Costs and operating expenses
Cost of revenues, excluding depreciation and amortization	—	—	—	—
Sales and marketing	8,103	3,835	4,268	111.3%
Research and development	137,378	47,585	89,793	188.7%
General and administrative	23,450	23,599	(149)	(0.6)%
Depreciation and amortization	4,729	1,088	3,641	334.7%
Loss from operations	(173,660)	(76,107)	(97,553)	(128.2)%
Interest expense	9,522	268	9,254	3,453.0%
Other income, net	(822)	(167)	(655)	392.2%
Net loss	$(182,360)	$(76,208)	$(106,152)	(139.3)%

Sales and Marketing

Sales and marketing expenses increased by $4.3 million, or 111.3%, from $3.8 million in the year ended December 31, 2019 to $8.1 million in the year ended December 31, 2019. The increase was primarily due to an increase in salaries and wages of $4.9 million due to increased departmental headcount and an increase in travel and entertainment expenses of $0.5 million, partially offset by a decrease of $1.4 million related to 2018 marketing events which did not re-occur in 2019, including the production of our alpha prototype.

Research and Development

Research and development expenses increased by $89.8 million, or 188.7%, from $47.6 million in the year ended December 31, 2018 to $137.4 million in the year ended December 31, 2019. The increase was primarily due to $68.3 million of incremental expense related to our beta prototype development in 2019, which included engineering, design, parts and consulting expenses and an increase in salaries and wages of $20.8 million due to increased departmental headcount and an increase in various other operating costs of $0.7 million.

General and Administrative

General and administrative expenses decreased by $0.1 million, or 0.6%, from $23.6 million in the year ended December 31, 2018 to $23.5 million in the year ended December 31, 2019, primarily due to a decrease in professional fees of $9.5 million from 2018 to 2019, legal fees that were incurred to defend us and certain of our employees against claims filed by a third-party alleging trade secret misappropriation and violation of contractual non-solicitation obligations, partially offset by an increase in salaries and wages of $5.6 million due to increased departmental headcount, an increase in information technology expense of $1.2 million to support the increased headcount, an increase in various other operating costs of $1.5 million, and an increase in travel and entertainment expenses of $0.9 million.

Depreciation and Amortization

Depreciation and amortization increased by $3.6 million, or 334.7%, from $1.1 million in the year ended December 31, 2018 to $4.7 million in the year ended December 31, 2019. The increase was primarily due to significant capital expenditures for machinery and equipment, computer software and computer hardware.

Interest Expense

Interest expense increased by $9.3 million from $0.3 million in the year ended December 31, 2018 to an expense of $9.5 million in the year ended December 31, 2019. The increase was primarily due to interest and discount amortization on the Convertible Notes issued in July 2019.

Other Income, Net

Other income, net increased by $0.6 million, or 392.2%, from $0.2 million of income, in the year ended December 31, 2018, to $0.8 million of income in the year ended December 31, 2019. The increase was primarily due to interest income on our cash balances.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net loss before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for share-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2020 and 2019, respectively:

	Nine Months Ended September 30,
(in thousands)	2020	2019
Net loss	$(77,521)	$(139,694)
Interest expense	10,465	3,351
Gain on extinguishment of debt	(5,045)	—
Other expense, net	47	5
Depreciation and amortization	5,179	3,094
EBITDA	(66,875)	(133,244)
Adjustments:
Share-based compensation	1,059	1,443
Adjusted EBITDA	$(65,816)	$(131,801)

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the years ended December 31, 2019 and 2018, respectively:

	Year Ended December 31,
(in thousands)	2019	2018
Net loss	$(182,360)	$(76,208)
Interest expense	9,522	268
Other income, net	(822)	(167)
Depreciation and amortization	4,729	1,088
EBITDA	(168,931)	(75,019)
Adjustments:
Share-based compensation	1,873	827
Adjusted EBITDA	$(167,058)	$(74,192)

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the private placements of Legacy Canoo Ordinary Shares and Legacy Canoo Preference Shares and the issuances of Convertible Notes. As of September 30, 2020, our principal source of liquidity was our cash balance in the amount of $149.3 million.

In July and August 2020, we issued $155.3 million aggregate principal amount of convertible notes at terms substantially the same as the Convertible Notes issued in March and April 2020.

As an early stage growth company in the pre-commercialization stage of development, the net losses we have incurred since inception are consistent with our strategy and budget. We will continue to incur net losses in accordance with our operating plan as we continue to expand our research and development activities to complete the development of our skateboard platform and EVs, establish our consumer subscription model and scale our operations to meet anticipated demand. We have suffered recurring losses from operations and have cash outflows from operating activities that raise substantial doubt about our ability to continue as a going concern.

Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.

We believe that our cash on hand following the consummation of the Business Combination, including the proceeds from the PIPE Financing, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this registration statement and sufficient to fund our operations until we commence production of the Lifestyle Vehicle. We may raise additional capital through secondary public offerings or debt financings. The amount and timing of our future funding requirements, if any, will depend on many factors, including the pace and results of our research and development efforts. We may be unable to obtain any such additional financing on reasonable terms or at all.

Cash Flows Summary

Presented below is a summary of our operating, investing and financing cash flows:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
(in thousands)	2020	2019	2019	2018
Net cash provided by (used in)
Operating activities	$(65,091)	$(127,762)	$(171,452)	$(67,207)
Investing activities	(1,209)	(18,245)	(22,144)	(9,492)
Financing activities	186,129	215,135	205,084	85,023
Net change in cash and cash equivalents	$119,829	$69,128	$11,488	$8,324

Cash Flows from Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development and selling, general, and administrative activities. Our operating cash flow is also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities was $65.1 million for the nine months ended September 30, 2020. The cash used primarily related to our net loss of $77.5 million, adjusted for certain non-cash expenses including $5.2 million related to depreciation and amortization, $2.6 million related to debt discount amortization and offset by an increase of $9.9 million in accrued liability, $3.2 million in prepaid and other current assets, and $1.1 million in accounts payable, partially offset by a decrease of $0.7 million in other assets and $0.3 million in other long-term liabilities.

Net cash used in operating activities was $127.8 million for the nine months ended September 30, 2019. The cash used primarily related to our net loss of $139.7 million, adjusted for certain non-cash expenses including $3.1 million related to depreciation and amortization, $1.3 million related to debt discount amortization, $1.4 million related to share-based compensation and offset by an increase of $7.0 million in accrued liability, $4.6 million in prepaid and other current assets, and $2.0 million in accounts payable, partially offset by a decrease of $1.6 million in other assets and $0.3 million in other long-term liabilities.

Net cash used in operating activities was $171.5 million for the year ended December 31, 2019. The cash used primarily related to our net loss of $182.4 million, adjusted for certain non-cash expenses including $4.7 million related to depreciation and amortization, $3.8 million related to debt discount amortization and $1.9 million related to share-based compensation and offset by an increase of $0.5 million in accrued liability and a decrease of $0.6 million in other assets, partially offset by an increase of $0.6 million in prepaid and other current assets, $0.4 million in accounts payable and $0.3 million in other long-term liabilities.

Net cash used in operating activities was $67.2 million for the year ended December 31, 2018. The cash used primarily related to our net loss of $76.2 million, adjusted for certain non-cash expenses including $1.1 million related to depreciation and amortization and $0.8 million related to share-based compensation and offset by an increase of $6.2 million in accrued liability and $3.7 million in accounts payable, partially offset by an increase of $3.0 million in prepaid and other current assets, and $0.2 million in other long-term liabilities.

Cash Flows from Investing Activities

We continue to experience negative cash flows from investing activities as we expand our business and continue to build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth.

Net cash used in investing activities was approximately $1.2 million for the nine months ended September 30, 2020, which primarily consisted of purchases of machinery and equipment and software.

Net cash used in investing activities was $18.2 million for the nine months ended September 30, 2019, which primarily consisted of purchases of machinery and equipment, computer hardware and software and leasehold improvements.

Net cash used in investing activities was $22.1 million for the year ended December 31, 2019, which primarily consisted of purchases of machinery and equipment, computer hardware and software and leasehold improvements.

Net cash used in investing activities was $9.5 million for the year ended December 31, 2018, which primarily consisted of purchases of machinery and equipment, computer hardware and computer software and leasehold improvements.

Cash Flows from Financing Activities

Net cash provided by financing activities was $186.1 million for the nine months ended September 30, 2020, which was primarily due to the issuance of Convertible Notes and proceeds from long-term debt.

Net cash provided by financing activities was $215.1 million for the nine months ended September 30, 2019, which was primarily due to the issuance of Convertible Notes and proceeds from issuance of Legacy Canoo Preference Shares.

Net cash provided by financing activities was $205.1 million for the year ended December 31, 2019, which was primarily due to the issuance of Convertible Notes and proceeds from issuance of Legacy Canoo Preference Shares.

Net cash provided by financing activities was $85.0 million for the year ended December 31, 2018, which was primarily due to the issuance of Legacy Canoo Ordinary Shares.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2019 and September 30, 2020, and the years in which these obligations are due:

	Payments Due By Period
As of December 31, 2019 (in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease obligations	$23,558	$1,463	$3,060	$3,246	$15,789
Convertible Notes, including interest	125,453	—	125,453	—	—
Total	$149,011	$1,463	$128,513	$3,246	$15,789
	Payments Due By Period
As of September 30, 2020 (in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease obligations	$22,464	$1,496	$3,129	$3,319	$14,520
Long-term debt	7,384	—	3,606	3,778	—
Total	$29,848	$1,496	$6,735	$7,097	$14,520

In addition, we enter into agreements in the normal course of business with vendors for research and development services and outsourced services, which are generally cancelable upon written notice after a certain period. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation. Accordingly, these payments are not included in the preceding table as the amount and timing of such payments are not known.

Off-Balance Sheet Arrangements

Since the date of our formation in 2017, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our financial statements, we believe that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding our financial condition and historical and future results of operations:

Fair Value of Financial Instruments

We may elect to report most financial instruments and certain other items at fair value with changes in fair value reported in earnings. The election is made upon the initial recognition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair value election may not otherwise be revoked once an election is made. The changes in fair value are recorded in current earnings.

We have elected fair value accounting for our Convertible Notes. The primary reasons we have elected the fair value option are to:

•        Reflect economic events in earnings on a timely basis; and

•        Address simplification and cost-benefit considerations (e.g., accounting for hybrid financial instruments at fair value in their entirety versus bifurcation of embedded derivatives).

We applied the provisions of ASC 820, Fair Value Measurements and Disclosures, which provide a single authoritative definition of fair value, set out a framework for measuring fair value and expand on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use the following hierarchy in measuring the fair value of our assets and liabilities, focusing on the most observable inputs when available:

•        Level 1.    Quoted prices in active markets for identical assets or liabilities.

•        Level 2.    Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3.    Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. For additional information regarding the methods and assumptions we utilize to assess the fair value of the Convertible Notes through August 16, 2010, please refer to Note 3 in the accompanying unaudited condensed consolidated financial statements for the nine months ended September 30, 2020 included in this prospectus.

Share-Based Compensation

We account for share-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. We estimate the fair value of our share options using the Black-Scholes option-pricing model. For awards that vest solely based on continued service (“service-only vesting conditions”), the resulting fair value is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. We recognize the fair value of share options which contain performance conditions using the graded vesting method, when it is probable the performance condition will be met. We account for forfeitures as they occur.

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, share-based compensation expense could have been materially different from the amounts recorded. Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much share-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. For the nine months ended September 30, 2020 and 2019, total share-based compensation expense was $1.1 million and $1.5 million, respectively. For the years ended December 31, 2019 and December 31, 2018, total share-based compensation expense was $1.9 million and $0.8 million, respectively.

Income Taxes

The Cayman Islands does not subject corporations to corporate income taxes. Accordingly, we have no income taxes for operations within the Cayman Islands. However, we are subject to income tax in other jurisdictions in which it operates, including the United States. For U.S. income tax purposes, we are taxed as a C-corporation.

We recognize deferred taxes for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. We recorded a full valuation allowance against our deferred tax assets at December 31, 2019 and 2018. Based upon management’s assessment of all available evidence, we have concluded that it is more likely than not that the net deferred tax assets will not be realized.

At December 31, 2019, we had federal net operating loss carryforwards of approximately $112.1 million and state net operating loss carryforwards of $33.1 million that may be applied against future taxable income and expire in various years starting in 2036. Future utilization of the net operating loss carryforwards and tax-credit carryforwards may be subject to an annual limitation based on changes in ownership, as defined by Section 382 of the Internal Revenue Code.

For additional information on our accounting policy on income taxes, see Note 2 — Summary of Significant Accounting Policies — Income Taxes and Note 11 — Income Taxes in the accompanying our audited consolidated financial statements included in this registration statement.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of our accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements included in this registration statement for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2019 and 2018 and for the nine months ended September 30, 2020.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of HCAC’s IPO, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Securities and Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that we adopted as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations under adoption.

See Note 2 — Summary of Significant Accounting Policies — Recently Issued Accounting Pronouncements of our accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements included in this registration statement for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we have made one, of their potential impact on our financial condition and results of operations for the years ended December 31, 2019 and 2018 and for the period ended September 30, 2020.

Internal Control Over Financial Reporting

In connection with the audit of our financial statements for the year ended December 31, 2019, our management identified material weaknesses in our internal controls. See the section entitled “Risk Factors — We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.”

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

We hold cash and cash equivalents for working capital purposes. We do not have material exposure to market risk with respect to investments, as any investments we enter into are primarily highly liquid investments. As of September 30, 2020, we had cash and cash equivalents of $149.3 million, consisting of operating and savings accounts which are not affected by changes in the general level of U.S. interest rates.

Inflation Risk

We do not believe that inflation has had, or currently has, a material effect on our business.

Foreign Currency Risk

There was no material foreign currency risk for the years ended December 31, 2019 and 2018. Our activities to date have been limited and were conducted in the United States.

BUSINESS

OVERVIEW

Canoo is a mobility technology company with a mission to revolutionize the EV and future mobility market, leading a transformation in the way vehicles are designed, engineered and manufactured to capitalize on the true value proposition of an EV. We have developed a breakthrough EV platform, or skateboard, purpose-built to be highly modular and to facilitate rapid development of multiple vehicle programs in both the commercial and consumer markets. Our unique skateboard architecture allows us to easily add different vehicle cabins, or top hats, on top of the skateboard, which significantly reduces the cost and development time for future vehicle models. Our skateboard platform uniquely positions us to efficiently allocate capital to meet current and evolving demand and margin opportunities by allowing us to quickly adjust volumes and add new product derivatives. Our skateboard will serve as the foundation for our future vehicle offerings initially targeted at the last mile delivery markets and the urban consumer.

Our skateboard platform concept has been validated both internally and externally. We successfully designed, developed and produced a Beta prototype of our first vehicle within 19 months and with an investment of approximately $250 million, a process that realistically could take three to five years and require billions of dollars for some of our competitors or traditional OEMs to undertake. Since then, we have grown our Beta fleet to 32 properties and 13 drivable prototypes incorporating our skateboard, while completing over 50 physical crash tests. Our engineering team was able to achieve this industry leading speed and efficiency because of work borne out of a culture of rapid collaboration as well as years of EV-specific engineering experience. We have developed and continue to develop prototypes to explore demand in new markets and for new product opportunities.

This experience and advanced progress have garnered the attention of prospective collaboration partners, including leading global automotive OEMs. In February 2020, we entered into an agreement with Hyundai Motor Group to co-develop a future EV platform based on our modular and scalable skateboard technology, providing further validation of our technical leadership. The agreement provides for the co-development of a platform for a small segment electric vehicle for which the intellectual property developed will be jointly owned by us and Hyundai Motor Group. The agreement provides that it may be terminated for convenience by either party; however, certain provisions, including with respect to the joint-ownership of intellectual property, survive any such termination. We are also currently in discussions with multiple other blue-chip industry participants interested in leveraging our technologies and engineering expertise for their own commercial products.

Opportunity

The demand for EVs is increasing rapidly among both B2C and B2B markets. In the passenger EV market in the United States, demand is expected to grow at a 26% CAGR from 2019 to 2028, according to EVAdoption, with particularly high rates of growth anticipated within urban areas. Likewise, as companies are increasingly pressured by both regulators and consumers to reduce their carbon footprint, the adoption of EVs among commercial delivery vehicles is also expected to see a dramatic increase, and this shift is projected to be led by the light commercial vehicle segment, an initial target segment for us. The demand for EV light commercial vehicles in the United States, Europe and China is expected to grow at a 33% CAGR from 2019 to 2028, according to BloombergNEF.

We believe that we are perfectly positioned to capitalize on the significant opportunities available in addressing the expanding demands for electric mobility in the B2B markets, including last mile delivery, and also to meet the growing demands of the consumer EV market. We believe that the automotive industry is at an inflection point and advances in EV architecture and automotive design offer critical advantages that remain underutilized by our competitors. First, legacy automakers and EV startups alike continue to employ a one vehicle at a time mindset. As a result, they are burdened by extremely high capital costs and the long development cycle inherent in designing and engineering vehicles one program at a time, for one market at a time. Second, without an internal combustion engine, EVs have little need for a traditional engine compartment. Yet nearly all competitor EVs on the market today have failed to innovate in this area and continue to employ conventional vehicle designs at the expense of space and function.

Products

We have established a multi-faceted go-to-market strategy targeting both B2B and B2C channels, substantially expanding our total addressable markets and avenues for growth, while diversifying our business and revenue profile. By using one interchangeable skateboard as the foundation for multiple vehicles in both the B2B and B2C segments, we reduce expenses in research and development, testing and manufacturing, which in turn enables rapid scaling of subsequent vehicle programs or adjustments in volumes and vehicle derivatives based on market demand and margin opportunities, at a significantly lower overall cost.

In addition to the advantages offered by significant cost-savings, our skateboard provides us the ability to efficiently allocate capital to respond to the increasing mass market demand for EV solutions across multiple commercial and consumer segments. From inception, we have understood that the rapid growth in the logistics and transportation markets, when combined with the global shifts in regulation and consumer preference toward sustainability, offer a unique opportunity to take a holistic approach to technology to build a platform that would easily be used across multiple B2B and B2C applications.

We have developed what we believe to be the world’s flattest, most modular skateboard platform entirely in-house without reliance on external licensing arrangements. Unlike other EV technologies on the market, our skateboard is a self-contained, fully functional rolling chassis, designed to support a broad range of vehicle weight and ride profiles. Our proprietary skateboard architecture directly houses all of the most critical components of an EV, including the market’s first true steer-by-wire platform and a composite leaf spring suspension system. The combination of these selected elements into the compact skateboard platform enables us to design and develop a wide variety of vehicle types by only changing the top hat design.

By taking advantage of the significant engineering time and cost invested in developing the self-contained skateboard, we can build future top hats without changing the skateboard, significantly lowering cost and time to market on future vehicles. In this way, our skateboard approach allows us to stand apart from the competition, who often have to substantially redesign and reengineer each vehicle for architecture integration, unique performance requirements, different market requirements and full crash structure development and testing, contributing to expensive and lengthy vehicle projects. The same flexibility and relative simplicity our proprietary skateboard offer us for the development of a wide variety of vehicle types by only changing the top hat presents an attractive offering for other OEMs or other strategic players to license the skateboard for their own vehicles. The dimensions of our skateboard were deliberately selected to suit the needs of more than 75% of the most common passenger and light duty commercial vehicles on the road today. This presents the opportunity for additional sources of revenue for us.

Further, by making our skateboard uniquely flat, we are able to take a “clean-slate” design approach and develop top hats to take full advantage of the highest volume utilization across all classes of competitor vehicles, on a small footprint offering vehicles capable of supporting a significant cargo payload, capable of carrying 7 passengers or even a more traditional sedan on the exact same skateboard.

Our vehicle pipeline currently includes three vehicle programs, each built off of our foundational skateboard platform:

•        We currently intend to offer our first B2B offering in 2023, the first in a series of Multi-Purpose Delivery Vehicles offering class-leading cargo volume of up to 13 cubic meters.

•        In mid-2022, we will also launch our first consumer vehicle, the Lifestyle Vehicle, offering a targeted EPA estimated range of 250+ miles, a 300 horsepower electric motor and a charging time of 20 to 80 percent in 28 minutes. Enabled by our flat skateboard platform, the Lifestyle Vehicle challenges the traditional notions of automotive shape and functionality, comfortably seating 7 passengers on a compact footprint comparable to a Volkswagen Golf or a Tesla Model 3.

•        We are also developing a more sedan-like consumer offering, our Sport Vehicle, which is targeting an EPA estimated range of 300+ miles and a more familiar design aesthetic, expected to first become available as soon as 2024 or 2025.

In addition to this current planned vehicle lineup, we have evaluated and continue to evaluate the consumer and commercial vehicle markets, including projected trends and developments, to identify new areas of demand and product opportunities. Our skateboard platform uniquely positions us to efficiently allocate capital to meet current and evolving demand and margin opportunities by allowing us to quickly adjust volumes and add new product derivatives.

Our planned Multi-Purpose Delivery Vehicle offering uniquely positions us to take advantage of the current economic environment headlined by the unprecedented growth in e-commerce. This trend, further accelerated by the impact of the COVID-19 pandemic, in combination with increasing pressure from both regulators and consumers for fleet owners to reduce their carbon footprint is leading to a shift in vehicle fleets focused on last mile delivery. Last mile delivery vehicles operate in predominantly urban environments (thus requiring a compact size and maneuverability), their use cases are more diverse, and they carry the same stringent regulatory and crash testing requirements required of passenger vehicles. By developing our Multi-Purpose Delivery Vehicle utilizing direct engineering and crash development carryover from the skateboard and our Lifestyle Vehicle program, we believe we have a distinct advantage in cost and time to market over potential competitors. Further, with our proprietary flat architecture, Multi-Purpose Delivery Vehicle top hats on top of our skateboard will have class-leading cargo volume on a small footprint.

Both our Lifestyle Vehicle and our Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. With a single monthly payment, customers will enjoy the benefits of an all-inclusive experience that, in addition to their own vehicle, also includes standard maintenance, warranty, registration and access to both insurance and vehicle charging. Subscription is a direct-to-consumer, transparent alternative to leasing or buying a vehicle, that will help reduce the barriers to entry for consumers looking to try their first EV, while also providing us with a distinct opportunity for recurring revenue, a unique profit margin profile and compelling return on equity.

Manufacturing

We plan to utilize an asset-light, flexible manufacturing strategy by outsourcing our direct vehicle production operations to a world-class vehicle contract manufacturing partner for our initial vehicle programs. In doing so, we will significantly reduce our up-front capital investment and eliminate the recurring fixed costs and overhead that would be required for us to own and operate our own assembly facility. We and a potential contract manufacturing partner have been working together on vehicle designs for manufacturability and production planning since early 2018. We believe initially outsourcing manufacturing will significantly reduce overall risk and expect to benefit from flexibility to scale volumes to match demand levels.

Our skateboard has been designed to be manufacturable entirely independently, or in parallel with, the vehicle cabin, or top hat, a considerable innovation in the automotive design that reduces complexity in assembly and will facilitate more efficient production at scale. This process involves separate and parallel build lines of the skateboard and upper bodies for efficiency and which we expect to significantly reduce manufacturing times. This process also allows for greatly enhanced manufacturing and operational flexibility and simplicity as all vehicles share the same skateboard so only the manufacturing line for a vehicle top hat needs to adapt between vehicle types. We are also able to eliminate traditional costly and problematic manufacturing processes, such as painting, by utilizing e-coating and colored exterior thermoplastics. With the combination of these efficient design and production innovations, we anticipate that new vehicle models can be developed in as little as 18 to 24 months.

Extending this asset-light approach to other areas of our business model, we are also in the process of engaging key go-to-market partners to facilitate the operational back-end support infrastructure needed for our consumer subscription business, such as charging, insurance and vehicle maintenance and support.

MARKET OPPORTUNITY

ENGINEERING AND TECHNOLOGY SERVICES

Substantial Opportunity in EV Engineering Development and Technology Services

In recent years, many established OEMs have announced bold new initiatives and significant capital commitments to meet the demands of future mobility. These include General Motors’ announced commitment to spend $20 billion on its next generation of electric and autonomous vehicles and Hyundai Motor Group’s announced plans to invest $35 billion in advanced auto and new mobility technologies.

Few legacy global automakers, however, are well positioned to meet the growing consumer and commercial demand for EVs, as evidenced by the success of new EV entrants such as Tesla, who successfully penetrated an industry that for years has successfully shut out new competitors and resisted meaningful technological development. Many OEMs have traditionally viewed reduced and zero emissions vehicles as “compliance cars,” and focused their already scarce alternative vehicle development programs on hybrid powertrains or budget, low-performance EVs. Lacking internal know-how and experience in electrification, many of these OEMs are now being forced to look beyond their internal EV technology in order to meet increasing consumer demand for EVs and to satisfy expanding regulatory requirements.

While some OEMs have prioritized the in-house development of their own EV technologies, a significant number of OEMs are in the market to find partners for the purchase, licensing, building or co-development of EV platforms. We are well situated to capitalize on this industry trend given our uniquely talented team with industry-leading EV engineering experience and technical knowledge. Potential partners have frequently remarked during site visits and in conversations on the flexibility, cost efficiency and effectiveness of our skateboard platform and powertrain technology, as evidenced by our development deal with Hyundai. We can leverage our highly talented team of engineers to utilize the skateboard platform and tailor the technology to any number of customer needs. Our skateboard is highly versatile and can enable a variety of vehicle designs and could be fitted to approximately 75% of the most popular passenger and light duty commercial vehicle configurations on the road today. As development of a brand new EV or EV platform can cost billions of dollars and require several years to complete, partnership with our proven team and gaining access to our technology provides an OEM a greatly accelerated time to market and a decrease in risk and required expenditure.

Another area of opportunity is the rapidly developing industry for autonomous driving and related technology. The world’s largest technology and automotive companies are engaged in large-scale projects related to autonomous driving initiatives and other future mobility projects. According to AlixPartners, an estimated $75 billion is projected to be deployed between 2019 and 2023 on autonomous driving development. Autonomous driving and related technologies, in particular, represent an ideal opportunity for our skateboard, which utilizes a steer-by-wire system and is purpose built with the electrical and computing infrastructure needed for seamless integration with advanced autonomy systems as they evolve. Our skateboard is designed to allow autonomous vehicle technology companies to easily integrate their hardware suites and software stacks, facilitating rapid development and commercialization efforts.

B2B — COMMERCIAL VEHICLES

Significant Growth Anticipated in the Last-Mile Delivery Market

According to eMarketer, the North American e-commerce market is projected to grow at 13% CAGR (2020 – 2022E), reaching an approximate $1 trillion in scale by 2022. This has led to a comparable growth in kind in the transportation services and logistics providers that support e-commerce. The growth and increase in efficiency of e-commerce has also resulted in a change in consumer expectations with e-commerce providers increasingly pushing from delivery of packages in two days to delivery provided within hours. This change is expected to result in an increase in demand for smaller delivery vehicles that can efficiently execute smaller volume and more frequent delivery routes. As a result, the last mile delivery market in North America is also expected to reach $51 billion in scale by 2022, riding a CAGR of 14% (2020 – 2024E), according to TechNavio. With relatively low EV penetration today, a significant growth opportunity exists with fleet owners needing to respond to the increasing pressure from consumers and regulatory bodies to reduce their carbon footprint.

While a number of EV companies have recently announced plans to produce delivery vehicles, the last mile delivery market is an entirely distinct segment and classification of vehicle differentiated from larger and midsize delivery vehicles and trucks. Last mile delivery vehicles are generally from the light commercial vehicle segment, many of which are Class 1 vehicles and operate in predominantly urban environments (thus requiring a compact size and maneuverability) with diverse use cases. Class 1 vehicles carry the same stringent regulatory and crash testing requirements required of passenger vehicles, and our skateboard, which is specifically designed for Class 1 vehicles and shared with our passenger vehicles, has been validated to support these crash requirements. These same crash requirements are not applicable to medium and heavy duty commercial vehicles, which therefore presents a high barrier to entry for many new market entrants who produce vehicles for these heavier commercial segments (as comprehensive crash testing requires development of an entirely new chassis, effectively started from scratch). Similarly, expertise in heavier commercial vehicle development does not directly translate to producing vehicles capable of satisfying passenger and light duty vehicle crash test requirements. Our skateboard has been specifically designed to support crash requirements for multiple vehicle profiles in the passenger and light duty commercial spaces. With our skateboard going through crash validation in the Lifestyle Vehicle program, the ability to meet full crash requirements therefore offers us a strong advantage in the last mile delivery space among many of our potential competitors.

Compelling EV Early Mover Opportunity

We believe this last mile delivery segment represents an untapped market with strong demand for an attractive, flexible EV option. Further, the transition of existing and new last mile delivery fleets to all EVs is expected to be a significant trend in the short-term period, according to McKinsey. According to Bloomberg NEF, light duty commercial vehicles, such as last mile delivery vehicles, will be the first commercial vehicles to transition to electric, as compared to medium and heavy duty commercial vehicles.

Figure 15: EV share of global new vehicle sales by segment

%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2020
2025
2030
2035
2040
Buses
Two-wheelers
Passenger vehicles
Light commercial
Medium commercial
Heavy commercial

Source: BNEF.

In addition, according to Bloomberg NEF, drive trains for light duty commercial vehicles will also see the greatest surge in demand for electric drivetrains among all commercial vehicles (by a significant margin). Our development of our uniquely compact powertrain offers a future licensing opportunity in the segment.

A number of important factors are contributing to the trend of growth in the light duty commercial vehicle segment. Retailers, logistics companies and other corporations are being encouraged by their customers to reduce their carbon footprints, and therefore these companies will be highly incentivized to transition their existing fleets or new vehicle purchases toward EVs. In addition, regulations in many cities, states and countries are also encouraging a shift away from — or in some cases banning — fossil fuel-powered vehicles, with many of the earliest of these regulations targeted at buses, trucks and delivery vehicles. In the United States, both states and municipalities have begun to roll out legislation banning combustion engines, with Governor Gavin Newsom of California signing an executive order in September 2020 mandating that 100 percent of in-state sales of new passenger cars and trucks be zero-emission by 2035, and 100 percent of medium- and heavy-duty vehicles sold and operated within the state be zero-emission by 2045. Denmark, Iceland, Ireland, the Netherlands, Slovenia and Sweden have all announced plans to phase out combustion engines in some form or fashion by 2030. These legislative tailwinds have already begun to force some legacy OEMs towards electrification, creating a strong need for a modular, flexible and cost-efficient EV offering. Fifteen additional U.S. states and Washington, DC have announced that they also intend to follow California’s lead in switching all heavy-duty trucks, vans and buses over to running on electricity, with potentially more to follow suit in coming years.

We are well positioned to capitalize on these macro tailwinds and market needs through an all-electric solution that offers maximized cargo volume in an efficient, urban-friendly sized footprint. We have developed our Multi-Purpose Delivery Vehicle utilizing direct engineering carryover from the skateboard and Lifestyle Vehicle program. We feel this has three distinct competitive advantages. First, our battery module configuration, together with our proprietary powertrain system, enable superior range efficiency. Second, our proprietary skateboard architecture and steer-by-wire technology allow for multiple cabin configurations and superior interior space for storage, while also allowing for support of greater cargo capacity relative to the vehicle’s dimensions. Finally, our skateboard and Multi-Purpose Delivery Vehicle were designed and engineered with durability in mind, which is a necessity for the driving conditions in the commercial vehicle market.

B2C — PASSENGER VEHICLES

Highly Attractive Passenger EV Market in the United States

According to Bloomberg NEF, global sales of new passenger EVs is expected to grow from 2.7% of total vehicle sales in 2020 to 10% and 58%, in 2025 and 2040, respectively. Consumers, facing the growing threat of climate change and becoming more confident in improved EV range and the broader expansion of EV charging infrastructures, are increasingly looking to an EV as their next vehicle. Consumers in urban areas, in particular, have shown the highest levels of demand.

Demand for passenger EVs in the United States, specifically, is expected to rapidly grow at a 26% CAGR (2019 to 2028) and reach over 3 million EVs on the road by 2028, according to EVAdoption. Significant upside in the passenger EV segment remains as the penetration of EVs in the United States as a percentage of total annual passenger vehicle sales is expected to still be under 3% in 2022, according to data from Bloomberg NEF, presenting substantial growth prospects for our passenger vehicle offerings. We are targeting California for the initial rollout of our consumer vehicle offerings due to the state’s outsized market share and EV-friendly customer base.

Battery and battery-related costs comprise the most expensive components of an EV, and according to Bloomberg NEF, the falling lithium-ion battery price is the most important factor affecting EV penetration in the future. Average lithium-ion battery price has fallen by 87% to $156/kWh from 2010 to 2019, and Bloomberg NEF data shows that the cost of lithium-ion batteries is expected to fall as low as $61/kWh by 2030. It is expected that the falling battery price will allow EVs to reach initial vehicle price parity with comparable internal combustion vehicles by mid-2020s in most segments.

The scalable design and modularity of our skateboard platform reinforces the ability to introduce a variety of B2C focused vehicle cabin configurations at lower development costs while accelerating our go-to-market timing. Our initial and future B2C vehicles, built on top of our skateboard platform, present a strong opportunity to capitalize on significant demand for passenger EVs.

PRODUCT OFFERINGS

We have established a multi-faceted go-to-market strategy targeting both B2B and B2C opportunities, substantially expanding our total addressable markets and access to growth avenues, while diversifying our business and revenue profile. Our flexible strategy is uniquely underpinned by our versatile skateboard platform, which minimizes new development expenditures and engineering costs, and can be leveraged to capitalize on demand opportunities for both B2B and B2C applications by more efficiently allocating capital to meet market demand.

We are composed of a world class team of engineering and business leaders, each bringing decades of experience from the technology, automotive or EV industries. Our multi-disciplinary team includes significant expertise in critical areas of EV development including powertrain development, battery technologies, platform integration, electronics and software development, autonomous driving, vehicle design and advanced mobility solutions, and has attracted the interest of major OEMs and strategic partners.

Our expert team and groundbreaking skateboard platform have enabled us to pursue a diversified business model that is currently centered around three core pillars: (1) engineering and technology services, (2) B2B and (3) B2C.

ENGINEERING AND TECHNOLOGY SERVICES

Our engineering and technology services business covers all the material consulting and contract engineering work that is in high demand due to our team’s specialized experience and technical capabilities in EV development. This business offers a unique opportunity to generate immediate revenues in advance of the offering of our first vehicles and our current pipeline in this area is supportive of a projected $120 million of revenue in 2021. We expect our engineering and technology services business to offer significant growth potential in the future as projected demand grows for EVs and their related technologies, namely in platform/skateboard development, powertrain, battery technologies and power electronics, among other areas, in which we have substantial expertise. In addition to providing external commercial validation of our technical capabilities, these contract engagements establish an attractive strategic pipeline for future business opportunities and de-risk our overall business model.

Our pipeline for engineering services includes EV concept design and engineering services for other OEMs, autonomous driving strategics and high growth technology companies. There is a significant market for contract engineering services among legacy OEMs who lack the expertise to develop an electric powertrain at the pace needed to capitalize on the rising regulatory requirements and global demand for EVs. We are at a distinct competitive advantage to capitalize on this growing demand. In fact, whereas other new EV entrants are forced to license key technologies and/or outsource primary engineering development to larger OEMs, we have already received significant OEM interest in our skateboard technology and our team’s expertise in platform engineering, powertrains and vehicle design, as is exemplified by the announcement of an agreement between us and Hyundai Motor Group for the co-development of a future EV platform based on our modular skateboard technology.

Contract engineering opportunities serve as concrete points of external validation for our technology and the talent of our team, as well as provide additional sources of revenue and long-term commercial opportunities (such as skateboard and technology licensing) as the relationship matures. We are also in discussions with a number of other partners and expect to be in a position to announce many more partnerships in due course.

Our skateboard platform and our steer-by-wire and centralized computing architecture make us uniquely positioned to take advantage of continuing advancements in autonomous vehicle technology. We are in discussions with some of the most prominent companies pursuing this technology. These potential partnerships provide revenue opportunities as well as the ability to remain at the forefront of innovation in this space, while strengthening ties with future potential industry leaders.

SKATEBOARD AND TECHNOLOGY LICENSING

We intend to license our modular, skateboard platform to other automotive manufacturers who have need for a versatile purpose-built EV platform that can be easily integrated with multiple different cabin designs, whether designed by us or by potential customers. Skateboard and technology licensing provide the opportunity to utilize our skateboard platform and other technology to generate additional revenue beyond EV offerings. The dimensions of our skateboard were deliberately selected to suit the needs of the most common vehicle types. Our skateboard platform, unlike any other on the market today, will offer an “off the shelf” option, adaptable to a wide variety of needs and potential customers.

Licensing of our skateboard platform offers the potential opportunity to anchor other EV programs with our proprietary skateboard technology, potentially generating revenue on a per vehicle fee basis for years to come. We believe that revenue generated from licensing offers an upside opportunity both in the United States as well as globally, in addition to what is forecasted in our current financial model. In addition to licensing our skateboard platform, we are open to the licensing of our advanced powertrain technology.

As needs for EV solutions continue to accelerate, we believe that opportunities to license the skateboard and other technology represent considerable upside for the business. Traditional automotive OEMs that do not have competitive EV technology will either have to dedicate significant resources into developing their own technology or find access to that technology externally. Given the substantial investment required, OEMs may be more inclined to license or co-develop that technology from a new EV entrant like us as the inflection point for EVs is fast approaching and speed to market is critical to meet the growing consumer and regulatory demand. To our advantage, due to long development timelines for this technology and the uncertain results of in-house development efforts, traditional OEMs may be more likely to look to technology that has been validated and offers a shorter time and lower risk path to market for their own EV offerings. Our modular skateboard platform fulfills each of these requirements.

Autonomous driving and related technologies, in particular, represent an ideal opportunity for our skateboard, which utilizes a steer-by-wire system and is purpose built with the electrical and computing infrastructure needed for seamless integration with advanced autonomy systems as they evolve. Our skateboard is designed to allow autonomous vehicle technology companies to easily integrate their hardware suites and software stacks, facilitating rapid development and commercialization efforts.

We are in advanced discussions with several parties regarding the licensing of our skateboard and other technology.

B2B Delivery Vehicles:

We will leverage our modular skateboard with our existing powertrain, electrical architecture and thermal system to produce B2B delivery vehicles for the last mile delivery segment. These customers may include small businesses, independent contractors, service technicians, retailers, large corporations, logistics companies, or fleet managers, among others.

Last mile delivery vehicles operate in predominantly urban environments (thus requiring a compact size and maneuverability) and their use cases are more diverse. Importantly, last mile delivery vehicles, which fall under the light duty commercial vehicle segment, also carry the same stringent regulatory and crash testing requirements required of passenger vehicles. Our skateboard has been specifically designed to support crash requirements for multiple vehicle profiles in the passenger and light duty commercial spaces. With our skateboard going through crash validation in the Lifestyle Vehicle program, the ability to meet full crash requirements therefore offers us a strong advantage in the last mile delivery space among many of our potential competitors.

Further, with our proprietary flat architecture, delivery vehicle top hats on top of our skateboard are expected to offer class-leading cargo volume on a small footprint ideal for making deliveries in crowded or narrow urban streets and alleyways. Leveraging this spacious interior volume and the modularity of the skateboard platform, we are well positioned to offer multiple different commercial vehicles in less time and on a cost-competitive basis. Our true steer-by-wire design, an industry first, also allows it to easily adjust seating positioning in the cabin, as well as seamlessly integrate right-hand drive in applicable jurisdictions. Through this innovation, we have positioned ourselves extremely well to address the massive growing need for fully electric delivery vehicles aided by legislative tailwinds that will increasingly bar gas engine delivery vehicles from the world’s cities over the next decade.

The result of tailoring our skateboard platform for small businesses and the last mile delivery market is our Multi-Purpose Delivery Vehicle program, which we revealed in December 2020, and with an estimated limited production availability in 2022 and estimated serial production launch in 2023. Our Multi-Purpose Delivery Vehicle is expected to offer best-in-class spatial efficiency (measured as cubic meters of cargo volume per meter of length), offering up to 2.5 m3 cargo/m in the largest Multi-Purpose Delivery Vehicle variant compared to 1.8 m3 cargo/m and 1.5 m3 cargo/m for the top selling Ford transit and Mercedes Sprinter, respectively. Our Multi-Purpose Delivery Vehicle is being developed to be offered in a range of length and height variations to address different market segments. Unique body design for cabins built on our skateboard can be modified as required to facilitate dimensional, performance and cost requirements.

We are also in discussions with certain large OEMs who wish to enter the space but who focus primarily on medium or heavy duty commercial vehicles. The stringent crash requirements applicable to light duty vehicles are not applicable to medium and heavy duty commercial vehicles, which therefore presents a high barrier to entry for many new market entrants who produce vehicles for these heavier commercial segments (as comprehensive crash testing requires development of an entirely new chassis, effectively started from scratch). Similarly, expertise in heavier commercial vehicle development does not directly translate to producing vehicles capable of satisfying passenger and light duty vehicle crash test requirements.

Other B2B Vehicles:

In addition to our Multi-Purpose Delivery Vehicles, our modular skateboard enables us to efficiently allocate capital for other B2B opportunities based on market demand that we may elect to pursue in the future, including for the following potential applications:

•        Special purpose fleet applications (universities, corporate campuses, airports, etc.);

•        Municipal transit fleets; and

•        Ride-sharing or shared mobility applications.

With Uber and Lyft recently announcing their intention to have all vehicles offered through their platforms be electric by 2030, the need for EVs suited to ride-sharing applications is clear. An EV that can offer maximum space on a small footprint is well suited to meet the demand for more passenger space in combination with maneuverability in urban driving.

We expect that we will be very well positioned to take advantage of these additional B2B opportunities as well as others as they arise because our core skateboard platform provides unique flexibility as well as opportunity for customization for specific use cases faster and at lower cost. In addition, importantly, the vehicles required for many of these applications, particularly in ride-sharing, will benefit from the attributes already engineered into our Lifestyle Vehicle, because it:

•        is purpose-built for urban driving;

•        provides a unique and exceptional passenger centric experience (with seamless mobile phone/app integration);

•        maximizes interior space to accommodate larger groups or cargo;

•        affords easy in/easy out access;

•        can be customized through the use of “wraps,” pegboard accessories and other features;

•        is purpose-built for our subscription model which includes ease of refurbishment and cleaning;

•        incorporates timeless design and a consistent “newness” factor;

•        is built to reduce ongoing repair and maintenance costs; and

•        provides enhanced vehicle durability and longevity.

We believe that our team also has the engineering expertise, in combination with our high-performance proprietary powertrain technology, to develop a unique platform for larger commercial vehicles and we are actively exploring the opportunity.

CONSUMER VEHICLES

Our vehicle development pipeline currently includes two vehicles geared towards consumers, our Lifestyle Vehicle set to launch in mid-2022, and our Sport Vehicle currently anticipated to launch in 2024 or 2025.

B2C Lifestyle Vehicle:

Our Lifestyle Vehicle is the result of a completely re-engineered vehicle design, eliminating wasted space throughout the vehicle and providing exceptional utility to the user. By capitalizing on EV architecture, our lifestyle vehicle eliminates compartmentalization and manifests an impression of “an urban loft on wheels.” Featuring more interior passenger volume than a large SUV and the exterior footprint dimensions of a VW Golf, the Lifestyle Vehicle accommodates space for seven people. Preliminary specifications for the lifestyle vehicle include a targeted 250 mile targeted EPA range, fast charge time of 28 minutes from 20% to 80% capacity, 7 seats and a 300 horsepower rear wheel drive electric motor. Our Lifestyle Vehicle was publicly unveiled on September 24, 2019 and was met with widely positive reception by both media coverage as well as the general public.

While electrification has triggered a fundamental shift in the automotive industry, automotive design remains nearly indistinguishable from vehicles made over the last 40 years. EV companies are no exception, still making vehicles that look exactly like their internal combustion engine counterparts. We were unconstrained by traditional automotive principles in the design of our first consumer vehicle, developing the Lifestyle Vehicle with a look towards the automotive industry’s future instead of its past.

Designed to offer a bold and new experience, our Lifestyle Vehicle is all about maximizing space and comfort for the consumer. The extensive glass coverage and visibility provides an airy, uncluttered experience for all passengers. The vehicle effectively delivers an additional living space for the consumer with bench seating and a spacious interior. Further, with autonomous driving becoming more prevalent, there will be more use cases inside the vehicle, as autonomous driving eventually negates the need for a driver’s seat altogether. This additional interior space also enables a more comfortable ride for passengers, more room for entertainment and lounging, and increased storage.

Each customer is expected to have various options to make the Lifestyle Vehicle feel like their own unique vehicle, including:

•        On the exterior, consumers will be able to “wrap” their vehicle in custom skins to personalize the experience and keep every vehicle looking and feeling fresh. Wraps are offered in a variety of patterns, designs, and colors to provide customers a personalized aesthetic and one that would not be available even with completely custom vehicle paint job.

•        In the interior, we have designed a minimalistic infotainment system that does not have cluttered interfaces or distracting screens. Instead, the vehicle can easily integrate with the consumer’s existing smartphone features and settings so that the experience remains convenient, unique and customized to the individual.

•        The interior also features a novel pegboard system inside of the cabin. This offers a fun way for users to customize the Canoo sidewall with various options and accessories that will be offered by us or licensed third parties. If a user changes vehicles, their accessories and the personal affects they’ve brought into their vehicle can go with them.

This ability to uniquely customize the exterior and interior will make each Canoo vehicle feel purpose-built for each customer and feel “new” irrespective of actual vehicle age. Customization for each consumer can enhance the customer experience, increase average time on lease and decrease churn / increase fleet utilization. Wraps and accessories can also provide an important additional revenue stream for us, as well as a unique opportunity for brand development and new customer acquisition through wrap and product partnerships with premium consumer brands.

The Lifestyle Vehicle takes advantage of the interior space offered by our skateboard platform by incorporating an interior unlike anything available on today’s market. All seating is designed to look and feel more like furniture instead of traditional car seating. The rear seats have been designed similar to a lounge sofa and the front seats take inspiration from mid-century modern chairs, creating a relaxing living room atmosphere.

The Lifestyle Vehicle will also feature true steer-by-wire technology, a minimalist concealed infotainment panel, seamless mobile phone and device connection and over the air vehicle software updates. The Lifestyle Vehicle will also feature Level 2.5 Advanced Driver Assistance Systems, or ADAS, with compatibility for more advanced levels of autonomy; rather than betting on a particular technology/provider, the vehicle is uniquely integrateable with third party next-gen autonomy sensors and software, positioning the vehicle to be able to evolve and adapt to the next generation of automotive technology.

The Lifestyle Vehicle was also designed with the future of autonomy in mind with physical space in the vehicle identified for the next generation of ADAS sensors optimized for sensor vision around the vehicle. Our in-house designed Electronic Control Units, or ECUs, enable a seamless integration of these sensors with the vehicle controls and steer-by-wire system.

The Lifestyle Vehicle will be our first vehicle to start production and is targeted for a mid-2022 launch. In just 19 months, we were able to develop a fleet of 13 advanced drivable Lifestyle Vehicle prototypes, and we have validated our skateboard and Lifestyle Vehicle engineering and design for production with over 50 physical crash tests performed to date.

B2C Sport Vehicle

Our B2C Sport Vehicle leverages the same core skateboard platform as the Lifestyle and Multi-Purpose Delivery Vehicles, allowing for a significant reduction in development and launch costs. The Sport Vehicle will be a performance sedan-style vehicle, with the current plan to offer an EPA estimated range of 300+ miles. The Sport Vehicle takes advantage of our flat skateboard architecture, with up to twice the interior space as the Tesla Model 3 on a smaller footprint. This sleek and versatile design (which carries over the distinctive elements of our brand and style) enables us to penetrate a new, separate market, targeting a different demographic than the Lifestyle Vehicle and capturing a broader, more conventional vehicle audience.

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Subscription Offerings

Both our Lifestyle Vehicle and our Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. Research from Volvo and the Harris Poll shows that 74% of drivers believe EVs are the future of driving, but many are concerned about trying a new technology. 40% of non-EV drivers responded that a 30 day “try before you buy” period would increase the likelihood of them purchasing an EV. In other words, consumers are increasingly interested in EV technology, but long-term commitments (or other hurdles like sizable down payments) remain a significant barrier to entry. By reducing the commitment required for a typical car purchase or lease, we believe the subscription model will help reduce the barriers to entry for consumers looking to drive an EV, while also providing us with a distinct opportunity for recurring revenue and a unique profit margin profile. We believe this model is supported by a number of key trends in consumer preferences and strong underlying financial metrics as compared to a traditional one-time sale model.

Modern Consumers Value Subscription Offerings

In recent years, we have observed a marked shift in consumer preferences, transitioning from traditional ownership models, towards a preference to access goods or services through more flexible, lower commitment subscriptions. For example, from January 2012 through June 2019, revenue among subscription businesses grew roughly five times faster than both the retail sector and the S&P 500, according to data from Zuora. For consumers, subscriptions provide the benefits of accessible pricing, convenience and personalized use, without the addition of unwanted complexities or expenses.

Transportation-As-A-Service Is Growing Rapidly

Growth in “Transportation-as-a-Service” (TaaS) is driving demand for new mobility solutions. The introduction of TaaS has reduced consumer costs by approximately 4-10 times compared to individual ownership, according to Rethink. This perceived cost differential will be a continuing driver of TaaS adoption, which is forecasted to dramatically expand in the coming years. By 2030, TaaS is expected to account for 60% of U.S. passenger vehicles on the road and 95% of miles driven, reflecting an attractive opportunity for new mobility solutions. With Uber and Lyft recently announcing their intention to have all vehicles offered through their platforms be electric by 2030, the need for EVs suited to ride-sharing applications is clear. An EV that can offer maximum space on a small footprint is well positioned to meet the demand for more passenger space in combination with maneuverability in urban driving.

Subscription is a Reimagined Form of Leasing

Leasing has become increasingly attractive to U.S. consumers. Cost may be one contributing factor for this trend, with the average price of a new car in the U.S. hitting a record high of $37,401 in 2019, according to CB Insights. At the same time, data from the U.S. Department of Transportation shows that leasing volume doubled in the past decade, with lease penetration rising as well. Despite this upward trend, the traditional leasing model has a lot of characteristics that are still unappealing to a large demographic of consumers; sizeable down payments, multi-year commitments and hidden costs outside of the advertised “low monthly payment” make leases less desirable to consumers and difficult to manage. In contrast, our subscription program is designed to cater to modern consumer preferences, offering a flexible usage agreement and seamless digital experience in return for a single, all-inclusive monthly fee with no hidden costs, no down payment and no long-term financial commitment.

Canoo Subscription

Our Lifestyle Vehicle is initially intended to be offered to consumers through our subscription offering. Our unique subscription offering is, at its core, a fundamental re-adaptation of a vehicle lease intended to address evolving consumer preferences for a packaged experience that provides the vehicle, as well as maintenance, warranty, registration, access to insurance and vehicle charging all for a single monthly rate.

Each of the subscription features will be accessible through a seamless user experience on our mobile application. By incorporating these elements within our model, we take advantage of certain efficiencies not typically available to the individual consumer such as tighter control over service and parts costs and fleet rates on insurance and charging, among others. We, in turn, can pass these costs savings on to the consumer and reduce the monthly fee, while also providing them with a substantially better service offering than a traditional lease.

For a consumer, subscription consists of five easy steps:

Our subscription business further benefits from our asset-light model that focuses on partnership with third parties for elements of the business that are capital intensive or require development of extended expertise; this reduces up front capital expenditure and improves the quality of the product offering to consumers. As a result of these factors we believe our subscription program can potentially generate consistent cash flow and strong return on equity over the lifetime of the Lifestyle Vehicle. In addition, by owning the vehicles, we have upside potential not available in traditional models. We will have a long-lived asset in our EVs, which have been specifically designed to last under a subscription model and been professionally maintained and had continuous capital invested in their maintenance and repair. Whether it is putting older vehicles into rideshare models or alternative subscription packages, there is further upside in our model by utilizing our durable, high quality, older EVs.

Other B2C Opportunities

We will continue to evaluate our consumer product offerings for the subscription model and will efficiently allocate capital accordingly to market needs in order to increase penetration levels and satisfy consumer preferences. Our skateboard platform provides unique flexibility as well as opportunity for new vehicle models and adjusting to changing market dynamics.

Our skateboard platform enables lower development costs, accelerated commercialization timing and supports a wide range of vehicle applications. In addition, the Company’s asset-light contract manufacturing model allows us to prioritize on our product competencies and provides flexibility to pursue a wide fan of growth opportunities, including developing new vehicles or expanding into new market segments. Addressable opportunities may include SUVs, pickup trucks, luxury and performance vehicles, among others.

In addition to the subscription model, we will continue exploring other go to market channels both in the United States and globally in order to increase our total addressable market and achieve sustained profitable growth.

We will utilize our experience to enter into the European and Asian markets. In particular, China represents the largest EV market in the world with numerous large scale urban centers with strong demand for EVs for B2B and B2C applications. Our team has designed the skateboard and Lifestyle Vehicle with the European and Chinese automotive regulatory requirements in mind in order to quickly enter these high growth markets.

COMPETITIVE STRENGTHS

We have proven technology and the ability to execute on our vision of bringing groundbreaking EV products to the market

Since our inception, we have demonstrated an ability to consistently deliver on major commercial milestones with tangible development progress and results. Unlike some of our competitors, who have made bold promises to deliver similar technologies without showing much to validate their expansive technology claims, we feel we have differentiated ourselves by having already designed, manufactured and tested a fleet of advanced prototype vehicles.

We successfully designed, developed and produced a Beta prototype of our first vehicle within 19 months and with an investment of approximately $250 million, a process that realistically could take three to five years and require billions of dollars for some of our competitors or traditional OEMs to undertake. Since then, we have grown our Beta fleet to 32 properties and 13 drivable prototypes incorporating our skateboard and we have completed over 50 physical crash tests validating the accuracy and utility of our predictive computer-aided engineering (“CAE’’) crash modeling. Our engineering team was able to achieve this industry leading speed and efficiency because of work borne out of a culture of rapid collaboration as well as years of EV-specific engineering experience. We have developed and continue to develop prototypes to explore demand in new markets and for new product opportunities.

Our success has quickly garnered the attention of prospective customers, including leading global automotive manufacturers. In February 2020, we entered into a strategic partnership agreement with Hyundai Motor Group to co-develop a future EV platform based on our modular and scalable skateboard technology, providing external validation of our technical leadership. The agreement provides for the co-development of a platform for a small segment electric vehicle for which the intellectual property developed will be jointly owned by us and Hyundai Motor Group. The agreement provides that it may be terminated for convenience by either party; however, certain provisions, including with respect to the joint-ownership of intellectual property, survive any such termination. We are also currently in discussions with multiple other blue-chip industry participants interested in leveraging our technologies and engineering expertise for their own commercial products. Our aptitude stems from the deep EV engineering expertise that our team members have acquired over the course of their careers in the automotive and technology sectors and serves as a competitive moat against imitation.

Our proprietary skateboard platform, offering industry-leading vehicle modularity and space maximization, provides significant structural advantages for our business performance

We have designed what we believe to be the world’s flattest EV platform, or skateboard, purposefully engineered to provide maximum passenger and cargo space on a small vehicle footprint and modular to support a wide range of vehicle applications in the B2C and B2B markets. All our EVs — including our full lineup of planned consumer and delivery vehicles, as well as vehicles we may develop or manufacture for other OEMs — will be able to share the same core skateboard platform and utilize different cabins, or top hats, that can be married on top to create unique vehicle lines, allowing us to efficiently allocate capital to meet current and evolving areas of demand and margin opportunities.

With a truly modular and adaptable platform, we can bring multiple vehicles to market faster and at a lower cost than our traditional automotive industry competition. By using one interchangeable skateboard as the foundation for multiple vehicles, we expect to reduce expense in research and development, testing and manufacturing, thereby enabling us to develop and scale future vehicle programs at a significantly lower overall cost. In addition to significant cost-savings advantages, our modular skateboard platform allows us to much more rapidly bring new products to market and thus more nimbly respond to the increasing mass market demand for commercial and consumer EV solutions in numerous vehicle segments and industry sectors. Further, by making our skateboard uniquely flat through innovative engineering and packaging solutions, we are able to take a “clean-slate” design approach and develop top hats that offer the highest volume utilization across all classes of competitor vehicles. On a small footprint perfect for urban environments, our vehicles will be capable of supporting a significant cargo payload, carrying up to 7 passengers, or even offering a more traditional performance sedan.

Notably, our team also has the in-house capabilities to design and engineer innovative top hats, developed for seamless integration with our core skateboard. We believe our capacity to develop vehicle top hats, with an expert team focused on manufacturability and execution, will afford us a competitive advantage for rapid development and scaling of our own current and future vehicle programs and will also allow us to offer a complete EV solution for our B2B customers, further expanding our business opportunities.

We have a multi-faceted B2B and B2C strategy

We have established a multi-faceted go-to-market strategy targeting both B2B and B2C channels, substantially expanding our total addressable markets and avenues for growth, while diversifying our business and revenue profile. Our flexible strategy is uniquely underpinned by our versatile skateboard platform, which minimizes new development expenditures and engineering costs. Our expert team and groundbreaking skateboard platform have enabled us to pursue a diversified business model that is initially centered around three core pillars: contract engineering and skateboard/technology licensing (B2B), commercial vehicle sales (B2B) and direct to consumer vehicle subscriptions (B2C). Having multiple sources of revenue for our business offers greater diversification through exposure to distinct end markets to maximize the value created by the research and development efforts undertaken to develop our skateboard and EV technology.

Our next generation skateboard presents a compelling technology licensing opportunity in a rapidly growing market

With General Motors and Volkswagen recently announcing deals to license their EV platforms to other automakers (legacy OEMs and startups), we believe this validates the opportunity for electric vehicle skateboards and powertrains that can underpin EV offerings for other OEMs. We understood this trend from our inception, and we designed and engineered our skateboard to be uniquely versatile and ideal for such out-licensing and co-development opportunities (as discussed below).

While there are numerous ‘modular EV platforms’ announced by competitors, our platform offers a number of distinct advantages:

•        Our skateboard platform is uniquely modular, offering a truly self-contained, fully functional rolling chassis (so much so that it can be driven entirely independently), which has been designed specifically to accommodate a flexible range of B2B and B2C vehicle configurations.

•        The dimensions of our skateboard were deliberately selected to suit the needs of more than 75% of the most common passenger and light-duty commercial vehicles on the road today.

•        Through inclusion of innovative features such as true steer-by-wire and a transverse leaf spring suspension system, our proprietary skateboard architecture offers what we believe to be the world’s flattest platform, enabling class-leading passenger and cargo volume in the top hat on a small vehicle footprint.

•        Our skateboard, unlike nearly all others, incorporates critical crash functionality directly into the platform, which we believe will allow us to bring new vehicles to the market faster and at a significant cost reduction, by reducing the number of crash tests required to certify subsequent top hats.

•        Our skateboard incorporates battery modules directly into the platform design, allowing for cost and mass savings, while also permitting flexibility for multiple battery pack sizes and arrangements.

•        The skateboard’s steer-by-wire system, leaf spring suspension and powertrain are each tunable to support a broad range of vehicle styles and performance requirements without the need for chassis redesigns or structural changes.

•        We specifically designed the skateboard’s ECUs, electrical and network architecture with the capacity to support the power and communication requirements necessary for seamless integration with advanced autonomy systems as they evolve.

•        Our skateboard was built specifically with manufacturability in mind, minimizing the amount of functional integration required during the manufacturing and assembly process, which enables us to pursue an innovative parallel path manufacturing process (producing skateboards on one assembly line and top hats on entirely separate assembly lines) that is expected to reduce costs and improve throughput, facilitating more efficient production at scale.

Our skateboard platform, unlike any other on the market today, will offer a highly attractive “off the shelf” option, adaptable to a wide variety of use cases and potential customers.

We are in advanced discussions with several parties regarding the licensing of our skateboard and other technology.

We have a strong intellectual property portfolio

We have significant in-house capabilities in the engineering and development of EVs, vehicle components, electronics and software. Our research and development efforts have resulted in a strong intellectual property portfolio, and we have filed for patent protection on numerous of our key inventions, including the skateboard and critical powertrain, suspension and battery technologies, among others. In addition, we also have a world-class in-house vehicle design team, led by Richard Kim, capable of producing bold and innovative new vehicle designs to cater to the modern EV consumer.

Our asset light approach across the business provides advantages in capital reduction and efficiency

By partnering with an experienced contract manufacturer, we are able to leverage our partner’s expertise in vehicle assembly, factory operation and procurement while also reducing our upfront capital outlay. This positive effect is compounded when applied to multiple vehicle lines built off the same underlying skateboard platform. We also plan on engaging partners for execution of operations such as maintenance and support, further allowing us to rely on these partners’ expertise and existing infrastructure while reducing upfront capital expenditures.

We have the advantage of being an early mover into the rapidly growing last-mile delivery market

Our proprietary skateboard platform optimally positions us to address the demands created by a rapidly growing market for last-mile delivery solutions. Our core skateboard allows us to bring vehicles to market faster and at reduced capital expense, through the introduction of customized vehicle cabins or top hats married to our modular platform. These top hats can also be designed by us and our experienced in-house design team. The combination of the skateboard’s small footprint and the superior cargo volume it enables in comparison to other vehicles in the last mile delivery segment makes our skateboard ideally suited for logistics providers and retailers operating in urban environments.

Contract Engineering services offer a separate revenue stream and validate the quality of our technology

There exists significant market potential for contract engineering services among legacy OEMs who lack the expertise to develop an electric powertrain at the pace needed to capitalize on the rising regulatory requirements and global demand for EVs. We are at a distinct competitive advantage to capitalize on this growing demand by leveraging the extensive knowledge and experience of our world class team. In fact, whereas other new EV entrants are forced to license key technologies or outsource primary engineering development to larger OEMs, we have already received significant OEM interest in our skateboard technology and our team’s expertise in platform engineering, powertrains and vehicle design.

Our subscription program offers a superior consumer experience and attractive financial returns

Both our Lifestyle and Sport Vehicles are initially intended to be made available to consumers via an innovative subscription business model. Our members enjoy the benefits of an all-inclusive experience that, in addition to their own Canoo vehicle, includes routine maintenance, warranty, registration and access to insurance and vehicle charging. Subscription is a direct-to-consumer, transparent alternative to leasing or buying a vehicle, that will help reduce the barriers to entry for consumers looking to try their first EV, while also providing us with a distinct opportunity for recurring revenue, a unique profit margin profile and compelling return on equity.

Our technology was developed with cost-effectiveness in mind

As a relatively new entrant to the EV space, we were able to forge our go-to-market strategy without the engineering constraints and bureaucracy often ingrained in traditional OEMs. At the same time, our world class management team has an established record of successfully designing, engineering and launching vehicles and technology products at scale. The culmination of these aspects has resulted in the development of technology not only tailored to the needs of EVs but also designed with scalability, modularity and affordability in mind. Poor engineering choices and inefficient manufacturing processes have impacted the affordability of the EVs that certain competitors have brought to market, which we believe limits market penetration and platform optionality. We have lowered the cost of bringing new vehicles to market by leveraging our proprietary architecture in order to reduce the vehicle’s bill of materials and simplify manufacturing processes, ultimately translating to more attractive pricing for our customers and a wider addressable target market in both the mid- and premium- tiers of the B2C as well as the B2B market with the ability to efficiently allocate capital to meet current and evolving areas of demand and margin opportunities.

We are led by a visionary management team with extensive experience in the automotive industry

Our senior management is highly experienced with a successful and proven track record in running public companies, designing, engineering and launching vehicle and technology products at scale. Our Executive Chairman, Tony Aquila, is an experienced businessman with more than 20 years of experience piloting successfully public companies. Mr. Aquila previously founded numerous companies that he has led as their chairman and CEO, including AFV Partners and Solera Holdings Inc. Co-Founder, CEO and In Charge of Canoo, Ulrich Kranz, is a seasoned automotive industry veteran with over 30 years of executive experience at BMW. Mr. Kranz was previously in charge of several innovative vehicle and technology projects at BMW, including the reinvention of the MINI brand and BMW’s first SUV, the X5. Mr. Kranz also headed BMW’s “Project i,” where he established an entirely new EV program and led the strategic process from concept to mass production. Co-Founder Richard Kim, In Charge of Vehicle Design and Brand at Canoo, is regarded as an industry pioneer in EV design. Mr. Kim was also a member of BMW’s Project i, serving as Lead Exterior Designer for the BMW i3 production and concept cars, the i8 Concept and the i8 Spyder Concept. Mr. Kim also previously was the Design Manager for the VW Audi Group studio in Santa Monica, California where he focused on programs for both Porsche and Audi.

The exceptional backgrounds of our other management team members are illustrated through previous technical leadership roles in areas such as vehicle design, architecture, propulsion, body and trim at large global OEMs that include BMW, MINI, Tesla, Ford, Porsche and Audi. Many of our leadership team members have worked cohesively together at previous firms, contributing to our efficient and rapid success in bringing our technology to market. Further, our impressive milestones achieved to date provide strong validation of the management team’s strategic vision and ability to cultivate a highly skilled work force across our corporate and operational functions.

TECHNOLOGY

Our Technology

Our core technological competencies are platform (skateboard) engineering, powertrain engineering, software engineering, connected vehicle engineering and enhanced vehicle manufacturability.

The Skateboard — A Modular EV Platform

We have designed what we believe to be the world’s flattest EV platform, or skateboard, purposefully engineered to provide maximum passenger and cargo space on a small vehicle footprint and modular to support a wide range of vehicle applications in the B2C and B2B markets. All of our EVs — including our full lineup of planned consumer and delivery vehicles, as well as vehicles we may produce for other OEMs — will be able to share the same core skateboard platform and utilize different cabins, or top hats, that can be married on top to create unique vehicle lines.

Overall Skateboard Architecture

The remarkable utility and modularity of our skateboard platform is enabled by a number of key technological advancements and critical design decisions made by us, providing distinct advantages over competitor offerings:

All Critical Vehicle Components Integrated Into a Compact Platform:    Our proprietary skateboard architecture directly houses all of the most critical components of an EV, including the market’s first true steer-by-wire platform, a composite leaf spring suspension system, an advanced fully electric drivetrain, a proprietary battery compartment and battery thermal management systems, power electronics, primary electronic control units (ECUs), crash absorption structures and autonomous driving components, among others. Each of these component systems has been engineered not only for optimal performance but also for efficient packaging into our compact platform, with a strong emphasis given to functional integration, meaning that all components fulfill as many functions as possible. This has reduced the total number of parts, skateboard size and weight, ultimately providing for more useable interior space in the vehicle cabin and a more overall cost-effective EV offering.

A Highly Modular, Fully-Functional Rolling Chassis:    Unlike other EV technologies on the market, our skateboard is a self-contained, fully functional rolling chassis, designed to support a broad range of vehicle weight and ride profiles and is even capable of operating independently offering a flexible range of B2B and B2C vehicle configurations. The skateboard supports dual, front or rear motor configurations and is capable of achieving over 300 miles of range. This highly modular platform will enable us to rapidly develop vehicles serving different commercial and consumer market segments faster and at reduced cost, as the majority of research and development and a significant portion of crash structure is integrated into the skateboard design. Further, the skateboard was engineered for optimal production flexibility, and can be manufactured on an entirely independent basis, or in parallel with a vehicle top hat, a considerable innovation in design that reduces complexity in assembly and will facilitate more efficient production at scale. See the section entitled “— Manufacturing”. By leveraging our modular skateboard platform, along with our efficient design and production process, we anticipate that new vehicle models can be developed in as little as 18 to 24 months.

Enabling Maximum Interior Space:    Without an internal combustion engine, EVs have little need for a traditional engine compartment and yet, nearly all competitor vehicles on the market today have failed to innovate in this area and continue to employ conventional vehicle designs at the expense of space and functionality. Bucking this trend, our skateboard takes advantage of the unique benefits of EV architecture with a flat design enabling the highest volume utilization across all classes of competitor vehicles. This flat design is made possible, in part, by two critical features — our true steer-by-wire and leaf spring suspension systems — which are each described in greater detail below.

Small Footprint, Ideal for Urban Markets:    The dimensions of our skateboard have been selected to suit the needs of most typical light duty vehicle types. Sitting on a track and wheelbase smaller (and shorter bumper to bumper) than a Tesla Model 3, the Lifestyle Vehicle will be able to comfortably seat 7 with a total passenger volume of approximately 188 cubic feet. The very same skateboard platform, sitting on the same track and wheelbase, will be able to support a range of models of delivery vehicles, with total currently anticipated cargo volume of up to 13 square meters. This compact design provides for greater space efficiency, and enhanced maneuverability in urban environments. Our skateboard also supports most common vehicle sizes, making it ideal for B2B contract engineering and external licensing opportunities. By way of example, we believe the skateboard could be assembled and fitted to as many as 75% of the most popular passenger vehicle configurations currently on the road today. In the future, we can also adjust the core dimensions of the skateboard, if required to suit the needs of a particular contract engineering customer, like Hyundai, or enter into a new market such as medium duty delivery.

True Steer-by-Wire

Our initial vehicle, the Lifestyle Vehicle, will be the first true steer-by-wire vehicle on the market, eliminating all mechanical connections between the steering wheel and the pedals in the passenger compartment, and the wheels and braking systems located in the chassis. Steering, braking and acceleration of the vehicle will be performed entirely through electrical signal, and our system has been designed to be fully redundant (in hardware and software), ensuring continuous safe operation.

Our advanced steer-by-wire system is a critical part of our skateboard design and offers a number of significant advantages in vehicle design, engineering and safety. By eliminating the steering column, we are able to adjust the placement of the steering wheel to suit any cabin design and driver positioning, including to seamlessly integrate right-hand drive in applicable jurisdictions. In the Lifestyle Vehicle, for instance, this allowed us to position the driver further forward than is possible in a traditional internal combustion vehicle, thereby significantly opening up the vehicle interior on a comparatively small footprint. In our other vehicles designed around the same core skateboard platform, the steering wheel can be locatable anywhere in the vehicle cabin, offering greater design freedom and modularity.

True steer-by-wire technology offers weight savings and safety advantages. Eliminating the steering column removes a common source of serious injury in frontal collision. The technology also offers the opportunity to provide customers with a more responsive and smoother driving experience, which we are able to customize for different vehicles and driver preferences through software. Lastly, true steer-by-wire (specifically, our proprietary architecture in which all steering, braking and throttle functions are controllable via a secure, redundant communication framework) is essential for our longer-term vehicle strategy, paving the way for advanced autonomous driving wherein a mechanical steering column will no longer serve a central function.

Leaf Spring Suspension System

Our skateboard incorporates a variable leaf spring suspension system offering advantages both in terms of vehicle design and modularity. Most EVs on the road today continue to employ large conventional strut towers, coil springs and dampeners — a legacy of internal combustion engine design — that intrude into the cabin and effectively constrict the vehicle’s useable passenger space to the limited area between the front and rear suspension towers. By contrast, our skateboard incorporates two composite fiberglass leaf springs, mounted transversally in the front and rear of the platform. With the aid of other compact suspension components, our leaf spring suspension allows the entire suspension package to sit below the height of the tires.

These design advantages create an overall flat skateboard architecture, maximizing usable interior space in the cabin while continuing to provide optimal ride and roll support. The flat suspension allows for approximately 30% to 40% more interior space compared to a traditional passenger vehicle architecture of the same length. It also reduces the number of suspension parts needed in the skateboard, thereby reducing component cost and mass.

Importantly, our proprietary suspension system is also designed to be easily tunable to support a diverse range of additional vehicle weight and ride profiles. This modularity is critical to enabling the skateboard to perform optimally for multiple vehicle types.

Powertrain Systems

We have developed a complete set of high-performance powertrain systems ideally suited for our modular vehicle architecture.

Advanced Drivetrain Systems

Our electric drive unit includes a proprietary motor, gearbox, traction inverter and control software. We developed all of our powertrain systems in-house and believe we have made several important advancements. Our drive unit utilizes a proprietary interior permanent magnet motor developed to provide the highest efficiency throughout the vehicle usage spectrum.

Our drive units are integral to our modular platform development strategy, and are also distinct from our competitor offerings, in that they offer a future-forward, fully integrated design that can be utilized efficiently across multiple of our platforms and vehicles. Our skateboard is designed to accommodate single or dual electric motors. The rear primary unit is designed to deliver a maximum 220 kilowatts of power (300 horsepower) and 450 Newton meters of torque, and the front unit is designed to deliver a maximum 150 kilowatts of power (200 horsepower) and 320 Newton meters of torque. Efficiency of the motors is designed to peak at 97% which is optimized for urban driving environments.

Battery and Battery Management Systems

Multiple proprietary battery technologies are incorporated into our skateboard, including a unique battery enclosure architecture, in-house developed battery modules optimized for low cost and high energy density, thermal management technology and battery management systems.

Battery Compartment

We believe a core distinguishing feature of our skateboard design is the elimination of a separate battery enclosure which is found in nearly all competitor vehicles. Rather than placing our battery modules into an enclosure that is then sealed and placed into the chassis, our battery modules are packaged directly inside the skateboard structure. This provides a number of critical advantages, including cost optimization, space savings that allow for a higher level of functional integration of components in the skateboard and significant reductions in mass, which each in turn improve vehicle range. A number of battery-related safety features are integrated in the skateboard architecture, including a high-strength steel skateboard frame and innovative crash features, such as a proprietary hollow-can crumple zone designed to protect the battery during side collision events. Our unique battery compartment design also makes it possible for us to easily service the battery at the cell level and helps ensure long-term safety and performance.

Battery Cells and Thermal Management

The battery modules enclosed in our skateboard include 16 5kWh battery modules, offering a total of 80 kWh. The design of our battery systems has focused on reducing the cost per unit of energy stored to a targeted best-in-class value, while maintaining performance, safety, reliability, durability and longevity. This is achieved through the use of high energy density, low cost commoditized cylindrical cells, high manufacturing throughput and capital efficient assembly process, as well as the avoidance of exotic materials and processes in the design of the battery system.

Cylindrical lithium-ion cells represent the best value for energy storage in the automotive battery industry. The rates of cell production are very high, and the equipment for cell production is extremely well understood and optimized. The use of a standard form factor allows for a high degree of competitive sourcing between leading vendors, and the cylindrical cell is a robust design that can incorporate more energetic and cost-efficient chemistries than certain other types of cells which would need unique tooling for our vehicle concept and incorporate older, inferior active materials.

The most common challenge typically associated with the use of these cells involves the large number of electrical connections (as several thousand cells are typically used in each battery pack) that must be made reliably to interconnect all of the cells into a complete battery system. This approach has led many automotive battery systems to employ so called “large-format” battery cells where a smaller number of very large cells are used, in an effort to reduce the overall number of required connections. These cells are often custom designed, require investments in tooling for each program and typically employ lower energy density materials and have a higher cost per kWh. To circumvent the drawbacks of wire bonding, which is used by many competitors, we have invested significant effort in developing a reliable, high-speed interconnect process that reduces defects and capital expense while improving manufacturing speed.

Thermal management of the battery cells and modules is critical to ensure peak performance of the battery systems and enable battery safety. We have developed a proprietary liquid-cooled battery thermal management system that provides a very low thermal impedance between the battery cells and the coolant, allowing very high continuous power in both charge and discharge modes of operation. We also conduct extensive testing at both the cell and module levels to reduce common issues with battery thermal runaway that have traditionally plagued battery manufacturers.

We have built a state-of-the-art battery cell/module/pack laboratory and pilot build line at our facility in Torrance, CA. Our battery team includes decades of advanced automotive battery experience and subjects our battery designs to a full gamut of testing meant to ensure that all requirements for performance, lifetime and safety are achieved.

Battery Management System

Our in-house developed proprietary battery management system incorporates voltage, temperature and current monitoring functions to monitor battery condition and protect the battery pack in the event of any hazard. Battery performance is monitored in real time and the information gathered is used not only for on-board diagnostics but also transmitted to the cloud for powerful data and trend analysis. The performance of all our battery systems can be used to improve battery performance, perform predictive analytics and improve battery software for other vehicles in our fleet using over-the-air (“OTA”) update capabilities.

Support for Fast Charging

Due to our efficient cell electrochemistry, thermal management and module designs, our skateboard battery pack is anticipated to support “DC fast charge” rates of over 150 kW (and support high discharge power both in peak and continuous operation). We can use the standard CCS (North America/Europe) and GB/T (China) charging protocols and can easily adapt our charging system to any commercial operator network. Our Lifestyle Vehicle will be able to reach an 80% charge from 20% in under 30 minutes.

Electrical Systems Architecture and Vehicle Controls

We developed our electrical systems architecture with a focus on innovation, efficiency and compatibility. Our robust electrical systems are designed to maximize performance efficiency, while meaningfully reducing overall system complexity and weight. We integrate components for high voltage power distribution into the skateboard, including the DC-DC converter and onboard charger, and our power systems architecture is supported by two fully redundant low voltage buses, ensuring fail-safe operations across vehicle operations.

Our primary vehicle functions are managed by our powerful ECUs, which compute and process controls for the powertrain, battery, power management, body cabin, and safety systems, among other areas. Our ECUs have been designed to simplify our domain networks, reducing weight and costs due to fewer electrical wires, harnesses and hardware componentry. Our architecture consolidates our domain functions across 15 core ECUs, compared to electrical systems of modern day luxury vehicles, which can easily incorporate over 150 ECUs. All of our ECUs support OTA updating and data collection via our proprietary hardware and software stack.

ADAS, Software and Connected Vehicle Technologies

Market-Leading ADAS Features

The Lifestyle Vehicle will feature level 2.5 autonomy at launch, integrating both ADAS and in-vehicle driver monitoring and alert features (“Driver Monitoring System”). The Lifestyle Vehicle’s ADAS systems at launch are expected to include: (i) active driving controls, such as automatic emergency braking, adaptive cruise control, automatic steering control, automatic lane change and predictive pedestrian protection; (ii) alerts and warnings, such as blind spot monitors, collision warning, lane departure warning, front and rear cross-traffic alerts, hands off wheel detection and traffic sign recognition; and (iii) parking assistance features, including automated self-park, supervised remote park and a virtual bumper to prevent common parking lot accidents. Meanwhile, our Driver Monitoring System is intended to enhance the overall effectiveness of our vehicles’ ADAS warnings. We recognize that users frequently turn off repetitive vehicle warnings, which in turn increases accident risk and vehicle damage rates and could result in the reduction of the lifespan of our vehicles (particularly our subscription vehicles). Our proprietary Driver Monitoring System also utilizes state-of-the-art eye gaze tracking and machine learning to track a driver’s focal point and attentiveness to deliver an alert only when most needed, e.g., when a driver is looking in the wrong direction, has ignored prior warnings or is falling asleep.

The Lifestyle Vehicle utilizes a class-competitive suite of ADAS sensors, consisting of 7 cameras, 5 radars, 6 ultra-short-range radar-based sensors and enhanced geolocation features, including:

•        A full suite of automotive-grade 2MP cameras providing surround-view images to the perception system and using deep learning algorithms to perceive the world around the vehicle.

•        The latest generation millimeter wave radars providing 360 degrees of sensor data for speed and distance measurement of objects.

•        Ultra-short-range sensors radars providing short range distance measurements for parking maneuvers with higher speed and accuracy compared to ultrasonic technology, enabling finer control in tight spaces. We expect to be one of the first mass production implementations for this technology.

•        Geolocation, in conjunction with an inertial measurement unit, enabling precise location accuracy (within approximately 1 meter) to support lightweight maps in conjunction with ADAS.

We will also utilize OTA updates to collect data and send continuous improvements to our ADAS software. Vehicles in our consumer subscription fleet will use an intelligent data logging solution to capture images and sensor data of key scenes, which can then be analyzed in aggregate and pushed as updates, allowing all of our vehicles (including those currently in operation) to continue to expand their capabilities and understand a wider variety of complex autonomous driving scenarios. As a result, our vehicle ADAS systems will be kept fresh over the entire lifetime of the vehicle.

A Vehicle Fleet Built for Advanced Autonomy

Our ADAS strategy is intentionally forward-looking and cost-deliberate. For example, while LiDAR is not currently included, the Lifestyle Vehicle has been designed with the hardware, electrical architecture and space needed to later incorporate LiDAR for advanced levels of autonomy. We have also taken a similar approach from a software perspective. While we have developed all of our level 2.5 ADAS application software in-house, in keeping with our asset-light philosophy, we are not currently placing a focus on in-house development of level 4/5 autonomous driving software, which we intend to acquire in the future through licensing and strategic partnerships as autonomous software capabilities and the regulatory landscape around full autonomy continue to advance.

For most OEMs, the integration of advanced autonomous solutions will be an extremely complex and cost-intensive process, requiring new interface with the brakes, steering, transmission, body controls and vehicle control features, which need to be coordinated across different vehicle engineering teams and sourced through new and specialized suppliers. In contrast, each of our vehicles have been specially designed to allow for the seamless integration of the higher capability sensors and compute platforms necessary for full autonomy to be easily incorporated. We have achieved this through a number of innovative engineering choices:

Our ADAS architecture is modular in that all of the features are controllable via a central ADAS domain controller, which serves as an upgradeable AI control module to allow for continuous improvement and machine learning in our ADAS systems. This also enables us to incorporate improved sensor technology and advanced ADAS feature sets in the future with minimal changes to our firmware.

We specifically designed the skateboard’s electrical and network architecture to support the power and communication requirements necessary for advanced sensors and processing needed for advanced autonomous driving. Our unique board-net architecture is designed to provide secure shared communication amongst all of the vehicle ECUs, allowing our current ADAS systems (or a more advanced autonomy system) to control all of the vehicle features; meaning that our ADAS system will be able to control not only the powertrain, but also the lights, windows and infotainment system. These core ECUs, communications architecture and backend software infrastructure make the skateboard capable of supporting level 4 and 5 autonomous vehicle operations.

In addition, the inclusion of true steer-by-wire will ensure that our vehicles are uniquely compatible with third-party ADAS software, as the steering, braking and throttling of the vehicle are controllable without a mechanical interface to the vehicle cabin.

User Experience, Connectivity and OTA

Minimalist Infotainment — Bring Your Own Device (BYOD)

Traditional car makers employ an outdated approach focused on proprietary infotainment systems and overwhelming screens, many of which quickly become obsolete within a handful of years. However, we believe that most customers simply want to access the same services they are already accustomed to using on their mobile devices when inside their vehicle. Our vehicles will feature a lean user interface that seamlessly connects with a user’s own existing mobile devices and digital life. Our Lifestyle Vehicle incorporates a slim dot-matrix LED display, concealed behind a fabric cover to provide a minimalist and stylish design. This concealed information display provides critical driving information, as well as useful lightweight integrations of voice control, music, calls and navigation, all synced seamlessly with a user’s mobile device, which is naturally personalized, intuitive, secure and upgradeable.

Connectivity Architecture

Our approach to vehicle connectivity is guided by an internet-of-things (IOT) philosophy. As part of each vehicles’ connectivity infrastructure, we have provided for several key features: GPS, LTE or better wireless signal communication, Wi-Fi connectivity and Bluetooth (including Bluetooth Low Energy, which enables secure phone-to-vehicle communications and digital key fob). Each of our vehicles will be accessible and operable via a driver’s mobile device, and our digital key sharing system allows for remote access transfers, scheduled access and more for user’s who share use of their vehicle with family or friends.

Over-the-Air Updating and Data Logging

We see the inclusion of OTA updating as not just an added bonus, but a critical requirement for modern vehicles. Just as your mobile phone, computer and other smart devices receive regular updates to offer new features, performance improvements, or security updates, we believe your car should be updatable in much the same way. All our vehicles will be equipped with OTA functionality to operate with the most up-to-date software, ensuring that customers always enjoy the latest product and infotainment experience. In addition, unlike the current OTA systems employed by many legacy automakers, our OTA system is not restricted to only updating the infotainment, but also provides for secure, full suite updating of all of the vehicle’s core ECUs, allowing for performance enhancements to the powertrain and other functional vehicle systems. As a result, the performance of our vehicles will continuously improve over their lifetime.

Our vehicles will also have the capacity to collect and transmit data to our centralized cloud server to allow for remote diagnostics, predictive maintenance and vehicle analytics. The OTA functionality is expected to reduce vehicle maintenance and repair expense and offer an improved customer experience, by reducing the need for costly in person vehicle diagnostic tests, allowing for many software fixes and recall updates to be performed remotely and minimizing the down time for the customer by quickly providing service centers with the information necessary to order replacement parts.

All of our in-house developed ECUs support OTA updating and data collection via our proprietary hardware and software stack. The ownership of so much of our software allows us to rapidly develop and integrate new vehicle features and performance improvements, issue security updates and respond to issues on an individual vehicle or fleetwide basis. Our vehicles will employ a sophisticated OTA system that supports full fleet updates as well as updates to specific cars/users, VINs, geographic areas, or other subsets to deploy a flexible fleet configuration. OTA data logging and updating also allows for swift advances in autonomous driving capabilities, as machine learning can be enabled on a mass scale with thousands of vehicles in our fleet collecting data, and new software and features can be efficiently deployed.

Vehicle Design and Engineering

Top Hat Design and Integration

In addition to the development of our skateboard and powertrain technologies, we enjoy significant in-house capabilities in the design and engineering of innovative EV cabins or top hats and EV components and systems. We design and engineer vehicle cabins, interiors, heating, ventilation and air conditioning units, or HVAC, thermal management systems to distribute heating and cooling efficiently between the skateboard, batteries, and the top hat, minimalist infotainment and connectivity systems, and low voltage electrical systems. Our vehicles are expected to feature a high strength steel exterior, thermoplastic body paneling, and a significant amount of glass (including through a front-of-vehicle “street view window”) to allow for maximum light and enjoyment to the surrounding environment.

We believe our in-house top hat design and engineering capabilities will allow us to quickly and efficiently design and produce new vehicles to serve new market opportunities, and our in-house engineering and manufacturing teams have the expertise required to optimally support top hat development and efficiently integrate these new vehicle designs with our core skateboard technology. We are continually seeking new opportunities to apply and leverage our capabilities to efficiently integrate new designs into our vehicles to serve new markets or adapt to changes in consumer preferences in existing markets.

Excellence in Crash Structure Development

We are targeting an overall five-star U.S. New Car Assessment Program (“NCAP”) crash rating for our Lifestyle Vehicle. In designing our skateboard and our Lifestyle Vehicle, we have conducted thousands of CAE crash simulations to define appropriate crumple zones and optimize the structural design of our vehicles quickly and at a reduced cost relative to traditional automotive development processes.

To date, we have also completed more than 50 physical structural and sub-system crash tests. The results of these crash tests have validated the accuracy and utility of our predictive CAE crash modelling and our overall more efficient, digitized approach to vehicle development.

Our goal has been to design the Lifestyle Vehicle to meet the requirements for the United States, EU and China markets from the start, eliminating the need for re-designs and additional complications as we expand into new markets.

MANUFACTURING STRATEGY

We plan to utilize an asset-light, flexible manufacturing strategy by outsourcing our direct vehicle production operations for our first vehicle programs to a world-class vehicle contract manufacturing partner. We and a potential contract manufacturing partner have been working together on vehicle design for manufacturability and production planning since early 2018. In working with a contract manufacturer, we hope to significantly reduce our upfront capital investments and eliminate the recurring fixed costs and overhead that would be required for us to own and operate our own manufacturing facility. We believe outsourcing manufacturing will significantly reduce overall risk and expect to benefit from flexibility to scale volumes to match demand levels. Outsourcing vehicle production will also enable us to focus on our core competencies and benefit from a leading global contract manufacturer’s expertise and efficiency, avoiding the common pitfalls faced by other automotive startups in making the transition from vehicle engineering and development to full volume manufacturing operations.

Parallel Path Manufacturing Process Offers Distinct Competitive Advantages

We have developed our vehicle platform and architecture to leverage a parallel process manufacturing method that increases throughput and reduces capital expenditure while enabling efficient volume production at scale. Unlike the conventional automotive manufacturing process, in which chassis and cabin are — by necessity due to their numerous functional integrations (e.g., the steering column, suspension struts, wire harness) — assembled along one complex assembly line, our skateboard and vehicle cabins can each be manufactured independently, before they are later joined together at the final stage of the assembly process. This important manufacturing advantage is enabled by our unique fully self-contained skateboard platform, which has been deliberately designed both to contain all of the critical vehicle systems and to minimize mechanical interconnects to the top hat through first-to-market features such as true steer-by-wire. In a single production facility, our skateboard can be produced at a higher pace and a higher volume, without interfering with the upper body production process, while we can also introduce different cabins or different vehicles to the production line, without interfering with the skateboard’s independent production process. By significantly reducing the number steps and overall complexity of the assembly process, we estimate this parallel-path manufacturing can result in a reduction in of at least a third or more of the overall throughput time and a significant reduction in costs.

Advantages of Thermoplastics Capabilities

Our Lifestyle Vehicle allows us to consider the use of many different materials in the design of our vehicle cabin exteriors, including more traditional body structures as well as thermoplastic paneling. The use of thermoplastic paneling can offer distinct advantages. We currently expect that the exterior paneling of the Lifestyle Vehicle (as well as our planned future models) will be made of a lightweight and durable thermoplastic material that can be easily customized and “wrapped” to a consumer’s unique preferences. The panels can be sourced pre-painted or pre-wrapped direct from our supplier, which along with the use of e-coating for A class vehicle and skateboard surfaces, offers the distinct advantage of eliminating the need for a factory paint shop — generally one of the slowest and most capital-intensive process in a traditional automotive production plant. A vehicle paint shop is also traditionally one of the heaviest drivers of hazardous waste in a vehicle manufacturing setting and, through our elimination or reduced use, we move closer to our overall goal of being a more sustainable EV brand with the anticipated use of thermoplastic paneling. In addition, thermoplastic paneling is expected to reduce subscription maintenance and repair (MRO) expense, as it is durable and easier to maintain than conventional attached-metal body panels. We are continually seeking new opportunities to apply and leverage our capabilities to efficiently integrate new designs into our vehicles, including design of exterior paneling, to serve new markets or adapt to changes in consumer preferences in existing markets.

OUR GROWTH STRATEGY

Our modular skateboard design and asset-light business model affords us a high degree of optionality as we continue to grow the company and execute on our vision with the ability to more efficiently allocate capital to meet areas of market demand. Today, we remain focused on completing the development of our pre-production prototype vehicle fleet and reaching the start of production for our initial Multi-Purpose Delivery Vehicle and our Lifestyle Vehicle. Doing so provides us with the ability to expand our business on multiple trajectories across our B2B and B2C segments through the repackaging or repurposing of our proprietary skateboard technology. Our long-term goal is to build a well-diversified business, balanced between the B2B and B2C segments, leveraging our unique skateboard and other technology and know-how, while remaining nimble enough to quickly capitalize on other rapidly developing markets for electric mobility technology.

Skateboard and Technology Licensing

Our innovative, compact EV skateboard design is differentiated in the market and would provide OEMs with an attractive, market-validated alternative to in-house EV development. As needs for electric power solutions continue to accelerate and build momentum, opportunities to externally license our skateboard technology may present considerable upside for us. Traditional automotive OEMs that do not have a competitive skateboard technology will either have to divert significant internal resources towards developing their own technology in-house or purchase the technology externally from a next-gen EV company. Given the substantial investments required for either scenario (typically measured in billions of dollars), OEMs may be more inclined to license or purchase such technology from us.

The inflection point for EVs is fast approaching and speed to market is critical for an OEM’s success. Due to the long lead times to develop such skateboard technology and uncertain results of in-house development efforts, traditional automotive OEMs which do not own such technology may be more incentivized to license or purchase the technology in order to meaningfully enter the evolving EV market in a timely manner. Such licensing opportunities offer flexibility for us, as potential agreements could be structured through various methods such as profit sharing, royalties, or outright direct sales. Although the skateboard licensing opportunity is not currently reflected in our financial model or projections, we envision a scenario where it could generate a healthy stream of high-margin revenue.

In addition, we may separately license our powertrain or other proprietary technologies to third parties.

New Vehicle/Segment Offerings

Our skateboard platform enables lower development costs, accelerated commercialization timing and supports a wide range of vehicle use applications allowing for a more effective utilization of capital. In addition, Our asset-light contract manufacturing model allows us to prioritize focus on our core product competencies and provides flexibility to pursue a wide fan of growth opportunities, including developing new vehicles or expanding into new market segments. Addressable opportunities may include SUVs, pickup trucks, luxury and performance vehicles, among others. Furthermore, our asset-light model and partnership with a leading contract manufacturer enables us to scale production of these vehicles in a way that limits our capital exposure while fully addressing market needs. Our team also has the engineering expertise, in combination with our high-performance powertrain technology, to develop a unique platform for larger commercial vehicles.

Domestic and International Expansion

Our current commercial strategy and market approach targets 13 urban metropolitan markets in the United States for the initial launch of our consumer offering. As we validate and execute on our starting business plan, we will continue to expand by establishing or expanding design, research and development, production, sales and service facilities within additional urban centers in the U.S., leveraging our nimble manufacturing capabilities and ability to scale with demand.

A critical element of our long-term growth strategy is expanding our product offerings to non-U.S. markets. From inception in designing the skateboard and then in homologation for the Lifestyle Vehicle, we have invested capital and made engineering decisions with full consideration of both European and Chinese regulatory requirements, in addition to U.S. requirements, so that we would be ready to offer our vehicles in these markets with minimal product adjustments. Features such as steer-by-wire will also allow us to shift driver positions to meet the needs of right-hand drive markets with relative ease. In addition, we may establish new design, research and development, production, sales and service facilities as we expand into non-U.S. markets.

We intend to initially offer our Multi-Purpose Delivery Vehicles to customers in the United States. We intend to leverage our unique modular skateboard, as well as the experience we develop through operating in the United States market, to scale our consumer offerings into new international geographic markets such as Asia and Europe. Given the modular and scalable nature of our technology and our asset-light manufacturing and partnership strategy, we believe we can build out our manufacturing and operational network quickly to expand into international markets and meet the needs of a growing global demand for EVs among both consumers and businesses. In particular, China represents the largest and fastest growing EV market in the world and offers urban transportation and infrastructure dynamics with addressable disruption opportunities.

Autonomous Vehicle Development Partnerships

We believe we will play a significant role in the expansion of autonomous driving and other future mobility technologies because autonomous driving technological advancements, in particular, represent an ideal opportunity for our skateboard, which utilizes a steer-by-wire system and is purpose built with the electrical and computing infrastructure needed for integration with advanced autonomy systems. Our Lifestyle Vehicle is ideal as a more open and flexible platform to develop technology for autonomous vehicles. Autonomy providers’ technology and software stacks can be easily integrated into our vehicles, facilitating development and commercialization efforts and timing. While these opportunities are not quantifiable at this stage, we believe that establishing and fostering these partnerships now will open the door for strong future revenue opportunities. We are already actively establishing these connections and exploring these opportunities with potential partners who we believe are well positioned to be the future leaders in the autonomous technology sector.

Other B2B Market Opportunities — Particularly Ride Sharing

In addition to our Multi-Purpose Delivery Vehicles, our modular skateboard enables other B2B opportunities that we may elect to pursue in the future, including for the following potential applications:

•        Special purpose fleet applications (universities, corporate campuses, airports, etc.);

•        Municipal transit fleets; and

•        Ride-sharing or shared mobility applications.

With Uber and Lyft recently announcing their intention to have all vehicles offered through their platforms be electric by 2030, the need for EVs suited to ride-sharing applications is clear. An EV that can offer maximum space on a small footprint is well suited to meet the demand for more passenger space in combination with maneuverability in urban driving.

We expect that we will be very well positioned to take advantage of these additional B2B opportunities as well as others as they arise because our core skateboard platform provides unique flexibility as well as opportunity for customization for specific use cases faster and at lower cost. In addition, importantly, the vehicles required for many of these applications, particularly in ride-sharing, will benefit from the attributes already engineered into our Lifestyle Vehicle, because it:

•        is purpose-built for urban driving;

•        provides a unique and exceptional passenger centric experience (with seamless mobile phone/app integration);

•        maximizes interior space to accommodate larger groups or cargo;

•        affords easy in / easy out access;

•        can be customized through the use of “wraps,” pegboard accessories and other features;

•        is purpose-built for our subscription model which includes ease of refurbishment and cleaning;

•        incorporates timeless design and a consistent “newness” factor;

•        is built to reduce ongoing repair and maintenance costs; and

•        provides enhanced vehicle durability and longevity.

We are actively exploring these new market opportunities and will continue to carefully assess and pursue such opportunities as they become available.

Intellectual Property

Our ability to protect our material intellectual property is important to our business. We rely upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our intellectual property rights. In particular, unpatented trade secrets in the fields of research, development and engineering are an important aspect of our business by ensuring that our technology remains confidential. We also pursue patent protection when we believe it has developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.

As of December 31, 2020, we had 30 pending or allowed U.S. patents and 21 pending international patent applications. Our patent applications are directed to, among other things, EV platforms (skateboards), powertrain technologies, component systems, software engineering, connected vehicle engineering and enhanced vehicle manufacturability. As of December 31, 2020, our material U.S. patents, including those covering our skateboard technology, suspension systems, battery systems, drive-by-wire design, impact features, and manufacturing methods will, pending grant of each application, expire in approximately 2039 and 2040, based on the 20 year terms of U.S. patents (absent any available patent term adjustments or extensions). We pursue the registration of our domain names and material trademarks and service marks in the United States and in some locations abroad. In an effort to protect our brand, as of December 31, 2020, we had three pending U.S. trademark applications, 30 registered international trademarks, and 27 pending international trademark applications.

We regularly review our development efforts to assess the existence and patentability of new inventions, and we are prepared to file additional patent applications when it determines it would benefit our business to do so.

Facilities

Our headquarters is located in an 89,000 square foot facility that we lease in Torrance, California, just south of Los Angeles, California, where we design, engineer and develop our EVs. The lease for this facility expires in February 2033 and provides us with the option to extend the term for two additional 60-month periods commencing when the prior term expires.

Employees and Human Capital

As of December 31, 2020, we had 370 employees. A majority of our employees are engaged in research and development and related engineering and testing functions. We anticipate ramping up additional hiring efforts as we approach serial production. Our targeted hires typically have significant experience working for well-respected OEMs, tier one automotive suppliers, automotive engineering firms, software companies and other high growth technology companies. We have not experienced any work stoppages and consider our relationship with our employees to be good. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Government Regulations

We operate in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which we are subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of our ability to continue our operations.

Environmental standards applicable to us are established by the laws and regulations of the countries in which we operate, standards adopted by regulatory agencies and the permits and licenses issued to us. Each of these sources is subject to periodic modifications and what we anticipate will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil or even criminal fines, penalties and possibly orders to cease any violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits or licenses.

Emissions

California has greenhouse gas emissions standards that closely follow the standards of the U.S. Environmental Protection Agency. The registration and sale of Zero Emission Vehicles (“ZEVs”) in California could earn us ZEV credits that we could in turn sell to traditional OEMs looking to offset emissions from their traditional internal combustion engine vehicles in order to meet California’s emissions regulations. Other U.S. states have adopted similar standards including Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island and Vermont. We intend to take advantage of these regimes by registering and selling ZEVs in these other U.S. states.

ZEV credits in California are calculated under the ZEV Regulation and are paid in relation to ZEVs sold and registered in California including Battery Electric Vehicles (“BEVs”) and Fuel Cell Electric Vehicles (“FCEVs”). The ZEV program assigns ZEV credits to each vehicle manufacturer. Vehicle manufacturers are required to maintain ZEV credits equal to a set percentage of non-electric vehicles sold and registered in California. Each vehicle sold and registered in California earns a number of credits based on the drivetrain type and the all-electric range (“AER”) of the vehicle under the Urban Dynamometer Driving Schedule Test Cycle. Plug-in hybrid vehicles (“PHEVs”) receive between 0.4 and 1.3 credits per vehicle sold and registered in California. Battery electric and fuel cell vehicles receive between 1 and 4 credits per vehicle sold in California, based on range. The credit requirement was 7% in 2019, which required about 3% of sales to be ZEVs. The credit requirement will rise to 22 percent in 2025, which will require about 8% of sales to be ZEVs. If a vehicle manufacturer does not produce enough EVs to meet our quota, it can choose to buy credits from other manufacturers or pay a $5,000 fine for each credit it is short.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the U.S. Environmental Protection Agency (“EPA”) or a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that our vehicles comply with all applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards or a CARB Executive Order is required for vehicles sold in states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 13 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

Although our vehicles have zero emissions, we are required to seek an EPA Certificate of Conformity for vehicles sold in states covered by the Clean Air Act’s standards or a CARB Executive Order for vehicles sold in California or any of the other 13 states identified above that have adopted the stricter California standards.

Vehicle Safety and Testing

Our vehicles will be subject to, and will be required to comply with, the National Traffic and Motor Vehicle Safety Act, as amended, and numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), an operating administration of the U.S. Department of Transportation, including applicable

U.S. federal motor vehicle safety standards (“FMVSS”). We intend for our Lifestyle Vehicle to fully comply with all applicable FMVSS without the need for any exemptions, and expect our future EVs to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSS, and while we anticipate being in compliance with the proposed changes, there is no assurance until final regulation changes are enacted.

As a U.S.-based manufacturer, we must self-certify that our vehicles meet all applicable FMVSS, as well as the NHTSA bumper standard, or otherwise are exempt, before the vehicles can be imported or sold in the United States. Numerous FMVSS will apply to our vehicles, such as crash-worthiness requirements, crash avoidance requirements and EV-specific requirements. We will also be required to comply with other federal laws and regulations administered by NHTSA, including, among other things, ensuring our vehicles do not contain defects related to motor vehicle safety, recall requirements, the corporate average fuel economy (“CAFE”) standards, Theft Prevention Act requirements, consumer information labeling requirements, reporting required notices, bulletins and other communications, Early Warning Information reporting, foreign recall reporting and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law allows inclusion of city and highway fuel economy ratings, as determined by EPA, as well as crash test ratings as determined by NHTSA if such tests are conducted.

If we expand our offerings outside of the United States, our vehicles will be subject to foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the United States and may require redesign and/or retesting. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020. There is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its recent withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe.

In addition to the various territorial legal requirements we are obligated to meet, our Lifestyle Vehicle is engineered to deliver overall 5-star performance in the two main voluntary vehicle safety performance assessment programs, U.S. New Car Assessment Program (“NCAP”) and Euro NCAP. Five-star is the maximum attainable score. These independent organizations have introduced a number of additional safety related tests aimed at improving the safety of passenger vehicles, both for occupants and pedestrians involved in collisions with vehicles. Some of these tests are derived from the legal tests, such as side impact, but have higher performance requirements. Others are unique to the program. Areas covered by these tests in 2020 include:

•        Mobile Progressive Deformable Barrier

•        Full Width Rigid Barrier

•        Mobile Side Impact Barrier

•        Side Pole

•        Far Side Impact

•        Whiplash

•        Vulnerable Road Users (Pedestrians and Cyclists)

•        Safety Assist

•        Rescue and Extrication

Automobile Manufacturer and Dealer Regulation

State laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to consumers in the state. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. Because we do not intend to sell vehicles to consumers, but rather intend to offer our vehicles to consumers by way of our subscription model, there is considerable uncertainty as to whether we will be required to register as a dealer in the State of California and in other states. Regardless, we expect that the dealer trade associations will mount challenges to our business model by challenging the legality of our operations in court and employing administrative and legislative processes to attempt to prohibit or limit our ability to operate. In addition, we expect the dealer trade associations to actively lobby state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to our business model; however, we intend to actively fight any such efforts to limit our ability to operate and to proactively support legislation supporting our subscription model.

Rental Car Regulations

State laws regulate the activities of rental car companies, for example, in the way rental car companies contract and track their assets. Our subscription model is novel and presents a risk that regulatory authorities, rental car companies and related trade associations could interpret existing laws or enact new laws impacting our ability to effectively and efficiently operate our subscription offering if we are interpreted to be a rental company.

Battery Safety and Testing Regulation

Our battery pack conforms to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. Prior to launch, we plan to complete all applicable transportation tests for our battery packs, demonstrating our compliance with applicable regulations. We will use lithium-ion cells in the high voltage battery packs in our vehicles. The use, storage, and disposal of our battery packs is regulated under federal law.

Our battery packs are intended to meet the applicable compliance requirements of the UN Manual of Tests and Criteria demonstrating our ability to ship battery packs by any method.

These tests include:

Altitude simulation — simulating air transport;

Thermal cycling — assessing cell and battery seal integrity;

Vibration — simulating vibration during transport;

Shock — simulating possible impacts during transport;

External short circuit — simulating an external short circuit; and

Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging.

Competition

We have experienced, and expect to continue to experience, intense competition from a number of companies, particularly as the transportation sector increasingly shifts towards low-emission, zero-emission or carbon neutral solutions. Competing vehicles include internal combustion vehicles from established automobile manufacturers; however, many established and new automobile manufacturers have entered or have announced plans to enter the alternative fuel and EV market. Many major automobile manufacturers have EVs available today and other current and prospective automobile manufacturers are also developing EVs. In addition, several manufacturers offer hybrid vehicles, including plug-in versions. We believe the primary competitive factors in the EV market include, but are not limited to:

•        technological innovation;

•        product quality, reliability and safety;

•        service options;

•        product performance;

•        design and styling;

•        product price; and

•        manufacturing efficiency.

We believe that our platform competes favorably with our competitors on the basis of these factors; however, most of our current and potential competitors have greater financial, technical, manufacturing, marketing and other resources than we do. Our competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their alternative fuel vehicle and EV programs. Additionally, our competitors may also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources than we do. Furthermore, certain of our competitors largely operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products. Additional mergers and acquisitions in the EV market may result in even more resources being concentrated in our competitors.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. we are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers and their ages as of December 31, 2020 are as follows:

Name	Age	Position
Executive Officers
Tony Aquila	56	Executive Chairman, Director
Ulrich Kranz	62	Chief Executive Officer, In Charge
Paul Balciunas	39	Chief Financial Officer, In Charge of Finance
Andrew Wolstan	36	General Counsel, Secretary, In Charge of Legal & Government Affairs
Peter Savagian	59	Chief Technology Officer, In Charge of Technology

Non-Employee Directors
Foster Chiang	38	Director
Greg Ethridge	44	Director
Josette Sheeran(2)(3)	66	Director
Thomas Dattilo(1)(2)(3)	69	Director
Rainer Schmueckle(1)(3)	61	Director
Debra von Storch(1)(2)	61	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Executive Officers

Tony Aquila.    Mr. Aquila has served as the Executive Chairman of the Board since December 2020, and prior to this, served as Executive Chairman of the board of directors of Legacy Canoo from October 2020 to December 2020. In June 2019, Mr. Aquila founded AFV Partners, an affirmative low-leverage capital vehicle that invests in long-term mission critical software, data and technology businesses and serves as its Chairman and CEO since its founding. In 2005, Mr. Aquila founded Solera Holdings Inc., and led it as Chairman and CEO to a $1 billion initial public offering in 2007, and in the following years sourced and executed over 50 acquisitions significantly expanding Solera’s total addressable market. Mr. Aquila oversaw Solera’s $6.5 billion transaction from a public-to-private business in 2016. During his tenure, Mr. Aquila established Solera as a global technology company that provides software and data to global insurance companies, global OEMs and maintenance, repair and overhaul networks. Mr. Aquila currently serves as the Chairman for Aircraft Performance Group, LLC, a global provider of mission critical flight operations software, since January 2020, and RocketRoute Limited, global aviation services company, since March 2020 and APG Avionics LLC, an aviation data and software company for the general aviation market since September 2020. From November 2018 to July 2020, Mr. Aquila served as the Global Chairman of Sportradar Group, a sports data and content company.

Mr. Aquila is qualified to serve as Executive Chairman of the Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly-listed company and his investing experience.

Ulrich Kranz.    Mr. Kranz has served as our Chief Executive Officer and In Charge since December 2020, and prior to this, served as In Charge (CEO) of Legacy Canoo from September 2019 to December 2020. From December 2017 to August 2019, Mr. Kranz served as Legacy Canoo’s In Charge of Technology (CTO). From July 2017 to October 2017, Mr. Kranz served as Chief Technology Officer at Faraday & Future Inc., an electric vehicle manufacturer. From June 1986 to December 2016, Mr. Kranz served in various product and strategy leadership roles at BMW AG, a multinational luxury vehicle manufacturer. During his 30 year career at BMW, Mr. Kranz led the development of some of the carmaker’s most innovative vehicles and initiatives. In the mid-1990s, Mr. Kranz worked on product, research and development for the BMW Z3, a two-seat sports car that won numerous awards. In 1998, Mr. Kranz moved BMW into new terrain, leading development of the X5, BMW’s first SUV. Starting in 2002, Mr. Kranz then oversaw the revitalization of the iconic BMW MINI brand. For nearly a decade, Mr. Kranz led BMW’s electric vehicle division, “Project i,” developing electric cars designed to sustainably address the mobility needs of consumers in large urban markets. Mr. Kranz holds a Diplom-Ingenieur in Mechanical Engineering from the University of Bingen, Rhineland Palatinate, Germany.

Paul Balciunas.    Mr. Balciunas has served as our Chief Financial Officer and In Charge of Finance since December 2020, and prior to this, served as In Charge of Finance (CFO) & Corporate Development of Legacy Canoo from February 2020 to December 2020. From December 2017 to February 2020, Mr. Balciunas served as Legacy Canoo’s In Charge of Corporate Strategy & Finance. From December 2015 to October 2017, Mr. Balciunas served as Director of Corporate Finance & Business Development at Faraday & Future Inc., an electric vehicle manufacturer. From October 2003 to February 2011 and July 2013 to August 2015, Mr. Balciunas served as Vice President, Global Automotive Investment Banking at Deutsche Bank AG, a multinational investment bank and financial services company. Mr. Balciunas holds a Bachelor of Science in Accounting from Mount Saint Mary’s College.

Andrew Wolstan.    Mr. Wolstan has served as our General Counsel, Secretary and In Charge of Legal & Government Affairs since December 2020, and prior to this, Mr. Wolstan served as the General Counsel of Legacy Canoo from December 2017 to December 2020. From April 2016 to October 2017, Mr. Wolstan served as Senior Counsel at Faraday & Future Inc., an electric vehicle manufacturer. From October 2013 to April 2016, Mr. Wolstan served as a corporate associate at Munger, Tolles & Olson LLP, a law firm. From December 2010 to August 2013, Mr. Wolstan served as a mergers and acquisitions associate at Simpson Thacher & Bartlett LLP, a law firm. Mr. Wolstan holds a Bachelor of Science degree from Duke University in Economics and Public Policy and a Juris Doctor from Columbia Law School.

Peter Savagian.    Mr. Savagian has served as our Chief Technology Officer and In Charge of Technology since December 2020, and prior to this, served as In Charge of Technology (CTO) of Legacy Canoo from September 2020 to December 2020. From February 2019 to September 2020, Mr. Savagian served as Senior Vice President, Engineering at Ampaire, Inc., a zero-emissions aircraft manufacturer. From January 2019 to September 2020, Mr. Savagian served as Principal and Founder at Electrified Future, Inc., a company that advises on electric vehicle and related industries. From July 2016 to November 2018, Mr. Savagian served as Vice President and Senior Vice President of Product and Technology Development at Faraday & Future Inc., an electric vehicle manufacturer. From April 2002 to July 2016, Mr. Savagian served in various engineering and managerial roles at General Motors Company, a multinational vehicle manufacturer. Since October 2019 Mr. Savagian has served as Independent Director on the Board of ElectraMeccanica Vehicles, Inc., a publicly traded electric vehicle manufacturer. Since October 2018, Mr. Savagian has served as an advisor to Sibros Technologies, Inc, an automotive software and cloud services company. Since June 2015, Mr. Savagian has served as a Lecturer in Professional Development at the University of Wisconsin- Madison. Mr. Savagian holds a Bachelor of Science degree from the University of Wisconsin- Madison in Mechanical Engineering, a Master of Science degree from the University of Southern California in Operations Research Engineering, and a Master of Business Administration from Duke University, Fuqua School of Business.

Non-Employee Directors

Foster Chiang.    Mr. Chiang has served as a member of the Board since December 2020, and prior to this, served as a director of Legacy Canoo from December 2017 to December 2020. From May 2016 to August 2020, Mr. Chiang served as the Vice Chairman of TPK Holding Co. Ltd., a leading touch solution provider listed on the Taiwan Stock Exchange (TWSE 3673), and as its Director of Business Strategy and Development from March 2013 to April 2016. Mr. Chiang has served as a director of TES Touch Embedded Solutions (Xiamen) Co., Ltd., a leading company in interactive monitor and computer industry, since March 2013, and as a member of the Board of Trustees of the Taft School, a private college-preparatory school, since September 2017. Mr. Chiang holds a Bachelor of Science in Economics — Finance and Accounting, a Bachelor of Science in International Studies, a Master of Arts in International Studies and a Master of Business Administration, all from The Wharton School of the University of Pennsylvania.

Mr. Chiang is qualified to serve on the Board based on his business experience as a vice chairman of a publicly listed company, his investing experience and his long-standing relationship with us.

Greg Ethridge.    Mr. Ethridge has served as a member of the Board since December 2020, and prior to this, served as President, Chief Operating Officer and a director of HCAC from February 2019 to December 2020. Since June 2019, Mr. Ethridge has served as Chairman of Motorsports Aftermarket Group, a designer, manufacturer, marketer and distributor of aftermarket parts, apparel and accessories for the motorcycle and power sports industry. He served as President of Matlin & Partners Acquisition Corporation from January 2017 to November 2018, at which time it merged with USWS Holdings LLC, a growth- and technology-oriented oilfield service company focused exclusively on hydraulic fracturing for oil and natural gas exploration and production companies and is now known as U.S. Well Services, Inc. (NASDAQ: USWS). He served as Senior Partner of MatlinPatterson Global Advisers LLC (“MatlinPatterson”) from 2009 to 2020 and prior to joining MatlinPatterson in 2009, Mr. Ethridge was a principal in the Recapitalization and Restructuring group at Gleacher and Company (f/k/a Broadpoint Capital, Inc.) where he moved his team from Imperial Capital LLC, from 2008 to 2009. In 2006, Mr. Ethridge was a founding member of the corporate finance advisory practice for Imperial Capital LLC in New York. From 2005 to 2006, Mr. Ethridge was a principal investor at Parallel Investment Partners LP (formerly part of Saunders, Karp and Megrue), executing recapitalizations, buyouts and growth equity investments for middle market companies. From 2001 to 2005, Mr. Ethridge was an associate in the Recapitalization and Restructuring Group at Jefferies and Company, Inc. where he executed corporate restructurings and leveraged finance transactions and was a crisis manager at Conway, Del Genio, Gries & Co. in New York from 2000 to 2001. Mr. Ethridge served a director of Palmetto Bluff Company, LLC, formerly a multi-asset class real estate developer known as Crescent Communities, LLC, a multi-class real estate developer, from 2010 to 2020. From 2009 until 2017, Mr. Ethridge served on the board of directors of FXI Holdings Inc., a foam and foam products manufacturer and served as its chairman from February 2012 until 2017. Mr. Ethridge has also served on the board of directors of Advantix Systems Ltd. and Advantix Systems, Inc., HVAC equipment manufacturers, from August 2013 until 2015 (for Advantix Systems, Inc.) and until 2018 (for Advantix Systems Ltd.). Mr. Ethridge holds a BBA and a Masters in Accounting from The University of Texas at Austin.

Mr. Ethridge is qualified to serve on the Board due to his experience in private equity, as well as his financial and capital markets expertise.

Josette Sheeran.    Ms. Sheeran has served as a member of the Board since December 2020. Since June 2013, Ms. Sheeran has served as the President and CEO of the Asia Society, a global non-profit focused on policy, sustainability, conflict resolution, culture, and education. Since July 2017, Ms. Sheeran has served as the United Nations Special Envoy for Haiti. From April 2012 to June 2013, Ms. Sheeran served as the Vice Chair of the World Economic Forum, an NGO. Ms. Sheeran has served as a director of Capital Group, a financial services company, since December 2016, and as a director of Vestergaard Frandsen Inc., a manufacturer of public health products, since March 2019. Ms. Sheeran holds a Bachelor of Arts in Journalism and Communications from the University of Colorado at Boulder, and honorary doctorates from each of the University of Colorado, Michigan State University, and John Cabot University.

Ms. Sheeran is qualified to serve on the Board based on her experience in the public sector and knowledge of international relations, and her business experience as the director of a large financial services company.

Thomas Dattilo.    Mr. Dattilo has served as a member of the Board since December 2020. Previously, Mr. Dattilo served as Chairman and Senior Advisor at Portfolio Group, a privately-held provider of outsourced financial services to automobile dealerships specializing in aftermarket extended warranty and vehicle service contract programs. Since 2001, Mr. Dattilo has served as a director of L3 Harris Technologies, Inc. (NYSE: LHX) or a predecessor company of L3 Harris Technologies, Inc., a technology company, defense contractor and information technology services provider and served as the Chairman of Harris Corporation, a predecessor company of L3 Harris Technologies, Inc. from 2012 to 2014. Since 2010, Mr. Dattilo has served as a director of Haworth Inc., a privately held, family-owned office furniture manufacturer. From 2000 to 2006, Mr. Dattilo served as Chairman, President and Chief Executive Officer at Cooper Tire & Rubber Company, which specializes in the design, manufacture and sale of passenger car and truck tires.

Mr. Dattilo is qualified to serve on the Board based on his experience as a director to private and public companies and his experience in the automotive industry.

Rainer Schmueckle.    Mr. Schmueckle has served as a member of the Board since December 2020. Since February 2020, Mr. Schmueckle has served as chairman of the board of directors at STIGA S.p.A, a manufacturer and distributor of garden equipment; since August 2020 as a member of the supervisory board of ACPS GmbH, a supplier to the automotive industry; between March 2019 and November 2020 as member of the supervisory board of MAN Truck & Bus SE, a provider of commercial vehicles and transport solutions around the world; since February 2017, as a member of the board of directors of Kunstoff Schwanden AG, a company supplying components for plastic injection moulding; since April 2011, as vice chairman of the board of directors of Autoneum Holding AG (SIX Swiss Exchange: AUTN), a publicly-traded company that is a leader in acoustic and thermal management for vehicles; and, since April 2011, as a member of the board of directors of Dometic Group (STO: DOM), a publicly-traded company focusing on branded solutions for mobile living.

From November 2014 to June 2015 Mr. Schmueckle served as the Chief Executive Officer at MAG IAS, a multinational tool company. Prior to his time at MAG IAS, Mr. Schmueckle served as the President of Seating Components and Chief Operating Officer of Automotive Seating at Johnson Controls International plc (“Johnson Controls”) (NYSE: JCI), a publicly-traded multinational company that provides security equipment for buildings from November 2011 to October 2014. Before joining Johnson Controls, Mr. Schmueckle served as the Chief Operating Officer of the Mercedes Car Group at Daimler AG (FWB: DAI), a publicly-traded multinational automotive company from May 2005 to January 2010. Before that Mr. Schmueckle served as Chief Executive Officer of Freightliner Inc, the leading heavy-truck manufacturer in North America from May 2001 to May 2005. Mr. Schmueckle holds a graduate degree in industrial engineering from University Fredericiana of Karlsruhe, Germany.

Mr. Schmueckle is qualified to serve on the Board based on his experience as a director to private and public companies, knowledge of the automotive industry, management experience and educational background.

Debra von Storch.    Ms. von Storch has served as a member of the Board since January 2021. Since January 2020, Ms. von Storch has served as a director of CSW Industrials (NASDAQ: CSWI), an industrial products and specialty chemicals company. From 1982 to July 2020, Ms. von Storch served in various roles including Partner and Southwest Region Growth Markets Leader at Ernst & Young LLP, a multinational professional services firm. Ms. von Storch holds a Bachelor of Business Administration in Finance and Accounting from the University of North Texas.

Ms. von Storch is qualified to serve on the Board based on her experience in advising entrepreneurs and as a partner at a leading global accounting and advisory firm.

Board Composition

Our business and affairs are organized under the direction of the Board. The Board consists of seven members. Tony Aquila serves as Executive Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required.

In accordance with the terms of our Certificate of Incorporation, the Board is divided into three classes: Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, the Class I directors are elected to an initial one-year term (and three-year terms subsequently), the Class II directors are elected to an initial two-year term (and three-year terms subsequently) and the Class III directors are elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The Board is divided into the following classes:

•        Class I, consisting of Foster Chiang, Greg Ethridge and Debra von Storch, whose terms will expire at our first annual meeting of stockholders to be held in 2021;

•        Class II, consisting of Thomas Dattilo and Rainer Schmueckle, whose terms will expire at our second annual meeting of stockholders to be held in 2022; and

•        Class III, consisting of Josette Sheeran and Tony Aquila, whose terms will expire at our third annual meeting of stockholders to be held in 2023.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least a majority of our voting stock.

Director Independence

The Board has determined that each the directors on the Board other than Greg Ethridge and Tony Aquila will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (“Nasdaq Listing Rules”), and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and audit committee has the responsibility to consider and discuss major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The compensation committee also assesses and monitors whether compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

The Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The Board has adopted a charter for each of these committees, which comply with the applicable requirements of Nasdaq Listing Rules. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website.

Audit Committee

Our audit committee consists of Rainer Schmueckle, Thomas Dattilo and Debra von Storch. The Board has determined that each of the members of the audit committee satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Rainer Schmueckle serves as the chair of the audit committee. The Board determined that Rainer Schmueckle qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, the Board considered Rainer Schmueckle’s formal education and previous experience in financial roles. Our independent registered public accounting firm and management each periodically meet privately with our audit committee.

The functions of this committee include, among other things:

•        evaluating the performance, independence and qualifications of the independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage new independent registered public accounting firm;

•        reviewing our financial reporting processes and disclosure controls;

•        reviewing and approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•        reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of our internal audit function;

•        reviewing with the independent registered public accounting firm the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•        obtaining and reviewing at least annually a report by our independent registered public accounting firm describing the independent registered public accounting firm’s internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•        monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•        prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent registered public accounting firm;

•        reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;

•        reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls and critical accounting policies;

•        reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting, auditing or other matters;

•        preparing the report that the SEC requires in our annual proxy statement;

•        reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;

•        reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•        reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq Listing Rules. We will to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of Debra von Storch, Thomas Dattilo and Josette Sheeran. Debra von Storch serves as the chair of the compensation committee. The Board has determined that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and that each satisfy the independence requirements of Nasdaq. The functions of the committee include, among other things:

•        reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•        reviewing and approving the compensation and other terms of employment of our executive officers;

•        reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•        making recommendations to the Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Board;

•        reviewing and making recommendations to the Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•        reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•        administering our equity incentive plans, to the extent such authority is delegated by the Board;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for our executive officers;

•        reviewing with our management disclosures under the caption “Compensation Discussion and Analysis” (or similar caption) in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•        preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

•        reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Board.

The composition and function of the compensation committee comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq Listing Rules. We will comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Thomas Dattilo, Josette Sheeran and Rainer Schmueckle. Thomas Dattilo serves as the chair of the nominating and corporate governance committee. The Board has determined that each of the members of our nominating and corporate governance committee satisfy the independence requirements of Nasdaq. The functions of this committee include, among other things:

•        identifying, reviewing and making recommendations of candidates to serve on the Board;

•        evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;

•        evaluating nominations by stockholders of candidates for election to the Board;

•        evaluating the current size, composition and organization of the Board and its committees and making recommendations to the Board for approvals;

•        developing a set of corporate governance policies and principles and recommending to the Board any changes to such policies and principles;

•        reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Board current and emerging corporate governance trends; and

•        reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq Listing Rules. We will comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of Canoo. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of the Board or the compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation eliminates our directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Certificate of Incorporation requires us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, our directors, officers and agents. We maintain a directors’ and officers’ insurance policy, pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we have entered into separate indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We believe these provisions in the Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Code of Conduct for Employees, Executive Officers and Directors

The Board has adopted a Code of Conduct (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.canoo.com. Information contained on or accessible through our website is not a part of this registration statement, and the inclusion of our website address in this registration statement is an inactive textual reference only. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Non-Employee Director Compensation

Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending Board and committee meetings or performing other services in their capacities as directors.

In connection with the Closing of the Business Combination in December 2020, Mr. Ethridge received a $500,000 cash payment.

In December 2020, our Board approved the following cash and equity compensation for each of our current non-employee directors, effective December 21, 2020:

•        an annual cash retainer equal to $85,000, paid in 4 equal quarterly installments on the first day of each quarter;

•        an annual cash retainer for committee member service equal to $15,000 and an additional $15,000 paid to the chairperson of each committee, each paid in 4 equal quarterly installments on the first day of each quarter;

•        an initial equity award with a value of $275,000 in the aggregate, comprised of a combination of 50% performance stock units, 25% stock options and 25% restricted stock units, vesting in a series of three equal annual installments, subject to the non-employee director’s continued service with us through each applicable vesting date, except if the non-employee director remains in continued service as of, or immediately prior to, a change in control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to such change in control; and

•        an annual equity award with a value of $200,000 in the aggregate, payable following each annual meeting of the stockholders, comprised of a combination of 50% performance stock units, 25% stock options and 25% restricted stock units, vesting in a series of three equal annual installments, subject to the non-employee director’s continued service with us through each applicable vesting date, except if the non-employee director remains in continued service as of, or immediately prior to, a change in control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to such change in control.

The Board reviews director compensation periodically to ensure that director compensation remains competitive, such that we are able to recruit and retain qualified directors. We believe our compensation program is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

Director Compensation Table for Fiscal Year 2020

The following table contains information concerning the compensation of our non-employee directors in fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Foster Chiang	2,310	—	—		2,310
Greg Ethridge	2,310	—	500,000	(2)	502,310
Thomas Dattilo	4,348	—	—		4,348
Rainer Schmueckle	3,940	—	—		3,940
Josette Sheeran	3,125	—	—		3,125
Debra von Storch	—	—	—		—

____________

(1)      We anticipate granting each of our non-employee directors stock awards pursuant to our non-employee director compensation policy in 2021.

(2)      Consists of a $500,000 cash payment made to Mr. Ethridge in connection with the successful completion of the Business Combination.

EXECUTIVE COMPENSATION

Executive Compensation

Our named executive officers for the year ended December 31, 2020, consisting of our current principal executive officer, prior principal executive officer, our two other most highly compensated current executive officers and an individual for whom disclosure would have been provided but for the fact that the individual is no longer serving as an executive officer, were:

•        Tony Aquila — Executive Chairman

•        Ulrich Kranz — In Charge (CEO)

•        Paul Balciunas — In Charge of Finance (CFO)

•        Irving W. Strickland III (Bill Strickland) — In Charge of Vehicle Programs

•        Andrew Wolstan — General Counsel, In Charge of Legal & Government Affairs

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Tony Aquila	2020	145,380	—	34,999,023	—		473,161	(4)	35,617,564
Executive Chairman	2019	—	—	—	—		—		—
Ulrich Kranz	2020	708,045	—	—	—		—		708,045
In Charge (CEO)	2019	722,722	—	214,848	—		—		937,620
Paul Balciunas	2020	208,130	7,500	2,337,223	—		—		2,552,853
In Charge of Finance (CFO)	2019	190,356	30,000	11,240	—		1,271		232,867
Bill Strickland	2020	360,630			525,000	(3)	—		885,630
In Charge of Vehicle Programs	2019	360,630		96,682	33,500	(2)	—		490,812
Andrew Wolstan	2020	272,196			525,000	(3)	—		797,196
General Counsel, In Charge of Legal & Government Affairs	2019	260,378		96,682	—		—		357,060

____________

(1)      The amount disclosed represents the aggregate grant date fair value of stock awards, which include restricted shares, stock options and time and performance-based restricted stock units, computed in accordance with ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of such restricted shares granted in 2019 are set forth in the notes to our audited consolidated financial statements included in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer, which will depend on factors including the continued service of the executive and the future value of our stock.

(2)      Consists of $33,500 paid as a cash bonus based on Canoo’s achievement of certain vehicle program development milestones and funding milestones.

(3)      Consists of $525,500 paid as a cash bonus based on the achievement of certain milestones in connection with the Closing of the Business Combination.

(4)      Consists of $473,161 in housing reimbursements.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation programs for our named executive officers consisted of base salary and incentive compensation delivered in the form of equity awards, which consisted of a combination of time and performance-based restricted stock units between us and our named executive officers, and with respect to Paul Balciunas, Bill Strickland and Andrew Wolstan, a one-time cash performance bonus.

Base Salary

Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.

Cash Bonus

We do not have a formal arrangement with our named executive officers providing for annual cash bonus awards. However, we have at times provided cash bonuses to certain members of our executive team on an ad hoc basis as deemed appropriate, in the form of spot bonuses or for achievement of certain milestones. In February 2019, Mr. Strickland received a cash performance bonus due to Canoo’s achievement of certain vehicle program development milestones and funding milestones. In December 2020, Mr. Balciunas received a cash bonus of $7,500, and each of Mr. Strickland and Mr. Wolstan received a cash performance bonus of $525,000 in connection with the consummation of the Business Combination.

Stock Awards

In November 2020, Mr. Aquila received 809,908 performance-based restricted share units (which were converted into performance-based restricted stock units covering 1,003,828 shares of Common Stock upon the Closing of the Business Combination) and 809,908 time-based restricted share units (which were converted into time-based restricted stock units covering 1,003,828 shares of Common Stock upon the Closing of the Business Combination) as part of his agreement with Legacy Canoo as described below. In December 2020, Mr. Balciunas received 177,000 time-based restricted share units (which were converted into time-based restricted stock units covering 219,379 shares of Common Stock upon the Closing of the Business Combination) as part of his agreement with Canoo Technologies Inc. (f/k/a Canoo Inc.) (“Canoo Technologies”).

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified Section 401(k) plan for which no match by us is provided. We do not maintain any executive-specific benefit or executive perquisite programs.

Agreements with our Named Executive Officers and Potential Payments Upon Termination of Employment or Change in Control

We currently maintain agreements with Tony Aquila, Ulrich Kranz, Paul Balciunas, Bill Strickland and Andrew Wolstan, as summarized below.

Tony Aquila

In November 2020, Legacy Canoo entered into an agreement with Mr. Aquila (the “Aquila Agreement”), as may be amended from time to time, pursuant to which he serves as the Executive Chairman of the Board. The term of the Aquila Agreement commenced on December 21, 2020 and will end on December 31, 2023, or, earlier, upon his voluntary resignation from our Board upon at least thirty days’ notice, his failure to be re-elected to the Board by our stockholders at the third annual stockholder meeting following the consummation of the Business Combination, or a vote of no-confidence by a majority of the Board.

Mr. Aquila is paid a $500,000 annual fee in equal quarterly installments and will be entitled to any benefits and perquisites generally available to members of our Board. He will be reimbursed for business expenses, including air travel expenses for either, at our option, first class airfare or a fixed rate per hour, as set forth in the Aquila Agreement, for the business use of his private jet, executive housing on a tax grossed-up basis and business expenses associated with the office of the Executive Chairman.

In addition, Mr. Aquila was granted 809,908 performance-based restricted share units (which were converted into performance-based restricted stock units covering 1,003,828 shares of Common Stock upon the Closing of the Business Combination), which will vest in 33.3% amounts upon the achievement of per-share milestones of $18, $25 and $30, and 809,908 time-based restricted share units (which were converted into time-based restricted stock units covering 1,003,828 shares of Common Stock upon the Closing of the Business Combination), which will vest in equal annual installments over a period of three years. Upon the consummation of the Business Combination, Mr. Aquila became eligible to receive a target grant of 500,000 performance-based restricted stock units, which will vest in 33.3% amounts upon the achievement of per-share milestones of $18, $25 and $30, with, subject to the approval of the Canoo Board of Directors, an additional 1,503,828 performance-based restricted stock units vesting upon the achievement of the $30 per-share milestone, and a grant of 500,000 time-based restricted stock units, which will vest in equal annual installments over a period of three years. If awards are not assumed in connection with a sale event or corporate transaction (each as defined in the underlying equity plan), then vesting will be accelerated, with the performance-based restricted stock units vesting based on target performance. In the event that Mr. Aquila is terminated by us without Cause or he resigns for Good Reason (each as defined in the Aquila Agreement), or his service terminates due to his death or disability the performance-based restricted stock units will remain outstanding and eligible to vest at the end of the applicable performance period based on actual performance achievement, and the unvested time-based restricted stock units that would have vested had service continued through the end of the fiscal year in which the termination occurred will accelerate and vest as of the date of such termination. Upon any other termination of service, all unvested awards will be forfeited.

Ulrich Kranz

In December 2020, Canoo Technologies Inc. (f/k/a Canoo Inc.) (“Canoo Technologies”) entered into an executive employment agreement with Ulrich Kranz to serve in the positions of (i) Chief Executive Officer and (ii) Special Advisor to the Executive Chairman (the “Kranz Agreement”). The Kranz Agreement provides that in the event that we cease to have an Executive Chairman, Mr. Kranz’s title shall be adjusted accordingly. Upon the appointment of a new Chief Executive Officer, Mr. Kranz will cease to serve as Chief Executive Officer, but shall continue to serve as Special Advisor to the Executive Chairman. The effective date of the Kranz Agreement was October 19, 2020 and the Kranz Agreement amended and restated Mr. Kranz’s prior employment agreement of November 6, 2018. The Kranz Agreement has no specific term, provides that his employment is at-will and specifies an annual base salary of $648,000. If Mr. Kranz ceases to be Chief Executive Officer but continues to be employed as Special Advisor to the Executive Chairman, or a corresponding adjusted title (the date of such transition away from the Chief Executive Officer position, the “Title Change Date”), then for a period of two years following the Title Change Date, Mr. Kranz’s annual base salary will be $2,500,000.

The Kranz Agreement also provided that 1,850,832 unvested restricted Legacy Canoo Ordinary Shares that were previously granted to and purchased by Mr. Kranz be re-purchased by us at a re-purchase price per share equal to the purchase price per share paid by Mr. Kranz for such shares. Additionally, prior to the Closing of the Business Combination, Mr. Kranz entered into a Lock-Up Agreement (as defined in the Kranz Agreement) with respect to 1,014,968 Legacy Canoo Ordinary Shares (which were converted into 1,257,987 shares of Common Stock upon Closing of the Business Combination), which will remain in full force until 180 days following the Closing of the Business Combination, or June 19, 2021.

In the event that Mr. Kranz’s employment is terminated without Cause (as defined in the Kranz Agreement) or he terminates employment for Good Reason (as defined in the Kranz Agreement) (either a “Qualifying Termination”), Mr. Kranz will receive any accrued compensation. He will additionally receive, in exchange for the timely execution and non-revocation of a release of claims: (a) if the Qualifying Termination occurs prior to the Title Change Date and Mr. Kranz is not provided the opportunity to continue as Special Advisor to the Executive Chairman, an aggregate amount of $5,000,000 and (b) if the Qualifying Termination occurs on or after the Title Change Date but prior to the second anniversary of the Title Change Date, an amount of $5,000,000, less any base salary payments made between the Title Change Date and the date of the Qualifying Termination (as applicable in clause (a) or (b)). Severance payments will be made in equal monthly installments with the first payment occurring on the 60th day following the date of the Qualifying Termination and the final installment being paid on, or within thirty (30) days of, the second anniversary of the date of the Qualifying Termination (in the case of clause (a)) or the second anniversary of the Title Change Date (in the case of clause (b)). In the event of a Qualifying Termination, Mr. Kranz will also be eligible to receive payment of premiums for continuation of health care coverage under COBRA for a period of up to three (3) months following the date of the Qualifying Termination.

Paul Balciunas

In December 2020, Canoo Technologies entered into a senior management employment agreement with Paul Balciunas to serve in the position of Chief Financial Officer (the “Balciunas Agreement”). The Balciunas Agreement amended and restated Mr. Balciunas’s prior letter agreement of January 11, 2018. The Balciunas Agreement has no specific term, provides that his employment is at-will and specifies an annual base salary of $250,000.

The Balciunas Agreement also provided Mr. Balciunas with a grant of restricted share units covering 177,000 Legacy Canoo Ordinary Shares under the Legacy Canoo 2018 Share Option and Grant Plan (which were converted into restricted stock units covering 219,379 shares of Common Stock upon the Closing of the Business Combination), subject to standard terms thereunder and providing that 3/8 of the options vested on December 1, 2020 with the remaining options vesting in 1/16th increments quarterly thereafter. The Balciunas Agreement does not contain any provisions relating to severance or payments in connection with a change in control.

Bill Strickland

In December 2020, Canoo Technologies entered into a senior management employment agreement with Bill Strickland to serve in the position of In Charge of Vehicle Programs (the “Strickland Agreement”). The Strickland Agreement amended and restated Mr. Strickland’s prior letter agreement dated December 8, 2017, as further amended and restated on November 6, 2018. The Strickland Agreement has no specific term, provides that his employment is at-will and specifies an annual base salary of $360,000. In addition, the Strickland Agreement provided for a single lump sum cash payment contingent upon the Closing in the amount of $525,000, subject to Mr. Strickland’s continued service through the Closing Date, and that was paid within 60 days of the Closing Date.

In the event that Mr. Strickland’s employment is terminated without Cause (as defined in the Strickland Agreement) or he terminates employment for Good Reason (as defined in the Strickland Agreement), we have the right to repurchase any unvested restricted shares previously purchased by Mr. Strickland pursuant to restricted stock purchase agreements dated November 6, 2018, November 15, 2018, December 18, 2018, March 4, 2019 and May 6, 2019 (the “Strickland RSPA Agreements”). If Mr. Strickland is terminated for Cause then we have to right to repurchase all vested and unvested shares purchased under the Strickland RSPA Agreements that are held by Mr. Strickland. Other than the foregoing, the Strickland Agreement does not contain any additional provisions relating to severance or payments in connection with a change in control.

Andrew Wolstan

In December 2020, Canoo Technologies entered into a senior management employment agreement with Andrew Wolstan to serve in the position of In Charge of Legal (the “Wolstan Agreement”). The Wolstan Agreement amended and restated Mr. Wolstan’s prior letter agreement dated December 8, 2017, as further amended and restated on November 6, 2018. The Wolstan Agreement has no specific term, provides that his employment is at-will and specifies an annual base salary of $300,000. In addition, the Wolstan Agreement provided for a single lump sum cash payment contingent upon the Closing in the amount of $525,000, subject to Mr. Wolstan’s continued service through the Closing Date, and that was paid within 60 days of the Closing Date.

In the event that Mr. Wolstan’s employment is terminated without Cause (as defined in the Wolstan Agreement) or he terminates employment for Good Reason (as defined in the Wolstan Agreement), we have the right to repurchase any unvested restricted shares previously purchased by Mr. Wolstan pursuant to restricted stock purchase agreements dated November 6, 2018, November 15, 2018, December 18, 2018, March 4, 2019 and May 6, 2019 (the “Wolstan RSPA Agreements”). If Mr. Wolstan is terminated for Cause then we have to right to repurchase all vested and unvested shares purchased under the Wolstan RSPA Agreements that are held by Mr. Wolstan. Other than the foregoing, the Wolstan Agreement does not contain any additional provisions relating to severance or payments in connection with a change in control.

Retirement Benefits

We provide a tax-qualified Section 401(k) plan for all employees, including our named executive officers. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Outstanding Equity Awards at 2020 Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Tony Aquila	1,003,828	(1)	13,852,826
	1,003,828	(2)	13,852,826
Ulrich Kranz	—		—
Paul Balciunas	6,197	(3)	85,519
	13,944	(4)	192,427
	10,535	(5)	145,383
	137,112	(6)	1,892,139
Bill Strickland	199,800	(7)	3,656,334
	449,547	(8)	8,226,710
Andrew Wolstan	199,800	(7)	3,656,334
	449,547	(8)	8,226,710

____________

(1)      33.3% of the total performance-based restricted stock units (“PSUs”) subject to the award will vest upon the first October 19th to occur on or following the date upon which the Common Stock achieves $18 per share (the “$18 Vesting Date”), subject to Mr. Aquila’s continued service through the $18 Vesting Date; (b) an additional 33.3% of the total PSUs will vest upon the first October 19th to occur on or following the date upon which the Common Stock achieves $25 per share (the “$25 Vesting Date”), subject to Mr. Aquila’s continued service through the $25 Vesting Date; and (c) the remaining 33.3% of the total PSUs will vest upon the first October 19th to occur on or following the date upon which the Common Stock achieves $30 per share (the “$30 Vesting Date”), subject to Mr. Aquila’s continued service through the $30 Vesting Date. Any PSUs that have not satisfied their performance-based vesting conditions satisfied by October 19, 2023 will be forfeited.

(2)      33.3% of the total time-based restricted stock units (“RSUs”) subject to the award will vest on March 18, 2021 and thereafter one-third of the RSUs will vest on an annual basis, subject to continuous service with us.

(3)      Consists of shares of restricted stock issued pursuant to the early exercise of options and subject to ongoing vesting requirements. 25% of the total restricted stock subject to the award vested on March 6, 2019, and thereafter one-forty-eighth of the restricted stock subject to the award vested (or will vest, as applicable) on a monthly basis, subject to continuous service with us.

(4)      Consists of shares of restricted stock issued pursuant to the early exercise of options and subject to ongoing vesting requirements. 25% of the total restricted stock subject to the award vested on April 1, 2020, and thereafter one-forty-eighth of the restricted stock subject to the award vested (or will vest, as applicable) on a monthly basis, subject to continuous service with us.

(5)     Consists of shares of restricted stock issued pursuant to the early exercise of options and subject to ongoing vesting requirements. 25% of the total restricted stock subject to the award vested on November 1, 2020, and thereafter one-forty-eighth of the restricted stock subject to the award vested (or will vest, as applicable) on a monthly basis, subject to continuous service with us.

(6)      37.5% of the total RSUs subject to the award vested on December 1, 2020, and thereafter one-sixteenth of the RSUs will vest on a quarterly basis, subject to continuous service with us.

(7)      25% of the restricted stock subject to the award were released from our repurchase option (vested) on the date we closed on $100 million in aggregate financing, which was achieved on December 18, 2018, and thereafter one-forty-eighth of the restricted stock subject to such allocation vested (or will vest, as applicable) on a monthly basis, subject to continuous service with us. Notwithstanding the foregoing, 100% of the restricted stock will vest upon the earlier of: (a) the dissolution of Canoo; or (b) a change in control, as defined under the relevant restricted share purchase agreement.

(8)      25% of the restricted stock subject to the award were released from our repurchase option (vested) on March 18, 2020, and thereafter one-forty-eighth of the restricted stock subject to such allocation vested (or will vest, as applicable) on a monthly basis, subject to continuous service with us.

Equity Benefit Plans

Canoo 2020 Equity Incentive Plan

In December 2020, our Board adopted and our stockholders approved the 2020 Plan. The 2020 Plan became effective immediately upon the Closing.

Awards.    The 2020 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares.    The maximum number of shares of Common Stock that may be issued under the 2020 Plan will not exceed 26,898,554 shares of Common Stock. In addition, the number of shares of Common Stock reserved for issuance under the 2020 Plan will automatically increase on January 1 of each year, starting on January 1, 2021 through January 1, 2030, in an amount equal to (1) 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Common Stock determined by the Board prior to the date of the increase. The maximum number of shares of Common Stock that may be issued upon the exercise of ISOs under the 2020 Plan is 80,695,662 shares.

Shares subject to stock awards granted under the 2020 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2020 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2020 Plan. If any shares of Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us because of the failure to vest, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2020 Plan.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee director is first appointed or elected to the Board during such calendar year, $1,250,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration.    The Board, or a duly authorized committee thereof, administers the 2020 Plan and is referred to as the “plan administrator.” The Board may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2020 Plan, the Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2020 Plan, the Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options.    ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Common Stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option is determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Common Stock, a combination of cash and shares of Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Common Stock on the date of grant. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.    The 2020 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Common Stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2020 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions.    The following applies to stock awards under the 2020 Plan in the event of a corporate transaction (as defined in the 2020 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2020 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination.    The Board has the authority to amend, suspend, or terminate the 2020 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date the Board adopted the 2020 Plan. No stock awards may be granted under the 2020 Plan while it is suspended or after it is terminated.

Legacy Canoo 2018 Share Option and Grant Plan and Share Option Assumed in Connection with the Business Combination

Legacy Canoo’s board of directors adopted, and Legacy Canoo’s shareholders approved, the Canoo Holdings Ltd. 2018 Share Option and Grant Plan (the “2018 Plan”) in 2018, and the 2018 Plan was amended from time to time thereafter. Following the Closing of the Business Combination, no new awards will be granted under the 2018 Plan.

The 2018 Plan permitted the grant of share options (incentive share options and non-qualified share options), restricted share awards and restricted share unit awards. Incentive share options could be granted only to Legacy Canoo’s employees and to any of Legacy Canoo’s parent or subsidiary corporation’s employees. All other awards could be granted to employees, directors, consultants and key persons of Legacy Canoo and to any of Legacy Canoo’s parent or subsidiary corporation’s employees or consultants.

In connection with the Business Combination, each Canoo Option, whether or not vested, that was outstanding immediately prior to the Effective Time was assumed by HCAC and converted into (i) a Converted Option and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted Option has and is subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Legacy Canoo Option immediately before the Effective Time, except that (A) each Converted Option is exercisable for that number of shares of Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of Legacy Canoo Ordinary Shares subject to Legacy Canoo Option immediately before the Effective Time and (2) the Exchange Ratio; and (B) the per share exercise price for each share of Common Stock issuable upon exercise of the Converted Option is equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Legacy Canoo Ordinary Share of such Legacy Canoo Option immediately before the Effective Time by (2) the Exchange Ratio.

Each Legacy Canoo RSU that was outstanding immediately prior to the Effective Time was assumed by HCAC and converted into (i) a Converted RSU Award and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted RSU Award has and is subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such award of Legacy Canoo RSUs immediately before the Effective Time, except that each Converted RSU Award represents the right to acquire that number of shares of Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Legacy Canoo Ordinary Shares subject to Legacy Canoo RSU award immediately before the Effective Time and (B) the Exchange Ratio.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A&R Registration Rights Agreement

In connection with the Closing, we entered into the A&R Registration Rights Agreement on December 21, 2020, with HCAC, Hennessy Capital Partners IV LLC (“HCAC Sponsor”) and certain stockholders, pursuant to which the such stockholders of Registrable Securities (as defined therein), subject to certain conditions, will be entitled to registration rights. Pursuant to the A&R Registration Rights Agreement, we agreed that, within 15 business days after the Closing, we will file with the SEC (at our sole cost and expense) a registration statement registering the resale of such registrable securities, and we will use our reasonable best efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. Certain of such stockholders has been granted demand underwritten offering registration rights and all of such stockholders will be granted piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the A&R Registration Rights Agreement. The A&R Registration Rights Agreement will terminate upon the earlier of (a) ten years following the Closing or (b) the date as of which such stockholders cease to hold any Registrable Securities (as defined therein).

Lock-Up Agreements

In connection with the Closing, certain of our stockholders agreed, subject to certain exceptions, not to, without the prior written consent of our Board, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Common Stock held by them immediately after the Effective Time, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) until 180 days after the Closing Date.

HCAC Related Agreements

In August 2018, HCAC issued an aggregate of 7,187,500 shares of HCAC Class B Common Stock to the HCAC Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. The number of shares of HCAC Class B Common Stock issued was determined based on the expectation that such shares of HCAC Class B Common Stock would represent 20% of the outstanding shares upon completion of the IPO. In October 2018, the HCAC Sponsor transferred 75,000 shares of HCAC Class B Common Stock to each of Messrs. Bell, Burns, Mas, McClain, O’Neil and Shea, HCAC’s independent directors, 300,000 to Mr. Petruska, HCAC’s Executive Vice President, Chief Financial Officer and Secretary, and 225,000 to Mr. Ethridge, HCAC’s President and Chief Operating Officer. In January 2019, the HCAC Sponsor forfeited 871,930 shares of HCAC Class B Common Stock and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”) purchased 871,930 shares of HCAC Class B Common Stock for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. On February 28, 2019, HCAC effected a stock dividend of approximately 0.05 share of HCAC Class B Common Stock for each share of HCAC Class B Common Stock, resulting in the Founders and the Anchor Investor holding an aggregate of 7,503,750 shares of HCAC Class B Common Stock. Following the stock dividend, HCAC’s officers and directors retransferred an aggregate of 48,823 shares of HCAC Class B Common Stock to the HCAC Sponsor and the Anchor Investor waived its right to the stock dividend. The shares of HCAC Class B Common Stock (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Private Placement Warrants

The HCAC Sponsor and the Anchor Investor purchased, pursuant to written agreements, an aggregate of 13,581,500 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the IPO. Among the Private Placement Warrants, 11,739,394 warrants were purchased by the HCAC Sponsor and 1,842,106 warrants were purchased by the Anchor Investor. As such, the HCAC Sponsor’s and the Anchor Investor’s interests in the Business Combination were valued at an aggregate of $13,581,500 in respect of their Private Placement Warrants. The Private Placement Warrants are identical to the Public Warrants, subject to limited exceptions. The Private Placement Warrants (including the Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. Upon the consummation of the First Merger, (i) the HCAC Sponsor exchanged all of its outstanding Private Placement Warrants for 2,347,879 newly issued shares of HCAC Class B Common Stock (the “New Sponsor Shares”) and (ii) the HCAC Sponsor forfeited 2,347,879 shares of HCAC Class B Common Stock to HCAC for no consideration.

Subscription Agreements

Concurrently with the execution of the Merger Agreement and as part of the PIPE Financing, HCAC entered into a Subscription Agreement with (i) Hennessy Capital SPV II LLC, an entity controlled by Daniel J. Hennessy, the Chairman and CEO of HCAC, for the purchase of 500,000 PIPE Shares for an aggregate purchase price of $5.0 million, (ii) an entity controlled by the Anchor Investor for the purchase of 600,000 PIPE Shares for an aggregate purchase price of $6.0 million, and (iii) AFV Partners SPV-4 LLC (“AFV 4”), one of our 5% or greater stockholders and an entity affiliated with Tony Aquila, our Executive Chairman, for the purchase of 3,500,000 PIPE Shares for an aggregate purchase price of $35.0 million, in each case on the same terms and conditions as the form of Subscription Agreement, which is an exhibit to the registration statement of which this prospectus is a part.

Legacy Canoo Related Agreements

Related Party Promissory Note

In November 2018, Legacy Canoo issued an unsecured promissory note for $15.0 million to Champ Key Limited (“Champ Key”), one of our 5% or greater stockholders, and Remarkable Views Consultants Ltd (“Remarkable Views”), one of our 5% or greater stockholders. Interest on the unpaid balance of the promissory note accrued at a rate of the Libor Index Rate plus 8% per year, payable on the maturity date of the promissory note. In February 2019, Legacy Canoo repaid $5.0 million of the principal of the promissory note and $0.2 million of accrued interest. In November 2019, Legacy Canoo repaid the remaining principal balance of $10.0 million and the remaining $1.1 million of accrued interest.

Related Party Equity Financings

From December 2017 to May 2019, Legacy Canoo issued an aggregate of 3,395,975 Legacy Canoo Ordinary Shares and an aggregate of 46,868,117 Legacy Canoo Preference Shares to DD Global Holdings Ltd. (“DD Global”), one of our 5% or greater stockholders, for an aggregate purchase price of $158,033,960, and an aggregate of 859,740 Legacy Canoo Ordinary Shares and an aggregate of 11,865,346 Legacy Canoo Preference Shares to Remarkable Views for an aggregate purchase price of $40,008,597.

Related Party Convertible Notes

In August 2019, Legacy Canoo issued $80.0 million aggregate principal amount of secured Convertible Notes to Champ Key and $20.0 million aggregate principal amount of secured Convertible Notes to Remarkable Views (collectively, the “$100M Notes”). The $100M Notes accrued simple interest at 12% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $100M Notes was due on February 28, 2021 and subsequently modified to September 23, 2021.

In March 2020, Legacy Canoo issued $10.0 million aggregate principal amount of secured Convertible Notes to Champ Key and $5.0 million aggregate principal amount of secured Convertible Notes to Inventive Power Limited, an entity affiliated with Michael Chiang, the father of Foster Chiang, one of our directors (collectively, the “$15M Notes”). The $15M Notes accrued simple interest at 8% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $15M Notes were due on September 23, 2021.

From July 2020 to August 2020, Legacy Canoo issued $80.0 million aggregate principal amount of secured Convertible Notes to Remarkable Views and $35.0 million aggregate principal amount of unsecured Convertible Notes (collectively, the “$115M Notes”) to AFV 4. The $115M Notes accrued simple interest at 8% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $115M Notes are due on January 17, 2022, January 30, 2022, February 6, 2022 and July 14, 2021.

In August 2020, the $100M Notes, the $15M Notes and the $115M Notes were converted into 41,207,011 Legacy Canoo Preference Shares. No principal or interest was paid on the $100M Notes, the $15M Notes or the $115M Notes.

Related Party Lease

In February 2018, Legacy Canoo entered into a lease for an office facility in Torrance, California, with Remarkable Views, which lease was assigned to Remarkable Views Torrance, LLC, a wholly-owned subsidiary of Remarkable Views, on April 30, 2018. The lease term is 15 years, commencing on April 30, 2018. The lease had an initial monthly base rent of $116,080 and contains a 3% per annum escalation clause, which updates every twelve months. Legacy Canoo is also required to pay the property taxes on the facility. Lease expense related to this operating lease was $1.7 million and $1.2 million for the years ended December 31, 2019 and 2018 and $1.3 million for the nine months ended September 30, 2020 and 2019. During 2019 and 2018, Legacy Canoo made rent payments in the amount of $1.4 million and $0.9 million, and for the nine months ended September 30, 2020 and 2019, Legacy Canoo made rent payments in the amount of $1.1 million.

The lease contains the option to extend the term of the lease for two additional 60-month periods commencing when the prior term expires.

Other Transactions

Mr. Aquila, through an entity owned and controlled by him, owns a personal aircraft that was acquired without our resources, which aircraft he uses for business travel. We reimburse Mr. Aquila for certain costs and third-party payments associated with the use of his personal aircraft for Company-related business travel, excluding certain incidental fees and expenses. We incurred approximately $0.5 million for such reimbursements for the year ended December 31, 2020.

Related-Person Transactions Policy

The Board has adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of related-person transactions. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are, were or will be participants, in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy.

Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.

Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related-person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform our audit committee pursuant to this policy before such related person may engage in the transaction.

In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the risk, cost and benefits to us;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction; and

•        the availability of other sources for comparable services or products.

Our audit committee shall approve only those related-party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and our stockholders, as our audit committee determines in the good faith exercise of its discretion.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of the Common Stock as of December 21, 2020, after giving effect to the Closing, by:

•        each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;

•        each current named executive officer and director of the Company; and

•        all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 235,655,503 shares of Common Stock issued and outstanding as of the Closing Date and do not take into account the issuance of any shares of Common Stock upon the exercise of Warrants to purchase up to 24,353,356 shares of Common Stock that remain outstanding.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock %
Directors and Named Executive Officers:
Tony Aquila(2)	12,394,387	5.3%
Paul Balciunas(3)	141,760	*
Foster Chiang	—	—
Thomas Dattilo	—	—
Greg Ethridge	354,160	—
Ulrich Kranz	1,257,987	*
Rainer Schmueckle	—	—
Josette Sheeran	—	—
Bill Strickland	1,598,388	*
Debra von Storch	—	—
Andrew Wolstan	1,598,388	*
All Directors and Executive Officers of the Company as a Group (11 Individuals)	15,746,682	6.6%
Five Percent Holders:
Entities affiliated with Champ Key Limited(3)	79,488,279	33.7%
Remarkable Views Consultants Ltd.(4)	39,841,769	16.9%
AFV Partners SPV-4 LLC(5)	12,359,387	5.2%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of those listed in the table above is 19951 Mariner Avenue, Torrance, California 90503.

(2)      Consists of (i) 35,000 shares of Common Stock held by Tony Aquila and (ii) 12,359,387 shares of Common Stock held by AFV Partners SPV-4 LLC (“AFV 4”). Tony Aquila is the Chairman and CEO of AFV Partners LLC (“AFV”) which exercises ultimate voting and investment power with respect to the shares held by AFV 4. As such, Mr. Aquila may be deemed to hold voting and investment power with respect to the shares held by AFV 4. The business address of the reporting person is 2126 Hamilton Road Suite 260, Argyle, TX 76226.

(3)      Consists of (i) 59,493 shares of common stock and (ii) 82,267 restricted stock units.

(4)      Consists of (i) 62,299,069 shares of Common Stock held by DD Global Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (“DD Global”) and (ii) 17,189,210 shares of Common Stock held by Champ Key Limited, a company incorporated under the laws of the British Virgin Islands (“Champ Key”). DD Global is wholly owned by Champ Key. Champ Key is wholly owned by DE Capital Limited (“DE Capital”). DE Capital is wholly owned by Pak Tam Li. Mr. Li may be deemed to have sole voting and dispositive control over the shares held by DD Global and Champ Key. The business address of DD Global Holdings Limited is the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1- 1205 Cayman Islands, the business address of Champ Key Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands and the business address of DE Capital is Fourth Floor, One Capital Place, P.O. Box 847, Grand Cayman KY1-1103, Cayman Islands.

(5)      The shares reported herein are directly owned by Remarkable Views Consultants Ltd. (“Remarkable Views”). The board of directors of Remarkable Views, of which Victor Chu is the sole director, has the power to dispose of and the power to vote the shares of common stock beneficially owned by Remarkable Views. The business address of the reporting person is 4F, No,13-19, Sec.6, Minquan E. Road, Neihu Dist., 114, Taipei, Taiwan.

(6)      Consists of 12,359,387 shares of Common Stock held by AFV 4. Tony Aquila is the Chairman and CEO of AFV which exercises ultimate voting and investment power with respect to the shares held by AFV 4. As such, Mr. Aquila may be deemed to hold voting and investment power with respect to the shares held by AFV 4. The business address of the reporting person is 2126 Hamilton Road Suite 260, Argyle, TX 76226.

SELLING SECURITYHOLDERS

The Selling Securityholders acquired the Private Placement Warrants and shares of our Common Stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the IPO and in connection with the Business Combination. Pursuant to the Registration Rights Agreement, the Subscription Agreements and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the Private Placement Warrants (and the shares of Common Stock that may be issued upon exercise of the Private Placement Warrants), (ii) the shares of our Common Stock issued to the Selling Securityholders pursuant to the Subscription Agreements, Merger Agreement.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of December 21, 2020 regarding the beneficial ownership of our Common Stock and Warrants by the Selling Securityholders and the shares of Common Stock and Warrants being offered by the Selling Securityholders (“Registrable Securities”). The applicable percentage ownership of Common Stock is based on approximately 235,655,503 shares of Common Stock outstanding as of December 21, 2020. Information with respect to shares of Common Stock and Private Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock and Private Placement Warrants offered and no other purchases or sales of our Common Stock or Private Placement Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock or Private Placement Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Up to 22,511,250 shares of Common Stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes therein.

	Number of Shares of Common Stock Beneficially Owned	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
Name of Selling Securityholder					Number	Percent	Number	Percent
AFV Partners SPV-4 LLC(1)	13,118,762	—	13,118,762	—	—	—	—	—
Andrew Weisman	42,221	—	42,221	—	—	—	—	—
Andrew Wolstan(2)	1,735,392	—	1,735,392	—	—	—	—	—
Ansari 3 Twelve LLC II(3)	568,310	83,739	238,882	—	329,428	*	83,739	*
Avondale Agents Limited(4)	25,000	—	25,000	—	—	—	—	—
BlackRock, Inc.(5)	3,314,036	1,842,106	3,314,036	1,842,106	—	—	—	—
Cerebrum Tech Limited(6)	1,000,000	—	1,000,000	—	—	—	—	—
Entities affiliated with Champ Key Limited(7)	86,301,558	—	86,301,558	—	—	—	—	—
Charles B. Lowrey II	52,081	—	52,081	—	—	—	—	—
Chris Swinbank	86,801	—	86,801	—	—	—	—	—
CJW International Asset Limited(8)	1,500,000	—	1,500,000	—	—	—	—	—
CVI Investments, Inc.(9)	500,000		500,000	—	—	—	—	—
D. E. Shaw Oculus Portfolios, L.L.C.(10)	625,000	2,972	625,000	—	—	—	2,972	*
D. E. Shaw Valence Portfolios, L.L.C.(11)	1,875,000	8,900	1,875,000	—	—	—	8,900	*
Daniel J. Hennessy(12)	1,355,853	—	1,355,853	—	—	—	—	—
David Yessman	100,000	—	100,000	—	—	—	—	—
DeForest P. Davis	193,741	—	193,741	—	—	—	—	—
DRJ Development Limited(13)	1,000,000	—	1,000,000	—	—	—	—	—
Gregory Ethridge(14)	354,160	—	354,160	—	—	—	—	—
Gretchen W. McClain(15)	179,160	—	179,160	—	—	—	—	—
HLM Group LLC(16)	173,602	—	173,602	—	—	—	—	—

	Number of Shares of Common Stock Beneficially Owned	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
Name of Selling Securityholder					Number	Percent	Number	Percent
James F. O’Neil III(17)	283,600	—	283,600	—	—	—	—	—
Jane Street Global Trading, LLC(18)	2,119,019	—	2,000,000	—	119,019	*	—	—
Jonathan D. Hennessy	17,359	—	17,359	—	—	—	—	—
Joseph Tabet	86,801	—	86,801	—	—	—	—	—
Juan Carlos Mas(19)	248,600	—	248,600	—	—	—	—	—
Juan Luis Pena Salas	34,720	—	34,720	—	—	—	—	—
Katherine Willis	8,679	—	8,679	—	—	—	—	—
Kenneth S Kranzberg Revocable Trust DTD 2/10/89(20)	86,801	—	86,801	—	—	—	—	—
Kepos Alpha Master Fund L.P.(21)	500,000	—	500,000	—	—	—	—	—
Kyle Textor	12,153	—	12,153	—	—	—	—	—
Legendland International Limited(22)	1,000,000	—	1,000,000	—	—	—	—	—
Linden Capital L.P.(23)	700,000	958,874	700,000	—	—	—	958,874	*
Lugard Road Capital Master Fund, LP(24)	2,500,000	—	2,500,000	—	—	—	—	—
Mark Dominick Alvarez	173,602	—	173,602	—	—	—	—	—
Markus Lahrkamp	173,602	—	173,602	—	—	—	—	—
Milton Joseph Beck	26,041	—	26,041	—	—	—	—	—
Nicholas Geeza	43,401	—	43,401	—	—	—	—	—
Nicholas A. Petruska(25)	363,188	—	363,188	—	—	—	—	—
Pacific Asia Partners Limited(26)	1,000,000	—	1,000,000	—	—	—	—	—
Paul Balciunas(27)	272,164	—	272,164	—	—	—	—	—
Peter Savagian	200,000	—	200,000	—	—	—	—	—
Peter Shea(28)	273,600	—	273,600	—	—	—	—	—
Remarkable Views Consultants Ltd.(29)	43,256,777	—	43,256,777	—	—	—	—	—
Richard Burns(30)	273,600	—	273,600	—	—	—	—	—
Robert Marchese	52,082	—	52,082	—	—	—	—	—
Robert S. Karlblom	34,721	—	34,721	—	—	—	—	—
Steven Hovde	524,267	—	524,267	—	—	—	—	—
Sunshine Charitable Foundation(31)	310,403	—	310,403	—	—	—	—	—
The Bradley J. Bell Trust(32)	273,600	—	273,600	—	—	—	—	—
Entities affiliated with The Phoenix Insurance Company Ltd.(33)	1,000,000	—	1,000,000	—	—	—	—	—
Thomas Hennessy	34,720	—	34,720	—	—	—	—	—
Thomas J. Sullivan	104,162	—	104,162	—	—	—	—	—
Thomas Podlesny	43,401	—	43,401	—	—	—	—	—
Thrall Enterprises, Inc.(34)	173,602	—	173,602	—	—	—	—	—
Tiffany A. Lytle(35)	154,993	—	154,993	—	—	—	—	—
TLP Investment Partners LLC(36)	294,888	—	294,888	—	—	—	—	—
Tony Aquila(37)	15,333,504	—	15,333,504	—	—	—	—	—
TPK Holding Co., Ltd.(38)	10,000,000	—	10,000,000	—	—	—	—	—
Ulrich Kranz(39)	1,365,813	—	1,365,813	—	—	—	—	—
VDC/VAR, LLC(40)	348,733	—	348,733	—	—	—	—	—
Entities affiliated with Water Island Capital, LLC(41)	400,000	—	400,000	—	—	—	—	—
Worthy Support Group Limited(42)	1,000,000	—	1,000,000	—	—	—	—	—
Yageo Holding (Bermuda) Limited(43)	1,000,000	—	1,000,000	—	—	—	—	—

____________

(1)      Consists of 12,359,387 shares of Common Stock and 759,375 Earnout Shares. Tony Aquila is the Chairman and CEO of AFV Partners LLC (“AFV”) which exercises ultimate voting and investment power with respect to the Registrable Securities held by AFV Partners SPV-4 LLC (“AFV 4”). As such, Mr. Aquila may be deemed to hold voting and investment power with respect to the shares held by AFV 4.

(2)      Consists of 1,598,388 shares of Common Stock and 137,004 Earnout Shares.

(3)      Mohsinuddin Ansari, Managing Member of Ansari 3 Twelve LLC II, is deemed to have power to vote or dispose of the Registrable Securities.

(4)      John Hong-Chiun Wang, Director of Avondale Agents Limited, is deemed to have power to vote or dispose of the Registrable Securities.

(5)      Consists of 1,471,930 shares of Common Stock and 1,842,106 shares of Common Stock issuable upon the exercise of Private Placement Warrants. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: The Obsidian Master Fund; BlackRock Credit Alpha Master Fund L.P.; and HC NCBR Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(6)      Cerebrum Tech Limited is owned by St. George’s Settlement, a discretionary trust, the trustee of which is Standard Bank Offshore Trust Company Jersey Limited, which may be deemed to hold voting and dispositive control over the Registrable Securities.

(7)      Consists of (i) 62,299,069 shares of Common Stock held by DD Global Holdings Limited (“DD Global”); (ii) 17,189,210 shares of Common Stock held by Champ Key Limited (“Champ Key”); (iii) the contingent right for DD Global to receive 5,339,919 Earnout Shares; and (iv) the contingent right for Champ Key to receive 1,473,360 Earnout Shares. DD Global is wholly owned by Champ Key. Champ Key is wholly owned by DE Capital Limited (“DE Capital”). DE Capital is wholly owned by Pak Tam Li. Mr. Li may be deemed to have sole voting and dispositive control over the Registrable Securities. Mr. Li served as a director of Legacy Canoo prior to the Closing of the Business Combination.

(8)      Tie-Min Chen, Director of CJW International Asset Limited, is deemed to have power to vote or dispose of the Registrable Securities.

(9)      Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of the Registrable Securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.

(10)    D. E. Shaw Oculus Portfolios, L.L.C. has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the Registrable Securities. This figure does not include securities of the Company owned by entities that may be deemed to be affiliates of D. E. Shaw Oculus Portfolios, L.L.C. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Registrable Securities on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Registrable Securities. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Registrable Securities. David E. Shaw disclaims beneficial ownership of the Registrable Securities. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.

(11)    D. E. Shaw Valence Portfolios, L.L.C. has the power to vote or direct the vote of (and the power to dispose or direct the disposition of) the Registrable Securities. This figure does not include securities of the Company owned by entities that may be deemed to be affiliates of D. E. Shaw Valence Portfolios, L.L.C. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Registrable Securities on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Registrable Securities. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Registrable Securities and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Registrable Securities. David E. Shaw disclaims beneficial ownership of the Registrable Securities. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.

(12)    Daniel J. Hennessy served as a Chief Executive Officer and Chairman of the board of directors of HCAC prior to the Closing of the Business Combination.

(13)    Each of Ming-Chung Tsai and Ming-Hsing Tsai is deemed to have power to vote or dispose of the Registrable Securities.

(14)    Gregory Ethridge served as a director of HCAC prior to the Closing of the Business Combination and currently serves as a director of the Company.

(15)    Gretchen W. McClain served as a director of HCAC prior to the Closing of the Business Combination.

(16)    The Benida Group, LLC (“Benida”) is the Managing Member of HLM Group LLC. Eric F. Achepohl, Chief Executive Officer of Benida, is deemed to have power to vote or dispose of the Registrable Securities.

(17)    James F. O’Neill served as a director of HCAC prior to the Closing of the Business Combination.

(18)    Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.

(19)    Juan Carlos Mas served as a director of HCAC prior to the Closing of the Business Combination.

(20)    Kenneth S. Kranzberg, Trustee of the Kenneth S Kranzberg Revocable Trust DTD 2/10/89, is deemed to have power to vote or dispose of the Registrable Securities.

(21)    Kepos Capital LP (“Kepos”) is the investment manager of the Selling Securityholder and may be deemed to have voting and dispositive power with respect to the Registrable Securities. The general partner of Kepos is Kepos Capital GP LLC (the “Kepos GP”). Mark Carhart controls Kepos GP and, accordingly, may be deemed to have voting and dispositive power with respect to the Registrable Securities. Mr. Carhart disclaims beneficial ownership of the shares of Common Stock held by the Selling Securityholder.

(22)    Tsai-Pan Wu, Director of Legendland International Limited, is deemed to have power to vote or dispose of the Registrable Securities.

(23)    The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P.

(24)    Jonathan Green is deemed to have power to vote or dispose of the Registrable Securities.

(25)    Consists of 344,878 shares of Common Stock held by Nicholas A. Petruska and 18,310 shares of Common Stock held by PENSCO Trust Company LLC Custodian FBO Nicholas A Petruska IRA. Nicholas A. Petruska served as Executive Vice President, Chief Financial Officer, and Secretary of HCAC prior to the Closing of the Business Combination.

(26)    Chih-Yuan Chen, Director of Pacific Asia Partners Limited, is deemed to have power to vote or dispose of the Registrable Securities.

(27)    Consists of (i) 111,148 shares of Common Stock; (ii) 137,112 shares subject to RSUs that vest quarterly through December 1, 2023; and (iii) 23,904 Earnout Shares.

(28)    Peter Shea served as a director of HCAC prior to the Closing of the Business Combination.

(29)    Consists of 39,841,769 shares of Common Stock and 3,415,008 Earnout Shares. The shares reported herein are directly owned by Remarkable Views Consultants Ltd. (“Remarkable Views”). The board of directors of Remarkable Views, of which Victor Chu is the sole director, has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Remarkable Views.

(30)    Richard Burns served as a director of HCAC prior to the Closing of the Business Combination.

(31)    Each of David G. Bunning, Director of the Sunshine Charitable Foundation, and Michael J. Bunning is deemed to have power to vote or dispose of the Registrable Securities.

(32)    Bradley J. Bell, Trustee of The Bradley J. Bell Trust, is deemed to have power to vote or dispose of the Registrable Securities. Mr. Bell served as a director of HCAC prior to the Closing of the Business Combination.

(33)    Consists of 925,000 shares of Common Stock held by Shotfut Menayot Chul – Amitim (“Amitim”) and 75,000 shares of Common Stock held by The Phoenix Insurance Company Ltd. – Nostro (“Nostro”). Nostro and Amitim are managed and controlled by The Phoenix Holdings Ltd. (“Phoenix”) as its subsidiaries. Haggai Schreiber, Chief Investment Officer of Phoenix and Deputy Chief Executive Officer of The Phoenix Insurance Company Ltd. (“Phoenix Insurance”) and David Niewood, Senior Portfolio Manager of Amitim, may be deemed to have voting and dispositive power with respect to the Registrable Securities. Gilad Shamir, Chief Investment Officer of Amitim and Phoenix Insurance Company, may be deemed to have voting and dispositive power with respect to the Registrable Securities held by Amitim. Dan Kerner, Head of Nostro Investments of Phoenix Insurance, may be deemed to have voting and dispositive power with respect to the Registrable Securities held by Nostro.

(34)    Each of J. Randall Thrall, Vice President of Thrall Enterprises, Inc., and J. Jeffrey Thrall, President and Chief Executive Officer of Thrall Enterprises, Inc., is deemed to have power to vote or dispose of the Registrable Securities.

(35)    Consists of 99,440 shares of Common Stock held by Tiffany A. Lytle and 55,553 shares of Common Stock held by PENSCO Trust Company LLC Custodian FBO Tiffany Lytle IRA.

(36)    Each of David G. Bunning, Chief Executive Officer of TLP Investment Partners LLC, and Michael J. Bunning is deemed to have power to vote or dispose of the Registrable Securities.

(37)    Consists of (i) 35,000 shares of Common Stock held by Tony Aquila; (ii) 1,003,828 shares of Common Stock subject to RSUs held by Tony Aquila that vest through October 19, 2023; (iii) the contingent right held by Tony Aquila to receive 172,086 Earnout Shares; (iv) 12,359,387 shares of Common Stock held by AFV 4; and (v) the contingent right held by AFV 4 to receive 759,375 Earnout Shares.

(38)    TPK Holding Co., Ltd. (“TPK”) is a publicly traded company on the Taiwan Stock Exchange. The board of directors of TPK may be deemed to have voting and dispositive control with respect to the Registrable Securities. Foster Chiang is a former director of TPK and currently serves as a director of the Company.

(39)    Consists of 1,257,987 shares of Common Stock and 107,826 Earnout Shares.

(40)    Each of DeForest P. Davis, Valerie D. Saroyan, Christina A. Davis, and Daphne D. Johnson, Managers of VDR/VAR, LLC, is deemed to have power to vote or dispose of the Registrable Securities.

(41)    Consists of (i) 241,000 shares of Common Stock held by Arbitrage Fund; (ii) 98,500 shares of Common Stock held by PartnerSelect Alternative Strategies Fund; (iii) 36,000 shares of Common Stock held by Water Island Event-Driven Fund; (iv) 21,000 shares of Common Stock held by Water Island Merger Arbitrage Institutional Commingled Fund, LP; and (v) 3,500 shares of Common Stock held by Water Island Long/Short Fund. Water Island Capital, LLC (“Water Island”) serves as investment advisor to Arbitrage Fund, Water Island Event-Driven Fund, Water Island Merger Arbitrage Institutional Commingled Fund, LP, and Water Island Long/Short Fund, and as investment sub-advisor to PartnerSelect Alternative Strategies Fund. Water Island therefore may be deemed to have voting and dispositive power with respect to the Registrable Securities. John Orrico is the managing member of Water Island Capital, LLC, and may be deemed to have power to voting and dispositive power with respect to the Registrable Securities.

(42)    Kelly Lee, Director of Worthy Support Group Limited, is deemed to have power to vote or dispose of the Registrable Securities.

(43)    Tie-Min Chen, Chairman of Yageo Holding (Bermuda) Limited, is deemed to have power to vote or dispose of the Registrable Securities.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 500,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of December 21, 2020, there were approximately 235,655,503 shares of Common Stock and no shares of preferred stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock will be entitled dividends, if any, as may be declared from time to time by the Board in its discretion. Such dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of our Certificate of Incorporation and applicable law. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur.

Preemptive or Other Rights

Holders of Common Stock have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Election of Directors

The Board is divided into three classes, each of which will serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our management.

Warrants

Public Stockholders’ Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing of the Business Combination. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. No fractional warrants will be issued upon separation of the units and only whole Public Warrants trade.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Common Stock issuable upon exercise of the Public Warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following the Closing of the Business Combination and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the Closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the Closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered by us in this offering.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its Public Warrants prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our initial Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the Anchor Investor and its permitted transferees would still be entitled to exercise its Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrants may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted-average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock, or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants have been issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of our IPO, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrantholder.

Private Placement Warrants

The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing of the Business Combination (except, among other limited exceptions as described under the section of the IPO prospectus entitled “Principal Stockholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to persons or entities affiliated with or related to the Anchor Investor who will be subject to the same transfer restrictions) and they will not be redeemable by us so long as they are held by the Anchor Investor or its permitted transferees. The Anchor Investor or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Anchor Investor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the units being sold in the IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

The Anchor Investor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the Closing of the Business Combination, except that, among other limited exceptions as described under the section of the IPO prospectus entitled “Principal Stockholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants” made to other persons or entities affiliated with or related to the Anchor Investor, who will be subject to the same transfer restrictions.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions” for lock-up restrictions on our securities under the Registration Rights and the Lock-Up Agreements.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in the Bylaws. The Bylaws provide that special meetings of our stockholders may be called only, for any purpose as is a proper matter for stockholder action under Delaware, by (i) our Chairperson of the Board of Directors, (ii) our Chief Executive Officer or the President if the Chairperson of the Board of Directors is unavailable, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under the Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the latter of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and the Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers and employees for breach of fiduciary duty, other similar actions, any other action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our Certificate of Incorporation or the Bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware). Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors and officers. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Certificate of Incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable. In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable.

Section 203 of the Delaware General Corporation Law

We do not opt out of Section 203 of the DGCL under our Certificate of Incorporation.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Certificate of Incorporation and Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, the Company ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our Common Stock and Warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Common Stock and Public Warrants are listed on The Nasdaq Global Select Market under the symbols “GOEV” and “GOEVW,” respectively.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities. We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Because the term of the Warrants is more than one year, a U.S. Holder’s capital loss will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of our Securities — Warrants — Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common

Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, (i) the non-U.S. Holder is disposing of our Common Stock and has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock or (ii), in the case where our Warrants are regularly traded on an established securities market, the non-U.S. Holder is disposing of our Warrants and has owned, directly or constructively, more than 5% of our Warrants at any time within the within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Warrants. There can be no assurance that our Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of our Securities — Warrants — Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 1,842,106 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants by the holders thereof, (ii) up to 22,511,250 shares of Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof and (iii) up to 11,428,482 shares of Common Stock that may be issued as Earnout Shares to Legacy Canoo securityholders. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 186,636,064 shares of Common Stock (including up to 1,842,106 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants) and (ii) up to 1,842,106 Private Placement Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        short sales;

•        distribution to employees, members, limited partners or stockholders of the Selling Securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•        by pledge to secured debts and other obligations;

•        delayed delivery arrangements;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The financial statements of Canoo Holdings Ltd. (“Legacy Canoo”) as of December 31, 2019 and December 31, 2018 and for the years then ended included in this prospectus and registration statement have been so included in reliance on the report (which contains an explanatory paragraph relating to Legacy Canoo’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) through December 31, 2018 of Hennessy Capital Acquisition Corp. IV appearing in this prospectus and registration statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm (“Withum”), as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On December 21, 2020, Legacy Canoo dismissed PwC as its independent registered public accounting firm. Legacy Canoo’s Board of Directors participated in and approved the decision to change Legacy Canoo’s independent registered public accounting firm.

The audit reports of PwC on Legacy Canoo’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except for the substantial doubt about Legacy Canoo’s ability to continue as a going concern.

During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through December 21, 2020, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on Legacy Canoo’s financial statements for such years. During the years ended December 31, 2019 and 2018 and the subsequent interim period through December 21, 2020, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the following material weaknesses in the Legacy Canoo’s internal control over financial reporting: (i) Legacy Canoo lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training, and experience to appropriately analyze, record, and disclose accounting matters timely and accurately, (ii) Legacy Canoo did not effectively design and maintain controls in response to the risks of a material misstatement in Legacy Canoo’s financial reporting, (iii) Legacy Canoo did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions, specifically for accounting for convertible notes, (iv) Legacy Canoo did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over account reconciliations and journal entries, and (v) Legacy Canoo did not design and maintain effective controls over certain information technology (IT) general controls for information systems that are relevant to the preparation of its financial statements.

We have provided PwC with a copy of the foregoing disclosures and have requested that PwC furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant set forth above. A letter from PwC is attached hereto as Exhibit 16.1.

On January 12, 2021, we dismissed Withum as our independent registered public accounting firm and appointed Deloitte & Touche LLP as our independent registered public accounting firm. Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm.

Withum’s report of independent registered public accounting firm, dated March 16, 2020, on HCAC’s balance sheets as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018, and the related notes to the financial statements did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles other than HCAC’s ability to continue as a going concern due to HCAC’s obligation to either complete a business combination by the close of business on September 5, 2020, or cease all operations except for the purpose of winding down and liquidating.

During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through December 21, 2020, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference thereto in its reports on HCAC’s financial statements for such years. During the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) through December 31, 2018 and the subsequent interim period through December 21, 2020, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We have provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant set forth above. A letter from Withum is attached hereto as Exhibit 16.2.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.canoo.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
CANOO FINANCIAL STATEMENTS
Audited Financial Statements of Canoo Holdings Ltd.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-3
Consolidated Statements of Operations for the years ended December 31, 2019 and 2018	F-4
Consolidated Statements of Redeemable Convertible Preference Shares and Shareholders’ Equity (Deficit) for the years ended December 31, 2019 and 2018	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements of Canoo Holdings Ltd.
Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-26
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2020 and 2019	F-27
Condensed Consolidated Statements of Redeemable Convertible Preference Shares and Shareholders’ Deficit for the nine months ended September 30, 2020 and 2019	F-28
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-30
Notes to the Condensed Consolidated Financial Statements	F-31

HENNESSY CAPITAL FINANCIAL STATEMENTS
Audited Financial Statements of Hennessy Capital Acquisition Corp. IV
Report of Independent Registered Public Accounting Firm	F-47
Balance Sheets as of December 31, 2019 and 2018	F-48
Statements of Operations for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018	F-49
Statements of Changes in Stockholders’ Equity for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018	F-50
Statements of Cash Flows for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018	F-51
Notes to Financial Statements	F-52

Unaudited Condensed Consolidated Financial Statements of Hennessy Capital Acquisition Corp. IV
Condensed Consolidated Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019	F-62
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2020 and 2019 (unaudited)	F-63
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the three and nine months ended September 30, 2020 and 2019 (unaudited)	F-64
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (unaudited)	F-66
Notes to Condensed Consolidated Financial Statements (unaudited)	F-67

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Canoo Holdings Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Canoo Holdings Ltd. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, redeemable convertible preference shares and shareholders’ equity (deficit) and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
September 18, 2020

We have served as the Company’s auditor since 2019.

Canoo Holdings Ltd.
Consolidated Balance Sheets (in thousands, except per share values)

December 31, 2019 and 2018

	2019	2018
Assets
Current assets
Cash and cash equivalents	$29,007	$17,619
Restricted cash	500	400
Prepaids and other current assets	1,754	1,203
Total current assets	31,261	19,222
Property and equipment, net	26,010	10,670
Operating lease right-of-use asset	13,545	14,151
Other assets	1,264	1,831
Total assets	$72,080	$45,874

Liabilities, redeemable convertible preference shares and shareholders’ deficit
Liabilities
Current liabilities
Accounts payable	$2,260	$4,706
Accrued expenses	8,134	7,559
Related party promissory note	—	15,000
Total current liabilities	10,394	27,265
Operating lease liabilities	13,706	14,074
Related party convertible debt	86,051	—
Related party derivative liability	17,797	—
Total liabilities	$127,948	$41,339

Commitments and contingencies (Note 7)

Redeemable convertible preference shares
Redeemable convertible preference shares – Angel Series: $0.0001 par value; 77,000 shares, authorized, issued and outstanding at December 31, 2019 and 2018; liquidation preference of $200,000 as of December 31, 2019	100,000	100,000
Redeemable convertible preference shares – Seed Series: $0.0001 par value; 33,333 and no shares authorized; 33,333 and no shares issued and outstanding at December 31, 2019 and 2018, respectively; liquidation preference of $200,000 as of December 31, 2019	100,000	—
Total redeemable convertible preference shares	200,000	100,000
Shareholders’ deficit
Ordinary shares, $0.0001 par value; 389,667 and 423,000 shares authorized; 28,486 and 19,648 issued and outstanding at December 31, 2019 and 2018, respectively	—	—
Additional paid-in capital	2,807	850
Accumulated deficit	(258,675)	(76,315)
Related party shareholder receivable	—	(20,000)
Total shareholders’ deficit	(255,868)	(95,465)
Total liabilities, redeemable convertible preference shares and shareholders’ deficit	$72,080	$45,874

The accompanying notes are an integral part of these consolidated financial statements.

Canoo Holdings Ltd.
Consolidated Statements of Operations (in thousands, except per share data)

Years Ended December 31, 2019 and 2018

	2019	2018
Revenues	$—	$—

Operating expenses
Sales and marketing	8,103	3,835
Research and development	137,378	47,585
General and administrative	23,450	23,599
Depreciation and amortization	4,729	1,088
Total operating expenses	173,660	76,107
Loss from operations	(173,660)	(76,107)

Other (income) expense
Interest expense	9,522	268
Other income, net	(822)	(167)
Net loss	(182,360)	(76,208)
Redeemable convertible preference share dividends	13,896	285
Net loss attributable to ordinary shareholders	$(196,256)	$(76,493)

Per Share Data:
Net loss per share, basic and diluted	$(42.46)	$(2.54)

Weighted-average shares outstanding, basic and diluted	4,622	30,082

The accompanying notes are an integral part of these consolidated financial statements.

Canoo Holdings Ltd.
Consolidated Statements of Redeemable Convertible Preference Shares and Shareholders’ Equity (Deficit) (in thousands)

Years Ended December 31, 2019 and 2018

	Redeemable convertible preference shares-Angel Series		Redeemable convertible preference shares-Seed Series		Ordinary shares		Additional paid-in capital	Accumulated deficit	Related party shareholder receivable	Total shareholders’ equity (deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2017	—	$—	—	$—	500,000	$50	$9,950	$(107)	$—	$9,893
Issuance of ordinary shares	—	—	—	—	2,749,945	275	54,725	—	—	55,000
Share capital reorganization and issuance of convertible preference shares	50,050	65,000	—	—	(3,249,945)	(325)	(64,675)	—	—	(65,000)
Issuance of restricted ordinary shares	—	—	—	—	17,300	—	—	—	—	—
Issuance of ordinary shares upon early exercise of share options	—	—	—	—	2,348	—	23	—	—	23
Share-based compensation	—	—	—	—	—	—	827	—	—	827
Issuance of redeemable convertible preference shares	26,950	35,000	—	—	—	—	—	—	(20,000)	(20,000)
Net loss	—	—	—	—	—	—	—	(76,208)	—	(76,208)
Balance as of December 31, 2018	77,000	$100,000	—	$—	19,648	$—	$850	$(76,315)	$(20,000)	$(95,465)

Issuance of redeemable convertible preference shares	—	$—	33,333	$100,000	—	$—	$—	$—	$—	$—
Issuance of restricted ordinary shares	—	—	—	—	7,056	—	—	—	—	—
Issuance of ordinary shares upon early exercise of share options	—	—	—	—	6,139	—	128	—	—	128
Proceeds from related party shareholder receivable	—	—	—	—	—	—	—	—	20,000	20,000
Repurchase of ordinary shares – forfeitures	—	—	—	—	(4,357)	—	(44)	—	—	(44)
Share-based compensation	—	—	—	—	—	—	1,873	—	—	1,873
Net loss	—	—	—	—	—	—	—	(182,360)	—	(182,360)
Balance as of December 31, 2019	77,000	$100,000	33,333	$100,000	28,486	$—	$2,807	$(258,675)	$—	$(255,868)

The accompanying notes are an integral part of these consolidated financial statements.

Canoo Holdings Ltd.
Consolidated Statements of Cash Flows (in thousands)

Years Ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities
Net loss	$(182,360)	$(76,208)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,729	1,088
Non-cash operating lease expense	606	392
Debt discount amortization	3,848	—
Share-based compensation	1,873	827
Changes in operating assets and liabilities:
Prepaids and other current assets	(551)	(1,224)
Other assets	567	(1,788)
Accounts payable	(370)	3,687
Accrued expenses	506	6,188
Lease liability	(300)	(169)
Net cash used in operating activities	(171,452)	(67,207)

Cash flows from investing activities
Purchases of property and equipment	(22,144)	(9,492)
Net cash used in investing activities	(22,144)	(9,492)

Cash flows from financing activities
Proceeds from related party shareholder receivable	20,000	—
Proceeds from related party promissory note	—	15,000
Repayments on related party promissory note	(15,000)	—
Proceeds from related party convertible debt and embedded derivative liability	100,000	—
Proceeds from early exercise of share options	128	23
Proceeds from issuance of preference shares-Angel Series	—	15,000
Proceeds from issuance of preference shares-Seed Series	100,000	—
Proceeds from issuance of ordinary shares	—	55,000
Repurchase of ordinary shares – forfeitures	(44)	—
Net cash provided by financing activities	205,084	85,023
Net increase in cash, cash equivalents, and restricted cash	11,488	8,324

Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	18,019	9,695
Cash, cash equivalents, and restricted cash, end of period	$29,507	$18,019

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents at end of period	$29,007	$17,619
Restricted cash at end of period	500	400
Total cash, cash equivalents, and restricted cash at end of period shown in the consolidated statements of cash flows	$29,507	$18,019

Supplemental non-cash investing and financing activities
Acquisition of property and equipment included in current liabilities	$—	$2,076
Related party shareholder receivable for issuance of convertible preference shares	$—	$20,000
Right-of-use assets recorded in connection with operating lease liabilities	$—	$14,543

Supplemental disclosures of cash flow information
Cash paid for interest	$1,234	$—

The accompanying notes are an integral part of these consolidated financial statements.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

1. Description of the Business

Canoo Holdings Ltd. (the “Company”) was incorporated in the Cayman Islands on November 14, 2017 as Evelozcity Holdings Ltd. The Company formally changed its name to Canoo Holdings Ltd on November 20, 2019. Since inception, the Company has been focused on raising capital and developing and designing purpose-built smart electric vehicles for subscription.

Capital Resources and Liquidity

The Company’s primary activities since incorporation have been establishing its facilities, recruiting personnel, conducting research and development, business development, business and financial planning, and raising capital. The Company has incurred net losses and net cash outflows from operating activities since its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to mitigate the substantial doubt about the Company’s ability to continue as a going concern primarily involve raising capital through the issuance of additional convertible notes or preference shares or merging with a public entity to provide additional capital. Future capital requirements will depend on many factors, including the level of expenditures in all areas of the Company. Additional funds may not be available on terms favorable to the Company or at all and the Company’s planned merger (see Note 10), may not be completed or provide sufficient capital. Failure to raise additional capital, if and when needed, would have a material adverse effect on the Company’s financial position, results of operations, and cash flows. The consolidated financial statements do not include any adjustments to reflect the possible future recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

A summary of the significant accounting policies followed by the Company in the preparation of the accompanying financial statements is set forth below.

Basis of Presentation

The Company’s consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”) on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The consolidated financial statements include the results of Canoo Holdings Ltd. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation.

Segment and Geographic Information

The Chief Executive Officer, as the chief operating decision maker, organizes the Company, manages resource allocations and measures performance on the basis of one operating segment.

All of the Company’s property and equipment and right of use assets are located in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

On an ongoing basis, management evaluates its estimates, including those related to i) useful lives and recoverability of property and equipment; ii) the realization of deferred tax assets and estimates of tax reserves; iii) the valuation of equity securities and share-based compensation; iv) the recognition and disclosure of contingent liabilities; and v) the fair value of financial instruments. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company may engage third party valuation specialists to assist with estimates related to the valuation of the underlying value of its share-based compensation arrangements and valuation of embedded derivatives. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs.

Reclassifications

The Company reclassified $6.4 million of accrued unbilled expenses previously recorded in accounts payable to accrued expenses on the consolidated balance sheet as of December 31, 2018 to conform to the current period presentation. This reclassification had no effect on the Company’s total current liabilities, working capital, operating results or cash flows.

Cash and Cash Equivalents

The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have an original maturity date within ninety days from the date of purchase. The carrying amounts for the Company’s cash equivalents approximate fair value due to their short maturities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents. The Company, at times, maintains cash and cash equivalent balances at financial institutions in excess of amounts insured by United States government agencies or payable by the United States government directly. The Company places its cash with high credit quality financial institutions.

Restricted Cash

At December 31, 2019 and 2018, the Company secured its corporate credit card program with a cash deposit in a separate bank account for the benefit of its credit card provider of $0.5 million and $0.4 million, respectively. These funds are restricted as to use and at December 31, 2019 and 2018, have been classified as a current asset on the consolidated balance sheet due to the nature of the restriction.

Property and Equipment

Property and equipment is stated at historical cost less accumulated depreciation and amortization. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. Depreciation and amortization is provided on property and equipment over the estimated useful lives on a straight-line basis. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations. Expenditures for repairs and maintenance are expensed as incurred. Useful lives by asset category are as follows:

Assets category	Years
Leasehold improvements	Shorter of lease term or estimated useful life
Machinery and equipment	3 years
Furniture and fixtures	5 years
Computer hardware and software	3 years
Vehicles	3 years

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

Leases

On January 1, 2018, the Company early adopted Accounting Standards Codification (“ASC”) No. 842, Leases (“ASC 842”), on a modified retrospective basis at the beginning of the period of adoption. The Company determines if an arrangement is a lease at inception if the Company is both able to identify an asset and conclude it has the right to control the identified asset. Operating leases are included in operating lease right-of-use assets, and operating lease liabilities are included in accrued expenses and lease liability in the consolidated balance sheet.

The operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The operating lease right-of-use assets and operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company estimates an incremental borrowing rate based on the estimated market rate of interest for a collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease right-of-use asset also includes any lease payments made prior to the lease commencement date. Lease expense for operating leases is recognized on a straight-line basis over the lease term. The determination of the lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The Company has elected to exclude short-term leases (i.e. leases with expected terms of 12 months or less) from the recognition requirements of ASC 842, and has elected to account for lease and certain non-lease components as a single component for certain classes of assets.

See Note 8 “Related Party Lease” for additional information on leases.

Impairment of Long-Lived Assets

The Company assesses the carrying value of its long-lived assets, consisting primarily of property and equipment, when there is evidence that events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable. Such events or changes in circumstances may include a significant decrease in the market price of a long-lived asset, a significant change in the extent or manner in which an asset is used, a significant change in legal factors or in the business climate, a significant deterioration in the amount of revenue or cash flows expected to be generated from a group of assets, a current expectation that, more likely than not a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life, or any other significant adverse change that would indicate that the carrying value of an asset or group of assets may not be recoverable. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable and the expected undiscounted future cash flows attributable to the asset group are less than the carrying amount of the asset group, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. To date, the Company has not recorded any impairment losses on long-lived assets.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax basis of assets and liabilities and are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates or tax law on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided on deferred tax assets when it is determined that it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Management regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Embedded Derivatives

The Company recognizes bifurcated embedded derivatives included in its debt arrangements at fair value (as described below) with changes in the fair value recorded as interest expense in the consolidated statements of operations.

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses the following hierarchy in measuring the fair value of the Company’s assets and liabilities, focusing on the most observable inputs when available:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2

Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3

Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy as of December 31, 2019 and 2018 (in thousands):

	December 31, 2019
	Fair Value	Level 1	Level 2	Level 3
Assets
Money market funds	$28,182	$28,182	$—	$—

Liability
Related party derivative liability	$17,797	$—	$—	$17,797
	December 31, 2018
	Fair Value	Level 1	Level 2	Level 3
Assets
Money market funds	$16,085	$16,085	$—	$—

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

The Company’s embedded derivative liability on its convertible notes is considered a “Level 3” fair value measurement. Refer to Note 6 “Related Party Promissory Note and Convertible Debt” for a discussion of the Company’s methods for valuation.

Sales and Marketing

Sales and marketing expenses consist primarily of expenses related to the Company’s development of marketing vehicles, branding initiatives and other promotional initiatives. Sales and marketing expenses include payroll and related benefit costs for employees involved in marketing activities. In addition, the Company allocates a portion of overhead costs which includes lease expense, utilities and worker’s compensation premiums to the sales and marketing department expense based on headcount. The Company expenses marketing costs as incurred. Advertising costs were immaterial for the year ended December 31, 2019 and 2018.

Research and Development Expenses

Research and development expenses consist of salaries, employee benefits and expenses for design and engineering personnel as well as materials and supplies used in research and development activities. In addition, research and development expenses include fees for consulting and engineering services from third party vendors. The Company allocates a portion of overhead costs which includes lease expense, utilities and worker’s compensation premiums to the research and development department expense based on headcount.

General and Administrative Expenses

General and administrative expense consist of personnel related costs (including salaries, bonuses, benefits and share-based compensation) for employees in the Company’s executive, finance, human resource and administrative departments and fees for third party professional services, including consulting, legal and accounting services and overhead costs which includes a portion of lease expense, utilities and worker’s compensation premiums based on headcount.

Loss Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs for loss contingencies are expensed as incurred.

Share-based compensation

The Company accounts for share-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. The Company estimates the fair value of its share options using the Black-Scholes option-pricing model. For awards that vest solely based on continued service (“service-only vesting conditions”), the resulting fair value is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. The Company recognizes the fair value of share-based awards which contain performance conditions using the graded vesting method, when it is probable the performance condition will be met. The Company accounts for forfeitures as they occur. The Company classifies share-based compensation expense in its consolidated statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, share-based compensation expense could have been materially different from the amounts recorded.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the ASU is effective for annual periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021, with early adoption permitted. Adoption of the ASU is either retrospective or prospective. The Company adopted the ASU on January 1, 2020. The ASU did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No, 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires entities to use a current expected credit loss (“CECL”) model, which is a new impairment model based on expected losses rather than incurred losses on financial assets, including trade accounts receivables. The model requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted the ASU on January 1, 2020. The ASU did not have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The objective of the amendments in this ASU is to address issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. The amendments in this ASU reduce the number of accounting models for convertible debt instruments and convertible preference shares. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. The amendments in the ASU are effective for public business entities for fiscal years beginning after December 15, 2021, including interim periods therein. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The ASU is currently not expected to have a material impact on the Company’s consolidated financial statements.

3. Net Loss per Share

On November 6, 2018, the Company completed a 100-for-one share split of its ordinary shares and concurrently recapitalized all of its then outstanding ordinary shares into 50,050,000 ordinary shares and then converted such shares into preference shares on a one-for-one basis (the “Recapitalization”). At the time of the Recapitalization, there were no other subordinated classes of equity to the preference shares. To compute earnings per share for the year ended December 31, 2018, the Company viewed the preference shares and ordinary shares that were converted into the preference shares as the most subordinated class of shares and has included these shares in its calculation of weighted average number of shares outstanding as though the share split and the Recapitalization had occurred on the later of January 1, 2018 or on the issuance date of the ordinary shares. In December 2018, certain restricted ordinary shares vested (“Vested Shares”) and became the most subordinated class of equity. The Company determined the weighted average number of shares for 2018 by weighting the preference shares (and the ordinary shares that converted into the preference shares) and the Vested Shares for the period they were outstanding. For 2019, ordinary shares represent the most subordinated class of equity and accordingly, the net loss per share was determined by dividing net loss after deducting preference dividends accumulated for the period by the weighted average number of ordinary shares.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

3. Net Loss per Share (cont.)

Net loss per share is presented in conformity with the two-class method required for participating securities. The Company’s redeemable convertible preference shares are participating securities as the holders of the redeemable convertible preference shares are entitled to participate in dividends with ordinary shares. Net losses are not allocated to the redeemable convertible preference shares as the holders of the redeemable convertible preference shares do not have a contractual obligation to share in any losses. Accordingly, basic net loss per share attributable to ordinary shareholders is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period. During the years ended December 31, 2019 and 2018, the Company increased the net loss by $13.9 million and $0.3 million, respectively, for dividends accumulated for the period on redeemable convertible preference shares to arrive at the numerator used to calculate net loss per share. For 2018, the net loss was increased only for dividends accumulated for the period that the Vested Shares were outstanding as prior to that the preference shares were the only class of equity.

For all periods presented, the shares included in computing basic net loss per share exclude restricted shares and shares issued upon the early exercise of share options where the vesting conditions have not been satisfied.

Diluted net income per share adjusts basic net income per share for the impact of potential ordinary shares and redeemable convertible preference shares. Potential ordinary shares include share options and restricted ordinary shares. Restricted ordinary shares and share options do not have rights to nonforfeitable dividends. As the Company has reported net losses for all periods presented, all potential ordinary shares and redeemable convertible preference shares are antidilutive, and accordingly, basic net loss per share equals diluted net loss per share.

The following table presents the potential ordinary shares and the redeemable convertible preference shares that were excluded from the computation of diluted net loss per share, because their effect was anti-dilutive as follows (in thousands):

	December 31,
	2019	2018
Redeemable convertible preference shares	110,333	15,400
Early exercise of unvested share options	7,581	2,341
Options to purchase ordinary shares	1,220	302
Restricted ordinary shares	14,792	14,957

4. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2019	2018
Machinery and equipment	$8,946	$4,119
Computer hardware	2,396	1,732
Computer software	3,675	2,119
Vehicles	95	95
Furniture and fixtures	512	457
Leasehold improvements	16,197	3,236
	31,821	11,758
Less: Accumulated depreciation and amortization	(5,811)	(1,088)
Property and equipment, net	$26,010	$10,670

Depreciation and amortization expense for property and equipment was $4.7 million and $1.1 million for the years ended December 31, 2019 and 2018, respectively.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

5. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2019	2018
Accrued interest expense	$4,708	$268
Accrued legal fees	—	2,509
Accrued building construction	—	1,072
Short term lease liability	368	300
Other accrued expenses	3,058	3,410
Total accrued expenses	$8,134	$7,559

6. Related Party Promissory Note and Convertible Debt

In November 2018, the Company issued an unsecured promissory note for $15.0 million with two entities controlled by certain of the Company’s investors. All principal amounts together with unpaid and accrued interest were due and payable in full at the earlier of (i) the issuance of new equity or any debt instrument convertible into equity by the Company, other than certain restricted shares or shares granted under the Company’s 2018 Equity Plan (the “Equity Plan”) or (ii) November 6, 2019. Interest on the unpaid balance of the loan accrued at a rate of the Libor Index Rate plus 8% per year (10.875% at December 31, 2018), payable on the maturity date of the loan. At December 31, 2018, the unpaid principal was $15.0 million and accrued interest was approximately $0.3 million. In February 2019, the Company repaid $5.0 million of the principal and $0.2 million of accrued interest. In November 2019, the Company repaid the remaining principal balance of $10.0 million and $1.1 million of the accrued interest.

In August 2019, the Company issued a $100.0 million aggregate principal amount of secured convertible notes (the “$100M Notes”) with certain existing investors in the Company. The $100M Notes accrue simple interest at 12% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $100M Notes is due on February 28, 2021, which was subsequently amended to September 23, 2021 (“Maturity Date”). In the event the Company consummates, after August 1, 2019 and on or prior to the Maturity Date, an equity financing pursuant to which it sells shares of its equity securities with an aggregate sales price of not less than $200 million, excluding any and all indebtedness under the $100M Notes that is converted, then all principal, together with all unpaid accrued interest under the $100M Notes, will automatically convert into shares of the equity securities at 80% of the cash price per share paid by the other purchasers of equity securities. As of December 31, 2019, $100.0 million of the principal amount of the $100M Notes were outstanding and $4.7 million of interest unpaid as of December 31, 2019, included in accrued expenses in the consolidated balance sheet.

The automatic conversion feature at a discount to the next equity financing represents an embedded contingent redemption feature. The Company has bifurcated the contingent redemption feature from the $100M Notes and accounted for it separately as an embedded derivative liability. The embedded derivative liability is remeasured to fair value each period. The embedded contingent redemption feature is bifurcated from the $100M Notes because (i) a separate instrument with the same terms as the embedded derivative would be a derivative, and (ii) the economic characteristics of the embedded contingent redemption feature are not clearly and closely related to $100M Notes as it is contingently exercisable and results in the settlement of the debt at a substantial premium.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

6. Related Party Promissory Note and Convertible Debt (cont.)

The fair value of the embedded derivative liability at issuance of $17.8 million was recorded as a discount to the $100M Notes. To estimate the fair value of the embedded derivative liability, management considered several scenarios, including the completion of an equity financing prior to the $100M Notes’ maturity, conversion to preference shares upon maturity and the Company defaulting on the $100M Notes, and the timing of such events. The fair values of each scenario were determined primarily by the terms of the $100M Notes and the value of the Company’s existing preference shares, and then were probability weighted based on management’s estimates of the likelihood of each scenario. The probability weighted values were then discounted to present value. The discounted carrying amount of the $100M Notes is accreted, using the effective interest method, over the expected term of the $100M Notes. The Company performed this analysis of the fair value of the embedded derivative liability as of the August issuance date. As of December 31, 2019, the Company performed its fair value analysis by reconsidering each of the assumptions in the fair value model including its assessment of the probability-weighted expected return method of each scenario outlined above. Based on this assessment, the Company determined that there were no material changes in the fair value of the embedded derivative liability from issuance to December 31, 2019. The carrying value of the $100M Notes at December 31, 2019 was $86.1 million, net of unamortized debt discount of $13.9 million. During 2019, the Company recorded interest expense of $3.8 million for the accretion of the debt discount.

7. Commitments and Contingencies

Lease Commitments

Refer to Note 8 “Related Party Lease” for information regarding operating lease commitments.

Legal Proceedings

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. If the Company determines that it is probable that a loss has been incurred and the amount is reasonably estimable, the Company will record a liability.

General and administrative expenses for 2018 include $11.4 million of legal fees that were incurred to defend the Company and certain of its employees against claims filed by a third-party alleging trade secret misappropriation and violation of contractual non-solicitation obligations. All claims related to this matter were settled for an immaterial amount in 2018 and no claims were outstanding as of December 31, 2018 for this matter.

The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to vendors, lessors, investors, directors, officers, employees and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The Company provided indemnifications to certain of its officers and employees with respect to claims filed by a former employer. All claims were settled in 2018. As a result, the Company believes the estimated fair value of these agreements as of December 31, 2019 and 2018 is immaterial. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2019 and 2018.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

8. Related Party Lease

On February 28, 2018, the Company entered into a lease for an office facility in Torrance, California, with an entity controlled by investors of the Company, which was assigned to another entity controlled by investors of the Company, on April 30, 2018. The original lease term is 15 years and commenced on April 30, 2018. The lease contains a 3% per annum escalation clause. The Company is also required to pay the property taxes on the facility. Related party lease expense related to this operating lease was $1.7 million and $1.2 million for the years ended December 31, 2019 and 2018, respectively. During 2019 and 2018 the Company made rent payments related to this operating lease in the amount of $1.4 million and $0.9 million, respectively.

The lease contains the option to extend the term of the lease for two additional 60-month periods commencing when the prior term expires. At lease inception, the Company was not reasonably certain it would exercise any of the options to extend the term of the lease. There have been no changes to that assessment as of December 31, 2019.

The Company has determined that the lease does not effectively transfer control of the underlying facility to the Company based on the lease terms and, accordingly, the Company has classified the lease as an operating lease. As such, the rent and property taxes are expensed on a straight-line basis in the consolidated statements of operations.

The Company used judgment in determining an appropriate incremental borrowing rate to calculate the operating lease ROU asset and operating lease liability for the lease. Upon commencement of the lease, the Company recorded an operating lease ROU asset and operating lease liability of approximately $14.5 million and $14.5 million, respectively, on the Company’s consolidated balance sheet. The incremental borrowing rate used to determine the lease liability was 7.9%. As of December 31, 2019, the remaining operating lease ROU asset and operating lease liability were approximately $13.5 million and $14.1 million, respectively. As of December 31, 2018, the remaining operating lease ROU asset and operating lease liability were approximately $14.2 million and $14.4 million, respectively. As of December 31, 2019 and 2018, respectively, $0.4 million and $0.3 million of the lease liability was determined to be short term and was included in accrued expenses within the consolidated balance sheet.

The weighted average remaining lease term at December 31, 2019 and 2018 was 13.3 years and 14.3 years, respectively.

Maturities of the Company’s operating lease liabilities at December 31, 2019 were as follows (in thousands):

Operating Leases
2020	$1,463
2021	1,507
2022	1,553
2023	1,599
2024	1,647
Thereafter	15,789
Total lease payments	23,558
Less: imputed interest(1)	9,484
Present value of operating lease liabilities	14,074
Current portion of operating lease liabilities	368
Operating lease liabilities, net of current portion	$13,706

____________

(1)      Calculated using the incremental borrowing rate

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

9. Ordinary Shares and Redeemable Convertible Preference Shares

On December 11, 2017, in connection with the formation of the Company, 499,990,000 ordinary shares were issued to various investors in exchange for gross proceeds of $10.0 million.

Between February and October 2018, the Company issued 2,749,945,000 ordinary shares to the existing investors in exchange for gross proceeds of $55.0 million.

On November 6, 2018, the Company completed a 100-for-one share split of its ordinary shares. All share amounts have been retrospectively adjusted in these financial statements for the effects of this share split. Concurrent with the share split, the Company recapitalized its existing 3,249,945,000 ordinary shares into 50,050,000 ordinary shares and then converted such shares into Angel Series preference shares on a one-for-one basis.

On November 15, 2018, the Company issued 11,550,000 Angel Series redeemable convertible preference shares to the existing investors in exchange for gross proceeds of $15.0 million.

On December 18, 2018, the Company issued 15,400,000 Angel Series redeemable convertible preference shares to the existing investors in exchange for gross proceeds of $20.0 million for which payment was received in January 2019. The redeemable convertible preference share receivable is recorded in shareholders’ equity as of December 31, 2018.

On March 4, 2019, the Company increased its authorized preference shares by 33,333,333 and reduced its authorized ordinary shares by 33,333,333 shares.

On March 4, 2019, the Company issued 16,666,667 redeemable convertible Seed Series preference shares to the existing investors in exchange for gross proceeds of $50.0 million.

On May 6, 2019, the Company issued 16,666,667 redeemable convertible Seed Series preference shares to the existing investors in exchange for gross proceeds of $50.0 million.

The Company’s Board of Directors is authorized to determine the rights of each offering of redeemable convertible preference shares including, among other terms, dividend rights, voting rights, conversion rights, redemption prices and liquidation preferences, if any, subject to the limitations of applicable laws, regulations and its charter. The following summarizes the terms of redeemable convertible preference shares at December 31, 2019:

Conversion Rights

Each redeemable convertible preference share is convertible, at the holder’s option at any time after the date of issue, into such number of fully paid and nonassessable ordinary shares as is determined by dividing the applicable original issuance price by the conversion price, as defined. At December 31, 2019 and 2018, the conversion price of the redeemable convertible preference shares is equal to its original issuance price such that each redeemable convertible preference share is convertible into one ordinary share. In the event of the issuance of additional ordinary shares, subject to certain exclusions, at a price per share less than the conversion price of the redeemable convertible preference shares in effect on the date of such issuance (“Future Issuance Price”), the conversion price for the redeemable convertible preference shares will be adjusted to a price equal to the Future Issuance Price.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company (“Liquidation Event”), either voluntary or involuntary, the holders of Angel Series and Seed Series redeemable convertible preference shares are entitled to receive distributions prior and in preference to any distribution of any assets or surplus funds to the holders of ordinary shares. The holders of Angel Series preferences shares are entitled to receive an amount per share equal to the greater of (i) two times the original purchase price of $1.2987 per share plus any dividends accrued but unpaid, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to the Liquidation Event. The holders of Seed Series preferences shares are entitled

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

9. Ordinary Shares and Redeemable Convertible Preference Shares (cont.)

to receive an amount per share equal to the greater of (i) two times the original purchase price of $3.00 per share plus any dividends accrued but unpaid, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to the Liquidation Event. After the payment of the redeemable convertible preference shares liquidation preference, the remaining assets and funds of the Company, if any, will be distributed among the holders of the redeemable convertible preference shares and the holders of ordinary shares, pro rata based on the number of shares held by each such holder, treating for this purpose the redeemable convertible preference shares as if they had converted into ordinary shares immediately prior to such a Liquidation Event.

In the event of a non-liquidation sale (“Non-Liquidation Sale”), the holders of Angel Series and Seed Series redeemable convertible preference shares then outstanding are entitled to receive, prior to and in preference to any distribution of any assets or surplus funds to the holders of ordinary shares. The holders of Angel Series preferences shares are entitled to receive an amount per share equal to the greater of (i) the original purchase price of $1.2987, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to such Non-Liquidation Sale. The holders of Seed Series preferences shares are entitled to receive an amount per share equal to the greater of (i) the original purchase price of $3.00, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to such Non-Liquidation Sale. In a Non-Liquidation Sale, after the payment of the redeemable convertible preference shares liquidation preference, the remaining assets and funds of the Company will be distributed among the holders of the redeemable convertible preference shares and the holders of ordinary shares pro rata based on the number of shares held by each such holder, treating for this purpose the redeemable convertible preference shares as if they had converted into ordinary shares immediately prior to such a Non-Liquidation Sale.

A Non-Liquidation Sale is deemed to include: (a) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (b) the acquisition of all or a majority of the outstanding voting shares of the Company in a single transaction or a series of related transactions by a person or group of persons, or any other acquisition of the business of the Company, as determined by the Board of Directors; but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company, (c) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and (d) an exclusive licensing of all or substantially all of the intellectual property rights of the Company to any third party.

The Non-Liquidation Sale provisions represent contingent redemption provisions not solely within the Company’s control, and therefore, the redeemable convertible preference shares have been presented in the mezzanine equity of the consolidated balance sheet outside of shareholders’ equity.

If the assets of the Company available for distribution are insufficient to permit full payment of the preferential amounts, then the holders of preference shares will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect to shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Voting Rights

The redeemable convertible preference shareholders are entitled to one vote for each ordinary share into which such redeemable convertible preference shares can be converted. The redeemable convertible preference shares generally vote together with ordinary shares and not as a separate class. The Company’s Articles of Association include certain provisions which require a 51% or greater vote of the redeemable convertible preference shareholders, voting as a single class, with respect to certain actions of the Company including: (1) liquidate, dissolve or wind-up the

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

9. Ordinary Shares and Redeemable Convertible Preference Shares (cont.)

business and affairs of the Company (2) a merger, reorganization or consolidation of the Company (3) a sale, lease, transfer of other disposition of all or substantially all of the assets of the Company or (4) an exclusive licensing of all or substantially all of the intellectual property rights of the Company to any third party.

Dividends

The holders of the redeemable convertible preference shares are entitled to receive cumulative and compounding dividends in an amount equal to 8% of the original issuance price per share per annum. Dividends accrue from day to day, whether or not declared, and are cumulative; provided, however, that such accrued dividends are payable only in the event of either a Liquidation Event or a Non-Liquidation Sale. Such cumulative dividends in arrears were approximately $14.9 million and $1.0 million at December 31, 2019 and 2018, respectively. For the years ended December 31, 2019 and 2018, no dividends have been declared.

In the event that the Company declares any dividends on shares of any other class or series of shares of the Company it is required to declare and pay a dividend to the holders of the redeemable convertible preference shares then outstanding.

Reserve for Unissued Ordinary Shares

The Company is required to reserve and keep available out of its authorized but unissued shares of ordinary shares such number of shares sufficient to affect the conversion of all outstanding preference shares, and shares granted and available for grant under the Company’s share option plan.

The amount of such shares of the Company’s ordinary shares reserved for these purposes at December 31, 2019, is as follows (in thousands):

Shares
Authorized number of ordinary shares	389,667
Ordinary shares outstanding	(28,486)
Share options outstanding under the 2018 Equity Plan	(1,220)
Share options available for grant under the 2018 Equity Plan	(3,248)
Convertible Angel Series preference shares outstanding	(77,000)
Convertible Seed Series preference shares outstanding	(33,333)
Available for issuance	246,380

10. Share-Based Compensation

Share Options

All employees are eligible to be granted options to purchase ordinary shares under the Company’s Equity Plan. In 2019, the Company increased the number of shares of the Company’s ordinary shares reserved for issuance under the Equity Plan from 5,700,000 shares to 12,329,420 shares. The purpose of the Company’s share-based compensation awards is to incentivize employees and other individuals who render services to the Company by providing opportunities to purchase share in the Company. The expense recognized for grants to nonemployees during the years ended December 31, 2019 and 2018 is de minimis. All options granted will expire ten years from their date of issuance. Share options granted generally vest 25% on the one-year anniversary of the date of grant with the remaining balance vesting equally on a monthly basis over the subsequent 3 years. New shares are issued from authorized ordinary shares upon the exercise of share options. There were no performance-based share options granted during the years ended December 31, 2019 and 2018.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

10. Share-Based Compensation (cont.)

The fair values of share options granted under the Company’s Equity Plan were estimated at the date of grant using the Black-Scholes option pricing model and the following weighted average valuation assumptions:

Value per share of the Company’s ordinary shares.    As there is no public market for the Company’s ordinary shares, the Company’s board of directors, with the assistance of a third-party valuation specialist, determined the fair value of the Company’s ordinary shares at the time of the grant of share options by considering a number of objective and subjective factors, including the Company’s actual operating and financial performance, market conditions and performance of comparable publicly-traded companies, developments and milestones in the Company, the likelihood of achieving a liquidity event and transactions involving the Company’s ordinary shares, among other factors. The fair value of the underlying ordinary shares was determined by the Company’s board of directors. The fair value of the Company’s ordinary shares was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

Expected volatility.    The Company determines the expected volatility based on historical average volatilities of similar publicly traded companies corresponding to the expected term of the awards.

Expected term.    The expected term is based on historical information and estimates of future exercise behavior.

Risk-free interest rate.    The risk-free interest rate is based on the United States Treasury yield curve in effect during the period the options were granted corresponding to the expected term of the awards.

Estimated dividend yield.    The estimated dividend yield is zero, as the Company does not currently intend to declare dividends in the foreseeable future.

The fair values of share options granted under the Company’s Equity Plan were estimated at the date of grant using the Black-Scholes option pricing model and the following weighted average valuation assumptions:

	December 31,
	2019	2018
Risk free interest rates	1.69%	2.95%
Expected lives (in years)	6.02	6.25
Dividend yield	—	—
Expected volatility	60.00%	55.00%

The following table summarizes the activity of the Company’s share options for the year ended December 31, 2019:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2018	302,000	$0.01	9.90	$72
Granted	7,236,082	$0.02
Forfeited	(178,909)	$0.01
Exercised	(6,139,340)	$0.02
Outstanding at December 31, 2019	1,219,833	$0.02	9.64	$637

Under the Equity Plan employees may exercise share options prior to vesting. The Company has the right to repurchase any unvested (but issued) ordinary shares upon termination of service of an employee at the original exercise price. The consideration received for the early exercise of an option is considered to be a deposit and the related amount is recorded as a liability. The liability is reclassified into additional paid-in capital as the award vests. The liability related to unvested awards is $0.1 million and $0.1 million as of December 31, 2019 and 2018, respectively. The shares issued upon early exercise of share options are considered issued and outstanding shares.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

10. Share-Based Compensation (cont.)

During the year ended December 31, 2019, all 6,139,340 shares exercised were early exercised and were unvested at the time of exercise. As of December 31, 2019, of the total 28,486,392 ordinary shares issued and outstanding, 7,581,063 shares issued upon early exercise of share options are unvested.

As of December 31, 2019, of the total 1,219,833 share options outstanding, 1,120,960 shares are unvested. The Company expects substantially all of these share options to vest over the subsequent 4 years.

The intrinsic value of options exercised during the year ended December 31, 2019 and 2018 was $3.3 million and $0.6 million, respectively. This intrinsic value represents the difference between the fair market value of the Company’s ordinary shares on the date of exercise and the exercise price of each option

The total grant date fair value of share options granted during the years ended December 31, 2019 and 2018, was approximately $3.5 million and $0.6 million, respectively. The weighted average grant date fair value per share of share options granted during the years ended December 31, 2019 and 2018 was $0.48 and $0.26, respectively.

Share-based compensation expense related to share options was approximately $0.3 million during the year ended December 31, 2019, of which $0.2 million is reflected within general and administrative and $0.1 million is reflected within research and development in the consolidated statements of operations. During the year ended December 31, 2018, share-based compensation expense related to share options was immaterial.

Total unrecognized compensation cost related to unvested share options at December 31, 2019 and 2018 is approximately $3.2 million and $0.6 million, respectively. At December 31, 2019 and 2018, the weighted average period over which the unrecognized compensation cost is expected to be recognized is approximately 2.76 and 2.5 years, respectively.

Restricted Ordinary Shares

The activity for the Company’s restricted ordinary shares at December 31, 2019 is as follows (in thousands, except weighted-average grant-date fair value amounts):

Restricted Ordinary Shares	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at December 31, 2018	14,957	$0.25
Issued	7,056	0.26
Vested	(3,492)	0.25
Repurchased	(3,729)	0.26
Nonvested at December 31, 2019	14,792	$0.25

The weighted average fair value per restricted ordinary share issued during the years ended December 31, 2019 and 2018 was $0.26 and $0.25, respectively. The total fair value of restricted ordinary shares issued during the years ended December 31, 2019 and 2018, were $1.8 million and $2.1 million, respectively.

For the year ended December 31, 2019, the Company recognized expense of $1.5 million, of which $0.7 million is reflected within general and administrative, $0.6 million is reflected within research and development and $0.2 million is reflected within sales and marketing in the consolidated statements of operations. For the year ended December 31, 2018, the Company recognized expense of $0.8 million, of which $0.4 million is reflected within general and administrative, $0.3 million is reflected within research and development and $0.1 million is reflected within sales and marketing in the consolidated statements of operations. Unrecognized compensation cost related to the restricted ordinary shares expected to vest at December 31, 2019 is approximately $0.5 million, of which $0.4 million will vest in 2020 and the remaining $0.1 million in 2021. Additionally, approximately $3.1 million of compensation cost is not considered probable to vest as of December 31, 2019.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

10. Share-Based Compensation (cont.)

The Company has an irrevocable, exclusive option to repurchase all or any portion of the unvested restricted shares at the original per share purchase price for the shares upon termination or the cessation of services provided by the shareholder. The restricted shares vest and are no longer subject to the repurchase when the following conditions are met: 12.5% vest when the Company achieves $100 million in cumulative funding from inception (which condition was satisfied in 2018, accordingly this portion of the 2019 awards was vested upon issuance); 37.5% vest ratably over a period of thirty-six months from the issuance of the shares; and 50% vest on the date the Company starts commercial production of its first vehicle, which the Company determined was not probable of being met as of December 31, 2019.

11. Income Taxes

The Cayman Islands does not subject corporations to corporate income taxes. Accordingly, the Company has no income taxes for operations within the Cayman Islands. However, the Company is subject to income tax in other jurisdictions in which it operates, including the United States.

As a result of net operating losses and the inability to record a benefit for its deferred income assets, the Company has not recorded a provision or benefit for income taxes for 2019 and 2018.

A reconciliation of income taxes computed at the Cayman Islands statutory rate to the Company’s provision for income taxes is as follows (in thousands):

	Year ended December 31,
	2019	2018
Tax at Cayman statutory rate	$—	$—
Foreign rate differential	(18,622)	(7,360)
State tax – net of federal benefit	(8,493)	(3,080)
Nondeductible expenses	24	46
U.S. tax credits	(3,497)	(832)
Change in valuation allowance	30,588	11,226
Provision for income taxes	$—	$—

Components of the Company’s net deferred income tax assets as of December 31, 2019 and 2018 consist of the following (in thousands):

	December 31,
	2019	2018
Net operating loss carry-forwards	$30,631	$9,074
Research and development credits	7,927	1,620
Interest expense	1,975	—
Share-based compensation	755	—
Accruals and others	556	562
Total gross deferred income tax assets	41,844	11,256
Less: Valuation allowance	(41,844)	(11,256)
Net deferred income tax assets	$—	$—

The Company recorded a full valuation allowance against its deferred income tax assets at December 31, 2019 and 2018. Based upon management’s assessment of all available evidence, the Company has concluded that it is more likely than not that the net deferred income tax assets will not be realized. The increase in the valuation

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

11. Income Taxes (cont.)

allowance for the years ended December 31, 2019 and 2018 was $30.6 million and $11.2 million, respectively. The following table summarizes the activity recorded in the valuation allowance on the deferred income tax assets (in thousands):

Valuation allowance at December 31, 2017	$(30)
Additions charged to income tax provision	(11,226)
Valuation allowance at December 31, 2018	(11,256)
Additions charged to income tax provision	(30,588)
Valuation allowance at December 31, 2019	$(41,844)

The Company has cumulative net operating loss (“NOL”) carryforwards for federal and state tax purposes at December 31, 2019 and 2018 of approximately $112.1 million and $33.1 million for federal and $101.5 million and $30.4 million for state income tax purposes, respectively. NOL’s can be carried forward indefinitely for federal income tax purposes and can offset 80% of taxable income in any given tax year. NOL’s can be carried forward to offset future taxable income for a period of twenty years for California state income tax purposes.

The Company has research and development tax credits at December 31, 2019 and 2018 of approximately $18.2 million and $3.9 million, respectively, for both federal and state income tax purposes. If not utilized, the federal research and development tax credits will expire in various amounts beginning in 2039. State research and development credits can be carried forward indefinitely.

Future utilization of the net operating loss carryforwards and tax-credit carryforwards may be subject to an annual limitation based on changes in ownership, as defined by Section 382 of the Internal Revenue Code.

The aggregate changes in the balance of gross unrecognized tax benefits during the years ended December 31, 2019 and 2018 were as follows (in thousands):

Balance at December 31, 2017	$—
Increases in balances related to tax provisions taken during current period	(1,870)
Balance at December 31, 2018	(1,870)
Increases in balances related to tax provisions taken during current period	(6,557)
Balance at December 31, 2019	$(8,427)

As of December 31, 2019, the Company has total uncertain tax positions of $8.4 million related to research and development credits, which is recorded as a reduction of the deferred tax asset related credit carryforwards. The Company’s policy is to recognize interest and penalties, if any, related to uncertain tax positions as a component of income tax expense. For the years ended December 31, 2019 and 2018, the Company did not recognize any interest or penalties for uncertain tax positions. The Company is currently not under examination by the United States Internal Revenue Service or any other state, city or local jurisdiction. The Company is subject to the standard statutes of limitations by the relevant tax authorities for federal and state purposes and all tax years since inception are open for examination.

The Company does not anticipate any significant increases or decreases in its unrecognized tax benefits within the next twelve months.

In response to the COVID-19 pandemic, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) on March 27, 2020. The CARES Act provides numerous tax provisions and other stimulus measures, including refundable payroll tax credits, deferral of employer side social security payments, modifications to the net interest deduction limitations, expansions to the use and carryback of net operating losses, and a technical correction to the depreciation method applicable to qualified improvement property under the 2017 Tax Cuts and Jobs Act. The Company will continue to monitor the impact of the CARES Act on its business as conditions change.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

12. Subsequent Events

Management has evaluated the impact of subsequent events from the balance sheet date through September 18, 2020, which is the date the financial statements were available to be issued, and identified the following subsequent events:

Convertible Notes and Recapitalization

In March 2020, certain terms of the $100M Notes were amended such that (1) the Maturity Date was extended from February 28, 2021 to September 23, 2021 and (2) the $100M Notes are automatically converted into the next round of equity securities at the lesser of (a) 80% of the cash price per share paid by the other purchasers of equity securities; or (b) $500 million divided by the total number of outstanding shares at the time of conversion. In addition, the amendment provided that the note holders can elect to convert the notes if there is a change in control after September 2020 at the lesser of (a) 80% of the inferred value per share paid for control of the Company and (b) $500 million divided by the total number of outstanding shares at the time of conversion. In consideration of these more favorable conversion terms, the holders of the $100M Notes agreed to contribute all unpaid and accrued interest through the amendment date, which totaled $7.4 million.

During the period from January through August 2020, the Company issued a total of $180.5 million aggregate principal amount of secured and unsecured convertible notes, $90.0 million of Convertible Notes were issued to certain of the Company’s investors and their affiliated entities and the remaining $90.5 million to new noteholders. The convertible notes accrue simple interest at 8% per year. Other than the change in the interest rate, these new notes have the same terms and conditions as the amended $100M Notes. Unless earlier repaid, converted or extended by the note holders, outstanding principal and unpaid accrued interest of $38.6 million is expected to mature in July 2021, $28.3 million in September 2021, $61.6 million in January 2022, and $72.0 million in February 2022.

On August 16, 2020, all of the Company’s outstanding convertible notes with an aggregate principal amount of $280.5 million were converted into 31.6 million of A-Series Preference Shares and 19.4 million of A-1 Series Preference Shares. Concurrently with the conversion of the convertible debt, 77.0 million Angel Series preference shares and 33.3 million Seed Series preference shares were exchanged for 59.3 million A-Series Preference Shares. The rights of the A-Series and A-1 Series Preference Shares are comparable to the Seed Series preference shares except for that the A-1 Series Preference Shares cannot cast votes for the Company’s board of directors.

2018 Equity Plan

On August 15, 2020, the Equity Plan was amended to increase the number of ordinary shares reserved for issuance by 2,029,951 to a new total of 14,359,371 ordinary shares are reserved for grant under the 2018 Plan.

Restricted Ordinary Shares

In August and September, the Company granted 6,476,720 restricted share units (“RSUs”) to certain employees and consultants of the Company. Each RSU unit represents a contingent right to receive one share of the Company’s ordinary shares, and are subject to ongoing time and service-based vesting primarily over four-year terms. 4,340,740 of the above referenced RSUs were granted as retention-based equity with a four-year vesting term, but are also contingent upon successful consummation of the Merger Agreement disclosed below.

COVID-19

In March 2020, the World Health Organization declared the coronavirus (“COVID-19”) outbreak a pandemic. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact the Company’s employees and operations and the operations of its customers, suppliers, vendors and business partners, and may negatively impact the Company’s sales and marketing activities and the production schedule of its electric vehicles.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

12. Subsequent Events (cont.)

The ultimate extent of COVID-19’s impact is beyond the Company’s knowledge and control and, as a result, at this time, the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on the Company’s business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time.

Merger Agreement

In August 2020, the Company entered into a merger agreement with Hennessy Capital Acquisition Corp. IV (“HCAC”), a special purpose acquisition company. The merger is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by HCAC stockholders, the approval by the Company shareholders, SEC review of registration statement and the satisfaction or waiver of other customary closing conditions. The aggregate merger consideration payable to the shareholders of the Company upon closing consists of 175 million newly issued shares of HCAC common stock valued at $10.00 per share. In addition, the Company’s shareholders have the right to receive up to an additional 15 million shares of HCAC common stock if certain share price thresholds are achieved within five years of the closing date of the merger agreement.

Canoo Holdings Ltd.

Condensed Consolidated Balance Sheets (in thousands, except par values)

September 30, 2020 and December 31, 2019 (unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$148,836	$29,007
Restricted cash	500	500
Prepaids and other current assets	4,940	1,754
Total current assets	154,276	31,261
Property and equipment, net	26,168	26,010
Operating lease right-of-use asset	13,074	13,545
Other assets	4,099	1,264
Total assets	$197,617	$72,080

Liabilities, redeemable convertible preference shares and shareholders’ deficit

Liabilities
Current liabilities
Accounts payable	$3,756	$2,260
Accrued interest expense	—	4,708
Accrued and other current liabilities	11,335	3,426
Total current liabilities	15,091	10,394
Operating lease liabilities	13,380	13,706
Long-term debt	6,960	—
Related party convertible debt	—	86,051
Related party derivative liability	—	17,797
Total liabilities	35,431	127,948

Commitments and contingencies (Note 8)

Redeemable convertible preference shares
Redeemable convertible preference shares – Angel Series: $0.0001 par value; no shares and 77,000 shares, authorized, issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	100,000
Redeemable convertible preference shares – Seed Series: $0.0001 par value; no shares and 33,333 shares, authorized, issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	100,000
Redeemable convertible preference shares – A Series: $0.0001 par value; 90,913 and no shares, authorized, issued and outstanding at September 30, 2020 and December 31, 2019, respectively; liquidation preference $999,917 as of September 30, 2020	445,159	—
Redeemable convertible preference shares – A-1 Series: $0.0001 par value; 19,420 and no shares, authorized, issued and outstanding at September 30, 2020 and December 31, 2019, respectively; liquidation preference of $213,593 as of September 30, 2020	95,091	—
Total redeemable convertible preference shares	540,250	200,000
Shareholders’ deficit
Ordinary shares, $0.0001 par value; 389,667 shares authorized; 26,069 and 28,486 issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	160	2,807
Accumulated deficit	(378,224)	(258,675)
Total shareholders’ deficit	(378,064)	(255,868)
Total liabilities, redeemable convertible preference shares and shareholders’ deficit	$197,617	$72,080

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Condensed Consolidated Statements of Operations (in thousands, except per share values)

Nine Months Ended September 30, 2020 and September 30, 2019 (unaudited)

	Nine months ended September 30,
	2020	2019
Revenue	$2,550	$—
Costs and Operating Expenses
Cost of revenue, excluding depreciation and amortization	670	—
Sales and marketing	2,888	6,529
Research and development	52,858	108,817
General and administrative	13,009	17,898
Depreciation and amortization	5,179	3,094
Loss from operations	(72,054)	(136,338)
Interest expense	10,465	3,351
Gain on extinguishment of debt	(5,045)	—
Other expense, net	47	5
Net loss	(77,521)	(139,694)
Cumulative redeemable convertible preference share dividends	16,245	9,863
Deemed dividend related to the exchange of redeemable convertible preference shares	90,495	—
Net loss attributable to ordinary shareholders	$(184,261)	$(149,557)

Per Share Data:
Net loss per share, basic and diluted	$(23.04)	$(36.51)

Weighted-average shares outstanding, basic and diluted	7,998	4,096

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Condensed Consolidated Statements of Redeemable Convertible Preference Shares and Shareholder’s Deficit (in thousands)

Nine Months Ended September 30, 2020 (unaudited)

	Redeemable Convertible Preference Shares-Angel Series		Redeemable Convertible Preference Shares-Seed Series		Redeemable Convertible Preference Shares-A Series		Redeemable Convertible Preference Shares-A-1 Series		Ordinary Shares		Additional paid-in capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	77,000	$100,000	33,333	$100,000	—	$—	—	$—	28,486	$—	$2,807	$(258,675)	$(255,868)
Issuance of ordinary shares upon early exercise of share options	—	—	—	—	—	—	—	—	342	—	3	—	3
Repurchase of ordinary shares – forfeitures	—	—	—	—	—	—	—	—	(2,759)	—	(27)	—	(27)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	1,059	—	1,059
Exchange and gain on extinguishment of related party convertible debt	—	—	—	—	13,868	67,907	19,420	95,091	—	—	44,785	—	44,785
Exchange of convertible debt	—	—	—	—	17,718	86,757	—	—	—	—	—	—	—
Exchange and deemed dividend on extinguishment of redeemable convertible preference shares	(77,000)	(100,000)	(33,333)	(100,000)	59,327	290,495	—	—	—	—	(48,467)	(42,028)	(90,495)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(77,521)	(77,521)
Balance as of September 30, 2020	—	$—	—	$—	90,913	$445,159	19,420	$95,091	26,069	$—	$160	$(378,224)	$(378,064)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Condensed Consolidated Statements of Redeemable Convertible Preference Shares and Shareholder’s Deficit (in thousands)

Nine Months Ended September 30, 2019 (unaudited)

	Redeemable Convertible Preference Shares-Angel Series		Redeemable Convertible Preference Shares-Seed Series		Ordinary Shares		Additional paid-in capital	Accumulated Deficit	Related Party Shareholder Receivable	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	77,000	$100,000	—	$—	19,648	$—	$850	$(75,982)	$(20,000)	$(95,132)
Issuance of redeemable convertible preference shares	—	—	33,333	100,000	—	—	—	—	—	—
Issuance of restricted ordinary shares	—	—	—	—	7,056	—	70	—	—	70
Issuance of ordinary shares upon early exercise of share options	—	—	—	—	1,617	—	107	—	—	107
Repurchase of ordinary shares – forfeitures	—	—	—	—	(4,239)	—	(42)	—	—	(42)
Proceeds from related party shareholder receivable	—	—	—	—	—	—	—	—	20,000	20,000
Share-based compensation	—	—	—	—	—	—	1,443	—	—	1,443
Net loss	—	—	—	—	—	—	—	(139,694)	—	(139,694)
Balance as of September 30, 2019	77,000	$100,000	33,333	$100,000	24,082	$—	$2,428	$(215,676)	$—	$(213,248)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Condensed Consolidated Statements of Cash Flows (in thousands)

Nine Months Ended September 30, 2020 and September 30, 2019 (unaudited)

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	(77,521)	(139,694)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,179	3,094
Non-cash operating lease expense	471	452
Loss on the disposal of property and equipment	9	—
Debt discount amortization	2,590	1,315
Gain on extinguishment of debt	(5,045)	—
Share-based compensation	1,059	1,443
Changes in operating assets and liabilities:
Prepaids and other current assets	(3,186)	(4,639)
Other assets	726	1,581
Accounts payable	1,082	1,952
Accrued interest expense	7,927	2,415
Accrued and other current liabilities	1,944	4,589
Operating lease liabilities	(326)	(270)
Net cash used in operating activities	(65,091)	(127,762)

Cash flows from investing activities:
Purchases of property and equipment	(1,209)	(18,245)
Net cash used in investing activities	(1,209)	(18,245)

Cash flows from financing activities:
Proceeds from related party shareholder receivable	—	20,000
Repayments on related party promissory note	—	(5,000)
Proceeds from related party convertible debt	90,000	100,000
Proceeds from convertible debt	90,500	—
Loan advance	7,017	—
Repayments on loan advance	(57)	—
Proceeds from early exercise of share options	—	70
Proceeds from issuance of redeemable convertible preference shares – Seed Series	—	100,000
Proceeds from issuance of ordinary shares	3	107
Repurchase of restricted ordinary shares	(27)	(42)
Payment of offering costs	(1,307)	—
Net cash provided by financing activities	186,129	215,135
Net increase in cash, cash equivalents, and restricted cash	119,829	69,128

Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	29,507	18,019
Cash, cash equivalents, and restricted cash, end of period	149,336	87,147

Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents at end of period	148,836	86,647
Restricted cash at end of period	500	500
Total cash, cash equivalents, and restricted cash at end of period shown in the consolidated statements of cash flows	149,336	87,147
Supplemental non-cash investing and financing activities
Acquisition of property and equipment included in current liabilities	$4,137	$1,846
Deferred offering costs included in accrued and other current liabilities	$2,254	$—
Exchange of convertible debt	$291,309	$—
Exchange of redeemable convertible preference shares	$200,000	$—
Deemed dividend on extinguishment of redeemable convertible preference shares	$90,495	$—
Gain on extinguishment of related party convertible debt recorded in additional paid-in capital (See Note 3)	$44,785	$—
Issuance of long-term debt in exchange for loan advance	$7,017	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

1. Description of the Business

Canoo Holdings Ltd. (the “Company” or “Canoo”) was incorporated in the Cayman Islands on November 14, 2017 as Evelozcity Holdings Ltd. The Company formally changed its name to Canoo Holdings Ltd. on November 20, 2019. Since inception, the Company has been focused on raising capital and developing and designing purpose-built smart electric vehicles for subscription.

Merger Agreement

In August 2020, the Company entered into a merger agreement with Hennessy Capital Acquisition Corp. IV (“HCAC”), a special purpose acquisition company (the “Merger”). The Merger is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by HCAC stockholders, the approval by the Company’s shareholders, SEC review of registration statement and the satisfaction or waiver of other customary closing conditions. The aggregate merger consideration payable to equity holders of the Company upon closing consists of 175 million newly issued shares of HCAC common stock valued at $10.00 per share. In addition, the Company’s equity holders have the right to receive up to an additional 15 million shares of HCAC common stock if certain share price thresholds are achieved within five years of the closing date of the merger agreement.

Capital Resources and Liquidity

The Company’s primary activities since incorporation have been establishing its facilities, recruiting personnel, conducting research and development, business development, business and financial planning, and raising capital. The Company has incurred net losses and net cash outflows from operating activities since its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to mitigate the substantial doubt about the Company’s ability to continue as a going concern primarily involve raising capital through the issuance of additional convertible notes or redeemable convertible preference shares or merging with a public entity to provide additional capital. Future capital requirements will depend on many factors, including the level of expenditures in all areas of the Company. Additional funds may not be available on terms favorable to the Company or at all and the Company’s planned merger, may not be completed or provide sufficient capital. Failure to raise additional capital, if and when needed, would have a material adverse effect on the Company’s financial position, results of operations, and cash flows. The condensed consolidated financial statements do not include any adjustments to reflect the possible future recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Basis of Presentation

The condensed consolidated balance sheet as of September 30, 2020, the condensed consolidated statements of operations, the condensed consolidated statements of redeemable convertible preference shares and shareholders’ deficit and the condensed consolidated statements of cash flows for the nine months ended September 30, 2020 and 2019, as well as other information disclosed in the accompanying notes, are unaudited.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2019 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2019 condensed consolidated balance sheet was derived from the Company’s audited financial statements. In the opinion of the Company’s management, these condensed consolidated financial statements include all adjustments, which are only of a normal recurring nature, necessary to state fairly the Company’s financial position, results of operations and cash flows. The operating results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for a full year.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

2. Basis of Presentation (cont.)

The condensed consolidated financial statements include the results of Canoo Holdings Ltd. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation.

Segment and Geographic Information

The Chief Executive Officer, as the chief operating decision maker, organizes the Company, manages resource allocations and measures performance on the basis of one operating segment.

All of the Company’s property and equipment and right of use assets are located in the United States of America.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Canoo operates. On March 27, 2020, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic.

As the COVID-19 pandemic continues to evolve, the extent of the impact to Canoo’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the COVID-19 pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond Canoo’s knowledge and control and, as a result, at this time, Canoo is unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Canoo’s business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although Canoo has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, Canoo may be subject to future impairment losses related to long-lived assets as well as changes in the fair value of its financial instruments.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known.

On an ongoing basis, management evaluates its estimates, including those related to i) useful lives and recoverability of property and equipment; ii) the realization of deferred tax assets and estimates of tax reserves; iii) the valuation of equity securities and share-based compensation; iv) the recognition and disclosure of contingent liabilities; and v) the fair value of financial instruments. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company may engage third party valuation specialists to assist with estimates related to the valuation of its share-based compensation arrangements, valuation of the derivative liability, and valuation of its convertible debt and redeemable convertible preference shares. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

2. Basis of Presentation (cont.)

Revenue Recognition

The Company applies Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”) which governs how the Company recognizes revenue.

Under ASC 606, the Company recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework contained in ASC 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

During 2020, the Company’s revenue was derived from the provision of consulting services on a project basis. The Company’s fixed price contracts related to these services contain a single performance obligation, which was satisfied in July 2020 when the Company provided the final report to the customer. Revenue for these services was recognized at a point in time, when the project was delivered.

There were no contract liabilities as of September 30, 2020 and December 31, 2019.

Cost of Revenue, excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization, includes materials, labor, and other direct costs related to the provision of engineering, development, and design consulting services.

Fair Value Option

The Company may elect to report most financial instruments and certain other items at fair value with changes in fair value reported in earnings. The election is made upon the initial recognition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair value election may not otherwise be revoked once an election is made. The changes in fair value are recorded in current earnings.

As discussed in Note 3, “Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares,” on March 23, 2020 the related party convertible debt then outstanding was amended. The amendment was a reconsideration event and the Company elected fair value accounting for the related party convertible debt under ASC 825, Financial Instruments, and all future convertible notes issued.

The primary reasons the Company has elected the fair value option are to:

•        Reflect economic events in earnings on a timely basis; and

•        Address simplification and cost-benefit considerations (e.g., accounting for hybrid financial instruments at fair value in their entirety versus bifurcation of embedded derivatives).

Any change in fair value of the Company’s convertible notes subject to the fair value election is recorded in interest expense. Refer to Note 3, “Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares,” for further discussion on the Company’s assessment of fair value as of September 30, 2020.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

2. Basis of Presentation (cont.)

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses the following hierarchy in measuring the fair value of the Company’s assets and liabilities, focusing on the most observable inputs when available:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2

Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3

Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy as of September 30, 2020 and December 31, 2019 (in thousands):

	September 30, 2020
	Fair Value	Level 1	Level 2	Level 3
Assets
Money market fund	$147,787	$147,787	$—	$—
	December 31, 2019
	Fair Value	Level 1	Level 2	Level 3
Assets
Money market fund	$28,182	$28,182	$—	$—

Liability
Related party derivative liability	$17,797	$—	$—	$17,797

The Company’s valuation of its related party derivative liability and its convertible debt are considered a “Level 3” fair value measurement. Refer to Note 3, “Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares,” for further discussion of the valuation of these liabilities.

	Convertible debt	Related party derivative liability
Balance at December 31, 2019	$—	$17,797
Principal value of convertible debt	280,500	—
Fair value adjustment	5,574	—
Extinguishment of convertible debt	(286,074)	—
Extinguishment of related party derivative liability	—	(17,797)
Balance at September 30, 2020	$—	$—

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

2. Basis of Presentation (cont.)

Related party derivative liability
Balance at December 31, 2018	$—
Recognition of related party derivative liability	17,797
Balance at September 30, 2019	$17,797

The methods utilized may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

There have been no material changes to any other significant accounting policies described in the consolidated financial statements for the nine months ended September 30, 2020 and year ended December 31, 2019.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updated (“ASU”) No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption of the amendments in this ASU is permitted, including adoption in any interim period, for all entities. The Company adopted the ASU on January 1, 2020 on a prospective basis. The ASU did not have a material impact on the Company’s condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires entities to use a current expected credit loss (“CECL”) model, which is a new impairment model based on expected losses rather than incurred losses on financial assets, including trade accounts receivables. The model requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application of the amendments is permitted. The Company adopted the ASU on January 1, 2020. The ASU did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU No. 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The objective of the amendments in this ASU is to address issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. The amendments in this ASU reduce the number of accounting models for convertible debt instruments and redeemable convertible preference shares. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. The amendments in the

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

2. Basis of Presentation (cont.)

ASU are effective for public business entities for fiscal years beginning after December 15, 2021, including interim periods therein. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The ASU is currently not expected to have a material impact on the Company’s condensed consolidated financial statements.

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares

Long-Term Debt

On July 7, 2020, Canoo Inc. (a wholly owned subsidiary of the Company) entered into a promissory note for loan proceeds in the amount of $7.0 million under the Paycheck Protection Program (the “PPP”) (the “PPP Loan”) administered by the Small Business Administration (“SBA”) established under Division A, Title I of the CARES Act. The PPP Loan bears interest at 1.0% per annum, accruing from the loan date and payable monthly and matures on July 7, 2025. No payments are due on the PPP Loan until one month following the end of a deferment period of 68 weeks from the date of first disbursement, but interest will continue to accrue during the deferment period. The PPP Loan is unsecured and guaranteed by the SBA. The PPP Loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The PPP Loan provides for customary defaults, including failure to make payment when due or to fulfill the Company’s obligations under the promissory note or related documents, reorganizations, mergers, consolidations or other changes to the Company’s business structure, and certain defaults on other indebtedness, bankruptcy events, adverse changes in financial condition or civil or criminal actions. The PPP Loan may be accelerated upon the occurrence of a default.

The PPP provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The PPP Loan and accrued interest are forgivable after twenty-four weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities. The total amount eligible for forgiveness may be adjusted if, at the time of the forgiveness application, the borrower does not maintain employment and wage levels; a forgiveness application may be submitted at any time prior to December 31, 2020. During October 2020, the Company submitted its application for forgiveness of the PPP Loan. The Company has and intends to continue to use the PPP Loan proceeds for purposes consistent with the provisions of the PPP and the Company expects that such usage will meet the criteria established for forgiveness of the loan. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt. If all or a portion of the loan is ultimately forgiven, the Company will record income from the extinguishment of the PPP Loan.

Convertible Debt

In August 2019, the Company issued $100 million aggregate principal amount of secured convertible notes (the “$100M Notes”) to existing certain investors in the Company. The $100M Notes accrue simple interest at 12% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $100M Notes were due on February 28, 2021, which was subsequently modified to September 23, 2021 (“Maturity Date”). The original terms of the $100M Notes stated that in the event the Company consummates, after August 1, 2019 and on or prior to the Maturity Date, an equity financing pursuant to which it sells shares of its equity securities with an aggregate sales price of not less than $200 million, excluding any and all indebtedness under the $100M Notes that is converted, then all principal, together with all unpaid accrued interest under the $100M Notes, will automatically convert into shares of the equity securities at 80% of the cash price per share paid by the other purchasers of equity securities.

In March 2020, certain terms of the $100M Notes were amended such that (1) the Maturity Date was extended from February 28, 2021 to September 23, 2021 and (2) the $100M Notes are automatically converted into the next round of equity securities at the lesser of (a) 80% of the cash price per share paid by the other purchasers of

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares (cont.)

equity securities; or (b) $500 million divided by the total number of outstanding shares at the time of conversion. In addition, the amendment provided that the noteholders can elect to convert the $100M Notes if there is a change in control after September 2020 at the lesser of (a) 80% of the inferred value per share paid for control of the Company and (b) $500 million divided by the total number of outstanding shares at the time of conversion. In consideration of these more favorable conversion terms, the equity holders of the $100M Notes agreed to forgive all unpaid and accrued interest through the amendment date, which totaled $7.4 million.

The Company accounted for these changes in the terms of its $100M Notes as a debt extinguishment. The Company recognized a gain on extinguishment of $8.3 million as an effective capital contribution within additional paid-in capital as each of the holders of the $100M Notes were existing equity holders in the Company. The extinguishment gain represents the difference between: (a) the sum of the carrying value of the pre-amendment $100M Notes of $88.7 million, the value of unpaid accrued interest through the amendment date of $7.4 million, and the fair value of the embedded derivative of $17.7 million; and (b) the fair value of the amended $100M Notes of $105.6 million at the time of the amendment.

Prior to the March 23, 2020 amendment, the Company had not elected the fair value option to record the notes at fair value in entirety, and as such bifurcated the contingent redemption feature embedded in the $100M Notes and recorded it at fair value separately as an embedded derivative liability. The fair value of the embedded derivative liability at issuance was recorded as a discount to the $100M Notes. From January 1, 2020 through March 23, 2020, the Company recorded expense of $2.6 million for the accretion of the debt discount in interest expense. The Company assessed the fair value of the derivative liability as of March 23, 2020 and determined there was no material change in the fair value of the derivative liability from December 31, 2019 through the March 23, 2020 amendment date.

At the time of the extinguishment, the Company elected to account for the $100M Notes at fair value in their entirety. The fair value of the $100M Notes on March 23, 2020 was $105.6 million. The significant unobservable inputs used in the fair value measurement of the $100M Notes were the financial and operational performance of the Company, debt issued by the Company with similar terms, and the probability of principal recovery of the investment. The difference in the fair value as compared to the principal value of the $100M Notes is primarily driven by the difference in interest rates between convertible debt issued by the Company with similar terms.

In March 2020, the Company issued $15.0 million aggregate principal amount of secured convertible notes (the “$15M Notes”), of which $10.0 million was issued to certain existing investors in the Company and the remaining $5.0 million to new noteholders. In April 2020, the Company issued $10.3 million aggregate principal amount of secured convertible notes (“$10.3M Notes”) to new noteholders. The $15M Notes and the $10.3M Notes accrue simple interest at 8% per year. Unless earlier repaid, converted or extended by the noteholders, the outstanding principal and unpaid accrued interest on the $15M Notes and the $10.3M Notes are due on September 3, 2021 and September 23, 2021, respectively. In the event the Company consummates an equity financing on or prior to the maturity date of the notes, pursuant to which it sells shares of its equity securities with an aggregate sales price of not less than $200 million, excluding any and all indebtedness under the note that is converted, then all principal, together with all unpaid accrued interest under the notes, shall automatically convert into shares of the equity securities at the lesser of (a) 80% of the cash price per share paid by the other purchasers of equity securities or (b) the price obtained by dividing $500 million by the number of outstanding shares. In addition, the noteholders of the $15M Notes and the $10.3M Notes can elect to convert the notes if there is a change in control after September 2020 at the lesser of (a) 80% of the inferred value per share paid for control of the Company and (b) $500 million divided by the total number of outstanding shares at the time of conversion. At the date of issuance, the Company assessed the fair values of the $15M Notes and $10.3M Notes to be equal to the principal amount of these notes. There were no changes in the fair values of the $15M Notes and the $10.3M Notes between their respective issuance dates and September 30, 2020.

During the period from July and August 2020, the Company issued a total of $155.3 million aggregate principal amount of secured and unsecured convertible notes (“$155.3M Notes”), of which $80.0 million were issued to certain of the Company’s investors and their affiliated entities and the remaining $75.3 million to new noteholders. The

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares (cont.)

$155.3M Notes accrue simple interest at 8% per year. Other than the change in the interest rate, these new notes have the same terms and conditions as the amended $100M Notes. At the date of issuance, the Company assessed the fair values of the $155.3M Notes to be equal to the principal amount of these notes.

For notes recorded at fair value, any change in fair value from a change in instrument-specific credit risk is recognized in other comprehensive income. During the nine months ended September 30, 2020, there was no gain or loss recognized attributable to instrument-specific credit risk of the underlying convertible notes based upon the Company’s assessment of its own creditworthiness and risk of default.

Exchange of Debt and Preference Shares

Exchange of Debt:

On August 16, 2020, all of the Company’s outstanding convertible notes with an aggregate principal amount of $280.5 million were exchanged for 31.6 million of A Series Redeemable Convertible Preference Shares and 19.4 million of A-1 Series Redeemable Convertible Preference Shares.

Immediately prior to the exchange, the Company assessed the fair value of all of its convertible debt to be $286.1 million. The significant unobservable inputs used in the fair value measurement of the outstanding convertible notes were the financial and operational performance of the Company, debt issued by the Company with similar terms, and the fair value of the redeemable convertible preference shares issued in exchange for the convertible notes. The Company recorded $0.1 million as a change in fair value from March 2020 through August 2020 in interest expense in the condensed consolidated statement of operations. No other fair value adjustments related to the Company’s convertible debt were recorded during the nine months ended September 30, 2020.

Since the issuance of the new A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares on the exchange of the debt was outside the contractual terms of the debt agreements, the Company accounted for the exchange of all of the Company’s outstanding convertible notes as an extinguishment of debt. The Company recognized a total gain on extinguishment of $41.6 million, of which $36.5 million was treated as an effective capital contribution within stockholders’ equity as this portion related to existing investors in the Company, and $5.0 million was recorded within gain on extinguishment of debt in the condensed consolidated statement of operations for the nine months ended September 30, 2020. The extinguishment gain represents the difference between: (a) the sum of the adjusted carrying value of the Notes of $286.1 million, and the value of unpaid accrued interest through the amendment date of $5.2 million; and (b) the fair value of the A Series and A-1 Series Redeemable Convertible Preference Shares issued of $249.8 million. At the date of the exchange, the holders of the convertible notes agreed to forgive all unpaid and accrued interest through that date. The fair value was determined based on the most recent conversion price of the convertible debt for A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares.

Exchange of Preference Shares:

Concurrently with the conversion of the convertible debt, 77.0 million Angel Series Redeemable Convertible Preference Shares and 33.3 million Seed Series Redeemable Convertible Preference Shares were exchanged for 59.3 million A Series Redeemable Convertible Preference Shares.

Management quantitatively assessed the terms of the exchange and accounted for the exchange as an extinguishment of its Seed Series Redeemable Convertible Preference Shares and Angel Series Redeemable Convertible Preference Shares, and recorded the A Series Redeemable Convertible Preference Shares at their fair values as of the recapitalization date. Accordingly, the Company recognized a loss on extinguishment of $90.5 million as a deemed dividend to the redeemable convertible preference shareholders. The loss represents the difference between: (1) the $200.0 million aggregate carrying amount of the Seed Series Redeemable Convertible Preference Shares and Angel Series Redeemable Convertible Preference Shares immediately prior to the exchange; and (2) the $290.5 million fair value of the A Series

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares (cont.)

Redeemable Convertible Preference Shares issued. The fair value was determined based on the most recent conversion price of the convertible debt for A Series Redeemable Convertible Preference Shares. The loss on extinguishment first reduced additional paid-in capital (“APIC”) to zero and then the excess was recorded in accumulated deficit.

The following summarizes the terms of the A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares at September 30, 2020:

Conversion Rights

Each share of redeemable convertible preference share is convertible, at the holder’s option at any time after the date of issue, into such number of fully paid and nonassessable ordinary shares as is determined by dividing the applicable original issuance price by the conversion price, as defined. At September 30, 2020, the conversion price of the redeemable convertible preference shares is equal to its original issuance price such that each redeemable convertible preference share is convertible into one ordinary share. In the event of the issuance of additional ordinary shares, subject to certain exclusions, at a price per share less than the conversion price of the redeemable convertible preference shares in effect on the date of such issuance (“Future Issuance Price”), the conversion price for the redeemable convertible preference shares will be adjusted to a price equal to the Future Issuance Price.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company (“Liquidation Event”), either voluntary or involuntary, the holders of A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares are entitled to receive distributions prior and in preference to any distribution of any assets or surplus funds to the holders of ordinary shares. The holders of A Series Redeemable Convertible Preference Shares are entitled to receive an amount per share equal to the greater of (i) two times the original purchase price of $5.499288 per share plus any dividends accrued but unpaid, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to the Liquidation Event. The holders of A-1 Series Redeemable Convertible Preference Shares are entitled to receive an amount per share equal to the greater of (i) two times the original purchase price of $5.499288 per share plus any dividends accrued but unpaid, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to the Liquidation Event. After the payment of the redeemable convertible preference shares liquidation preference, the remaining assets and funds of the Company, if any, will be distributed among the holders of the redeemable convertible preference shares and the holders of ordinary shares, pro rata based on the number of shares held by each such holder, treating for this purpose the redeemable convertible preference shares as if they had converted into ordinary shares immediately prior to such a Liquidation Event.

In the event of a non-liquidation sale (“Non-Liquidation Sale”), the holders of A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares then outstanding are entitled to receive, prior to and in preference to any distribution of any assets or surplus funds to the holders of ordinary shares. The holders of A Series Redeemable Convertible Preference Shares are entitled to receive an amount per share equal to the greater of (i) the original purchase price of $5.499288, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to such non-liquidation sale. The holders of A-1 Series Redeemable Convertible Preference Shares are entitled to receive an amount per share equal to the greater of (i) the original purchase price of $5.499288, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to such non-liquidation sale. In a Non-Liquidation Sale, after the payment of the redeemable convertible preference shares liquidation preference, the remaining assets and funds of the Company will be distributed among the holders of the redeemable convertible preference shares and the holders of ordinary shares pro rata based on the number of shares held by each such holder, treating for this purpose the redeemable convertible preference shares as if they had converted into ordinary shares immediately prior to such a Non-Liquidation Sale.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares (cont.)

A Non-Liquidation Sale is deemed to include: (a) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (b) the acquisition of all or a majority of the outstanding voting shares of the Company in a single transaction or a series of related transactions by a person or group of persons, or any other acquisition of the business of the Company, as determined by the Board of Directors; but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company, (c) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and (d) an exclusive licensing of all or substantially all of the intellectual property rights of the Company to any third party.

If the assets of the Company available for distribution are insufficient to permit full payment of the preferential amounts, then the holders of redeemable convertible preference shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect to shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Voting Rights

The A Series Redeemable Convertible Preference Shareholders’ are entitled to one vote for each ordinary share into which such redeemable convertible preference shares can be converted. The A Series Redeemable Convertible Preference Shares generally vote together with ordinary shares and not as a separate class. The voting rights of the A-1 Redeemable Convertible Preference shares are comparable to the A Series Redeemable Convertible Preference shares except for that the A-1 Redeemable Convertible Preference shares cannot cast votes for the Company’s board of directors. The Company’s Articles of Association include certain provisions which require a 51% or greater vote of the redeemable convertible preference shareholders, voting as a single class, with respect to certain actions of the Company including action to: (1) liquidate, dissolve or wind-up the business and affairs of the Company (2) a merger, reorganization or consolidation of the Company (3) a sale, lease, transfer of other disposition of all or substantially all of the assets of the Company or (4) an exclusive licensing of all or substantially all of the intellectual property rights of the Company to any third party.

Dividends

The holders of the redeemable convertible preference shares are entitled to receive cumulative and compounding dividends in an amount equal to 8% of the original issuance price per share per annum. Dividends accrue from day to day, whether or not declared, and are cumulative; provided, however, that such accrued dividends are payable only in the event of either a Liquidation Event or a Non-Liquidation Sale. Such cumulative dividends in arrears were approximately $31.1 million at September 30, 2020, respectively. For the nine months ended September 30, 2020 and 2019, no dividends have been declared.

4. Net Loss per Share

Net loss per share is presented in conformity with the two-class method required for participating securities. The Company’s redeemable convertible preference shares are participating securities as the holders of the redeemable convertible preference shares are entitled to participate in dividends with ordinary shares. Net losses are not allocated to the redeemable convertible preference shares as the holders of the redeemable convertible preference shares do not have a contractual obligation to share in any losses. Accordingly, basic net loss per share attributable to ordinary shareholders is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period. During the nine months ended September 30, 2020 and 2019, the Company increased the net loss by $16.2 million and $9.9 million, respectively, for dividends accumulated for the period on redeemable convertible preference shares to arrive at the numerator used to calculate net loss per share. The Company also increased net loss for deemed dividend on extinguishment of preferred stock by $90.5 million for the nine months ended September 30, 2020.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

4. Net Loss per Share (cont.)

For all periods presented, the shares included in computing basic net loss per share exclude restricted shares and shares issued upon the early exercise of share options where the vesting conditions have not been satisfied.

Diluted net income per share adjusts basic net income per share for the impact of potential ordinary shares and redeemable convertible preference shares. Potential common shares include share options and restricted ordinary shares. Restricted ordinary shares and share options do not have rights to nonforfeitable dividends. As the Company has reported net losses for all periods presented, all potential ordinary shares and redeemable convertible preference shares are antidilutive, and accordingly, basic net loss per share equals diluted net loss per share.

The following table presents the potential ordinary shares and the redeemable convertible preference shares that were excluded from the computation of diluted net loss per share, because their effect was anti-dilutive as follows (in thousands):

	September 30,
	2020	2019
Redeemable convertible preference shares	110,333	110,333
Early exercise of unvested share options	5,538	2,766
Options to purchase ordinary shares	284	378
Restricted ordinary shares	10,998	17,113
Restricted share units	4,482	—

5. Other Assets

Other assets consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Deferred offering costs	$3,561	$—
Deposits	288	1,014
Other non-current assets	250	250
Total other assets	$4,099	$1,264

Deferred offering costs consist primarily of legal and professional fees incurred through the balance sheet date directly related to the Merger and will be charged to additional paid-in capital upon completion of the Merger.

6. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Short term lease liability	$424	$368
Accrued offering costs	2,254	—
Other accrued and current liabilities	8,657	3,058
Total accrued and other current liabilities	$11,335	$3,426

Other accrued and current liabilities consist primarily of vendors purchase orders and professional and legal fees.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

7. Related Party Lease

On February 28, 2018, the Company entered into a lease for an office facility in Torrance, California, with an entity controlled by investors of the Company, which was assigned to another entity controlled by investors of the Company, on April 30, 2018. The original lease term is 15 years and commenced on April 30, 2018. The lease contains a 3% per annum escalation clause, which updates every twelve months. The Company is also required to pay the property taxes on the facility. Related party lease expense related to this operating lease was $1.3 million for the nine months ended September 30, 2020 and 2019. For the nine months ended September 30, 2020 and 2019 the Company made rent payments in the amount of $1.1 million.

The lease contains the option to extend the term of the lease for two additional 60-month periods commencing when the prior term expires. At lease inception, the Company was not reasonably certain it would exercise any of the options to extend the term of the lease. There have been no changes to that assessment as of September 30, 2020.

The Company has determined that the lease does not effectively transfer control of the underlying facility to the Company based on the lease terms and, accordingly, the Company has classified the lease as an operating lease. As such, the rent and property taxes are expensed on a straight-line basis in the condensed consolidated statement of operations.

The Company used judgment in determining an appropriate incremental borrowing rate to calculate the right-of-use (“ROU”) asset and lease liability for the lease. Upon commencement of the lease, the Company recorded a ROU asset and lease liability of approximately $14.5 million and $14.5 million, respectively, on the Company’s condensed consolidated balance sheet. The incremental borrowing rate used to determine the lease liability was 7.9%. As of September 30, 2020, the remaining operating lease ROU asset and operating lease liability were approximately $13.1 million and $13.4 million, respectively. As of December 31, 2019, the remaining ROU asset and lease liability were approximately $13.6 million and $14.1 million, respectively. As of September 30, 2020 and December 31, 2019, $0.4 million and $0.3 million of the lease liability was determined to be short term and was included in accrued expenses within the condensed consolidated balance sheet, respectively.

The weighted average remaining lease term at September 30, 2020 and December 31, 2019 was 12.6 years and 13.3 years, respectively.

Maturities of the Company’s operating lease liabilities at September 30, 2020 were as follows (in thousands):

Operating Leases
2020	369
2021	1,507
2022	1,553
2023	1,599
2024	1,647
Thereafter	15,789
Total lease payments	22,464
Less: imputed interest(1)	8,660
Present value of operating lease liabilities	13,804
Current portion of operating lease liabilities	424
Operating lease liabilities, net of current portion	$13,380

____________

(1)      Calculated using the incremental borrowing rate

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

8. Commitments and Contingencies

Lease Commitments

Refer to Note 7, “Related Party Lease,” for information regarding operating lease commitments.

Legal Proceedings

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. If the Company determines that it is probable that a loss has been incurred and the amount is reasonably estimable, the Company will record a liability.

The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to vendors, lessors, investors, directors, officers, employees and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The Company has no liabilities recorded for these agreements as of September 30, 2020 and December 31, 2019.

9. Share-Based Compensation

Share Options

The following table summarizes the activity of the Company’s share options for the nine months ended September 30, 2020:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2019	1,220	$0.02	9.64	$637
Granted	168	$0.02
Forfeited	(762)	$0.02
Exercised	(342)	$0.02
Outstanding at September 30, 2020	284	$0.01	8.68	$149

Under the Company’s 2018 equity plan (the “Equity Plan”) employees may exercise share options prior to vesting. The Company has the right to repurchase any unvested (but issued) ordinary shares upon termination of service of an employee at the original exercise price. The consideration received for the early exercise of an option is considered to be a deposit and the related amount is recorded as a liability. The liability is reclassified into additional paid-in capital as the award vests; this amount was de minimis for both the periods ended September 30, 2020 and September 30, 2019. The liability related to unvested awards is $0.2 million and $0.1 million as of September 30, 2020 and 2019, respectively. The shares issued upon early exercise of share options are considered issued and outstanding shares.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

9. Share-Based Compensation (cont.)

Of the shares exercised during the nine months ended September 30, 2020, 339,749 were unvested. As of September 30, 2020, of the total 26,069,275 ordinary shares issued and outstanding, 5,537,729 shares issued upon early exercise of share options are unvested.

As of September 30, 2020, of the total 283,984 share options outstanding, 194,474 shares are unvested. The Company expects substantially all of these share options to vest over the subsequent 4 years.

The intrinsic value of share options exercised during the nine months ended September 30, 2020 and 2019 was $0.2 million and $0.4 million, respectively. This intrinsic value represents the difference between the fair market value of the Company’s ordinary shares on the date of exercise and the exercise price of each share option.

The total grant date fair value of share options granted during the nine months ended September 30, 2020 and 2019, was approximately $0.1 million and $0.5 million, respectively. The weighted average grant date fair value per share of share options granted during the nine months ended September 30, 2020 and 2019 was $0.54 and $0.27, respectively. The fair values of share options granted under the Equity Plan were estimated at the date of grant using the Black-Scholes option pricing model and the following weighted average valuation assumptions:

Risk free interest rates	1.62%
Expected lives (in years)	6.0
Dividend yield	—
Expected volatility	60.00%

Share-based compensation expense related to share options was approximately $0.7 million during the nine months ended September 30, 2020, of which $0.1 million is reflected within general and administrative expenses, $0.1 million is reflected within sales and marketing expenses, and $0.5 million is reflected within research and development expenses in the condensed consolidated statements of operations. During the nine months ended September 30, 2019, share-based compensation expense related to share options was approximately $0.2 million, which is primarily reflected within research and development expenses in the condensed consolidated statements of operations.

Total unrecognized compensation cost related to unvested share options at September 30, 2020 is approximately $2.6 million. At September 30, 2020, the weighted average period over which the unrecognized compensation cost is expected to be recognized is approximately 2.1 years.

Restricted Ordinary Shares

The activity for the Company’s restricted ordinary shares for the nine months ended September 30, 2020 is as follows (in thousands, except weighted-average grant-date fair value per share amounts):

Restricted Ordinary Shares	Number of Shares (in thousands)	Weighted-Average Grant-Date Fair Value per share
Nonvested at December 31, 2019	14,792	$0.25
Issued	—	—
Vested	(1,764)	0.25
Repurchased	(2,030)	0.26
Nonvested at September 30, 2020	10,998	$0.25

The weighted average fair value per restricted ordinary shares issued during the nine months ended September 30, 2019 was $0.26 per share.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

9. Share-Based Compensation (cont.)

For the nine months ended September 30, 2020, the Company recognized expense of $0.4 million, of which $0.2 million is reflected within general and administrative expenses and $0.2 million is reflected within research and development expenses in the condensed consolidated statements of operations. For the nine months ended September 30, 2019, the Company recognized expense of $1.3 million, of which $0.8 million is reflected within general and administrative expenses, $0.4 million is reflected within research and development expenses and $0.1 million is reflected within sales and marketing expenses in the condensed consolidated statements of operations. Unrecognized compensation cost related to the restricted ordinary shares expected to vest at September 30, 2020 is approximately $0.2 million, of which $0.1 million will vest in the remainder of 2020, and the remaining $0.1 million in 2021.

The Company has an irrevocable, exclusive option to repurchase all or any portion of the unvested restricted ordinary shares at the original per share purchase price for the shares upon termination of services provided by the shareholder. The restricted ordinary shares vest and are no longer subject to the repurchase when the following conditions are met: 12.5% vest when the Company achieves $100 million in cumulative funding from inception (which condition was satisfied in 2018, accordingly this portion of the 2019 awards was vested upon issuance); 37.5% vest ratably over a period of thirty-six months from the issuance of the shares; and 50% vest on the date the Company starts commercial production of its first vehicle, a condition which the Company determined was not probable as of September 30, 2020. As of September 30, 2020, the grant date fair value of restricted ordinary shares associated with the commercial production of a first vehicle is approximately $3.1 million.

Restricted Share Units

In August 2020, the Company approved 6,476,720 restricted share units (“RSUs”) to certain employees and consultants of the Company, of which 4,482,240 were determined to have an established grant date in accordance with ASC 718, Stock Compensation. Each RSU represents a contingent right to receive one share of the Company’s ordinary shares.

None of the RSUs are eligible to vest before the successful consummation of the Merger because the consummation of the merger is not deemed to be probable as of September 30, 2020. Accordingly, there has been no expense recognized related to the RSUs during the nine months ended September 30, 2020. As of September 30, 2020, the grant date fair value of the RSUs is approximately $19.3 million. Once eligible to vest, the RSUs are subject to ongoing time and service-based vesting, primarily over four-year terms.

The fair value of the RSUs is based on the fair value of the Company’s ordinary shares on the date of grant. As there is no public market for the Company’s ordinary shares, the Company’s board of directors, with the assistance of a third-party valuation specialist, determined the fair value of the Company’s ordinary shares at the time of the grant of RSUs by considering a number of objective and subjective factors, including the likelihood of achieving a liquidity event and transactions involving the Company’s ordinary shares, among other factors.

The fair value of the ordinary shares was derived from the Company’s total equity value divided by the number of common shares outstanding and was estimated using a probability-weighted expected return model (“PWERM”), using the following valuation assumptions:

Public offering scenario	70%
M&A scenario	20%
Dissolution scenario	10%

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

10. Subsequent Events

Management has evaluated the impact of subsequent events from the balance sheet date through November 25, 2020, which is the date these condensed consolidated financial statements were available to be issued, and identified the following subsequent events:

Amendment of 2018 Equity Plan

On November 25, 2020, the 2018 Equity Plan was amended to increase the number of ordinary shares reserved for issuance by 294,783 to a new total of 14,653,915 ordinary shares reserved for issuance under the Equity Plan.

Amended RSUs

On November 25, 2020, the Company withdrew authorization for an aggregate of 2,019,478 RSUs, 1,994,980 of which were previously approved but not yet granted to certain employees of the Company. The Company also cancelled 193,992 RSUs that were previously granted to certain consultants of the Company. Additionally, the Company accelerated the vesting of 806,008 RSUs, which will result in the recognition of approximately $3.5 million of additional share-based compensation expense.

Authorization of RSUs

On November 25, 2020, the Company authorized for issuance 1,072,562 RSUs to certain employees and consultants of the Company. Upon a liquidity event, which would include the successful consummation of the Merger, a portion of the RSUs would be immediately vested and a portion would remain subject to ongoing service-based conditions, primarily over two and a half year and four year terms from the grant date.

Executive Chairman Equity Grants

On November 25, 2020, the Company authorized for issuance 809,908 RSUs and 809,908 performance stock units (“PSUs”) to Mr. Aquila in exchange for his advisory services rendered to the Company and in contemplation of his appointment to the role of Executive Chairman of the Company. Each RSU represents a contingent right to receive one share of the Company’s ordinary shares, and are subject to ongoing service-based vesting conditions over a three-year term. Each PSU represents a contingent right to receive one share of the Company’s ordinary shares, and would vest upon the achievement of certain milestones to be determined by the Company’s board of directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Hennessy Capital Acquisition Corp. IV

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hennessy Capital Acquisition Corp. IV (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows, for the year ended December 31, 2019 for the period from August 6, 2018 (date of inception) to December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company does not complete a business combination by September 5, 2020, then the Company will cease all operations except for the purpose of winding down and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York

March 16, 2020

HENNESSY CAPITAL ACQUISITION CORP. IV

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$1,124,000	$6,000
Prepaid expenses	50,000	—
Total current assets	1,174,000	6,000
Deferred offering costs	—	232,000
Cash and investments held in trust account	307,338,000	—
Total assets	$308,512,000	$238,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable to Sponsor	$—	$90,000
Accounts payable	46,000	27,000
Accrued liabilities	2,119,000	99,000
Deferred compensation	116,000	—
Total current liabilities	2,281,000	216,000
Other liabilities:
Deferred underwriting compensation	10,179,000	—
Total liabilities	12,460,000	216,000

Commitments and contingencies

Common stock subject to possible redemption; 28,817,019 and -0- shares at December 31, 2019 and 2018, respectively, (at value of approximately $10.10 per share)	291,052,000	—

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding at December 31, 2019 and 2018, respectively	—	—
Class A common stock, $0.0001 par value; 100,000,000 authorized shares; 1,197,981 and -0- shares, respectively, issued and outstanding (excluding 28,817,019 and -0- shares, respectively, at December 31, 2019 and 2018, subject to possible redemption)	—	—
Class B common stock, $0.0001 par value, 10,000,000 authorized shares; 7,503,750 shares issued and outstanding at December 31, 2019 and 2018, respectively	1,000	1,000
Additional paid-in-capital	3,842,000	24,000
Retained earnings (accumulated deficit)	1,157,000	(3,000)
Total stockholders’ equity	5,000,000	22,000
Total liabilities and stockholders’ equity	$308,512,000	$238,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	For the Period August 6, 2018 (date of inception) to December 31, 2018
Revenues	$—	$—
General and administrative expenses	3,253,000	3,000
Loss from operations	(3,253,000)	(3,000)
Other income – Interest income on Trust Account	5,523,000	—
Income (loss) before provision for income tax	2,270,000	(3,000)
Provision for income tax	1,110,000	—
Net income (loss)	$1,160,000	$(3,000)

Two Class Method for Per Share Information:

Weighted average Class A common shares outstanding – basic and diluted	30,015,000	—
Net income per Class A common share – basic and diluted	$0.14	$—
Weighted average Class B common shares outstanding – basic and diluted	7,503,750	7,503,750
Net loss per Class B common share – basic and diluted	$(0.41)	$(0.00)

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the year ended December 31, 2019 and for the period from August 6, 2018
(date of inception) to December 31, 2018

	Common Stock				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Class A Shares	Amount	Class B Shares	Amount
Sale of Class B common stock to Sponsor at approximately $0.003 per share (as restated, Note 4)	—	$—	7,503,750	$1,000	$24,000	$—	$25,000
Net loss	—	—	—	—	—	(3,000)	(3,000)
Balances, December 31, 2018	—	—	7,503,750	1,000	24,000	(3,000)	22,000
Sponsor forfeiture of shares	—	—	(871,930)	—	—	—	—
Anchor Investor purchase of shares	—	—	871,930	—	3,000	—	3,000
Sale of Units to the public at $10.00 per Unit	30,015,000	3,000	—	—	300,147,000	—	300,150,000
Underwriters’ discount and offering expenses	—	—	—	—	(18,865,000)	—	(18,865,000)
Sale of 13,581,500 Private Placement Warrants at $1.00 per warrant	—	—	—	—	13,582,000	—	13,582,000
Change in Class A common stock subject to possible redemption	(28,817,019)	(3,000)	—	—	(291,049,000)	—	(291,052,000)
Net income	—	—	—	—	—	1,160,000	1,160,000
Balances, December 31, 2019	1,197,981	$—	7,503,750	$1,000	$3,842,000	$1,157,000	$5,000,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2019	For the period From August 6, (date of inception) to December 31, 2018
Cash flows from operating activities:
Net income (loss)	$1,160,000	$(3,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income retained in Trust Account	(5,523,000)
Changes in operating assets and liabilities:
Increase in prepaid expenses	(50,000)
Increase in accounts payable	46,000
Increase in accrued liabilities	2,116,000	3,000
Increase in deferred compensation	116,000
Net cash used in operating activities	(2,135,000)	—

Cash flows from investing activities:
Cash deposited in Trust Account	(303,152,000)	—
Cash withdrawn from Trust Account for taxes	1,337,000	—
Net cash used in investing activities	(301,815,000)	—

Cash flows from financing activities:
Proceeds from sale of stock to Sponsor	—	25,000
Proceeds from sale of stock to Anchor Investor	3,000	—
Proceeds from Note payable to Sponsor	210,000	90,000
Proceeds from sale of Units to the public	300,150,000	—
Proceeds from sale of Private Placement Warrants	13,582,000	—
Payment of underwriting discounts	(7,830,000)	—
Payment of offering costs	(747,000)	(109,000)
Payment of Note payable to Sponsor	(300,000)	—
Net cash provided by financing activities	305,068,000	6,000

Net increase in cash	1,118,000	6,000
Cash at beginning of period	6,000	—
Cash at end of period	$1,124,000	$6,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ compensation	$10,179,000	$—

Cash paid for income taxes	$1,137,000	$—

Deferred offering costs included in accounts payable and accrued liabilities	$—	$123,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. IV (the “Company”) was incorporated in Delaware on August 6, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2019, the Company had not commenced any operations. All activity for the period from August 6, 2018 (date of inception) to December 31, 2019 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and, subsequent to the Public Offering, identifying and completing a suitable Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners IV LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on February 28, 2019. The Company intends to finance a Business Combination with proceeds from the $300,150,000 Public Offering (Note 3) and a $13,581,500 Private Placement (as defined in Note 4). Upon the closing of the Public Offering and the Private Placement, $303,151,500 was deposited in a trust account (the “Trust Account”).

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining funds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay tax obligations, if any (less up to $100,000 interest to pay dissolution expenses), none of the funds held in trust will be released until the earliest of: (a) the completion of the Initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, and (c) the redemption of the public shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the Public Offering, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of the public stockholders.

At December 31, 2019, the Company has invested approximately $307,327,000 of the funds in the Trust Account in U.S. government treasury bills maturing in June 2020, leaving approximately $11,000 in cash in the Trust Account.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” is one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less the deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with the Company’s initial Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by the rules of the Nasdaq Capital Market. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of Class A and Class B common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account was initially $10.10 per public share, which equals the $303,151,500 deposited in the Trust Account divided by 30,015,000 public shares.

The Company will only have 18 months, or until September 5, 2020, from the closing date of the Public Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have waived their rights to participate in any redemption with respect to their Founder Shares (as defined in Note 4); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within 18 months from the closing of the Public Offering.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per Unit in the Public Offering.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Mandatory Liquidation and Going Concern

The Company only has 18 months from the closing date of the Public Offering (until September 5, 2020) to complete its initial Business Combination. If the Company does not complete its initial Business Combination by September 5, 2020, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (and less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have waived their rights to participate in any redemption with respect to their Founder Shares; however, if such initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account for such shares upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

Although the Company had negative working capital of approximately $1,107,000 at December 31, 2019, the Company’s largest creditors, representing approximately $2,075,000 of liabilities, are professionals, consultants and advisors who continue to be owed money by the Company but are expected to continue assisting the Company with completing a Business Combination. As such, the Company believes, but cannot assure, that its approximately $1,024,00 of cash at December 31, 2019 represents sufficient liquidity to fund the Company’s operations until September 5, 2020, the date by which the Company must complete an initial Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with generally accepted accounting principles, management has determined that this mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 5, 2020.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Certain items from the prior year balance sheet have been reclassified to conform to the current year presentation. All dollar amounts are rounded to the nearest thousand dollars.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) per Share:

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 36,092,750 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the period. Because there is no longer uncertainty of forfeiture of 937,500 shares of Class B common stock in connection with the Public Offering, the weighted average number of shares outstanding used to compute net loss per share for the period from August 6, 2018 (date of inception) to December 31, 2018 has been retroactively restated to eliminate the reduction for shares subject to forfeiture. Also see Note 4 regarding the restatement of outstanding Founder Shares for a stock dividend in February 2019.

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the funds in the Trust Account, net of income tax expense and franchise tax expense, by the weighted average number of shares of Class A common stock outstanding since their original issuance. Net income (loss) per common share, basic and diluted, for shares of Class B common stock is calculated by dividing the net income (loss), less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the years ended December 31, 2019 and 2018:

	Year ended December 31, 2019	For the period from August 6, 2018 (date of inception) to December 31, 2018
Net income available to Class A common stockholders:
Interest income	$5,523,000	$—
Less: Income and franchise taxes	(1,310,000)	—
Net income attributable to Class A common stockholders	$4,213,000	$—

Net income available to Class B common stockholders:
Net income (loss)	$1,160,000	$(3,000)
Less: amount attributable to Class A common stockholders	(4,213,000)	—
Net (loss) attributable to Class B common stockholders	$(3,053,000)	$(3,000)

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Deferred Offering Costs:

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Costs incurred in connection with preparation for the Public Offering (approximately $18,865,000) including underwriters’ discount, have been charged to equity upon completion of the Public Offering.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account net of taxes. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the year ended December 31, 2019 and the period from August 6, 2018 (date of inception) to December 31, 2018, the Company recorded income tax expense of approximately $1,110,000 and $0, respectively, primarily related to interest income earned on the Trust Account net of taxes. The Company’s effective tax rate for the years ended December 31, 2019 and 2018 is approximately 49% and 0%, respectively, which differs from the expected income tax rate due to the start-up costs (discussed above and including costs of exploring various potential Business Combinations) which are not currently deductible. At December 31, 2019 and 2018, the Company has a deferred tax asset of approximately $640,000 and $-0-, respectively, primarily related to start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 or 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 or 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock:

As discussed in Note 3, all of the 30,015,000 public shares sold as part of Units in the Public Offering in 2019 contain a redemption feature which allows for the redemption of public shares if the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001 upon the closing of a Business Combination.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at December 31, 2019 and 2018, 28,817,019 and -0-, respectively, of the 30,015,000 public shares were classified outside of permanent equity.

Recent Accounting Pronouncements:

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part I. Accounting for Certain Financial Instruments with Down Round Features; Part II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Also, entities must adjust their basic Earnings Per Share (“EPS”) calculation for the effect of the down round provision when triggered (that is, when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature). That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. An entity will also recognize the effect of the trigger within equity. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted this guidance during the year ended December 31, 2019. The adoption of this guidance enabled the Company to record the warrants as equity instruments and is not expected to have a material impact on the Company’s financial position, results of operations, cash flows or disclosures until a trigger event occurs. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The amendments in Part II of this update are not expected to have an impact on the Company.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements but before the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 3 — PUBLIC OFFERING

On March 5, 2019, the Company completed the Public Offering for the sale of 30,015,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and three-quarters of one redeemable warrant (the “Warrants”). Each whole Warrant offered in the Public Offering is exercisable to purchase one share of Class A common stock. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Accordingly, unless a holder purchases a multiple of four Units, the number of Warrants issuable to such holder upon separation of the Units will be rounded down to the nearest whole number of Warrants. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — PUBLIC OFFERING (cont.)

is unable to deliver registered shares of Class A common stock to the holder upon exercise of a Warrant during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last reported sale price of the Company’s shares of Class A common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Warrants and the Private Placement Warrants (as defined below) will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The Company granted the underwriters a 45-day option to purchase up to 3,915,000 additional Units to cover any over-allotments, at the Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full and closed on the proceeds from the over-allotment option on March 5, 2019. The Warrants issued in connection with the 3,915,000 over-allotment units are identical to the public Warrants and have no net cash settlement provisions.

The Company paid an underwriting discount of 3.0% (or 0% in the case of Units sold to cover any over-allotments) of the per Unit price to the underwriters at the closing of the Public Offering ($7,830,000), with an additional fee (the “Deferred Discount”) of 3.0% (or 6.0% in the case of Units sold to cover any over-allotments) of the gross offering proceeds payable upon the consummation of the initial Business Combination ($10,179,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

In connection with the Public Offering, an underwriter of the Public Offering entered into a forward purchase agreement with the Company, which provides for the purchase by that underwriter of public shares for an aggregate purchase price of $125 million through, other than as described below, open market purchases or privately negotiated transactions with one or more third parties. In lieu of purchasing an aggregate of $125 million of public shares in the open market or privately negotiated transactions, up to $75 million of such aggregate purchase price may instead be in the form of an investment in the Company’s equity securities on terms to be mutually agreed between that underwriter and the Company, to occur concurrently with the closing of Business Combination. The decision to make such an investment in other equity securities will not reduce the aggregate purchase price of the forward purchase agreement. However, that underwriter will be excused from its purchase obligation in connection with a specific Business Combination unless, within ten calendar days following written notice delivered by the Company of its intention to enter into such Business Combination, that underwriter notifies the Company that it has decided to proceed with the purchase in whole or in part. That underwriter may decide not to proceed with the purchase for any reason, including, without limitation, if it has determined that such purchase would constitute a conflict of interest.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

In September 2018, the Sponsor purchased 7,187,500 shares of Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.003 per share. In October 2018, the Sponsor transferred 75,000 founder shares to each of the Company’s six independent directors, 300,000 shares to our Executive Vice President, Chief Financial Officer and Secretary, and 225,000 shares to our President and Chief Operating Officer. In January 2019, the Sponsor forfeited 871,930 shares of Class B common stock and certain funds and accounts managed by subsidiaries of BlackRock, Inc.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

(collectively, the “Anchor Investor”) purchased 871,930 shares of Class B common stock for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. On February 28, 2019, the Company effected a stock dividend for approximately 0.05 shares for each of the Company’s shares of Class B common stock, resulting in the Company’s initial stockholders holding an aggregate of 7,503,750 Founder Shares. The financial statements have been retroactively restated to reflect the issuance of the stock dividend in all periods presented. Following the stock dividend, the Company’s officers and directors retransferred an aggregate of 48,823 Founder Shares to the Sponsor and the Anchor Investor waived its right to the stock dividend. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. The Sponsor and the Anchor Investor had agreed to forfeit up to 978,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The over-allotment option was exercised in full and therefore no shares were forfeited.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or (B), subsequent to the Company’s initial Business Combination, if (x) the last reported sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor and the Anchor Investor purchased from the Company an aggregate of 13,581,500 warrants at a price of $1.00 per warrant (an aggregate purchase price of $13,581,500), in a private placement (the “Private Placement”) that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each whole Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering deposited in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor, the Anchor Investor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, the Anchor Investor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Private Placement Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Registration Rights

The Company’s initial stockholders and the holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

Related Party Loans

In August 2018, the Sponsor agreed to loan the Company an aggregate of $300,000 by drawdowns of not less than $10,000 each against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. The Note was non-interest bearing and payable on the earlier of March 31, 2019 or the completion of the Public Offering.

In September 2018, January 2019 and February 2019, the Company drew down $90,000, $75,000 and $135,000, respectively, from the Note in order to fund expenses of the Public Offering and leaving a balance on the Note at February 27, 2019 of $300,000. On March 5, 2019, the Note was repaid in full in connection with the closing of the Public Offering.

Administrative Support Agreement and Other Matters

The Company has agreed to pay $15,000 a month for office space, utilities and secretarial and administrative support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on the date the securities were first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. The financial statements for the year ended December 31, 2019 and the period from August 6, 2018 (date of inception) to December 31, 2018 include a charge for $150,000 and $0, respectively, for such administrative support.

Also, commencing on the date the securities were first listed on the Nasdaq Capital Market, the Company has agreed to compensate its Chief Financial Officer $29,000 per month for his services prior to the consummation of the Company’s initial Business Combination, of which 60% is payable currently in cash and 40% is payable upon the completion of the Company’s initial Business Combination. The financial statements at December 31, 2019 include an accrued liability for approximately $116,000 for the deferred portion of this compensation. Approximately $290,000 and $0, respectively, was charged to operations for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018 for the aggregate of cash and deferred compensation.

Further, the Company’s President and Chief Operating Officer will be entitled to a $500,000 cash fee from the Company upon the successful completion of the Company’s initial Business Combination. No amounts have been accrued in the December 31, 2019 financial statements for this fee as the underlying event (completion of the Business Combination) that would trigger this payment is not certain.

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the Private Placement, a total of approximately $303,151,500 was deposited into the Trust Account. The proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT (cont.)

At December 31, 2019, the proceeds of the Trust Account were invested primarily in U.S. government treasury bills that mature in June 2020, which yield interest of approximately 1.55% per year. In March 2020, the Company liquidated these U.S. government treasury bills and invested the proceeds in a money market fund that invests solely in U.S. government treasury obligations (as discussed above). The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying December 31, 2019 balance sheet and adjusted for the amortization of discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at December 31, 2019 consisted of U.S. government treasury bills and money market funds that invest only in U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at December 31, 2019	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
Cash and money market funds	$11,000	$—	$11,000
U.S. government treasury bills	307,327,000	6,000	307,333,000
Total	$307,338,000	$6,000	$307,344,000

In June, September and December 2019, the Company withdrew an aggregate of approximately $1,337,000 from the Trust Account to pay estimated 2019 income and franchise taxes.

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company is 110,000,000 shares, including 100,000,000 shares of Class A common stock, par value, $0.0001, and 10,000,000 shares of Class B common stock, par value, $0.0001. The Company may (depending on the terms of the Business Combination) be required to increase the authorized number of shares at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s Class A and Class B common stock vote together as a single class and are entitled to one vote for each share of Class A and Class B common stock they own. At December 31, 2019 and 2018, there were 7,503,750 and 7,503,750 shares, respectively, of Class B common stock issued and outstanding and 1,197,981 and no shares, respectively, of Class A common stock issued and outstanding (excluding 28,817,019 shares at December 31, 2019 subject to possible redemption).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash	$355,000	$1,124,000
Prepaid expenses	50,000	50,000
Total current assets	405,000	1,174,000
Cash and investments held in trust account	306,566,000	307,338,000

Total assets	$306,971,000	$308,512,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,000	$46,000
Accrued liabilities	4,834,000	2,119,000
Deferred compensation	220,000	116,000
Total current liabilities	5,060,000	2,281,000
Other liabilities:
Deferred underwriting compensation	10,179,000	10,179,000
Total liabilities	15,239,000	12,460,000

Commitments and contingencies

Common stock subject to possible redemption; 28,389,295 and 28,817,019 shares at September 30, 2020 and December 31, 2019, respectively, (at value of approximately $10.10 per share)	286,732,000	291,052,000

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding at September 30, 2020 and December 31, 2019	—	—
Class A common stock, $0.0001 par value; 100,000,000 authorized shares; 30,015,000 shares issued (211,561 of which have been redeemed at September 30, 2020) at September 30, 2020 and December 31, 2019, 1,414,144 and 1,197,981 shares, respectively, issued and outstanding at September 30, 2020 and December 31, 2019 (excluding 28,389,295 and 28,817,019 shares, respectively, subject to possible redemption)	—	—
Class B common stock, $0.0001 par value, 10,000,000 authorized shares; 7,503,750 shares issued and outstanding at September 30, 2020 and December 31, 2019	1,000	1,000
Additional paid-in-capital	5,985,000	3,842,000
(Accumulated deficit) Retained earnings	(986,000)	1,157,000
Total stockholders’ equity	5,000,000	5,000,000
Total liabilities and stockholders’ equity	$306,971,000	$308,512,000

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenues	$—	$—	$—	$—
General and administrative expenses	2,829,000	2,330,000	3,680,000	2,803,000
Loss from operations	(2,829,000)	(2,330,000)	(3,680,000)	(2,803,000)
Other income – interest income on Trust Account	8,000	1,744,000	1,906,000	4,130,000
Income before (benefit from) provision for income tax	(2,821,000)	(586,000)	(1,774,000)	1,327,000
(Benefit from) Provision for income tax	(9,000)	355,000	369,000	835,000
Net (loss) income	$(2,812,000)	$(941,000)	$(2,143,000)	$492,000

Two Class Method for Per Share Information:

Weighted average Class A common shares outstanding – basic and diluted	29,933,000	30,015,000	29,987,000	28,803,000
Net (loss) income per Class A common share – basic and diluted	$0.00	$0.04	$0.05	$0.11
Weighted average Class B common shares outstanding – basic and diluted	7,503,750	7,503,750	7,503,750	7,503,750
Net loss per Class B common share – basic and diluted	$(0.38)	$(0.30)	$(0.47)	$(0.36)

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three and nine months ended September 30, 2020 and 2019
(unaudited)

	Common Stock				Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Three months ended September 30, 2020:
Balances, June 30, 2020 (unaudited)	1,131,814	—	7,503,750	$1,000	$3,173,000	$1,826,000	$5,000,000
Class A common stock redeemed	(211,561)	—	—	—	(2,176,000)	—	(2,176,000)
Change in Class A common stock subject to possible redemption	493,891	—	—	—	4,988,000	—	4,988,000
Net loss, three months ended September 30, 2020	—	—	—	—	—	(2,812,000)	(2,812,000)
Balances, September 30, 2020 (unaudited)	1,414,144	$—	7,503,750	$1,000	$5,985,000	$(986,000)	$5,000,000
Nine Months ended September 30, 2020:
Balances, December 31, 2019	1,197,981	—	7,503,750	$1,000	$3,842,000	$1,157,000	$5,000,000
Class A common stock redeemed	(211,561)	—	—	—	(2,176,000)	—	(2,176,000)
Change in Class A common stock subject to possible redemption	427,724	—	—	—	4,319,000	—	4,319,000
Net loss, nine months ended September 30, 2020	—	—	—	—	—	(2,143,000)	(2,143,000)
Balances, September 30, 2020 (unaudited)	1,414,144	$—	7,503,750	$1,000	$5,985,000	$(986,000)	$5,000,000

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY — (Continued)

For the three and nine months ended September 30, 2020 and 2019
(unaudited)

	Common Stock				Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Three months ended September 30, 2019:
Balances, June 30, 2019 (unaudited)	1,171,033	—	7,503,750	$1,000	$3,569,000	$1,430,000	$5,000,000
Change in Class A common stock subject to possible redemption	93,149	—	—	—	941,000	—	941,000
Net income, three months ended September 30, 2019	—	—	—	—	—	(941,000)	(941,000)
Balances, September 30, 2019 (unaudited)	1,264,182	$—	7,503,750	$1,000	$4,510,000	$489,000	$5,000,000

Nine Months ended September 30, 2019:
Balances, December 31, 2018, as restated (Note 4)	—	$—	7,503,750	$1,000	$24,000	$(3,000)	$22,000
Sponsor forfeiture of shares	—	—	(871,930)	—	—	—	—
Anchor Investor purchase of shares	—	—	871,930	—	3,000	—	3,000
Sale of Units to the public at $10.00 per Unit	30,015,000	3,000	—	—	300,147,000	—	300,150,000
Underwriters’ discount and offering expenses	—	—	—	—	(18,865,000)	—	(18,865,000)
Sale of 13,581,500 Private Placement Warrants at $1.00 per warrant	—	—	—	—	13,582,000	—	13,582,000
Change in Class A common stock subject to possible redemption	(28,750,818)	(3,000)	—	—	(290,381,000)	—	(290,384,000)
Net income, nine months ended September 30, 2019	—	—	—	—	—	492,000	492,000
Balances, September 30, 2019 (unaudited)	1,264,182	$—	7,503,750	$1,000	$4,510,000	$489,000	$5,000,000

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(2,143,000)	$492,000
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income retained in Trust Account	(1,906,000)	(4,130,000)
Changes in operating assets and liabilities:
Increase in prepaid expenses	—	(64,000)
(Decrease) increase in accounts payable	(40,000)	13,000
Increase in accrued liabilities	2,715,000	2,036,000
Increase in deferred compensation	104,000	81,000
(Decrease) increase in accrued income and franchise taxes and rounding	(1,000)	65,000
Net cash used in operating activities	(1,271,000)	(1,507,000)

Cash flows from investing activities:
Withdrawal from Trust Account for redemption of shares of Class A common stock	2,176,000	—
Cash deposited in Trust Account	—	(303,152,000)
Cash withdrawn from Trust Account for taxes	502,000	887,000
Net cash used in investing activities	2,678,000	(302,265,000)

Cash flows from financing activities:
Redemption of shares of Class A common stock	(2,176,000)	—
Proceeds from sale of stock to Anchor Investor	—	3,000
Proceeds from Note payable to Sponsor	—	210,000
Proceeds from sale of Units to the public	—	300,150,000
Proceeds from sale of Private Placement Warrants	—	13,582,000
Payment of underwriting discounts	—	(7,830,000)
Payment of offering costs	—	(746,000)
Payment of Note payable to Sponsor	—	(300,000)
Net cash (used) provided by financing activities	(2,176,000)	305,069,000
Net increase (decrease) in cash	(769,000)	1,297,000
Cash at beginning of period	1,124,000	6,000
Cash at end of period	$355,000	$1,303,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ compensation	$—	$10,179,000
Cash paid for income taxes	$382,000	$201,000

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. IV was incorporated in Delaware on August 6, 2018 (the “Company”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At September 30, 2020, the Company had not commenced any operations. All activity for the period from August 6, 2018 (date of inception) to September 30, 2020 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and, subsequent to the Public Offering, identifying and completing a suitable Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering. All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners IV LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Public Offering (as described in Note 4) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on February 28, 2019. The Company intends to finance a Business Combination with proceeds from the $300,150,000 Public Offering (Note 4) and the $13,581,500 Private Placement (as defined in Note 5). Upon the closing of the Public Offering and the Private Placement, $303,151,500 was deposited in a trust account (the “Trust Account”).

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining funds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation, as amended, provides that, other than the withdrawal of interest to pay tax obligations, if any (less up to $100,000 interest to pay dissolution expenses), none of the funds held in trust will be released until the earliest of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination by December 31, 2020 or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, and (c) the redemption of the public shares if the Company is unable to complete the initial Business Combination by December 31, 2020, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of the public stockholders.

At September 30, 2020, approximately $306,566,000 of the funds in the Trust Account have been invested in a money market fund meeting the conditions described above. See “Charter Amendment,” below, regarding approximately $2,176,000 withdrawn from the Trust Account in August 2020 in order to fund stockholder redemptions made at that time.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Charter Amendment

On August 27, 2020, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved and adopted an amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Charter Amendment”) to extend the date by which the Company must consummate its initial Business Combination from September 5, 2020 to December 31, 2020. The Charter Amendment was effective upon filing with the Secretary of State of the State of Delaware on August 27, 2020.

At the Special Meeting, stockholders holding 211,561 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.29 per share. As a result, approximately $2,176,000 in cash was removed from the Trust Account to pay such holders and 29,803,439 shares of Class A common stock remained outstanding.

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating its initial Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” is one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less the deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with the Company’s initial Business Combination. There is no assurance that the Company will be able to successfully effect its initial Business Combination.

The Company, after signing a definitive agreement for its initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by the rules of the Nasdaq Capital Market. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of Class A and Class B common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of an initial Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related initial Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account was initially $10.10 per public share, which equals the $303,151,500 deposited in the Trust Account divided by 30,015,000 public shares.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will only have until December 31, 2020 to complete its initial Business Combination unless stockholders approve an extension of such date. If the Company does not complete an initial Business Combination within the extended period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have waived their rights to participate in any redemption with respect to their Founder Shares (as defined in Note 5); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete an initial Business Combination prior to December 31, 2020.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per Unit in the Public Offering.

Mandatory Liquidation and Going Concern

The Company only has until December 31, 2020 (as amended by the Charter Amendment discussed above) to complete its initial Business Combination. If the Company does not complete its initial Business Combination by December 31, 2020, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (and less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have waived their rights to participate in any redemption with respect to their Founder Shares; however, if such initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account for such shares upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

Although the Company had negative working capital of approximately $4,655,000 and 1,107,000, respectively, at September 30, 2020 and December 31, 2019, the Company’s largest creditors, representing approximately $4,800,000 and $2,075,000, respectively, of liabilities at September 30, 2020 and December 31, 2019, are professionals, consultants and advisors who continue to be owed money by the Company but are expected to continue assisting the Company with completing a Business Combination. As such, the Company believes, but cannot assure, that its approximately $355,000 of cash at September 30, 2020 represents sufficient liquidity to fund the Company’s operations until December 31, 2020, the date by which the Company must complete an initial Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with generally accepted accounting principles, management has determined that this mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 31, 2020.

NOTE 2 — MERGER AGREEMENT

On August, 17, 2020, the Hennessy Capital Acquisition Corp. IV, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub”), and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Canoo”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which (a) First Merger Sub will be merged with and

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 2 — MERGER AGREEMENT (cont.)

into Canoo (the “First Merger”), with Canoo surviving the First Merger as a wholly owned subsidiary of the Company (Canoo, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (steps (a) and (b) collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

Canoo operates in the electric vehicle (EV) and advanced mobility sector currently designing, engineering and intending to manufacture vehicles in this sector. Canoo is located in Torrance, California.

The aggregate merger consideration payable to shareholders of Canoo upon closing of the Business Combination (the “Closing”) consists of 175 million newly issued shares of Class A common stock valued at $10.00 per share. In addition, Canoo shareholders have the right to receive up to an additional 15 million shares of the Company’s Class A common stock if certain share price thresholds are achieved within five years of the closing date of the Business Combination. At the Closing, each outstanding ordinary share of Canoo, par value of $0.0001 per share (“Canoo Ordinary Shares”), including each of the outstanding preference shares of Canoo, par value $0.0001 per share, designated as A Series Preference Shares and designated as A-1 Series Preference Shares that will have been converted into Canoo Ordinary Shares immediately prior to the Closing, will be cancelled and automatically converted into the right to receive a pro rata portion of (x) the 175 million shares of Class A common stock of the Company that the Company will issue at the Closing and (y) up to 15 million shares of Class A common stock that may be issued if certain share prices of HCAC Class A common stock are achieved and other conditions set forth in the Merger Agreement are satisfied.

In connection with the execution of the Merger Agreement, on August 17, 2020, the Company entered into separate subscription agreements (the “Subscription Agreements”) with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, and the Company has agreed to sell to the PIPE Investors, an aggregate of 32,325,000 shares of Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $323,250,000, in a private placement (the “PIPE Financing”) in connection with the Business Combination. One of the PIPE Investors is an entity controlled by Daniel J. Hennessy, the Company’s CEO and Chairman of the Board.

The Company and the Sponsor have agreed that, in connection with the consummation of the Business Combination, (i) the Sponsor will exchange all of its 11,739,394 outstanding Private Placement Warrants (Note 5) for 2,347,879 newly issued shares of Class B common stock, (ii) the Sponsor will forfeit an equivalent number of existing shares of Class B common stock to the Company for no consideration, and (iii) if at the Closing the sum of (A)(1) the amount of cash available in the Trust Account, less (2) all amounts to be paid by the Company pursuant to the exercise of redemption rights (Note 1), plus (B) the amount of gross proceeds received by the Company from the PIPE Financing (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination and the PIPE Financing) is less than $350 million, then 500,000 shares of Class B common stock held by the Sponsor (which shares will automatically convert into shares of Class A common stock at the effective time of the closing) will become unvested and subject to certain vesting conditions if certain share price thresholds are achieved within two years of the closing date of the Business Combination. Following the Closing, the Company intends to change its name to Canoo Inc.

The Closing is subject to certain conditions, including but not limited to the approval of the Company’s stockholders and Canoo’s shareholders of the Merger Agreement. The Merger Agreement may also be terminated by either party under certain circumstances, including upon notice after April 30, 2021. The parties have agreed to customary exclusivity obligations by either party for any reason. The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions contained in the Merger Agreement. The Company anticipates the Closing will occur in the fourth quarter of 2020, but can provide no assurances that the Closing will occur timely or at all.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 2 — MERGER AGREEMENT (cont.)

The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Canoo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Canoo (i.e., a capital transaction involving the issuance of stock by the Company for the stock of Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Canoo will become the historical financial statements of the Company after closing, and the Company’s assets, liabilities and results of operations will be consolidated with Canoo beginning on the acquisition date. The net assets of the Company will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Additional information regarding the proposed Business Combination and the business and operations of Canoo is available in the Registration Statement on Form S-4 initially filed by the Company with the Securities and Exchange Commission on September 18, 2020 (as amended from time to time, the “Registration Statement”).

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, both formed to facilitate the acquisition of Canoo (Note 2). All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation:

The accompanying unaudited condensed consolidated interim financial statements of the Company are presented in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2020, and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) per Share:

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 36,092,750 Class A common stock in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the period.

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted, for shares of Class A common stock is calculated by dividing the interest income earned on the funds in the Trust Account, net of income tax expense and franchise tax expense, by the weighted average number of shares of Class A common stock outstanding since their original issuance. Net income (loss) per common share, basic and diluted, for shares of Class B common stock is calculated by dividing net income (loss) less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the three and nine months ended September 30, 2020 and 2019:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income available to Class A common stockholders:
Interest income	$8,000	$1,744,000	$1,906,000	$4,130,000
Less/add: Income and franchise taxes/benefit	1,000	(405,000)	(519,000)	(952,000)
Net income attributable to Class A common stockholders	$9,000	$1,339,000	$1,387,000	$3,178,000

Net (loss) available to Class B common stockholders:
Net (loss) income	$(2,812,000)	$(941,000)	$(2,143,000)	$492,000
Less: amount attributable to Class A common stockholders	9,000	(1,339,000)	(1,387,000)	(3,178,000)
Net loss attributable to Class B common stockholders	$(2,821,000)	$(2,280,000)	$(3,530,000)	$(2,686,000)

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Deferred Offering Costs:

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Costs incurred in connection with preparation for the Public Offering (approximately $18,865,000) including underwriters’ discount, have been charged to equity upon completion of the Public Offering.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account net of taxes. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and nine months ended September 30, 2020 and 2019, the Company recorded income tax (credit) expense of approximately $(9,000), $369,000, $355,000 and $835,000, respectively, primarily related to interest income earned on the Trust Account, net of taxes. The Company’s effective tax rates for the three and nine months ended September 30, 2020 and 2019 were approximately (0.3)%, 21%, 61% and 63%, respectively, and differs from the expected income tax rate due to the start-up costs (discussed above and including Business Combination costs) which are not currently deductible. At September 30, 2020 and December 31, 2019, the Company had a deferred tax asset of approximately $1,375,000 and $640,000, respectively, primarily related to start-up and Business Combination costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 or December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock:

As discussed in Note 4, all of the remaining 29,803,439 public shares sold as part of Units in the Public Offering in 2019 contain a redemption feature which allows for the redemption of public shares if the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001 upon the closing of a Business Combination.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at September 30, 2020 and December 31, 2019, 28,389,295 and 28,817,019, respectively, of the 29,803,439 and 30,015,000, respectively, public shares outstanding at September 30, 2020 and December 31, 2019, were classified outside of permanent equity.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements but before the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 4 — PUBLIC OFFERING

On March 5, 2019, the Company completed the Public Offering for the sale of 30,015,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and three-quarters of one redeemable warrant (the “Warrants”). Each whole Warrant offered in the Public Offering is exercisable to purchase one share of Class A common stock. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Accordingly, unless a holder purchases a multiple of four Units, the number of Warrants issuable to such holder upon separation of the Units will be rounded down to the nearest whole number of Warrants. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to December 31, 2020 (discussed in Note 1) to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of a Warrant during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last reported sale price of the Company’s shares of Class A common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

See Note 1 regarding 211,561 shares of Class A common stock that were redeemed by stockholders in August 2020, reducing the number of public shares outstanding from the original 30,015,000 public shares sold as part of the Units in the Public Offering to a total of 29,803,439 public shares remain outstanding (including shares reflected as subject to redemption).

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 4 — PUBLIC OFFERING (cont.)

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Warrants and the Private Placement Warrants (as defined below) will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The Company granted the underwriters a 45-day option to purchase up to 3,915,000 additional Units to cover any over-allotments, at the Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full and closed on the proceeds from the over-allotment option on March 5, 2019. The Warrants issued in connection with the 3,915,000 over-allotment units are identical to the public Warrants and have no net cash settlement provisions.

The Company paid an underwriting discount of 3.0% (or 0% in the case of Units sold to cover any over-allotments) of the per Unit price to the underwriters at the closing of the Public Offering ($7,830,000), with an additional fee (the “Deferred Discount”) of 3.0% (or 6.0% in the case of Units sold to cover any over-allotments) of the gross offering proceeds payable upon the consummation of the initial Business Combination ($10,179,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

In connection with the Public Offering, an underwriter of the Public Offering entered into a forward purchase agreement with the Company, which provides for the purchase by that underwriter of public shares for an aggregate purchase price of $125 million through, other than as described below, open market purchases or privately negotiated transactions with one or more third parties. In lieu of purchasing an aggregate of $125 million of public shares in the open market or privately negotiated transactions, up to $75 million of such aggregate purchase price may instead be in the form of an investment in the Company’s equity securities on terms to be mutually agreed between that underwriter and the Company, to occur concurrently with the closing of Business Combination. The decision to make such an investment in other equity securities will not reduce the aggregate purchase price of the forward purchase agreement. However, that underwriter will be excused from its purchase obligation in connection with a specific Business Combination unless, within ten calendar days following written notice delivered by the Company of its intention to enter into such Business Combination, that underwriter notifies the Company that it has decided to proceed with the purchase in whole or in part. That underwriter may decide not to proceed with the purchase for any reason, including, without limitation, if it has determined that such purchase would constitute a conflict of interest.

On August 17, 2020, the Company notified the underwriter that it would not elect to have the underwriter purchase any shares of Class A common stock under the forward purchase agreement based in part on strong investor receptivity to Canoo during the PIPE Financing confidential marketing process, including an oversubscribed and subsequently upsized PIPE Financing.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In September 2018, the Sponsor purchased 7,187,500 shares of Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.003 per share. In October 2018, the Sponsor transferred 75,000 founder shares to each of the Company’s six independent directors, 300,000 shares to our Executive Vice President, Chief Financial Officer and Secretary, and 225,000 shares to our President and Chief Operating Officer. In January 2019, the Sponsor forfeited 871,930 shares of Class B common stock and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”) purchased 871,930 shares of Class B common stock for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. On February 28, 2019, the Company effected a stock dividend for approximately 0.05 shares for each of the Company’s shares of Class B common stock, resulting in

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

the Company’s initial stockholders holding an aggregate of 7,503,750 Founder Shares. Following the stock dividend, the Company’s officers and directors retransferred an aggregate of 48,823 Founder Shares to the Sponsor and the Anchor Investor waived its right to the stock dividend. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. The Sponsor and the Anchor Investor had agreed to forfeit up to 978,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The over-allotment option was exercised in full and therefore no shares were forfeited.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or (B), subsequent to the Company’s initial Business Combination, if (x) the last reported sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor and the Anchor Investor purchased from the Company an aggregate of 13,581,500 warrants at a price of $1.00 per warrant (an aggregate purchase price of $13,581,500), in a private placement (the “Private Placement”) that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each whole Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering deposited in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor, the Anchor Investor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, the Anchor Investor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

In connection with the Merger Agreement discussed in Note 2, the Sponsor agreed to exchange all of its 11,739,394 outstanding Private Placement Warrants for 2,347,879 newly issued shares of Class B common stock and, in addition, the Sponsor agreed to forfeit an equivalent number of existing shares of Class B common stock to the Company for no consideration.

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Private Placement Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Registration Rights

The Company’s initial stockholders and the holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

Related Party Loans

In August 2018, the Sponsor agreed to loan the Company an aggregate of $300,000 by drawdowns of not less than $10,000 each against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. The Note was non-interest bearing and payable on the earlier of March 31, 2019 or the completion of the Public Offering.

In September 2018, the Company drew down $90,000 from the Note in order to fund expenses of the Public Offering. During January and February 2019, the Company drew down on the remaining $210,000. On March 5, 2019, the $300,000 principal amount of the Note was repaid in full in connection with the closing of the Public Offering.

Related Party Subscription Agreement

Concurrently with the execution of the Merger Agreement and as part of the PIPE Financing, the Company entered into a Subscription Agreement with (i) Hennessy Capital SPV II LLC, an entity controlled by Daniel J. Hennessy, the Chairman and CEO of the Company, for the purchase of 500,000 PIPE Shares for an aggregate purchase price of $5.0 million and (ii) an entity controlled by the Anchor Investor (as defined below) for the purchase of 600,000 shares of Class A common stock in the PIPE Financing for an aggregate purchase price of $6.0 million, in each case on the same terms and conditions as the form of Subscription Agreement filed as an exhibit to the Registration Statement.

Administrative Support Agreement and Other Matters

The Company has agreed to pay $15,000 a month for office space, utilities and secretarial and administrative support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on the date the securities were first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. The financial statements for the three and nine months ended September 30, 2020 and 2019 include a charge for $45,000, $135,000, $45,000 and105,000, respectively, for such administrative support. There were no amounts outstanding under this agreement at September 30, 2020 or December 31, 2019.

Also, commencing on the date the securities were first listed on the Nasdaq Capital Market, the Company has agreed to compensate its Chief Financial Officer $29,000 per month for his services prior to the consummation of the Company’s initial Business Combination, of which 60% is payable currently in cash and 40% is payable upon the completion of the Company’s initial Business Combination. The financial statements at September 30, 2020 and December 31, 2019 include an accrued liability for approximately $220,000 and $116,000, respectively, for the deferred portion of this compensation. Approximately $87,000, $261,000, $87,000 and $203,000, respectively, was charged to operations for the three and nine months ended September 30, 2020 and 2019, respectively, for the aggregate of cash and deferred compensation.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Further, as compensation for his services in connection with, and prior to, the initial Business Combination, the Company’s President and Chief Operating Officer will receive a cash payment of $500,000 upon the closing of an initial Business Combination. No amounts have been accrued in the September 30, 2020 financial statements for this fee as the underlying event (completion of the Business Combination) that would trigger this payment is not certain.

NOTE 6 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the Private Placement, a total of approximately $303,151,500 was deposited into the Trust Account. The proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At December 31, 2019, the proceeds in the Trust Account were invested in U.S. government treasury bills yielding approximately 1.5% with a maturity date in June 2020. In March 2020, as a result of market conditions, the Company sold such U.S. government treasury bills and invested the proceeds in a money market fund meeting the conditions described above. At September 30, 2020, the Trust Account remains invested in such money market fund. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying December 31, 2019 condensed consolidated balance sheet and adjusted for the amortization of discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at September 30, 2020 and December 31, 2019 consisted of U.S. government treasury bills and money market funds that invest only in U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at September 30, 2020	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Money market fund	$306,566,000	$—	$306,566,000
Description	Carrying value at December 31, 2019	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Cash and money market funds	$11,000	$—	$11,000
U.S. government treasury bills	307,327,000	6,000	307,333,000
Total	$307,338,000	$6,000	$307,344,000

During the nine months ended September 30, 2020 and 2019, the Company withdrew approximately $502,000 and $887,000, respectively, from the Trust Account to pay income and franchise taxes including estimated taxes. In addition, the Company withdrew approximately $2,176,000, in August 2020, in order to fund redemptions of 211,561 shares of Class A common stock associated with the Charter Amendment discussed in Note 1.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 7 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company is 110,000,000 shares, including 100,000,000 shares of Class A common stock, par value, $0.0001, and 10,000,000 shares of Class B common stock, par value, $0.0001. The Company may (depending on the terms of the Business Combination) be required to increase the authorized number of shares at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s Class A and Class B common stock vote together as a single class and are entitled to one vote for each share of Class A and Class B common stock they own.

At the Special Meeting in August 2020 (discussed further in Note 1), stockholders holding 211,561 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.29 per share (approximately $2,176,000 in the aggregate), resulting in a total of 29,803,439 shares of Class A common stock remaining outstanding (including shares reflected as subject to redemption).

At both September 30, 2020 and December 31, 2019, there were 7,503,750 shares of Class B common stock issued and outstanding. At September 30, 2020 and December 31, 2019, there were 1,414,144 and 1,197,981 shares, respectively, of Class A common stock issued and outstanding (excluding 28,389,295 and 28,817,019 shares, respectively, subject to possible redemption).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Business Combination Costs

In connection with identifying an initial Business Combination candidate and negotiating an initial Business Combination, the Company has entered into and expects to enter into additional engagement letters or agreements with various consultants, advisors, professionals and others. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. Contingent or success fees (but not deferred underwriting compensation) would be charged to operations in the quarter that an initial Business Combination is consummated. In most instances (except with respect to our independent registered public accounting firm), these engagement letters and agreements are expected to specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account.

Risks and Uncertainties — COVID-19

Management is currently continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company and/or a target company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 8 — COMMITMENTS AND CONTINGENCIES (cont.)

Risks and Uncertainties — Litigation

Subsequent to September 30, 2020, on October 2, 2020, a purported stockholder of the Company filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Lester Chiang v. Hennessy Capital Acquisition Corp. IV, et al., against the Company and the members of its board of directors (the “Chiang Complaint”). The Chiang Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against the Company in connection with the proposed Business Combination. The Chiang Complaint alleges, among other things, that (i) defendants engaged in a flawed and unfair sales process and agreed to inadequate consideration in connection with the proposed Business Combination, and (ii) that the initial Registration Statement on Form S-4 filed with the SEC on September 18, 2020 in connection with the proposed Business Combination is materially misleading and incomplete. The Chiang Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and award attorneys’ fees and expenses. Defendants have not yet responded to the Chiang Complaint.

PART II
Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$327,666
FINRA filing fee	225,000
Legal fees and expenses	250,000
Accounting fees and expenses	47,500
Miscellaneous	10,834
Total	$611,000

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

Class B Common Stock

In September 2018, the HCAC Sponsor paid $25,000 in offering expenses on its behalf in exchange for the issuance of 7,187,500 shares of Class B Common Stock. In October 2018, the HCAC Sponsor transferred 75,000 founder shares to each of HCAC’s six independent directors, 300,000 shares to our Executive Vice President, Chief Financial Officer and Secretary, and 225,000 shares to our President and Chief Operating Officer. In January 2019, the HCAC Sponsor forfeited 871,930 shares of Class B Common Stock and the Anchor Investor purchased 871,930 shares of Class B Common Stock. On February 28, 2019, HCAC effected a stock dividend for approximately 0.05 shares for each of HCAC’s shares of Class B common stock, resulting in HCAC’s initial stockholders holding an aggregate of 7,503,750 Founder Shares. The shares of Class B Common Stock are identical to the shares of Class A Common Stock included in the units sold in the IPO except that the shares of Class B Common Stock which automatically converted into shares of Class A Common Stock at Closing and were subject to certain transfer restrictions, as described in more detail below. These shares of Class B Common Stock were issued in connection with the organization of HCAC pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Pursuant to the Amended and Restated Certificate of Incorporation of HCAC, each share of Class B Common Stock converted into one share of Class A Common Stock at the Closing. After the Closing and following the effectiveness of our Certificate of Incorporation, each share of Class A Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Company or any stockholder thereof. The issuance of Class A Common Stock upon automatic conversion of Class B Common Stock at the Closing has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Private Placement Warrants

Simultaneously with the consummation of the IPO, the HCAC Sponsor and the Anchor Investor purchased from us an aggregate of 13,581,500 Private Placement Warrants (for a purchase price of approximately $13.58 million). Each Private Placement Warrant entitles the holder thereof to purchase one share of our Common Stock at an exercise price of $11.50 per share. The sale of the Private Placement Warrants was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

Subscription Agreements

On December 21, 2020, the Subscribers purchased from the Company an aggregate of 32,325,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $323.3 million, pursuant to Subscription Agreements entered into effective as of August 17, 2020.

Item 16. Exhibits.

Exhibit No.	Description
2.1+

Merger Agreement and Plan of Reorganization, dated as of August 17, 2020, by and among Hennessy Capital Acquisition Corp. IV, HCAC IV First Merger Sub, Ltd., HCAC IV Second Merger Sub, LLC and Canoo Holdings Ltd. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on August 18, 2020).

3.1

Second Amended and Restated Certificate of Incorporation of the Company, dated December 21, 2020(incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

3.2

Amended and Restated Bylaws of the Company, dated December 21, 2020 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

4.1

Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

4.2

Form of Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

4.3

Warrant Agreement, dated February 28, 2019, by and between Hennessy Capital Acquisition Corp. IV and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 filed on Hennessy Capital Acquisition Corp. IV’s Current Report on Form 8-K, filed by the Company on March 6, 2019).

10.1

Form of Subscription Agreement, dated as of August 17, 2020, by and between Hennessy Capital Acquisition Corp. IV and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed on September 18, 2020).

10.2

Amended and Restated Registration Rights Agreement, dated December 21, 2020, by and among the Company and certain stockholders of the Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

10.3	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).
10.4#

Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

10.5#	Canoo Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 filed on November 25, 2020).
10.6#	Canoo Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed on November 25, 2020).
10.7#

Letter agreement between Canoo Holdings Ltd. and Anthony Aquila dated November 25, 2020 (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed on November 25, 2020).

10.8#

Executive Employment Agreement between Canoo Technologies Inc. (f/k/a Canoo Inc.) and Ulrich Kranz dated November 25, 2020 (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed on November 25, 2020).

10.9#

Senior Management Employment Agreement between Canoo Technologies Inc. (f/k/a Canoo Inc.) and Paul Balciunas dated December 21, 2020 (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

10.10#

Senior Management Employment Agreement between Canoo Technologies Inc. (f/k/a Canoo Inc.) and Andrew Wolstan dated December 21, 2020 (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

10.11#

Letter agreement between Canoo Technologies Inc. (f/k/a Canoo Inc.) and Peter Savagian dated September 3, 2020 (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

Exhibit No.	Description
10.12#

Senior Management Employment Agreement between Canoo Technologies Inc. (f/k/a Canoo Inc.) and Bill Strickland, dated December 21, 2020 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).

10.13

Standard Industrial/Commercial Single-Tenant Lease by and between Canoo Inc. and Remarkable Views Consultants Ltd., dated February 28, 2018, as amended and supplemented (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 filed on November 25, 2020).

10.14

Assignment of Lease by and between Remarkable Views Consultants Ltd. and Remarkable Views Torrance, LLC, dated April 30, 2018 (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 filed on November 25, 2020).

16.1	Letter from PricewaterhouseCoopers LLP to the SEC, dated January 13, 2021.
16.2	Letter from WithumSmith+Brown, PC to the SEC, dated January 13, 2021.
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2020).
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Hennessy Capital Acquisition Corp. IV
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Canoo Holdings Ltd.
23.3	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

____________

+        The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#        Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission

(the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Torrance, State of California on January 13, 2021.

CANOO INC.
/s/ Tony Aquila
Name:	Tony Aquila
Title:	Executive Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tony Aquila and Paul Balciunas, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Tony Aquila	Executive Chairman and Director	January 13, 2021
Tony Aquila	(Principal Executive Officer)
/s/ Paul Balciunas	Chief Financial Officer	January 13, 2021
Paul Balciunas	(Principal Financial Officer and Principal Accounting Officer)
/s/ Foster Chiang	Director	January 13, 2021
Foster Chiang
/s/ Thomas Dattilo	Director	January 13, 2021
Thomas Dattilo
/s/ Greg Ethridge	Director	January 13, 2021
Greg Ethridge
/s/ Rainer Schmueckle	Director	January 13, 2021
Rainer Schmueckle
/s/ Josette Sheeran	Director	January 13, 2021
Josette Sheeran
/s/ Debra von Storch	Director	January 13, 2021
Debra von Storch